As filed with the Securities and Exchange Commission on August 30, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BROOKS AUTOMATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3559	04-3040660
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15 Elizabeth Drive
Chelmsford, Massachusetts 01824
(978) 262-2400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Edward C. Grady
Chief Executive Officer
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, Massachusetts 01824
(978) 262-2400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Winthrop G. Minot	Matthew J. Gardella
Shari H. Wolkon	Palmer & Dodge LLP
Ropes & Gray LLP	111 Huntington Avenue
One International Place	Boston, Massachusetts 02199
Boston, Massachusetts 02110

     Approximate date of commencement of proposed sale to public: As soon as practicable following the effective date of this registration statement and the date on which all other conditions to the merger of Mt. Hood Corporation with and into Helix Technology Corporation pursuant to the merger agreement described in the enclosed joint proxy statement/ prospectus have been satisfied or waived.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(2)	per Share(3)	Offering Price(3)	Registration Fee(4)

Common stock, par value $.01 per share(1)	29,800,563	$15.54	$417,207,881	$49,105

(1)	In addition, this registration statement covers related rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, registered on a Form 8-A filed with the Securities and Exchange Commission on August 8, 1997, as amended (the “Preferred Stock Purchase Rights”). No separate consideration will be received for the Preferred Stock Purchase Rights, which will initially trade together with the Brooks common stock. This registration statement also covers any additional shares of Brooks common stock and Preferred Stock Purchase Rights that become issuable to Helix stockholders by reason of an adjustment in the exchange ratio as a result of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Based on the estimated maximum number of shares of Brooks common stock to be issued in respect of outstanding shares of Helix common stock.

(3)	Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, and computed pursuant to Rule 457(f)(1) and 457(c) under the Securities Act based on the average of the high and low prices of a share of Helix common stock as reported on The Nasdaq National Market on August 26, 2005.

(4)	Calculated using the product of (i) $15.54, the average of the high and low prices reported on The Nasdaq National Market on August 26, 2005 for Helix common stock and (ii) 26,847,354, the estimated maximum number of shares of Helix common stock which may be converted into shares of Brooks common stock in the merger.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/ prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/ prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2005
PRELIMINARY COPY

MERGER PROPOSED — YOUR VOTE IS IMPORTANT
      The boards of directors of Brooks Automation, Inc. and Helix Technology Corporation have each unanimously approved a strategic merger of the two companies. We believe that the merger will benefit the stockholders of both companies, and we ask for your support in voting for the merger proposals at our respective special meetings.
      In the merger, Mt. Hood Corporation, a wholly owned subsidiary of Brooks, will merge with and into Helix. Each share of Helix common stock will be converted into the right to receive 1.11 shares of Brooks common stock and cash in lieu of fractional shares. Based on the outstanding shares of Helix common stock and options to purchase Helix common stock as of [ •  ] [ •  ], 2005, Brooks would be obligated to issue up to approximately [ •  ] shares of Brooks common stock in the merger, including shares to be issued upon the exercise of outstanding Helix options assumed in the merger. Taking into account the number of outstanding shares of Brooks common stock, options to purchase Brooks common stock and options to purchase Helix common stock as of [ •  ] [ •  ], 2005, after the merger and based on information as of that date, the current stockholders of Brooks would own approximately 61% of the combined company and the current stockholders of Helix would own approximately 39% of the combined company. The merger will be tax-free, except that Helix stockholders may recognize gain on any cash received in lieu of fractional shares of Brooks.
      The combined company will be a Delaware corporation named “Brooks Automation, Inc.” Brooks common stock is currently traded on The Nasdaq National Market under the symbol “BRKS,” and will continue to be traded under this symbol following the merger. On [ •  ] [ •  ], 2005, the closing price of Brooks common stock was $[ •  ] per share. Upon completion of the merger, Helix common stock, which is traded on The Nasdaq National Market under the symbol “HELX,” will be delisted. On [ •  ] [ •  ], 2005, the closing price of Helix common stock was $[ •  ] per share. Brooks and Helix cannot complete the merger unless Helix stockholders adopt the merger agreement and unless Brooks stockholders approve the issuance of shares in the merger.
      We are asking stockholders of Brooks to, among other things, consider and vote upon proposals to approve the issuance of shares of Brooks common stock in the merger pursuant to the terms and conditions of the merger agreement and an amendment to the Brooks certificate of incorporation to increase Brooks’ authorized shares of common stock from 100,000,000 shares to 125,000,000 shares. Brooks’ special meeting will be held on [ •  ] [ •  ], 2005, at [ •  ] a.m., local time, at Brooks’ offices at 15 Elizabeth Drive, Chelmsford, Massachusetts. Brooks’ board of directors unanimously recommends that Brooks stockholders vote “FOR” each of the foregoing proposals.
      We are asking stockholders of Helix to, among other things, consider and vote upon a proposal to adopt the merger agreement providing for the merger. Helix’s special meeting will be held on [ •  ] [ •  ], 2005, at [ •  ] a.m., local time, at Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts. Helix’s board of directors unanimously recommends that Helix stockholders vote “FOR” the adoption of the merger agreement.
      This joint proxy statement/ prospectus provides you with detailed information about the special meetings and the proposed merger and the other proposals to be voted on. We urge you to read this material, including the section entitled “Risk Factors” beginning on page 18, carefully and in its entirety.
      We enthusiastically support this combination of our two outstanding companies and join with all the other members of our respective boards of directors in recommending that you vote “FOR” the proposals described herein.

Edward C. Grady	James F. Gentilcore
President and Chief Executive Officer	President and Chief Executive Officer
Brooks Automation, Inc.	Helix Technology Corporation
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/ prospectus is dated [ •  ] [ •  ], 2005, and is first being mailed to Brooks and Helix stockholders on or about [ •  ] [ •  ], 2005.

REFERENCES TO ADDITIONAL INFORMATION
      Except where indicated otherwise, as used in this joint proxy statement/ prospectus, “Brooks” refers to Brooks Automation, Inc. and its consolidated subsidiaries, and “Helix” refers to Helix Technology Corporation and its consolidated subsidiaries. This joint proxy statement/ prospectus incorporates important business and financial information about Brooks and Helix from documents that each company has filed with the Securities and Exchange Commission, which is referred to in this joint proxy statement/ prospectus as the SEC, but that have not been included in or delivered with this joint proxy statement/ prospectus. For a list of documents incorporated by reference into this joint proxy statement/ prospectus, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117.
      This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/ prospectus by accessing the website of the SEC maintained at www.sec.gov.
      In addition, Brooks’ filings with the SEC are available to the public on Brooks’ website, www.brooks.com, and Helix’s filings with the SEC are available to the public on Helix’s website, www.helixtechnology.com. Information contained on Brooks’ website and Helix’s website is not incorporated by reference into this joint proxy statement/ prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/ prospectus.
      Brooks will provide you with copies of this information relating to Brooks, without charge, if you request it in writing from Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, Attention: Investor Relations or by telephone by calling (978) 262-2400. To obtain timely delivery, you must request any documents no later than five business days before the Brooks special meeting. Accordingly, please request any documents from Brooks by [ •  ] [ •  ], 2005, in order to receive them before the Brooks special meeting.
      Helix will provide you with copies of this information relating to Helix, without charge, if you request it in writing from Helix Technology Corporation, Nine Hampshire Street, Mansfield, Massachusetts 02048, Attention: Investor Relations or by telephone by calling (508) 337-5111. To obtain timely delivery, you must request any documents no later than five business days before the Helix special meeting. Accordingly, please request any documents from Helix by [ •  ] [ •  ], 2005, in order to receive them before the Helix special meeting.
      Brooks has supplied all information contained in or incorporated by reference in this joint proxy statement/ prospectus relating to Brooks, and Helix has supplied all information contained in or incorporated by reference in this joint proxy statement/ prospectus relating to Helix. Brooks and Helix have both contributed to the information contained in this joint proxy statement/ prospectus relating to the merger.
ABOUT THIS DOCUMENT
      This document, which forms part of a registration statement on Form S-4 filed with the SEC by Brooks, constitutes the following:

•	a prospectus of Brooks under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, which is referred to in this joint proxy statement/ prospectus as the Securities Act, with respect to the shares of Brooks common stock to be issued to the holders of Helix common stock in the merger;

•	a proxy statement of Brooks and of Helix under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, which is referred to in this joint proxy statement/ prospectus as the Exchange Act; and

•	a notice of special meeting with respect to the Brooks special meeting of stockholders and the Helix special meeting of stockholders, at which, among other things, the stockholders of each company will consider and vote upon the Brooks proposal to approve the issuance of shares of Brooks common stock in the merger and the Helix proposal to adopt the merger agreement, as amended, as the case may be.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF
BROOKS AUTOMATION, INC.
[ •  ], 2005
       NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Brooks Automation, Inc., a Delaware corporation, will be held at Brooks’ offices at 15 Elizabeth Drive, Chelmsford, Massachusetts, on [ •  ], 2005, beginning at [ •  ] a.m., local time for the purpose of considering and voting on the following matters:

1. To approve the issuance of shares of Brooks common stock pursuant to the Agreement and Plan of Merger, dated as of July 11, 2005, among Brooks, Mt. Hood Corporation, which is referred to in this joint proxy statement/ prospectus as Mt. Hood, and Helix, as amended on August 29, 2005, a copy of which is attached as Annex A to this joint proxy statement/ prospectus;

2. To approve a proposal to amend Brooks’ certificate of incorporation if the merger is consummated to increase Brooks’ authorized shares of common stock from 100,000,000 shares to 125,000,000 shares;

3. To permit Brooks’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve either of the foregoing proposals; and

4. To act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
      The business to be conducted at the special meeting is more fully described in this joint proxy statement/prospectus. As of the date of this notice, Brooks’ board of directors knows of no other business to be conducted at the special meeting.
      Brooks’ board of directors unanimously recommends that Brooks stockholders vote “FOR” each of the foregoing proposals.
      Brooks’ board of directors has fixed the close of business on [ •  ], 2005 as the record date for the determination of Brooks stockholders entitled to notice of, and to vote at, the special meeting and at any continuation or adjournment of the special meeting. During the ten-day period before the special meeting, Brooks will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Chelmsford, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present. All persons wishing to be admitted to the special meeting must present photo identification. Please also note that if you hold your shares in “street name” through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership on the record date and check in at the registration desk at the special meeting.

By Order of the Board of Directors

Thomas S. Grilk
Senior Vice President,
General Counsel and Secretary
Chelmsford, Massachusetts
[ •  ], 2005
All Brooks stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the special meeting. A postage prepaid envelope is enclosed for that purpose. As a holder of Brooks common stock, you may also be able to vote over the Internet or by telephone by following instructions on the enclosed proxy card or provided to you by your broker. Even if you have given your proxy or voted over the Internet or by telephone, you may still vote in person if you attend the special meeting.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF
HELIX TECHNOLOGY CORPORATION
[ •  ], 2005
       NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Helix Technology Corporation, a Delaware corporation, will be held at Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, on [ •  ], 2005, beginning at [ •  ] a.m., local time for the purpose of considering and voting on the following matters:

1. To adopt the Agreement and Plan of Merger, dated as of July 11, 2005, among Brooks, Mt. Hood and Helix, as amended on August 29, 2005, a copy of which is attached as Annex A to this joint proxy statement/ prospectus;

2. To permit Helix’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the Helix merger proposal; and

3. To act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
      The business to be conducted at the special meeting is more fully described in this joint proxy statement/ prospectus. As of the date of this notice, Helix’s board of directors knows of no other business to be conducted at the special meeting.
      Helix’s board of directors unanimously recommends that Helix stockholders vote “FOR” each of the foregoing proposals.
      Helix’s board of directors has fixed the close of business on [ •  ], 2005 as the record date for the determination of Helix stockholders entitled to notice of, and to vote at, the special meeting and at any continuation or adjournment of the special meeting. During the ten-day period before the special meeting, Helix will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Mansfield, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting, and may be inspected by any stockholder who is present. All persons wishing to be admitted to the special meeting must present photo identification. Please also note that if you hold your shares in “street name” through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership on the record date and check in at the registration desk at the special meeting.

By Order of the Board of Directors

Beverly L. Couturier
Corporate Secretary
Mansfield, Massachusetts
[ •  ], 2005
All Helix stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the special meeting. A postage prepaid envelope is enclosed for that purpose. As a holder of Helix common stock, you may also be able to vote over the Internet or by telephone by following instructions on the enclosed proxy card or provided to you by your broker. Even if you have given your proxy or voted over the Internet or by telephone, you may still vote in person if you attend the special meeting.

DESCRIPTION OF BROOKS CAPITAL STOCK	102
Authorized Capital Stock	102
Brooks Common Stock	102
Options	103
Rights Agreement	103
Anti-Takeover Effects of Provisions of Brooks’ Certificate of Incorporation, Bylaws, Stockholder Rights Plan, Indenture and Delaware Law	103
COMPARISON OF RIGHTS OF STOCKHOLDERS	105
BROOKS STOCKHOLDERS ONLY — BROOKS PROPOSAL NUMBER TWO:
AMENDMENT TO BROOKS’ CERTIFICATE OF INCORPORATION	110
Purpose and Effect of Amendment to Brooks’ Certificate of Incorporation	110
Vote Required	111
Recommendation of the Board of Directors	111
BROOKS STOCKHOLDERS ONLY — BROOKS PROPOSAL NUMBER THREE:
POSSIBLE ADJOURNMENT OF THE BROOKS SPECIAL MEETING	112
HELIX STOCKHOLDERS ONLY — HELIX PROPOSAL NUMBER TWO:
POSSIBLE ADJOURNMENT OF THE HELIX SPECIAL MEETING	113
LEGAL MATTERS	114
EXPERTS	114
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS	115
HOUSEHOLDING OF PROXY MATERIALS	116
WHERE YOU CAN FIND MORE INFORMATION	117
Brooks SEC Filings	117
Helix SEC Filings	118
Annex A: Agreement and Plan of Merger, as amended	A-1
Annex B: Opinion of Needham & Company, LLC	B-1
Annex C: Opinion of Morgan Stanley & Co. Incorporated	C-1
Ex-2.2 Amendment #1 to Agreement & Plan of Merger, dated as of August 29, 2005
Ex-3.4 Certificate of Amendment of Certificate of Incorporation of Brooks
Ex-3.5 Certificate of Increase of Shares Designated as Series A Junior Participating Preferred Stock of Brooks
Ex-3.6 Certificate of Ownership & Merger
Ex-3.8 Certificate of Change of Registered Agent & Registered Office of Brooks
Ex-23.1 Consent of PricewaterhouseCoopers LLP relating to financial statements of Brooks
Ex-23.2 Consent of PricewaterhouseCoopers LLP relating to financial statements of Helix
Ex-99.3 Consent of Needham & Company, LLC
Ex-99.4 Consent of Morgan Stanley & Co. Incorporated
Ex-99.5 Form of Proxy of Brooks
Ex-99.6 Form of Proxy of Helix

QUESTIONS AND ANSWERS ABOUT THE MERGER
      The following questions and answers briefly address some commonly asked questions about the merger, the special meetings of stockholders and the effect of the merger on the holders of common stock of Brooks and Helix. These questions and answers may not include all of the information that is important to you. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you. We have included page references in this section to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/ prospectus.

Q:	What will happen in the merger?

A:	We are proposing to combine our companies in a “merger” transaction. In the transaction, Mt. Hood, a Delaware corporation and newly formed, wholly owned subsidiary of Brooks, will merge with and into Helix. As a result of this merger, Helix will become a wholly owned subsidiary of Brooks. The merger agreement contemplates, but does not require, that Helix will be merged with and into Brooks following the merger of Mt. Hood with and into Helix. This subsequent merger, if it occurs, would be undertaken to simplify the organizational structure of Brooks following the combination and would have no impact on the holders of Brooks or Helix common stock.

Q:	What will I receive in the merger?

A:	If the merger is consummated, Helix stockholders will receive 1.11 shares of Brooks common stock for each share of Helix common stock that they own. Helix stockholders will also receive a cash payment for any fractional shares. For example, a Helix stockholder who holds 99 shares of Helix common stock will receive 109 shares of Brooks common stock (99 multiplied by 1.11 equals 109.89) and cash representing 0.89 of a share of Brooks common stock.

In addition to shares of Brooks common stock and a cash payment for any fractional shares, Brooks will issue to holders of Helix common stock one preferred stock purchase right for each share of Brooks common stock issued in the merger. The preferred stock purchase rights are attached to the Brooks common stock and trade with the Brooks common stock until a triggering event occurs. The preferred stock purchase rights are described in more detail in the section entitled “DESCRIPTION OF BROOKS CAPITAL STOCK — Rights Agreement” beginning on page 103.

If the merger is consummated, Helix common stock will no longer be traded publicly, and the combined company will continue to be traded on The Nasdaq National Market, under the symbol “BRKS.”

If the merger is consummated, Brooks stockholders will continue to hold their existing Brooks common stock. Based upon the outstanding Brooks common stock and Helix common stock, and options to purchase Brooks common stock and Helix common stock, as of [ • ], 2005, the current stockholders of Brooks are expected to own approximately 61% of the combined company and the current stockholders of Helix are expected to own approximately 39% of the combined company.

Q:	When and where will my company’s special meeting be held?

A:	Brooks. The Brooks special meeting will be held on [ • ], [ • ], 2005 at [ • ] a.m., local time, at Brooks’ offices at 15 Elizabeth Drive, Chelmsford, Massachusetts. See page 26.

Helix. The Helix special meeting will be held on [ • ], [ • ], 2005 at [ • ] a.m., local time, at Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts. See page 29.

Q:	On what am I being asked to vote?

A:	Brooks. Brooks’ board of directors is asking Brooks stockholders to vote upon the following:

1. A proposal, which is referred to in this joint proxy statement/ prospectus as the Brooks merger proposal, to approve the issuance of shares of Brooks common stock in the merger pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 11, 2005, among Brooks, Mt. Hood and Helix, as amended on August 29, 2005, which is referred to in this joint proxy statement/ prospectus as the merger agreement (see page 32);

2. A proposal to approve an amendment to Brooks’ certificate of incorporation if the merger is consummated to increase Brooks’ authorized shares of common stock from 100,000,000 shares to 125,000,000 shares (see page 110); and

3. A proposal to permit Brooks’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the Brooks special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve either of the foregoing proposals (see page 112).

Helix. Helix’s board of directors is asking Helix stockholders to vote upon the following:

1. A proposal, which is referred to in this joint proxy statement/ prospectus as the Helix merger proposal, to adopt the merger agreement (see page 32); and

2. A proposal to permit Helix’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the Helix special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the Helix merger proposal (see page 113).

Q:	Why was the merger agreement amended?

A:	On August 29, 2005, Brooks and Helix amended the merger agreement to clarify the applicability of expense reimbursement in all situations in which a termination fee is payable.

Q:	Is the Brooks merger proposal conditioned upon approval of the proposal to amend Brooks’ certificate of incorporation to increase Brooks’ authorized shares of common stock?

A:	No. The Brooks merger proposal is not conditioned on the proposal to amend Brooks’ certificate of incorporation to increase the authorized shares of Brooks common stock. Although Brooks currently has sufficient authorized but unissued shares of common stock to consummate the merger, Brooks is seeking to amend its certificate of incorporation to increase the number of authorized shares. In connection with the merger, Brooks anticipates that it will issue approximately [ • ] shares of common stock and reserve an additional [ • ] shares of Brooks common stock for issuance upon the exercise of Helix options assumed in the merger, in each case based on the outstanding shares of Helix common stock and outstanding options to purchase Helix common stock as of [ • ] [ • ], 2005. As a result, after consummation of the merger, Brooks would only have approximately [ • ] authorized shares of common stock that are not already issued or reserved for issuance pursuant to Brooks’ equity incentive plans, warrants and convertible securities as of [ • ] [ • ], 2005. Brooks’ board of directors believes that it is advisable and in the best interests of the stockholders to have available additional authorized but unissued shares in an amount adequate to provide for future needs, such as stock incentive programs or future transactions that involve the issuance of Brooks common stock. The proposal to amend Brooks’ certificate of incorporation, however, is conditioned on the consummation of the merger. Accordingly, if the Brooks merger proposal is not approved or the merger is not consummated for any other reason, Brooks will not amend its certificate of incorporation, even if approved by Brooks stockholders. See page 110.

Q:	Who is eligible to vote at the special meetings?

A:	Brooks. Brooks stockholders are eligible to vote at the Brooks special meeting if they were stockholders of record at the close of business on [ • ] [ • ], 2005, the record date for the Brooks special meeting. See page 26.

Helix. Helix stockholders are eligible to vote at the Helix special meeting if they were stockholders of record at the close of business on [ • ] [ • ], 2005, the record date for the Helix special meeting. See page 29.

v

Q:	What votes are needed?

A:	Brooks. The affirmative vote of a majority of the votes properly cast on the proposal by holders of Brooks common stock is required to approve the Brooks merger proposal. The affirmative vote of a majority of the shares of Brooks common stock outstanding on the record date is required to approve an amendment to the Brooks certificate of incorporation if the merger is consummated to increase Brooks’ authorized shares of common stock from 100,000,000 shares to 125,000,000 shares. The affirmative vote of a majority of the votes properly cast on the proposal by holders of Brooks common stock is required to permit Brooks’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies in favor of the foregoing proposals. At the Brooks special meeting, each share of Brooks common stock is entitled to one vote per share. See page 27.

Helix. The affirmative vote of the holders of a majority of the shares of Helix common stock outstanding on the record date is required to approve the Helix merger proposal. The affirmative vote of the holders of a majority of the shares of Helix common stock present at the Helix special meeting in person or by proxy and entitled to vote on the proposal is required to permit Helix’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies in favor of the Helix merger proposal. Each share of Helix common stock has one vote per share. See page 29.

Q:	How do my company’s directors and executive officers intend to vote?

A:	Brooks. Brooks’ directors and executive officers have indicated that they intend to vote their shares of Brooks common stock “FOR” all the proposals to be voted on by Brooks stockholders. At the close of business on [ • ] [ • ], 2005, the record date for the Brooks special meeting, directors and executive officers of Brooks and their affiliates beneficially owned and were entitled to vote, or shared the right to vote, approximately [ • ]% of the shares of Brooks common stock outstanding on that date. See page 27.

Helix. Helix’s directors and executive officers have indicated that they intend to vote their shares of Helix common stock “FOR” all the proposals to be voted on by Helix stockholders. At the close of business on [ • ] [ • ], 2005, the record date for the Helix special meeting, directors and executive officers of Helix and their affiliates beneficially owned and were entitled to vote, or shared the right to vote, approximately [ • ]% of the shares of Helix common stock outstanding on that date. See page 30.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. Among other things, the combined company may not achieve the expected benefits of the merger because of the risks and uncertainties discussed in the sections entitled “RISK FACTORS” beginning on page 18 and “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” on page 25. Those risks include risks relating to the uncertainty that Brooks and Helix will be able to integrate their businesses successfully, uncertainties as to whether the combined company will achieve synergies expected to result from the merger, and uncertainties relating to the performance of the combined company following the merger.

Q:	Are any governmental approvals conditions to the closing of the merger?

A:	Yes. The merger is subject to review by the Antitrust Division of the U.S. Department of Justice, which is referred to in this joint proxy statement/ prospectus as the Antitrust Division, and the U.S. Federal Trade Commission, which is referred to in this joint proxy statement/ prospectus as the FTC, to determine whether it complies with the applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this joint proxy statement/ prospectus as the HSR Act, the merger may not be consummated until the applicable waiting period requirements of the HSR Act have been satisfied. The waiting period is scheduled to expire on September 2, 2005; however, the Antitrust Division or the FTC may extend the waiting period if it requests additional information with respect to the merger. Each state and foreign country in which Brooks or Helix has operations also may review the merger under applicable state or foreign antitrust laws.

Q:	Do I have appraisal rights?

A:	No. Neither Brooks stockholders nor Helix stockholders have appraisal rights in the merger. See page 64.

Q:	Will my rights as a stockholder change as a result of the merger?

A:	Brooks. No. After the merger, Brooks stockholders will continue to hold shares of Brooks common stock, the rights of which are, and will continue to be, governed by Brooks’ certificate of incorporation and bylaws and the Delaware General Corporation Law, which is referred to in this joint proxy statement/ prospectus as the DGCL. See page 105.

Helix. Yes. Although, like Helix, Brooks is a Delaware corporation, the Brooks certificate of incorporation and bylaws contain different provisions than the Helix certificate of incorporation and bylaws. See page 105 for a comparison of stockholder rights. To obtain a copy of Brooks’ current certificate of incorporation and bylaws, follow the directions provided in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 117.

Q:	When do you expect to complete the merger?

A:	If the merger proposals are approved at the special meetings, we expect to complete the merger as soon as possible after the satisfaction of the conditions to the merger. We currently anticipate that the merger will be completed before the end of 2005.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please vote by one of the methods described below. The methods of voting that are available to you and instructions on how to vote your proxy in that manner will be explained in the instructions included with your proxy card or in materials you receive from your broker or other nominee.

• Internet: by accessing the Internet website specified on your proxy card or supplied to you by your broker;

• Telephone: by calling the toll-free number specified on your proxy card or supplied to you by your broker;

• Mail: by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope; or

• In Person: by attending your company’s special meeting.

Q:	If I am not going to attend my special meeting, should I return my proxy card(s)?

A:	Yes. Returning your signed and dated proxy card(s) ensures that your shares will be represented and voted at your special meeting, even if you are unable to or do not attend. Instead of returning your proxy card(s), you may vote by proxy by calling a toll-free telephone number or by using the Internet as described in the instructions included with the Brooks or Helix proxy card, as the case may be. See pages 27 and 30.

Q:	What if my shares are held in “street name” by my broker?

A:	Your broker will vote your shares at your special meeting only if you provide written instructions to your broker on how to vote. You should instruct your broker using the instruction form and envelope provided by your broker. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the applicable proposals at your special meeting, other than the proposals regarding adjournments. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/ prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. If you hold your shares in your broker’s name and wish to vote in person at your special meeting, you must contact your broker and request a document called a “broker’s proxy.” You must bring this broker’s proxy to your special meeting in order to vote in person. See pages 27 and 30.

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s), or, if available, grant your proxy by telephone or the Internet, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your shares will be voted “FOR” the proposals at your special meeting. See pages 27 and 30.

Q:	What if I abstain from voting, do not vote or do not instruct my broker to vote?

A:	Brooks. If a Brooks stockholder abstains, does not vote or does not instruct a broker how to vote shares of Brooks common stock held in street name, i.e., “broker non-votes,” it will have no effect on the vote to approve the Brooks merger proposal or to permit the adjournment or postponement of the Brooks special meeting if necessary to solicit further proxies in favor of the other proposals, and it will have the same effect as a vote against the amendment to the Brooks certificate of incorporation to increase the number of authorized shares of Brooks common stock. See page 28.

Helix. If a Helix stockholder does not vote or does not instruct a broker how to vote shares of Helix common stock held in street name, i.e., “broker non-votes,” it will have the same effect as a vote against the Helix merger proposal, and it will have no effect on the proposal to permit the adjournment or postponement of the Helix special meeting if necessary to solicit further proxies in favor of the Helix merger proposal. If a Helix stockholder abstains from voting, it will have the same effect as a vote against the proposal with respect to which the stockholder abstained. See page 30.

Q:	Can I change my vote after I mail my proxy card(s) or, if available, vote by telephone or the Internet?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the corporate secretary of Brooks or Helix, as applicable, in writing, (2) submit a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or supplied to you by your broker or (4) attend the special meeting and vote your shares in person. Please note that if you vote over the Internet or by telephone, you may not be able to revoke or change your vote after a date prior to the date of the special meeting set forth in the instructions to voting in this manner. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy. See pages 28 and 30.

Q:	Should stockholders send in their stock certificates now?

A:	No. Please do not send in your stock certificates with your proxy card. If the merger is completed, Helix stockholders will be sent written instructions for sending in their stock certificates. Brooks stockholders will not need to send in their stock certificates, even if the merger is completed. See page 70.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and employee stock ownership plan accounts. It is important that you complete, sign, date and return each proxy card you receive, or, if available, vote by proxy using the telephone or the Internet as described in the instructions included with each proxy card you receive.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or the special meetings, need assistance in voting your shares, or need additional copies of this joint proxy statement/ prospectus or the enclosed proxy card(s) or voting instructions, you should contact:

If you are a Brooks stockholder:

[ • ]
[ • ]
[ • ]
[ • ]
[ • ]

or

Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, Massachusetts 01824
Attention: Director of Investor Relations
Telephone: (978) 262-2400

If you are a Helix stockholder:

[ • ]
[ • ]
[ • ]
[ • ]
[ • ]
           or

Helix Technology Corporation
Nine Hampshire Street
Mansfield, Massachusetts 02048
Attention: Director of Investor Relations
Telephone: (508) 337-5111

Q:	Where can I find more information about Brooks and Helix?

A:	You can find more information about Brooks and Helix from various sources described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117.

SUMMARY
      This summary of the material information contained in this joint proxy statement/ prospectus may not include all of the information that is important to you. To fully understand the merger, and for a more detailed description of the terms and conditions of the merger, you should carefully read this entire joint proxy statement/ prospectus and the documents to which we have referred you. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117. We have included page references parenthetically in this summary to direct you to a more detailed description of each topic located elsewhere in this joint proxy statement/ prospectus.
Information about Brooks (page 90)
      Brooks Automation, Inc., a Delaware corporation, is a leading supplier of automation products and solutions primarily serving the worldwide semiconductor market. Brooks supplies hardware, software and services to both chip manufacturers and original equipment manufacturers who make semiconductor device manufacturing equipment. Brooks is a technology and market leader with offerings ranging from individual hardware and software modules to fully integrated systems as well as services to install and support its products worldwide. Although Brooks’ core business addresses the increasingly complex automation requirements of the global semiconductor industry, Brooks is also focused on providing automation solutions for a number of related industries, including flat panel display manufacturing, data storage and other complex manufacturing.
      As of June 30, 2005, Brooks had approximately 1,850 full-time employees worldwide, excluding temporary workers. Brooks’ executive offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, and Brooks can be reached at (978) 262-2400. Brooks also maintains a website at www.brooks.com.
Information about Helix (page 91)
      Helix Technology Corporation, a Delaware corporation, is a world leader in the development, manufacture, and application of innovative vacuum technology solutions for the semiconductor, data storage and flat panel display markets. Helix’s vacuum systems provide enabling technology for several key steps within the semiconductor manufacturing process, including ion implantation, physical vapor deposition, chemical vapor deposition and etch. Semiconductor manufacturers use Helix systems to create and maintain a vacuum environment, which is critical to their manufacturing processes. Helix is a leading provider of vacuum systems technology to the world’s largest semiconductor capital equipment and semiconductor manufacturers, placing Helix at a critical point in their advanced technology manufacturing process. Helix’s products are also used in a broad range of industrial manufacturing applications and advanced research and development laboratories. Helix provides an extensive range of global support and vacuum system monitoring services that it believes lower its end-users’ total costs of ownership.
      In February 2005, Helix acquired all the issued and outstanding shares of IGC Polycold Systems, Inc., a producer of high-speed water vapor cryopumping and cryogenic cooling products.
      As of June 30, 2005, Helix had approximately 580 full-time employees worldwide, excluding temporary workers. Helix’s executive offices are located at Nine Hampshire Street, Mansfield, Massachusetts 02048, and Helix can be reached at (508) 337-5500. Helix also maintains a website at www.helixtechnology.com.
Information about Mt. Hood
      Mt. Hood is a Delaware corporation and wholly owned subsidiary of Brooks, recently formed for the purpose of effecting the merger with Helix. At the effective time of the merger, Mt. Hood will merge with and into Helix, with Helix as the surviving corporation. Immediately following the merger, Helix will be a wholly owned subsidiary of Brooks.

Risk Factors (beginning on page 18)
      There are risks Brooks and Helix stockholders should consider before determining whether to vote in favor of the Brooks merger proposal or the Helix merger proposal, as applicable. Risks associated with the merger include the following:

•	The market value of the Brooks common stock that Helix stockholders will receive in the merger may be lower than expected;

•	The merger is subject to approval of the Antitrust Division and the FTC, which may impose conditions on, jeopardize or delay consummation of the merger or reduce the anticipated benefits of the merger;

•	The merger is subject to conditions to closing that could result in the merger being delayed or not consummated, which could negatively impact Brooks’ or Helix’s stock price and future business and operations;

•	Brooks and Helix may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger;

•	Directors and executive officers of Helix may have interests in the merger that are different from, or in addition to, the interests of Helix stockholders;

•	Brooks and Helix will incur substantial expenses whether or not the merger is completed;

•	Failure to complete the merger could negatively affect Brooks’ and Helix’s stock prices and each company’s future business and operations;

•	Uncertainty regarding the merger and the effects of the merger could adversely affect each company’s relationships with its customers, suppliers, and strategic partners;

•	Brooks and Helix both depend on key personnel, and the loss of any of these key personnel because of uncertainty regarding the merger could hurt the businesses of Brooks, Helix or the combined company because of these employees’ experience in the automation, vacuum technology and/or semiconductor industries;

•	The merger agreement limits Helix’s ability to pursue an alternative transaction proposal to the merger and requires Helix to pay a termination fee and reimburse Brooks for its transaction expenses if it does; and

•	The merger may result in additional limitations on Brooks’ ability to use its net operating loss carryforwards.
Risks associated with Brooks after the merger include the following:

•	Brooks and Helix may be unable to successfully integrate their operations and realize the full cost savings each company anticipates;

•	Brooks expects to incur substantial expenses related to the integration of Helix;

•	The market price of Brooks common stock may decline as a result of the merger;

•	If the merger is consummated but the proposal to amend Brooks’ certificate of incorporation is not approved, the ability of Brooks to issue additional shares of Brooks common stock would be limited;

•	Helix and Brooks stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management;

•	Brooks may pursue additional acquisitions in the future;

•	Brooks does not anticipate paying dividends; and

•	Following completion of the merger, the combined company will continue to face a number of risks related to its business that are currently faced by Brooks and Helix.
The Brooks Special Meeting (beginning on page 26)
      The special meeting of Brooks stockholders will be held at Brooks Automation, Inc., 15 Elizabeth Drive, Chelmsford, Massachusetts, at [ •  ] a.m. on [ •  ] [ •  ], 2005. The purpose of the Brooks special meeting is:

•	to approve the Brooks merger proposal;

•	to approve a proposal to amend Brooks’ certificate of incorporation if the merger is consummated to increase Brooks’ authorized shares of common stock from 100,000,000 shares to 125,000,000 shares;

•	to permit Brooks’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve either of the foregoing proposals; and

•	to act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
      Brooks’ board of directors has fixed [ •  ] [ •  ], 2005 as the record date for determining which Brooks stockholders are entitled to notice of and to vote at the special meeting. The affirmative vote of a majority of the votes properly cast on the proposal by holders of Brooks common stock is required to approve the Brooks merger proposal and the proposal to permit Brooks’ board of directors or its chairman to adjourn or postpone the special meeting. The affirmative vote of a majority of shares of Brooks common stock outstanding on the record date is required to approve the proposal to amend Brooks’ certificate of incorporation to increase its authorized shares of common stock from 100,000,000 shares to 125,000,000 shares.
      Brooks stockholders may vote in person or by proxy. If your shares of Brooks common stock are held at a brokerage firm or bank, your broker or bank should provide you with instructions regarding how to vote your shares. Brooks and Helix will each pay one-half of the expenses incurred in connection with printing and mailing this joint proxy statement/ prospectus. Brooks has hired [ •  ] to assist in obtaining proxies from its stockholders on a timely basis and will pay [ •  ] a customary fee for this service.
The Helix Special Meeting (beginning on page 29)
      The special meeting of Helix stockholders will be held at Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts, at [ •  ] a.m. on [ •  ] [ •  ], 2005. The purpose of the Helix special meeting is:

•	to approve the Helix merger proposal;

•	to permit Helix’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the Helix merger proposal; and

•	to act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
      Helix’s board of directors has fixed [ •  ] [ •  ], 2005 as the record date for determining which Helix stockholders are entitled to notice of and to vote at the special meeting. The affirmative vote of holders of a majority of shares of Helix common stock outstanding on the record date is required to approve the Helix merger proposal. The affirmative vote of the holders of a majority of shares of Helix common stock present at the Helix special meeting in person or by proxy and entitled to vote on the proposal is required to approve the proposal to permit Helix’s board of directors or its chairman to adjourn or postpone the special meeting.

      Helix stockholders may vote in person or by proxy. If your shares of Helix common stock are held at a brokerage firm or bank, your broker or bank should provide you with instructions regarding how to vote your shares. Brooks and Helix will each pay one-half of the expenses incurred in connection with printing and mailing this joint proxy statement/ prospectus. Helix has hired [ •  ] to assist in obtaining proxies from its stockholders on a timely basis and will pay [ •  ] a customary fee for this service.
The Merger (beginning on page 32)

General
      On July 10, 2005, the boards of directors of each of Brooks and Helix approved the combination of the two companies. In the transaction, Mt. Hood, a newly formed, wholly owned subsidiary of Brooks, will merge with and into Helix. Helix will be the surviving corporation from this merger and will be a wholly owned subsidiary of Brooks. As a result of the merger, the shares of Helix common stock held by Helix stockholders will be converted, without any action by those stockholders, into the right to receive newly issued whole shares of Brooks common stock and cash in lieu of any fractional shares. Each Helix stockholder will also receive one Brooks preferred stock purchase right for each share of Brooks common stock issued in the merger.
      Based upon the outstanding Brooks and Helix common stock, and options to purchase Brooks and Helix common stock, as of [ •  ] [ • ], 2005, the stockholders of Brooks immediately prior to the merger will hold approximately 61% of the outstanding capital stock of the combined company immediately following the merger and the stockholders of Helix immediately prior to the merger will hold approximately 39% of the outstanding capital stock of the combined company immediately following the merger.
      The merger agreement contemplates, but does not require, that Helix will be merged with and into Brooks following the merger of Mt. Hood with and into Helix. This subsequent merger, if it occurs, would be undertaken to simplify the organizational structure of Brooks following the combination and would have no impact on the holders of Brooks or Helix common stock.
      We encourage you to read carefully the merger agreement attached as Annex A to this joint proxy statement/ prospectus which sets forth the terms of the merger and is incorporated herein by reference.

Merger Consideration
      In the merger, Helix stockholders will be entitled to receive 1.11 shares of Brooks common stock for each outstanding share of Helix common stock. Instead of fractional shares of Brooks common stock, Helix stockholders will receive cash in an amount equal to the fractional interest they would otherwise receive multiplied by the average of the last sale prices of a share of Brooks common stock as reported by The Nasdaq National Market for the five trading days immediately preceding the effective time of the merger. Helix stockholders who hold a number of shares of Helix common stock that, when multiplied by 1.11, does not equal an even number of shares of Brooks common stock, will receive the highest whole number of shares of Brooks common stock that results from such multiplication and cash for the remaining fractional share. For example, a Helix stockholder who holds 99 shares of Helix common stock will receive 109 shares of Brooks common stock (99 multiplied by 1.11 equals 109.89) and cash representing 0.89 of a share of Brooks common stock.
      Helix stockholders will not know at the time they vote on the merger the market value of the Brooks common stock that they will receive in the merger because the exchange ratio is fixed at 1.11 shares of Brooks common stock for each outstanding share of Helix common stock. It is currently estimated that approximately [ •  ] shares of Brooks common stock will be issued in the merger to Helix stockholders, based on approximately [ •  ] shares of Helix common stock outstanding on the record date multiplied by the exchange ratio of 1.11.

      The following table presents the high and low sales prices per share of Brooks common stock as reported by The Nasdaq National Market from July 1, 2005, the first day of Brooks’ fourth fiscal quarter of 2005, through [ •  ] [ •  ], 2005, the closing price per share of Brooks common stock on [ •  ] [ •  ], 2005 and the implied value of the Brooks common stock Helix stockholders would receive pursuant to the merger for each share of Helix common stock assuming those sales prices of Brooks common stock.

Sales Price of Brooks Share	Implied Value Per Helix Share

$[ • ] (high)	$[ • ]
$[ • ] (low)	$[ • ]
$[ • ] ([ • ] [ • ], 2005)	$[ • ]
      Because the exchange ratio is fixed, the market value of Brooks common stock that Helix stockholders receive in the merger could be more or less than the market value of Brooks common stock at the time of the vote on the merger, depending on whether the market price of Brooks common stock decreases or increases from the time of the vote until Helix stockholders receive their Brooks common stock.
      Brooks stockholders will not receive consideration from the merger. Brooks will hold and conduct the combined businesses of Brooks and Helix, and shares of Brooks common stock will remain outstanding after the merger.
      In addition to shares of Brooks common stock and a cash payment for any fractional shares, Brooks will issue to holders of Helix common stock one preferred stock purchase right for each share of Brooks common stock issued in the merger. The preferred stock purchase rights are attached to the Brooks common stock and trade with the Brooks common stock until a triggering event occurs. The preferred stock purchase rights are described in more detail in the section entitled “DESCRIPTION OF BROOKS CAPITAL STOCK — Rights Agreement” beginning on page 102.

Treatment of Options
      At the effective time of the merger, each outstanding option to purchase shares of Helix common stock under Helix’s stock option plans, whether vested or unvested, and each Helix stock option plan, will be assumed by Brooks. Thereafter, each Helix stock option will constitute an option to acquire shares of Brooks common stock upon the same terms and conditions as prior to the merger with appropriate adjustments in exercise prices and the number of shares subject to each option. On the record date, there were outstanding options to purchase an aggregate of [ •  ] shares of Helix common stock.
Recommendation of Brooks’ Board of Directors; Brooks’ Reasons for the Merger (beginning on page 41)
      Brooks’ board of directors has unanimously approved the merger agreement and the merger and determined that the merger agreement, including the merger and the issuance of shares of Brooks common stock in the merger, is advisable, fair to, and in the best interests of Brooks and its stockholders. Brooks’ board of directors unanimously recommends that Brooks stockholders vote “FOR” the Brooks merger proposal. In reaching its decision to approve the merger agreement, Brooks’ board of directors considered a number of factors. These factors are described in the section entitled “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS — Recommendation of Brooks’ Board of Directors; Brooks’ Reasons for the Merger” beginning on page 41.
      Brooks’ board of directors also unanimously recommends that Brooks stockholders vote “FOR” the proposal to approve an amendment to Brooks’ certificate of incorporation if the merger is consummated to increase the authorized shares of Brooks common stock.
Recommendation of Helix’s Board of Directors; Helix’s Reasons for the Merger (beginning on page 43)
      Helix’s board of directors has unanimously approved the merger agreement and the merger and determined that the merger is advisable, fair to, and in the best interests of Helix and its stockholders.

Helix’s board of directors unanimously recommends that Helix stockholders vote “FOR” the Helix merger proposal. In reaching its decision to approve the merger agreement, Helix’s board of directors considered a number of factors. These factors are described in the section entitled “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS — Recommendation of Helix’s Board of Directors; Helix’s Reasons for the Merger” beginning on page 43. In considering the recommendation of Helix’s board of directors with respect to the Helix merger proposal, stockholders should be aware that executive officers and directors of Helix may have interests in the merger that are different from, or in addition to, their interests as Helix stockholders generally. See the section entitled “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS — Interests of Helix’s Directors and Executive Officers in the Merger” beginning on page 60.
Opinion of Brooks’ Financial Advisor (beginning on page 46)
      In its decision to approve the merger agreement and the merger, Brooks’ board of directors considered an opinion from its financial advisor, Needham & Company, LLC, as to the fairness, from a financial point of view, to Brooks of the exchange ratio pursuant to the merger agreement. The opinion, which sets forth the matters considered and the assumptions, factors and limitations involved in Needham & Company’s analysis, is attached as Annex B to this joint proxy statement/ prospectus. Needham & Company provided its opinion for the information and assistance of Brooks’ board of directors in connection with the board’s consideration of the merger. The Needham & Company opinion is not a recommendation as to how any stockholder should vote with respect to the issuance of Brooks shares in the merger. You are encouraged to read the opinion in its entirety.
Opinion of Helix’s Financial Advisor (beginning on page 54)
      In its decision to approve the merger agreement and the merger, Helix’s board of directors considered an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, as to the fairness, from a financial point of view, to the holders of shares of Helix common stock of the exchange ratio pursuant to the merger agreement. The opinion, which sets forth the matters considered and the assumptions, factors and limitations involved in Morgan Stanley’s analysis, is attached as Annex C to this joint proxy statement/ prospectus. Morgan Stanley provided its opinion for the information and assistance of Helix’s board of directors in connection with the board’s consideration of the merger. The Morgan Stanley opinion is not a recommendation as to how any stockholder should vote with respect to the merger. You are encouraged to read the opinion in its entirety.
Share Ownership of Directors and Executive Officers of Brooks and Helix (pages 27 and 30)
      At the close of business on [ •  ] [ •  ], 2005, the record date for the Brooks special meeting, directors and executive officers of Brooks and their affiliates beneficially owned and were entitled to vote, or shared the right to vote, approximately [ •  ]% of the shares of Brooks common stock outstanding on that date.
      At the close of business on [ •  ] [ •  ], 2005, the record date for the Helix special meeting, directors and executive officers of Helix and their affiliates beneficially owned and were entitled to vote, or shared the right to vote, approximately [ •  ]% of the shares of Helix common stock outstanding on that date.
Interests of Helix’s Directors and Executive Officers in the Merger (beginning on page 60)
      In considering the recommendation of Helix’s board of directors with respect to the merger, stockholders of Helix should be aware that certain directors and executive officers of Helix may have interests in the merger that are different from, or in addition to, their interests as Helix stockholders generally. Specifically, as a result of or in connection with the merger:

•	Three of Helix’s current directors will become directors of Brooks and one of Helix’s current directors will become director emeritus of Brooks;

•	Five current Helix executives, including James Gentilcore, President and Chief Executive Officer of Helix, and Robert Anastasi, Executive Vice President of Helix, will be appointed to designated positions at Brooks. It is expected that Brooks will enter into employment agreements with these executives that would provide them with, among other benefits, severance if the executive is terminated by Brooks without cause following the merger; and

•	Helix’s directors and executive officers will have the right to continued indemnification and insurance coverage by Brooks for acts and omissions occurring prior to the merger.
      Helix’s board of directors was aware of the interests of these directors and executives during its deliberations on the merits of the merger and in deciding to recommend that Helix stockholders vote for the approval of the Helix merger proposal.
Board of Directors and Executive Officers of the Surviving Corporation (beginning on page 83)
      Pursuant to the terms of the merger agreement, upon consummation of the merger, Brooks’ board of directors will be composed of ten directors, seven of whom will be the current directors of Brooks and three of whom will be selected by Helix’s board of directors from current members of Helix’s board of directors. Helix’s board of directors has not yet voted on the designation of such nominees. In addition, one current member of Helix’s board of directors will be appointed as a non-voting director emeritus of Brooks’ board of directors, with notification, participation and any other rights of a regular Brooks director, other than voting rights, to serve for at least one year following the effective time of the merger. Helix’s board of directors has not yet voted on the designation of such director emeritus.
      The merger agreement also specifies that five Helix executives will have designated positions with Brooks following the merger, including that James Gentilcore, President and Chief Executive Officer of Helix, will serve as President and Chief Operating Officer of a newly formed Brooks Semiconductor Products Group and that Robert Anastasi, Executive Vice President of Helix, will serve as Executive Vice President and Chief Manufacturing Officer, Global Manufacturing Operations.
Conditions to Completion of the Merger (beginning on page 76)
      As more fully described in this joint proxy statement/ prospectus and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including, without limitation, the following:

•	The approval of the Helix merger proposal by Helix stockholders;

•	The approval of the Brooks merger proposal by Brooks stockholders;

•	The absence of any applicable law or any restraining order, injunction or other judgment issued by any court or other government entity of competent jurisdiction prohibiting consummation of the merger;

•	The absence of any stop order, or proceeding seeking a stop order, with respect to the registration statement on Form S-4 of which this joint proxy statement/ prospectus forms a part; and

•	The approval for listing on The Nasdaq National Market, subject to official notice of issuance, of the shares of Brooks common stock issuable to Helix stockholders in the merger.
      Although we currently expect the merger to be completed before the end of 2005, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement (beginning on page 79)
      Brooks and Helix may mutually agree to terminate the merger agreement before completing the merger, even after the approval of the Brooks merger proposal by Brooks stockholders and the approval of the Helix merger proposal by Helix stockholders. Either Brooks or Helix may terminate the merger agreement if Helix stockholders fail to approve the Helix merger proposal, if Brooks stockholders fail to approve the Brooks merger proposal, the merger has not been consummated by February 15, 2006 or if a court or other governmental entity has issued a nonappealable order prohibiting the transactions contemplated by the merger agreement.
      Helix may terminate the merger agreement if a representation made by Brooks in the merger agreement is inaccurate or Brooks has breached a covenant contained in the merger agreement, in each case which is incurable or not cured within 30 days of written notice, if the inaccuracy or breach has resulted or is reasonably likely to result in a condition to the closing of the merger to not be satisfied. In addition, Helix may terminate the merger agreement if Brooks’ board of directors has withdrawn, modified or changed its recommendation that Brooks stockholders approve the Brooks merger proposal. Helix may also terminate the agreement if Helix receives a superior acquisition proposal, Helix’s board of directors concludes that its fiduciary duties require that it change its recommendation that Helix stockholders approve the Helix merger proposal, Helix offers Brooks a right to match the superior proposal, Helix enters into a definitive agreement for the implementation of the superior proposal, Helix has not breached its non-solicitation covenants in any material respect and Helix pays Brooks a termination fee.
      Brooks may terminate the merger agreement if a representation made by Helix in the merger agreement is inaccurate or Helix has breached a covenant contained in the merger agreement, in each case which is incurable or not cured within 30 days of written notice, if the inaccuracy or breach has resulted or is reasonably likely to result in a condition to the closing of the merger to not be satisfied. In addition, Brooks may terminate the merger agreement if Helix’s board of directors has withdrawn, modified or changed its recommendation that Helix stockholders approve the Helix merger proposal, approved or recommended another acquisition proposal, failed to recommend against or taken a neutral position with respect to a tender offer for Helix common stock or materially breached its obligations not to solicit other proposals to acquire Helix.
Termination Fees and Expenses (beginning on page 81)
      Helix has agreed to pay Brooks a fee of $11.35 million in cash and reimburse Brooks for its transaction expenses of up to $1.5 million in the following circumstances:

•	if the merger agreement is terminated by Brooks because Helix’s board of directors has withdrawn, modified or changed its recommendation that Helix stockholders approve the Helix merger proposal, approved or recommended another acquisition proposal, failed to recommend against or taken a neutral position with respect to a tender offer for Helix common stock or materially breached its obligations not to solicit other proposals to acquire Helix; or

•	if the merger agreement is terminated because of an intentional breach of the agreement by Helix, because of the failure of Helix stockholders to approve the Helix merger proposal or because February 15, 2006 has passed without the Helix special meeting having been held if at the time of termination an alternative proposal to acquire Helix has been publicly announced or communicated to Helix’s board of directors and Helix enters into or consummates an alternative proposal within 12 months of termination of the agreement.
      Helix has also agreed to pay Brooks a fee of $11.35 million in cash as a condition to termination and to reimburse Brooks for its transaction expenses up to $1.5 million if the merger agreement is terminated by Helix because Helix received a superior acquisition proposal, Helix’s board of directors concluded that its fiduciary duties required that it change its recommendation that Helix stockholders approve the Helix merger proposal, Helix offered Brooks a right to match the superior proposal and Helix entered into a definitive agreement for the implementation of the superior proposal.
      Brooks has agreed to pay Helix a fee of $11.35 million in cash and reimburse Helix for its transaction expenses of up to $1.5 million if the merger agreement is terminated by Helix because Brooks’ board of directors has withdrawn, modified or changed its recommendation that Brooks stockholders approve the Brooks merger proposal.

No Solicitation (beginning on page 77)
      The merger agreement generally restricts the ability of Helix to solicit any proposal or engage in discussions or negotiations with any third party regarding any proposal to acquire significant stock or assets of, or to merge with, Helix. However, if Helix receives an unsolicited acquisition proposal from a third party that Helix’s board of directors determines in good faith, after consultation with its outside counsel and its financial advisor, would reasonably be likely to result in a superior proposal and Helix complies with specified procedures and satisfies specified conditions contained in the merger agreement, Helix may furnish non-public information to that third party and engage in discussions or negotiations regarding an acquisition proposal with that third party.
Regulatory Matters (beginning on page 64)
      The merger is subject to antitrust laws. Under the HSR Act, Brooks and Helix cannot complete the merger until they have notified and furnished information to the FTC and the Antitrust Division, and the applicable waiting period expires or is terminated. Brooks and Helix have submitted the required regulatory filings to the FTC and the Antitrust Division. The waiting period is scheduled to expire on September 2, 2005; however, the FTC or Antitrust Division may extend the waiting period if it requests additional information with respect to the merger. Each state and foreign country in which Brooks or Helix has operations also may review the merger under applicable state or foreign antitrust laws.
Material U.S. Federal Income Tax Consequences (beginning on page 66)
      The merger has been structured to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/ prospectus as the Internal Revenue Code. Accordingly, no gain or loss will be recognized by Helix stockholders for federal income tax purposes on the exchange of shares of Helix common stock for shares of Brooks common stock. However, Helix stockholders will recognize gain or loss for federal income tax purposes to the extent any cash received in place of fractional shares is greater than the tax basis allocable to the fractional shares.
      Because the tax consequences of the transaction may vary depending upon each stockholder’s particular circumstances, stockholders are urged to consult their own tax advisors about the federal, state, local or foreign tax consequences of the merger.
Accounting Treatment (page 64)
      The merger will be accounted for as a business combination using the “purchase” method of accounting. Brooks will be the acquirer for financial accounting purposes.
Comparison of Rights of Stockholders (beginning on page 105)
      As a result of the merger, the holders of Helix common stock will become holders of Brooks common stock. The rights of Helix stockholders are currently governed by its certificate of incorporation, bylaws and the laws of Delaware, and the rights of Brooks stockholders are currently governed by its certificate of incorporation, bylaws and the laws of Delaware. For a summary of material differences between the rights of Helix stockholders and Brooks stockholders, see the section entitled “COMPARISON OF RIGHTS OF STOCKHOLDERS” beginning on page 105.
No Appraisal Rights (page 64)
      Neither Brooks stockholders nor Helix stockholders are entitled to appraisal rights in the merger.

Selected Consolidated Historical Financial Data of Brooks
      The following table sets forth selected historical financial information derived from Brooks’ audited consolidated financial statements as of and for the years ended September 30, 2004, September 30, 2003, September 30, 2002, September 30, 2001 and September 30, 2000, and from Brooks’ unaudited consolidated financial statements as of and for the nine months ended June 30, 2005 and June 30, 2004. For a further explanation of the financial data summarized here, you should also read the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Brooks’ consolidated financial statements and related notes included in Brooks’ annual and quarterly reports and in a current report filed by Brooks on August 24, 2005 to revise the presentation of the information in Brooks’ most recent annual report that are incorporated by reference into this joint proxy statement/ prospectus. This information should also be read in conjunction with the section entitled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” and the unaudited pro forma condensed combined financial statements and notes related thereto beginning on page 92.

	Nine Months Ended
	June 30,		Year Ended September 30,

	2005	2004	2004(2)	2003(1)(2)(7)(8)	2002(3)(7)(9)	2001(4)	2000(5)(6)

Statement of Operations Data:
Revenues	$360,447	$372,709	$535,053	$340,092	$300,538	$381,716	$337,184
Gross profit	$126,011	$138,134	$202,793	$102,798	$82,478	$152,384	$160,725
Income (loss) from continuing operations before income taxes and minority interests	$5,450	$17,435	$35,460	$(177,542)	$(620,997)	$(36,523)	$28,444
Income from continuing operations	$1,113	$11,698	$27,196	$(182,662)	$(713,539)	$(29,660)	$15,109
Net income (loss)	$(2,441)	$9,691	$17,721	$(185,760)	$(719,954)	$(29,660)	$15,109
Accretion and dividends on preferred stock	—	—	—	—	—	$90	$120
Net income (loss) attributable to common stockholders	$(2,441)	$9,691	$17,721	$(185,760)	$(719,954)	$(29,750)	$14,989
Basic earnings (loss) per share for continuing operations	$0.02	$0.28	$0.63	$(4.97)	$(27.65)	$(1.65)	$0.96
Diluted earnings (loss) per share for continuing operations	$0.02	$0.27	$0.63	$(4.97)	$(27.65)	$(1.65)	$0.88
Shares used in computing basic earnings (loss) per share	44,857	42,458	43,006	36,774	25,807	18,015	15,661
Shares used in computing diluted earnings (loss) per share	45,124	43,011	43,469	36,774	25,807	18,015	17,192

	As of June 30,		As of September 30,

	2005	2004	2004	2003	2002	2001	2000(6)

Balance Sheet Data:
Total assets	$640,469	$658,441	$671,039	$493,245	$657,497	$709,704	$519,786
Working capital	$328,521	$266,607	$294,137	$135,156	$176,338	$282,163	$306,836
Note payable and revolving credit facilities	$—	$—	$—	$—	$—	$17,122	$16,350
Current portion of long-term debt and capital lease obligations	$12	$10	$11	$98	$8	$392	$524
Convertible subordinated notes due 2008	$175,000	$175,000	$175,000	$175,000	$175,000	$175,000	$—
Long-term debt and capital lease obligations (less current portion)	$5	$17	$14	$25	$177	$31	$332

	As of June 30,		As of September 30,

	2005	2004	2004	2003	2002	2001	2000(6)

Redeemable convertible preferred stock	$—	$—	$—	$—	$—	$—	$2,601
Stockholders’ equity	$316,210	$303,539	$312,895	$162,830	$308,235	$424,169	$415,284

(1)	Amounts include results of operations of Microtool, Inc. (acquired October 9, 2002) for the periods subsequent to its acquisition.

(2)	Amounts include Brooks’ share of the results of operations of Brooks Switzerland (disposed May 16, 2003) in accordance with the equity method of accounting, for the periods subsequent to its disposition.

(3)	Amounts include results of operations of Hermos Informatik GmbH (acquired July 3, 2002); PRI Automation, Inc. (acquired May 14, 2002); Intelligent Automation Systems, Inc. and IAS Products, Inc. (acquired February 15, 2002) (see Note 7); Fab Air Control (acquired December 15, 2001); the Automation Systems Group of Zygo Corporation (acquired December 13, 2001); Tec-Sem A.G. (acquired October 9, 2001) and General Precision, Inc. (acquired October 5, 2001) for the periods subsequent to their respective acquisitions.

(4)	Amounts include results of operations of SEMY Engineering, Inc. (acquired February 16, 2001), the KLA e-Diagnostics product business (acquired June 26, 2001), CCS Technology, Inc. (acquired June 25, 2001) and SimCon N.V. (acquired May 15, 2001) for the periods subsequent to their respective acquisitions.

(5)	Amounts include results of operations of the Infab Division of Jenoptik AG (acquired September 30, 1999); Auto-Soft Corporation and AutoSimulations, Inc. (acquired January 6, 2000) and MiTeX Solutions (acquired June 23, 2000) for the periods subsequent to their respective acquisitions.

(6)	Amounts have been restated to reflect the acquisition of Progressive Technologies, Inc. in a pooling of interests transaction effective July 12, 2001.

(7)	Amounts from continuing operations exclude results of operations of the Specialty Equipment and Life Sciences division, previously reported as the Company’s “Other” reportable segment, which was reclassified as a discontinued operation in June 2005.

(8)	Amounts include $40.0 million for asset impairments.

(9)	Amounts include $474.4 million for asset impairments and $106.7 million for deferred tax write-offs.

Selected Consolidated Historical Financial Data of Helix
      The following table sets forth selected historical financial information derived from the audited historical consolidated financial statements and related notes of Helix for each of the fiscal years in the five-year period ended December 31, 2004 and the unaudited consolidated financial statements of Helix for the six months ended July 1, 2005 and July 2, 2004. You should also read the section of Helix’s annual and quarterly reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Helix’s consolidated financial statements and related notes incorporated by reference into this joint proxy statement/ prospectus for a further explanation of the financial data summarized here. This information should also be read in conjunction with the section entitled “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” and the unaudited pro forma condensed combined financial statements and notes related thereto beginning on page 92.

	Six Months Ended		Year Ended December 31,

	July 1, 2005	July 2, 2004	2004	2003	2002	2001	2000

Statement of Operations Data:
Net sales	$80,795	$84,400	$159,674	$105,883	$100,241	$112,994	$253,085
Net income (loss)(1)	$4,338	$11,018	$27,511	$(11,136)	$(19,418)	$(5,940)	$45,870
Net income (loss) per weighted average share, basic	$0.17	$0.42	$1.05	$(0.43)	$(0.77)	$(0.26)	$2.04
Net income (loss) per weighted average share, diluted	$0.17	$0.42	$1.05	$(0.43)	$(0.77)	$(0.26)	$2.02
Cash dividends per share	$0.16	$0.08	$0.24	$0.16	$0.28	$0.44	$0.48
Weighted average shares, basic	26,116	26,107	26,110	26,099	25,364	22,565	22,498
Weighted average shares, diluted	26,161	26,223	26,187	26,099	25,364	22,565	22,762

	As of		As of December 31,

	July 1, 2005	July 2, 2004	2004	2003	2002	2001	2000

Balance Sheet Data:
Total assets	$169,173	$156,955	$169,564	$145,990	$159,471	$113,580	$141,968
Long-term obligations(2)	$7,653	$9,369	$6,403	$8,352	$8,928	$6,758	$5,586

(1)	Net income for the six months ended July 1, 2005 includes merger costs of $498,000 related to merger due diligence. Net income for the year ended December 31, 2004, reflects a reversal totaling $8,935,000 of a valuation allowance against net deferred tax assets and a net tax benefit of $4,534,000 related to the settlement of an IRS audit. Net loss for the year ended December 31, 2003, reflects a $10,674,000 charge to establish a full valuation allowance against net deferred tax assets. Net loss for the year ended December 31, 2002, reflects $13,214,000 of a litigation settlement, restructurings and other charges. Net loss for the year ended December 31, 2001, reflects a restructuring charge of $1,047,000 related to workforce reductions.

(2)	Long-term obligations consist of accrued retirement costs relating to our defined benefit pension plan and Supplemental Key Executive Retirement Plan.

Summary Unaudited Pro Forma Condensed Combined Financial Data
      Brooks and Helix derived the following unaudited pro forma condensed combined financial data from Brooks’ audited consolidated financial statements for the year ended September 30, 2004, Helix’s audited consolidated financial results for the year ended December 31, 2004, Brooks’ unaudited consolidated financial statements for the nine months ended June 30, 2005, and Helix’s unaudited consolidated financial results for the nine months ended July 1, 2005. The financial data have been prepared as if the proposed merger had occurred on October 1, 2003 for the statements of operations and on June 30, 2005 for the balance sheet data. The unaudited pro forma statements of operations and balance sheet data set forth below are not necessarily indicative of the results that actually would have been achieved had the proposed merger been consummated on October 1, 2003 for the statement of operations and on June 30, 2005 for the balance sheet data, or that may be achieved in the future. The unaudited pro forma condensed combined financial data do not reflect any benefits from potential cost savings or revenue changes resulting from the proposed merger. You should read this information in conjunction with Brooks’ Management’s Discussion and Analysis of Financial Condition and Results of Operations, Brooks’ consolidated financial statements and the notes thereto, Helix’s Management’s Discussion and Analysis of Financial Condition and Results of Operations, Helix’s consolidated financial statements and notes thereto, and the Unaudited Condensed Combined Pro Forma Financial Information and the unaudited pro forma condensed combined financial statements and notes related thereto included in this joint proxy statement/ prospectus or included in Brooks’ and Helix’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this joint proxy statement/ prospectus.
      The pro forma adjustments are based upon assumptions and preliminary available information that Brooks believes are reasonable under the circumstances. A final determination of fair values relating to the merger, which cannot be made prior to the completion of the merger, may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and identifiable intangible assets of Helix that exist as of the date of the completion of the merger. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements found elsewhere in this joint proxy statement/ prospectus.

	Nine Months Ended	Year Ended
	June 30, 2005	September 30, 2004

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$475,834	$694,229
Income from continuing operations before income taxes and minority interests	6,769	44,383
Income from continuing operations	2,728	35,984
Earnings per share from continuing operations
Basic	0.04	0.50
Diluted	0.04	0.50

June 30, 2005

Balance Sheet Data:
Total assets	$1,132,531
Working capital	385,917
Capital lease obligations	12
Convertible subordinated notes due 2008	175,000
Capital lease obligations (less current portion)	5
Stockholders’ equity	765,690

Financial Summary

Brooks’ Market Price Data and Dividends
      Brooks common stock is traded on The Nasdaq National Market under the ticker symbol “BRKS.” The following table sets forth the high and low sales prices of shares of Brooks common stock as reported by The Nasdaq National Market for the periods referenced below.

	Common Shares

Year Ended	High		Low

September 30, 2003
First Quarter		$16.13	$8.75
Second Quarter		$13.78	$8.62
Third Quarter		$13.35	$7.50
Fourth Quarter		$28.10	$10.95
September 30, 2004
First Quarter		$27.65	$19.00
Second Quarter		$27.50	$17.64
Third Quarter		$23.04	$15.96
Fourth Quarter		$20.15	$11.50
September 30, 2005
First Quarter		$18.39	$13.35
Second Quarter		$18.91	$14.28
Third Quarter		$16.51	$12.41
Fourth Quarter (through [ • ] [ • ], 2005)	$	[ •		] $[ • ]
      The last reported sales prices of shares of Brooks common stock as reported by The Nasdaq National Market on July 8, 2005 and [ •  ] [ •  ], 2005 were $15.59 and $[ •  ], respectively. July 8, 2005 was the last full trading day prior to the public announcement of the merger agreement. [ •  ] [ •  ], 2005 was the last practicable trading day prior to the distribution of this joint proxy statement/ prospectus.

Brooks’ Dividend Policy
      Brooks has never declared or paid any cash dividends on its capital stock and does not currently intend to pay any cash dividends in the future.

Helix’s Market Price Data and Dividends
      Helix common stock is traded on The Nasdaq National Market under the symbol “HELX.” The following table sets forth the high and low sales prices of shares of Helix common stock as reported by The Nasdaq National Market for the periods referenced below.

	Common Shares

Year Ended	High			Low

December 31, 2003
First Quarter		$14.20			$6.95
Second Quarter		$14.28			$8.35
Third Quarter		$19.28			$12.62
Fourth Quarter		$22.28			$14.90
December 31, 2004
First Quarter		$27.90			$20.37
Second Quarter		$26.18			$16.95
Third Quarter		$19.64			$12.62
Fourth Quarter		$17.61			$12.53
December 31, 2005
First Quarter		$18.23			$14.25
Second Quarter		$16.39			$11.40
Third Quarter (through [ • ] [ • ], 2005)	$	[ •	]	$	[ •	]
      The last reported sales prices of shares of Helix common stock as reported by The Nasdaq National Market on July 8, 2005, and [ •  ] [ •  ], 2005 were $13.89 and [ •  ], respectively. July 8, 2005 was the last full trading day prior to the public announcement of the merger agreement. [ •  ] [ •  ], 2005 was the last practicable trading day prior to the distribution of this joint proxy statement/ prospectus.

Helix’s Dividend Policy
      Helix’s policy has been to pay dividends out of funds in excess of the needs of its business. During the year ended December 31, 2004, Helix paid cash dividends to its stockholders of $0.04 per share in the first and second quarters and increased the dividend to $0.08 per share in the third and fourth quarters. During the six months ended July 1, 2005, Helix paid cash dividends to its stockholders of $0.08 per share for both the first quarter ended April 1, 2005 and the second quarter ended July 1, 2005. The merger agreement permits Helix to continue to pay quarterly dividends consistent with past practice. If the merger is not completed, any future payment of dividends on Helix common stock will depend upon its financial condition, capital requirements and its earnings as well as other factors that Helix’s board of directors deems relevant.

Comparative Per Share Information
      The following table presents historical per share information and book value per common share data separately for Brooks and Helix on a historical basis, and Brooks and Helix on an unaudited pro forma combined basis per share of Brooks common stock and on an unaudited pro forma combined basis per equivalent share of Helix common stock. The unaudited pro forma earnings per share data reflect the assumption that the merger was effective on October 1, 2003. The unaudited pro forma book value per share data assumes the merger was effective June 30, 2005. The unaudited pro forma per share data gives effect to the proposed merger as a purchase by Brooks under generally accepted accounting principles in the United States.
      You should read the information below together with the historical financial statements and related notes of Brooks and Helix contained in each company’s periodic filings with the SEC and incorporated into this joint proxy statement/ prospectus by reference. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117. The unaudited pro forma combined per share data below is presented for illustrative purposes only. The companies may have performed differently had they actually been combined during the periods presented below. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

				Pro Forma
	Historical	Historical	Pro Forma	Equivalent of One
	Brooks	Helix	Combined(1)	Helix Share(2)

Year ended September 30, 2004 (Brooks and pro forma) and December 31, 2004 (Helix):
Basic income per share from continuing operations	$0.63	$1.05	$0.50	$0.56
Diluted income per share from continuing operations	$0.63	$1.05	$0.50	$0.56
Cash dividends per share	—	$0.24	$0.09	$0.10
Nine months ended June 30, 2005 (Brooks and pro forma) and July 1, 2005 (Helix):
Basic income per share from continuing operations	$0.02	$0.58	$0.04	$0.04
Diluted income per share from continuing operations	$0.02	$0.58	$0.04	$0.04
Cash dividends per share	—	$0.24	$0.08	$0.09
Book value per share: June 30, 2005	$6.98	$5.41	$10.30	$11.43

(1)	Includes the effect of the merger on the basis as described in the notes to the unaudited pro forma condensed combined financial information included elsewhere in this joint proxy statement/ prospectus.

(2)	Calculated by applying the exchange ratio of 1.11x to the pro forma combined net earnings and book value per share.

Comparative Market Value Information
      The following table presents the closing prices per share and aggregate market value of Brooks common stock and Helix common stock, in each case based on closing prices for those shares on The Nasdaq National Market on July 8, 2005, the last trading day prior to the public announcement of the merger, and on [ •  ] [ •  ], 2005, the last practicable trading day for which this information could be calculated prior to the distribution of this joint proxy statement/ prospectus. The pro forma equivalent per share price included in the table reflects the value of the Brooks common stock that Helix stockholders would receive for each share of Helix common stock if the merger was completed on the indicated date.

	Brooks			Helix			Helix
	Historical			Historical			Equivalent

July 8, 2005:
Closing price per share		$15.59			$13.89			$17.30
Market value of shares (in thousands)(1)		$706,495			$362,973			$452,083
[ • ] [ • ], 2005:
Closing price per share	$	[ •	]	$	[ •	]	$	[ •	]
Market value of shares (in thousands)(2)	$	[ •	]	$	[ •	]	$	[ •	]

(1)	Based on 45,317,214 shares of Brooks common stock and 26,131,979 shares of Helix common stock outstanding as of July 8, 2005.

(2)	Based on [ • ] shares of Brooks common stock and [ • ] shares of Helix common stock outstanding as of [ • ] [ • ], 2005.

RISK FACTORS
      In addition to the other information contained in or incorporated by reference into this joint proxy statement/ prospectus, you should carefully consider the following risk factors in deciding whether to vote for, in the case of Brooks stockholders, approval of the Brooks merger proposal, and, in the case of Helix stockholders, approval of the Helix merger proposal. Other risk factors with respect to Brooks can be found in Brooks’ Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and in Brooks’ Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2004, March 31, 2005 and June 30, 2005, which are incorporated herein by reference. Other risk factors with respect to Helix can be found in Helix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Helix’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2005 and July 1, 2005, which are incorporated herein by reference.
Risks Associated with the Merger

The market value of the Brooks common stock that Helix stockholders will receive in the merger may be lower than expected.
      In the merger, Helix stockholders will have the right to receive 1.11 shares of Brooks common stock in exchange for each outstanding share of Helix common stock held by them. This is a fixed exchange ratio. The merger agreement does not contain any provision to adjust this ratio for changes in the market price of Brooks common stock or Helix common stock, and neither Brooks nor Helix is permitted to terminate the merger agreement primarily because of such changes. The market value of Brooks common stock when the merger is completed may vary from the market value of Brooks common stock as of the date of this joint proxy statement/ prospectus or as of the date of the special meeting of Helix stockholders and the special meeting of Brooks stockholders. For example, from [ •  ], 2004 to [ •  ], 2005, the sale price of Brooks common stock ranged from a low of $[ •  ] per share to a high of $[ •  ] per share, as reported on The Nasdaq National Market. This variation may result from ordinary trading fluctuations as well as changes in the business, operations or prospects of Brooks, general market and economic conditions, and other factors that may affect Brooks common stock differently from Helix common stock. If the market value of Brooks common stock declines prior to the effective time of the merger, the market value of the stock issued to Helix stockholders in the merger could be lower than expected. The historical prices of Brooks common stock and Helix common stock included in this joint proxy statement/ prospectus may not be indicative of their respective prices on the date the merger is effective. Stockholders are urged to obtain recent market quotations for Brooks common stock and Helix common stock. Future market prices of Brooks common stock and Helix common stock cannot be guaranteed or predicted.

The merger is subject to approval of the Antitrust Division and the FTC, which may impose conditions on, jeopardize or delay consummation of the merger or reduce the anticipated benefits of the merger.
      Consummation of the merger is conditioned upon filings with, and the receipt of clearance from, the FTC and the Antitrust Division. The FTC or the Antitrust Division may request additional information or other materials with respect to the merger, and the FTC or the Antitrust Division may request, and Brooks and Helix may agree, to delay consummation of the merger to provide the FTC or the Antitrust Division with additional time to evaluate the merger. In addition, the FTC or the Antitrust Division may challenge the merger on antitrust grounds seeking to enjoin the merger or seeking to cause divestitures of assets of Brooks or Helix or their respective subsidiaries. If such a challenge occurs, Brooks and Helix may not prevail. Additionally, at any time before or after the consummation of the merger, any state or foreign governmental entity could take action under its antitrust laws as it deems necessary or desirable in the public interest, or other persons can take action under its antitrust laws. All of these required approvals and clearances may not be obtained, and if they are obtained, they may not be obtained before Brooks stockholders and Helix stockholders vote on the merger.
      Moreover, even if the required approvals and clearances are obtained, there may be conditions imposed on, or divestitures required relating to, the operations or assets of Brooks or Helix. Any of the conditions or restrictions imposed by a regulatory authority may prevent the merger from being consummated or result in the merger being consummated on terms different from those described in this joint proxy statement/ prospectus and, as a result, the benefits of the merger may be different from those described in this joint proxy statement/ prospectus. These conditions or restrictions may jeopardize or delay the closing of the merger or may reduce the anticipated benefits of the merger. Any delay could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about the closing of the merger.

The merger is subject to conditions to closing that could result in the merger being delayed or not consummated, which could negatively impact Brooks’ or Helix’s stock price and future business and operations.
      The merger is subject to conditions to closing as set forth in the merger agreement. If any of the conditions to the merger are not satisfied and, where waiver is permissible, not waived, the merger will not be consummated. Failure to consummate the merger could negatively impact Brooks’ or Helix’s stock price and future business and operations. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future businesses, growth, revenue and results of operations of either or both of the companies or the combined company.

Brooks and Helix may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.
      The conditions to Brooks’ and Helix’s obligations to complete the merger may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of Brooks and Helix, depending upon the condition. The board of directors of Brooks or Helix, as applicable, will evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/ prospectus and resolicitation of proxies is necessary. In the event that the board of directors of Brooks or Helix determines any such waiver is not significant enough to require resolicitation of stockholders, it will have the discretion to complete the merger without seeking further stockholder approval.

Directors and executive officers of Helix may have interests in the merger that are different from, or in addition to, the interests of Helix stockholders.
      Some of the directors and executive officers of Helix who recommend that stockholders vote in favor of the merger agreement and the merger or otherwise support the merger have, or are likely to have, employment, change in control or severance agreements or benefit arrangements that provide them with interests in the merger that differ from or are in addition to those of Helix stockholders. The entitlement to compensation or other benefits as a result of the merger, including change in control or severance benefits or the continuation of indemnification arrangements for current directors and officers of Helix following completion of the merger, may influence directors and executive officers in supporting the merger or in making their recommendation that you vote in favor of the merger agreement. For more information about these interests, see the section entitled “PROPOSAL NUMBER ONE: THE MERGER PROPOSALS — Interests of Helix’s Directors and Executive Officers in the Merger” beginning on page 60.

Brooks and Helix will incur substantial expenses whether or not the merger is completed.
      Brooks and Helix will incur substantial expenses related to the merger whether or not the merger is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs. Brooks currently expects to incur approximately $8.3 million in transactional expenses, approximately $2.1 million of which are not contingent on the completion of the merger. Helix currently expects to incur approximately $7.4 million in transactional expenses, approximately $1.7 million of which are not contingent on the completion of the merger. Moreover, in the event the merger agreement is terminated, Brooks or Helix may, under certain circumstances, be required to pay an $11.35 million termination fee and expense reimbursement of up to $1.5 million.

      In addition, in the event the merger is completed, Brooks expects to incur significant additional expenses in connection with the integration of the two businesses, including integrating personnel, customers, and strategic partners of each company and implementing consistent standards, policies, and procedures.

Failure to complete the merger could negatively affect Brooks’ and Helix’s stock prices and each company’s future business and operations.
      If the merger is not completed for any reason, the price of Brooks common stock and Helix common stock may decline because the current market prices of Brooks common stock and Helix common stock may reflect a positive market assumption that the merger will be completed or because the failure to complete the merger may result in a negative market reaction. In addition, if the merger is not completed, each company may be subject to payment of expenses that are either not contingent on the completion of the merger or are due upon termination of the merger. See the risk factor entitled “— Brooks and Helix will incur substantial expenses whether or not the merger is completed.”
      Moreover, if the merger agreement is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company’s ability to pursue its strategic goals.

Uncertainty regarding the merger and the effects of the merger could adversely affect each company’s relationships with its customers, suppliers, and strategic partners.
      In response to the announcement of the merger, customers, suppliers and strategic partners of Brooks or Helix may delay or defer decisions, or otherwise alter their relationships with Brooks or Helix, which could have an adverse effect on the business of that company, whether or not the merger is completed. Brooks and Helix depend, and it is expected that the combined company will depend, on a limited number of customers and suppliers for a large portion of their respective businesses, and the loss of, or delays or declines in, orders from key customers or shipments from key suppliers could materially adversely affect Brooks’, Helix’s or the combined company’s net sales.

Brooks and Helix both depend on key personnel, and the loss of any of these key personnel because of uncertainty regarding the merger could hurt the businesses of Brooks, Helix or the combined company because of these employees’ experience in the automation, vacuum technology and/or semiconductor industries.
      Brooks and Helix depend on the services of their key senior executives and other technological experts because of their experience in the automation, vacuum technology and semiconductor industries. Current and prospective employees of Brooks and Helix may experience uncertainty about their future roles with the combined company, which may adversely affect the ability of each company to retain and attract key management, technical and other personnel. The loss of the services of one or more of these key employees or the inability of Brooks, Helix or the combined company to attract, train, and retain qualified employees could result in the loss of customers or otherwise inhibit the ability of Brooks, Helix or the combined company to integrate and grow its business effectively.

The merger agreement limits Helix’s ability to pursue an alternative transaction proposal to the merger and requires Helix to pay a termination fee and reimburse Brooks for its transaction expenses if it does.
      The merger agreement prohibits Helix from soliciting, initiating, encouraging or facilitating alternative transaction proposals with any third party, subject to exceptions set forth in the merger agreement. In addition, due to the termination provisions of the merger agreement, it is possible that a third party who might be interested in pursuing a business combination with Helix will be discouraged from doing so. Any third party proposal might be advantageous to the stockholders of Helix when compared to the terms and conditions of the transaction described in this joint proxy statement/ prospectus. In particular, the termination fee provisions of the merger agreement may deter third parties from proposing alternative business combinations that might result in greater value to Helix stockholders than the merger. In addition, in the event that the merger agreement is terminated by Brooks or Helix in circumstances that obligate Brooks or Helix to pay a termination fee and reimburse the other party for its transaction expenses, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the merger, Brooks’ or Helix’s stock price may decline as a result of its payment of the termination fee and expense reimbursement. See the sections entitled “THE MERGER AGREEMENT — No Solicitation;” “THE MERGER AGREEMENT — Change in Recommendation;” and “THE MERGER AGREEMENT — Termination Fees and Expenses.”

The merger may result in additional limitations on Brooks’ ability to use its net operating loss carryforwards.
      As of September 30, 2004, Brooks had approximately $626.0 million of federal and state net operating loss carryforwards, approximately $21.7 million of foreign net operating loss carryforwards and approximately $31.5 million of tax credits. Tax laws applicable to some of these tax attributes provide that Brooks’ ability to use them is limited in certain circumstances. Although, based on the information available on the date of this joint proxy statement/ prospectus, Brooks does not expect that the merger will impose additional limitations on its ability to use these tax attributes, additional limitations may apply following the merger. In addition, even if the merger does not create additional limitations on Brooks’ ability to use its tax attributes, the significant number of shares that Brooks expects to issue in the merger increases the likelihood that future acquisitions of Brooks common stock, in an acquisition transaction or otherwise, will create additional limitations. If additional limitations do apply, Brooks’ ability to use these tax attributes to reduce its taxable income will be further limited, which may adversely affect Brooks’ financial condition and results of operations.
Risks Associated with Brooks After the Merger

Brooks and Helix may be unable to successfully integrate their operations and realize the full cost savings each company anticipates.
      The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the companies include:

•	the challenge of effecting integration while carrying on an ongoing business;

•	the necessity of coordinating geographically separate organizations;

•	retaining and integrating personnel with diverse business backgrounds and cultures;

•	retaining existing customers and strategic partners of each company; and

•	implementing and maintaining consistent standards, controls, procedures, policies and information systems.
      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations or financial condition of the combined company.
      Among the factors considered by Brooks’ and Helix’s boards of directors in connection with their respective approvals of the merger agreement and the merger were the benefits of more diversified product lines, the broader customer base and the enhanced technology capabilities, as well as the potential cost savings, including an expected $10.0 million of cost savings during Brooks’ fiscal year ending September 30, 2006, that are expected to result from the merger. The combined company may not, however, realize these cost savings or any other anticipated benefit of the merger within the time periods contemplated, or at all.

Brooks expects to incur substantial expenses related to the integration of Helix.
      Brooks expects to incur substantial expenses in connection with the integration of the business, policies, procedures, operations and systems of Helix with those of Brooks. The failure of the combined company to meet the challenges involved in integrating the companies’ business and operations, or to do so on a timely basis, could cause substantial additional expense and serious harm to the combined company. For example, there are a large number of systems that must be integrated, including management information, accounting and finance, sales, billing, payroll and benefits. While Brooks has assumed that it would incur integration expenses, there are a number of factors, some of which are beyond its control, that could affect the total amount or the timing of all of the expected integration expenses including:

•	constraints arising under U.S. federal or state antitrust laws, such as limitations on sharing of information, that may prevent or hinder Brooks from fully developing integration plans prior to regulatory approval;

•	employee redeployment, relocation or severance, as well as reorganization or closures of facilities;

•	consolidating and rationalizing information technology and administrative infrastructures;

•	coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	preserving supply, marketing or other important relationships of both Brooks and Helix and resolving potential conflicts that may arise; and

•	minimizing the diversion of management’s attention from ongoing business concerns and successfully returning managers to regular business responsibilities from their integration planning activities.
      Many of the expenses that will be incurred, by their nature, are impracticable to estimate at the present time. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses, the realization of economies of scale and cost savings related to the integration of the businesses following the consummation of the merger.

The market price of Brooks common stock may decline as a result of the merger.
      The market price of Brooks common stock may decline as a result of the merger for a number of reasons, including if:

•	the integration of Brooks and Helix is not completed in a timely and efficient manner;

•	the combined company does not achieve the expected benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or by investors;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts or of investors; or

•	significant stockholders of Brooks and Helix decide to dispose of their shares of Brooks common stock following completion of the merger.

If the merger is consummated but the proposal to amend Brooks’ certificate of incorporation is not approved, the ability of Brooks to issue additional shares of Brooks common stock would be limited.
      Brooks currently has sufficient authorized shares of common stock to consummate the merger, and the Brooks merger proposal is not conditioned on the proposal to amend Brooks’ certificate of incorporation to increase the authorized number of Brooks common stock from 100,000,000 shares to

125,000,000 shares. However, based on the number of shares of Helix common stock and options to purchase Helix common stock outstanding as of [ •  ] [ •  ], 2005, Brooks would be obligated to issue approximately [ •  ] shares of common stock and reserve an additional [ •  ] shares of Brooks common stock for issuance upon the exercise of Helix options assumed in the merger. Therefore, if the merger is consummated but the proposal to amend Brooks’ certificate of incorporation is not approved, Brooks would only have approximately [ •  ] authorized shares of common stock that are not already issued or reserved for issuance pursuant to Brooks’ equity incentive plans, warrants and convertible securities as of [ •  ] [ •  ], 2005, which could limit Brooks’ flexibility to use capital stock for business and financial purposes in the future.

Helix and Brooks stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
      After the completion of the merger, current Brooks stockholders will own a significantly smaller percentage of the combined company than they currently own of Brooks, and current Helix stockholders will own a significantly smaller percentage of the combined company than they currently own of Helix. Following completion of the merger, and based upon the outstanding Brooks common stock and Helix common stock, and options to purchase Brooks common stock and Helix common stock, as of [ •  ] [ •  ], 2005, Brooks stockholders will own approximately 61% of the combined company, and former Helix stockholders will own approximately 39% of the combined company. Consequently, Brooks and Helix stockholders will exercise less influence over the management and policies of the combined companies than they currently exercise over the management and policies of Brooks and Helix, respectively.

Brooks may pursue additional acquisitions in the future.
      Brooks may, as part of its business strategy, pursue additional acquisitions of companies or businesses. Any acquisition strategy is subject to inherent risk, including risks that Brooks will not be able to identify potential partners, successfully negotiate economically beneficial terms, successfully integrate such business, retain its key employees and achieve the anticipated revenue, cost benefits or synergies. Additionally, Brooks may issue additional shares in connection with any future acquisition which could dilute the holdings of Brooks common stock held by former Helix stockholders.

Brooks does not anticipate paying dividends.
      Helix has historically paid a cash dividend on the outstanding shares of Helix common stock. Brooks has not historically paid any cash dividends on its common stock and does not currently intend to pay any cash dividends in the future. Any future payments of dividends by Brooks will depend upon its financial condition, capital requirements and its earnings, as well as other factors that Brooks’ board of directors deems relevant.

Following completion of the merger, the combined company will continue to face a number of risks related to its business that are currently faced by Brooks and Helix.
      Brooks and Helix currently face significant risks with respect to each of their businesses, the occurrence of which would materially adversely affect their operating results or financial condition. These matters include risks related to the following:

•	the automation, vacuum and semiconductor industries, including cyclicality, technological change, and competition;

•	the business and operations of each of Brooks and Helix, including research and development, manufacturing, and product development;

•	concentration of customers and suppliers;

•	protection of intellectual property;

•	foreign business operations and international sales, including changes in a specific country’s or region’s political or economic conditions, laws and regulations that restrict repatriation of earnings, difficulty in recruiting trained personnel, language and cultural differences and changes in foreign currency exchange rates; and

•	legal and regulatory matters.
In the event the merger is completed, we expect that the combined company will continue to face these or similar risks in the operation of the combined business. A more complete discussion of each of these risks individually (a) with respect to Brooks, is set forth in Brooks’ Current Report on Form 8-K dated August 24, 2005 and Brooks’ Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2004, March 31, 2005 and June 30, 2005, and (b) with respect to Helix, is set forth in Helix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Helix’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, 2005 and July 1, 2005, all of which are incorporated herein by reference.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement/ prospectus, including information incorporated herein by reference, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements based on current projections about operations, industry, financial condition and liquidity. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance, when used in connection with any discussion of future operating or financial performance, the merger or the businesses of Brooks or Helix, identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict, and as a result, actual results could differ materially and adversely from these forward-looking statements. These risks and uncertainties include, but are not limited to, in addition to the risks discussed in the section entitled “RISK FACTORS,” the following:

•	the cyclical nature of the semiconductor industry and the markets addressed by each company’s products and its customers’ products;

•	fluctuations in quarterly operating results;

•	demand for and market acceptance of new and existing products and services;

•	successful development of new products and services;

•	the timing of new product and service introductions;

•	reliance on a relatively small number of customers and suppliers;

•	pricing pressures and other competitive factors;

•	changes in product mix;

•	product obsolescence;

•	the ability to retain and hire key personnel;

•	the ability to develop and implement new technologies and to obtain protection for the related intellectual property;

•	the uncertainties of litigation, including intellectual property litigation in particular;

•	costs related to the merger;

•	failure to obtain the required approvals of Brooks stockholders and Helix stockholders;

•	risks that the closing of the transaction will be substantially delayed or that the merger does not close; and

•	the risk that Brooks’ and Helix’s businesses will not be integrated successfully or that expected benefits of the merger do not materialize.
      You are cautioned not to place undue reliance on the forward-looking statements contained herein, which either speak only as of the date of this joint proxy statement/ prospectus or, if applicable, speak only as of the earlier date indicated in this joint proxy statement/ prospectus. Brooks and Helix undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements contained in this section should be read as being applicable to all related forward-looking statements wherever they appear in this joint proxy statement/ prospectus and the documents incorporated by reference into this joint proxy statement/ prospectus.

THE BROOKS SPECIAL MEETING
Joint Proxy Statement/ Prospectus
      This joint proxy statement/ prospectus is being furnished to you in connection with the solicitation of proxies by Brooks’ board of directors for the special meeting of Brooks stockholders.
      This joint proxy statement/ prospectus is first being mailed to holders of Brooks common stock on or about [ •  ], 2005.
Date, Time and Place of the Special Meeting
      The special meeting of Brooks stockholders will be held as follows:
[ •  ] [ •  ], 2005
[ •  ] a.m., local time
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, Massachusetts
Purpose of the Special Meeting
      The purpose of the Brooks special meeting is:

•	To approve the issuance of shares of Brooks common stock pursuant to the Agreement and Plan of Merger, dated as of July 11, 2005, as amended on August 29, 2005, among Brooks, Mt. Hood and Helix, a copy of which is attached as Annex A to this joint proxy statement/ prospectus. This proposal is referred to in this joint proxy statement/ prospectus as the Brooks merger proposal;

•	To approve a proposal to amend Brooks’ certificate of incorporation if the merger is consummated to increase Brooks’ authorized shares of common stock from 100,000,000 shares to 125,000,000 shares;

•	To permit Brooks’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve either of the foregoing proposals; and

•	To act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
      The Brooks merger proposal is not conditioned on the proposal to amend Brooks’ certificate of incorporation; however, the proposal to amend Brooks’ certificate of incorporation is conditioned on the consummation of the merger.
Stockholder Record Date for the Special Meeting
      Brooks’ board of directors has fixed the close of business on [ •  ], 2005 as the record date for determining which Brooks stockholders are entitled to notice of, and to vote at, the Brooks special meeting or any adjournments or postponements of the Brooks special meeting. On the record date, there were [ •  ] shares of Brooks common stock outstanding, held by approximately [ •  ] holders of record.
      During the ten-day period before the special meeting, Brooks will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Chelmsford, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting and may be inspected by any stockholder who is present.

Quorum; Vote Required for Each Proposal
      A majority of the shares of Brooks common stock outstanding on the record date must be represented either in person or by proxy to constitute a quorum at the Brooks special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the special meeting. At the Brooks special meeting, each share of Brooks common stock is entitled to one vote on all matters properly submitted to Brooks stockholders.
      Proposal Number One: The affirmative vote of a majority of the votes properly cast by holders of Brooks common stock is required to approve the Brooks merger proposal. The Brooks merger proposal is not conditioned on the proposal to amend Brooks’ certificate of incorporation.
      Proposal Number Two: The affirmative vote of the holders of a majority of the shares of Brooks common stock outstanding on the record date is required to approve the proposal to amend Brooks’ certificate of incorporation to increase Brooks’ authorized shares of common stock from 100,000,000 shares to 125,000,000 shares. The Brooks merger proposal is not conditioned on the proposal to amend Brooks’ certificate of incorporation; however, the proposal to amend Brooks’ certificate of incorporation is conditioned on the consummation of the merger.
      Proposal Number Three: The affirmative vote of a majority of the votes properly cast by holders of Brooks common stock is required to permit Brooks’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies.
      The directors and executive officers of Brooks beneficially owned and were entitled to vote, or shared the right to vote, approximately [ •  ]% of the outstanding shares of Brooks common stock on the record date, and each of them has indicated his or her intention to vote “FOR” each of the proposals.
      Brooks’ board of directors unanimously recommends that Brooks stockholders vote “FOR” each of the proposals.
Adjournment or Postponement
      If Proposal Number Three is approved at the special meeting, Brooks may adjourn or postpone the special meeting if necessary to solicit further proxies. Such adjournment or postponement may be with respect to (1) both Proposal Number One and Proposal Number Two, (2) Proposal Number One only or (3) Proposal Number Two only, in each case, to solicit additional proxies for the applicable proposal(s). In addition, Brooks may adjourn or postpone the special meeting as set forth in Brooks’ certificate of incorporation or bylaws or as otherwise permitted by law.
Proxies
      Brooks stockholders may vote by returning the enclosed proxy card by mail, submitting an electronic proxy over the Internet, by telephone, or in person at the special meeting. All shares of Brooks common stock represented by properly executed proxy cards received before or at the Brooks special meeting and all proxies properly submitted over the Internet or by telephone will, unless the proxies are revoked in a timely fashion, be voted in accordance with the instructions indicated on those proxy cards or Internet or telephone submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card, over the Internet or by telephone.
      If a properly executed proxy card is returned or properly submitted over the Internet or by telephone and the stockholder has abstained from voting on one or more of the proposals, the Brooks common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposal or proposals.
      If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.
      Abstentions, failures to vote and broker non-votes at the special meeting will have no effect on the Brooks merger proposal or the proposal to grant discretionary authority to Brooks’ board of directors or its chairman to adjourn the special meeting to further solicit proxies and will have the effect of a vote against the proposal to amend the Brooks certificate of incorporation to increase Brooks’ authorized shares.
      You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of Brooks in writing, (2) submit a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Please note that if you vote over the Internet or by telephone, you may not be able to revoke or change your vote after a date prior to the date of the special meeting set forth in the instructions to voting in this manner. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.
      Brooks is not aware of any business to be acted on at the Brooks special meeting, except as described in this joint proxy statement/ prospectus. If any other matters are properly presented at the Brooks special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.
Solicitation of Proxies
      Brooks and Helix will each pay one-half of the expenses incurred in connection with the printing and mailing of this joint proxy statement/ prospectus. Brooks will also request banks, brokers and other intermediaries holding shares of Brooks common stock beneficially owned by others to send this joint proxy statement/ prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Brooks. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.
      Brooks has hired [ •  ] to assist in obtaining proxies from its stockholders on a timely basis. Brooks will pay [ •  ] a fee of $[ •  ], plus [ •  ]’s reasonable expenses, for these services.
      Brooks stockholders should not send in any stock certificates with their proxy card or at any other time in connection with the merger.

THE HELIX SPECIAL MEETING
Joint Proxy Statement/ Prospectus
      This joint proxy statement/ prospectus is being furnished to you in connection with the solicitation of proxies by Helix’s board of directors for the special meeting of Helix stockholders.
      This joint proxy statement/ prospectus is first being mailed to Helix stockholders on or about [ •  ], 2005.
Date, Time and Place of the Special Meeting
      The special meeting of Helix stockholders will be held as follows:
[ •  ] [ •  ], 2005
[ •  ] a.m., local time
Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts
Purpose of the Special Meeting
      The purpose of the Helix special meeting is:

•	To adopt the Agreement and Plan of Merger, dated as of July 11, 2005, as amended on August 29, 2005, among Brooks, Mt. Hood and Helix, a copy of which is attached as Annex A to this joint proxy statement/ prospectus. This proposal is referred to in this joint proxy statement/ prospectus as the Helix merger proposal;

•	To permit Helix’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the Helix merger proposal; and

•	To act upon such other matters as may properly come before the special meeting or any adjournments or postponements thereof.
Stockholder Record Date for the Special Meeting
      Helix’s board of directors has fixed the close of business on [ •  ], 2005 as the record date for determining which Helix stockholders are entitled to notice of, and to vote at, the Helix special meeting or any adjournment or postponement of the Helix special meeting. On the record date, there were [ •  ] shares of Helix common stock outstanding, held by approximately [ •  ] holders of record.
      During the ten-day period before the special meeting, Helix will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices in Mansfield, Massachusetts, for any purpose germane to the special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting and may be inspected by any stockholder who is present.
Quorum; Vote Required for Each Proposal
      A majority of the shares of Helix common stock outstanding on the record date must be represented, either in person or by proxy, to constitute a quorum at the Helix special meeting. Proxies marked as abstentions and broker non-votes will be used in determining the number of shares present at the special meeting. At the Helix special meeting, each share of Helix common stock is entitled to one vote on all matters properly submitted to Helix stockholders.
      Proposal Number One: The affirmative vote of the holders of a majority of the shares of Helix common stock outstanding on the record date is required to approve the Helix merger proposal.

      Proposal Number Two: The affirmative vote of the holders of a majority of the shares of Helix common stock present at the Helix special meeting in person or by proxy and entitled to vote on the proposal is required to permit Helix’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the special meeting if necessary to solicit further proxies in favor of the Helix merger proposal.
      The directors and executive officers of Helix beneficially owned and were entitled to vote, or shared the right to vote, approximately [ •  ]% of the outstanding shares of Helix common stock on the record date, and each of them has indicated his or her intention to vote “FOR” each of the proposals.
      Helix’s board of directors unanimously recommends that Helix stockholders vote “FOR” each of the proposals.
Adjournment or Postponement
      If Proposal Number Two is approved at the special meeting, Helix may adjourn or postpone the special meeting if necessary to solicit further proxies for the Helix merger proposal. In addition, Helix may adjourn or postpone the special meeting as set forth in Helix’s certificate of incorporation or bylaws or as otherwise permitted by law.
Proxies
      Helix stockholders may vote by returning the enclosed proxy card by mail, submitting an electronic proxy over the Internet, by telephone, or in person at the special meeting. All shares of Helix common stock represented by properly executed proxy cards received before or at the Helix special meeting and all proxies properly submitted over the Internet or by telephone will, unless revoked in a timely manner, be voted in accordance with the instructions indicated on those proxy cards or Internet or telephone submissions. If no instructions are indicated on a properly executed proxy, the shares will be voted “FOR” each of the proposals. You are urged to indicate how to vote your shares, whether you vote by proxy card, over the Internet or by telephone.
      If a properly executed proxy card is returned or properly submitted over the Internet or by telephone and the stockholder has abstained from voting on one or more of the proposals, the Helix common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and entitled to vote on the abstained proposal or proposals.
      If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares that indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the special meeting for purposes of determining the presence of a quorum, but will not be considered to be entitled to vote on the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.
      Failures to vote and broker non-votes for the Helix merger proposal will have the same effect as a vote against the Helix merger proposal at the Helix special meeting, but no effect on the proposal to grant discretionary authority to Helix’s board of directors or its chairman to adjourn the special meeting to further solicit proxies in favor of the Helix merger proposal. Abstentions will have the effect of a vote against both proposals.
      You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the secretary of Helix in writing, (2) furnish a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or (4) attend the special meeting and vote your shares in person. Please note that if you vote over the Internet or by telephone, you may not be able to revoke or change your vote after a date prior to the date of the special meeting set forth in the instructions to voting in this manner. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

      Helix is not aware of any business to be acted on at the Helix special meeting, except as described in this joint proxy statement/ prospectus. If any other matters are properly presented at the Helix special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.
Solicitation of Proxies
      Brooks and Helix will each pay one-half of the expenses incurred in connection with the printing and mailing of this joint proxy statement/ prospectus. Helix will also request banks, brokers and other intermediaries holding shares of Helix common stock beneficially owned by others to send this joint proxy statement/ prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Helix. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.
      Helix has hired [ •  ] to assist in obtaining proxies from its stockholders on a timely basis. Helix will pay [ •  ] a fee of $[ •  ], plus [ •  ]’s reasonable expenses, for these services.
      Helix stockholders should not send in any stock certificates with their proxy card. If you are a Helix stockholder, a transmittal letter with instructions for the surrender of your Helix stock certificates will be mailed to you as soon as practicable after consummation of the merger.

PROPOSAL NUMBER ONE: THE MERGER PROPOSALS
Background of the Merger
      Each of Brooks and Helix continually evaluates strategic opportunities to strengthen its business and deliver long-term value to its stockholders as part of its ongoing evaluation of the market for semiconductor manufacturing equipment. Brooks and Helix have been familiar with each other’s business for many years. Although the products of the two companies serve different functions, each company supplies components and subassemblies to manufacturers of equipment used to manufacture semiconductor devices. Brooks’ products are used in automating the manufacturing of semiconductors and include robots and other devices utilized in handling silicon wafers. Helix’s products are pumps and related devices used to create a vacuum or other special atmospheric condition in chambers in which silicon wafers are acted upon in the semiconductor manufacturing process. Brooks has purchased pumps from Helix to be combined with Brooks products in creating a subassembly to be delivered to a customer. As a result of this commercial relationship, the geographic proximity of the two companies and the normal contacts that arise among companies serving similar industries and customers, representatives of Brooks and Helix have historically communicated with each other concerning matters relating to their companies as well as trends and other developments in the semiconductor and semiconductor manufacturing supply industries.
      As part of Helix’s review of strategic opportunities, Helix has considered, from time to time, possible business combinations consistent with its long-term strategy of (1) increasing the size and diversification of its operations, (2) becoming a more integrated provider of vacuum subsystem solutions and (3) leveraging Helix’s history of operational excellence.
      In 2001, Helix engaged Morgan Stanley & Co. Incorporated to act as its financial advisor to assist with evaluating potential business combinations. Since that time, Helix has periodically held discussions with other companies in the semiconductor capital equipment industry to assess the possibility of a mutually beneficial business combination. Helix has also evaluated smaller transactions, primarily involving Helix acquiring a company or specific assets or products.
      During the fourth quarter of 2004, Helix considered numerous strategic alternatives that would advance its long-term strategy. As part of these considerations, Helix’s then chief executive officer had preliminary discussions with representatives of several companies in the semiconductor capital equipment industry regarding interest in a potential business combination. These discussions included conversations with (1) a chief executive officer, who is also a director of Helix, of a company in the semiconductor capital equipment industry, which is referred to in this joint proxy statement/prospectus as the First Company, and (2) the executive chairman of the board of directors of another company in the semiconductor capital equipment industry, which is referred to in this joint proxy statement/prospectus as the Second Company. In December 2004, Helix announced the acquisition of IGC Polycold Systems, Inc., a producer of high-speed water vapor cryopumping and cryogenic cooling products, for $49.2 million in cash.
      At a meeting held on December 14, 2004, as part of its regular strategic review, Helix’s board of directors discussed potential strategic transactions, including the possibility of more acquisitions like the acquisition of IGC Polycold and the potential for one or more larger business combinations consistent with Helix’s long-term strategy. The director of Helix who is also the chief executive officer of the First Company did not participate in these discussions. At the meeting, representatives of Morgan Stanley discussed with Helix’s board (1) the general state of the semiconductor capital equipment industry, (2) a review of selected other companies in the semiconductor capital equipment industry, (3) the strategic aspects of potential transactions with each of these companies as compared to operating as a stand-alone company and (4) the current and anticipated levels of business combinations within the semiconductor capital equipment industry. At the conclusion of the meeting, Helix’s board of directors authorized Helix’s management to continue to explore possible strategic transactions consistent with Helix’s long-term strategy.

      In December 2004, the First Company expressed interest in pursuing with Helix a business combination, which that company characterized as a “merger of equals.” Helix entered into a confidentiality agreement with the First Company. Over the next several months, representatives of Helix, including members of Helix’s senior management and Morgan Stanley, held discussions with representatives of the First Company, including members of its senior management and its financial advisor, to explore the rationale and potential benefits of such a business combination.
      On the morning of January 26, 2005, Helix received an unsolicited, non-binding, written indication of interest regarding a possible business combination from the Second Company. This indication of interest contemplated the issuance of common stock of the Second Company as consideration in the transaction, although the Second Company indicated that it might be willing to offer some cash consideration. The proposed exchange ratio for the business combination would provide Helix stockholders with a 20% premium over the ratio implied by the relative trading prices of Helix’s and the Second Company’s common stock for the preceding 30 trading days, which is referred to in this joint proxy statement/ prospectus as the exchange ratio premium. At that time, this exchange ratio premium implied a premium of 20% over Helix’s then-current stock price, which is referred to in this joint proxy statement/ prospectus as a spot premium.
      On January 26, 2005, Helix’s board of directors held a regularly scheduled meeting. Among other things, the purpose of the meeting was to consider further the possibility of a strategic business combination and to update the board on discussions since the December meeting. Representatives of Morgan Stanley and Palmer & Dodge LLP, Helix’s outside legal advisor, participated in the meeting. The director of Helix who is also the chief executive officer of the First Company did not participate in the meeting, except as described below. Representatives of Palmer & Dodge reviewed the fiduciary duties of Helix’s board of directors in considering a potential strategic transaction. Helix’s board of directors and members of Helix’s senior management, including James Gentilcore, Helix’s chief executive officer, and Helix’s then-current chief financial officer, discussed the strategic rationale for a merger of equals with the First Company, as compared to a stand-alone strategy or combining with potential other companies in the sector, including the Second Company. At the invitation of Helix’s board of directors, the chief executive officer of the First Company made a brief informal presentation about the kind of merger of equals transaction he envisioned and its potential strategic benefits, and afterwards departed the meeting. At the conclusion of the meeting, Helix’s board of directors authorized Helix’s management to continue discussions with representatives of the First Company regarding a potential of merger of equals. With respect to the indication of interest from the Second Company, although the initial reaction of Helix’s board of directors was that the Second Company was interested only in an acquisition of Helix, rather than a business combination aligned with Helix’s long-term strategy, Helix’s board of directors authorized Helix’s management to engage in discussions with the Second Company to learn more.
      On January 28, 2005, Helix’s board of directors established a special committee of non-executive directors to consider a potential strategic transaction between Helix and the First Company or the Second Company. The special committee included all Helix directors except Mr. Gentilcore and the Helix director who also is the chief executive officer of the First Company.
      Over the next several months, representatives of Helix and the Second Company, including members of their respective senior management teams and their respective financial advisors, held discussions regarding a potential business combination between Helix and the Second Company.
      In February 2005, the discussions ended with the First Company, having never progressed beyond an initial exchange of views on long-term strategy and an initial evaluation by the management teams of the potential synergies that might be achieved through a business combination. Subsequently, the First Company publicly announced a business combination with another company in the semiconductor capital equipment industry.
      On March 2, 2005, Helix and the Second Company entered into a confidentiality agreement.
      On March 4, 2005, representatives of senior management of Helix, including Mr. Gentilcore, Robert E. Anastasi, Helix’s executive vice president, and William Montone, Helix’s vice president, human resources, and representatives of senior management of the Second Company met to discuss the possible strategic fit between the companies, the potential synergies that could be achieved in a business combination and the form such a transaction might take.
      On March 11, 2005, the Second Company submitted to Helix a non-binding outline of proposed terms for a business combination, consisting of the following:

•	A stock-for-stock transaction in which Helix stockholders would receive shares of the Second Company based on a 20% exchange ratio premium, subject to adjustment for any cash consideration agreed to by the parties. The outline did not include any specific ranges of possible cash consideration. Subsequent conversations indicated that the likely maximum cash consideration would not exceed $125.0 million in the aggregate, though the Second Company continued to consider whether it would include any cash. The outline provided that the transaction would be structured as a tax-free reorganization.

•	A board of directors consisting of the existing seven Second Company directors, plus two directors to be nominated by Helix.

•	The outline indicated that certain Helix employees would have a continued role in the combined entity; however, the outline did not contemplate the inclusion of any Helix officers in the senior management structure of the combined entity.
      During March 2005, representatives of Helix’s senior management, including Mr. Gentilcore, and Morgan Stanley and representatives of the Second Company’s senior management and its financial advisor negotiated the terms of the outline.
      During conversations on March 23 and 24, 2005, Mr. Lepofsky and the Second Company’s executive chairman of the board discussed the consideration for a possible business combination, including exchange ratios that would result in Helix stockholders owning approximately 37% to 38% of the combined company, which represented an approximately 25% exchange ratio premium.
      On March 26, 2005, Mr. Lepofsky made a telephone call to Robert J. Therrien, chairman of Brooks’ board of directors, to discuss Brooks’ strategic direction and view of the industry, including the ongoing consolidation among semiconductor equipment companies and whether market conditions warranted consideration of a business combination of Brooks and Helix. As long-time industry colleagues, Messrs. Lepofsky and Therrien have held similar discussions in the past. In response, Mr. Therrien stated that he thought there was a strong strategic rationale for a business combination between Helix and Brooks in which stockholders of both companies would benefit from the combined strengths of the companies and hold stock of an enterprise of significantly larger scale. Due in part to these potential advantages, Mr. Therrien agreed to recommend to Brooks’ board of directors that further discussions take place, and Mr. Lepofsky indicated that he would speak to Helix’s board to ascertain the potential interest level for such discussions.
      During a telephonic meeting on April 4, 2005, Helix’s special committee reviewed with Mr. Gentilcore and with representatives of Morgan Stanley and Palmer & Dodge, the status of Helix’s discussions with the Second Company and the conversation between Messrs. Lepofsky and Therrien. At this meeting representatives of Palmer & Dodge reviewed the directors’ fiduciary duties in considering a potential strategic transaction. Helix’s special committee discussed the rationale, potential benefits and structure of a transaction between Helix and the Second Company. Helix’s special committee also discussed whether the Second Company’s primary intention was to acquire Helix for the purpose of adding Helix’s products to the Second Company’s numerous lines of products, rather than to merge with Helix for the purpose of creating a combined business that was aligned with Helix’s long-term strategy. Helix’s special committee noted that a transaction with the Second Company would enable Helix stockholders to participate in an enterprise of greater size and diversification; however, it would in effect abandon Helix’s integrated vacuum subsystem strategy and would be unlikely to leverage Helix’s operational excellence, each of which Helix’s board regarded as important for Helix’s long-term strategy and stockholder value. While the proposal offered some short-term economic benefits to stockholders, including the possibility for some cash consideration, Helix’s special committee, after discussion with Helix’s management and Morgan

Stanley, determined that these benefits were outweighed by the potential for creating long-term stockholder value by continuing to pursue Helix’s long-term strategy. Helix’s special committee concluded that Helix should discontinue discussions with the Second Company and directed Morgan Stanley to notify the Second Company’s financial advisor of that determination. Helix’s special committee also addressed the potential business combination with Brooks. It concluded that such a business combination could further Helix’s long-term strategy and authorized Helix’s management to explore this possibility further.
      Also on April 4, 2005, Brooks’ board of directors received Mr. Therrien’s report of his meeting with Mr. Lepofsky and authorized further discussions of a possible strategic business combination with Helix. Joseph R. Martin, the chairman of the nominating and governance committee of Brooks’ board of directors, agreed to work with Mr. Therrien and Brooks’ management to remain abreast of the transaction on behalf of Brooks’ board of directors and to provide support if required.
      On April 7, 2005, Mr. Therrien met with representatives of Needham & Company, LLC to discuss a potential business combination between Brooks and Helix.
      On the evening of April 13, 2005, Messrs. Therrien and Martin, as well as Edward C. Grady, Brooks’ president and chief executive officer, met with Messrs. Gentilcore and Lepofsky. At this meeting, the participants discussed the challenges facing the semiconductor capital equipment industry, the potential strategic benefits of a business combination between Brooks and Helix and the importance of compatible corporate cultures and a shared business approach. Messrs. Grady and Gentilcore discussed the complementary operating strategies of the companies in terms of pursuing integrated content offerings. Mr. Lepofsky stated that a business combination in furtherance of Helix’s long-term strategy would need to include significant participation by Helix in the corporate governance, operational leadership and pro forma stockholder ownership of the combined company.
      On April 15, 2005, Brooks’ board of directors again met to consider a potential business combination of Brooks and Helix and authorized Mr. Grady, Robert W. Woodbury, Jr., Brooks’ chief financial officer, and Thomas S. Grilk, Esq., Brooks’ general counsel, to continue to pursue the possibility of a business combination with Helix. Brooks’ board of directors also authorized Brooks’ management to retain investment bankers to provide advice in connection with a potential business combination with Helix. Brooks subsequently engaged Credit Suisse First Boston LLC to act as Brooks’ financial advisor in pursuing and seeking to conclude a business combination with Helix and engaged Needham & Company, LLC to review the financial terms of the proposed business combination and provide Brooks’ board of directors with Needham & Company’s opinion concerning the fairness to Brooks from a financial point of view of the exchange ratio pursuant to any merger agreement with Helix.
      On April 22, 2005, Brooks and Helix executed a confidentiality agreement concerning commercially sensitive information exchanged between them in the course of their discussions. That agreement also contained provisions to the effect that neither party would undertake a hostile acquisition of the other or seek to hire key employees of the other.
      On April 23, 2005, a meeting occurred between members of senior management of Brooks and Helix, together with their respective advisors. Members of Brooks’ senior management participating in the meeting included Messrs. Grady, Woodbury and Grilk, and members of Helix’s senior management participating in the meeting included Messrs. Gentilcore and Anastasi, as well as Paul Kawa, Helix’s interim chief financial officer. Messrs. Lepofsky and Therrien were also in attendance for portions of the meeting. The participants discussed further the respective businesses of Brooks and Helix, including business strategies, growth drivers, key members of management, product and service offerings, technologies, infrastructure, corporate cultures, operational successes and challenges and the potential strategic benefits of a business combination, including potential new market opportunities and cost synergies. At the conclusion of the meeting, the representatives of Brooks and Helix agreed to investigate further potential cost synergies that could be achieved from a business combination and to conduct a subsequent meeting for this purpose.
      During a meeting in the evening of April 26, 2005, the members of Helix’s special committee decided to discontinue the use of the special committee based on a determination that the discussions with the

First Company had terminated in February 2005 and were unlikely to be revived and consideration of a potential transaction with the Second Company was complete as of the committee’s April 4, 2005 meeting.
      At a meeting held on April 27, 2005, Helix’s board of directors reviewed with representatives of Helix’s senior management, including Messrs. Gentilcore, Kawa, Anastasi and Montone, the status of discussions with Brooks and discussed the strategic benefits of a business combination with Brooks.
      On April 28, 2005, representatives of Brooks’ senior management, including Messrs. Grady, Woodbury and Grilk, and representatives of Helix’s senior management, including Messrs. Gentilcore, Kawa, Anastasi and Montone, met to discuss their views on potential cost synergies that could be achieved from a business combination. Representatives of Credit Suisse First Boston and Morgan Stanley also participated in this meeting.
      On the morning of April 29, 2005, Helix announced the earnings results for its first fiscal quarter. That evening, Helix’s stock closed down approximately 11% from the previous day’s closing price.
      On May 3, 2005, Brooks’ board of directors again met to discuss a possible transaction with Helix and formally authorized Mr. Martin to engage on behalf of Brooks’ board of directors with Brooks’ management and Helix’s management to determine whether a strategic combination with Helix would be advisable for Brooks.
      Also on May 3, 2005, representatives of the Second Company’s financial advisor contacted Morgan Stanley to inquire whether Helix might be interested in resuming discussions with the Second Company regarding a business combination. Helix directed Morgan Stanley to inform the Second Company’s financial advisor that Helix’s board of directors would consider any proposal consistent with its long-term strategy.
      On the evening of May 9, 2005, Mr. Lepofsky met with Mr. Therrien and with Roger D. Emerick, Amin J. Khoury and A. Clinton Allen, each a member of Brooks’ board of directors, to discuss the strategic aspects and structure of a business combination between Brooks and Helix. Mr. Lepofsky described the importance of structuring the transaction in a manner that would further Helix’s long-term strategy. In particular, Mr. Lepofsky conveyed the view of Helix’s board of directors that preserving Helix’s corporate culture, financial discipline and history of operational excellence in the combined company was important for delivering long-term value to Helix stockholders. Mr. Lepofsky also conveyed his view that the exchange ratio for a business combination with Brooks should result in Helix stockholders owning in excess of 40% of the combined entity.
      At a regularly scheduled meeting on May 10, 2005, Brooks’ board of directors formed a special committee consisting of Messrs. Martin and Allen. Brooks’ board of directors delegated to the special committee the authority to pursue and negotiate the basic terms of a business combination with Helix, as well as a definitive agreement, subject to the review and approval of the full Brooks board of directors and, if required, the approval of Brooks stockholders.
      On May 18, 2005, a representative of Ropes & Gray, which Brooks had retained as its outside legal advisor with respect to the potential business combination with Helix, and the members of Brooks’ special committee met to discuss the potential business combination with Helix, including the process for meetings with Helix and the role of Brooks’ special committee in that process.
      On May 23, 2005, a member of Brooks’ special committee met with Mr. Lepofsky to discuss the structure of a possible transaction and the consideration to be exchanged in a business combination between Brooks and Helix. Throughout the remainder of May 2005 and the first half of June 2005, members of Brooks’ special committee held various telephone conferences with Mr. Lepofsky to discuss, among other matters relating to the proposed business combination, the relative valuations of Brooks and Helix, the exchange ratio for the business combination and the composition of the board of directors and senior management of the combined company following the potential transaction.
      At a regularly scheduled meeting held on May 25, 2005, Helix’s board of directors reviewed with representatives of Helix’s senior management, Morgan Stanley and Palmer & Dodge, a revised proposal for a business combination between Helix and the Second Company that had been orally communicated by representatives of the Second Company’s financial advisor to representatives of Morgan Stanley on May 16, 2005. The revised proposal set forth stock consideration with an exchange ratio based on a 30% spot premium to Helix’s prior day closing stock price, subject to adjustment for up to $125.0 million in cash consideration. Based on the closing price of Helix’s common stock on May 24, 2005 and the 30% spot premium, the revised proposal represented implied consideration of $16.30 per share of Helix common stock. Also the Second Company agreed to permit Helix to nominate an additional director to the board (for a total of three out of ten directors), but such third director from Helix would have a term of only approximately twelve months and upon the vacancy of that board seat, a replacement director would not be nominated.
      Helix’s board of directors concluded that the revised proposal was not significantly different from the previous proposal discussed with the Second Company during late March 2005. This conclusion was based in part on the assessment of Helix’s board of directors that the trading price of Helix common stock was deflated following the announcement of Helix’s earnings results for the first fiscal quarter of 2005. In fact, the exchange ratio and implied consideration based on the revised proposal were less than the exchange ratio and implied consideration based on the March 2005 proposal because of the relative change in the trading prices of the common stock of the Second Company and Helix following Helix’s earnings announcement. Helix’s board of directors continued to believe that a transaction with the Second Company would not further Helix’s long-term strategy or provide long-term value to Helix stockholders as compared with other initiatives, both internal and external. Helix’s board of directors directed Morgan Stanley to notify the Second Company’s financial advisor that Helix was not interested in continuing discussions regarding a business combination between Helix and the Second Company at that time.
      Also at this meeting, Helix’s board of directors discussed the status of the discussions with Brooks. Mr. Gentilcore and other representatives of Helix’s senior management, including Messrs. Kawa, Montone and Anastasi, continued to express their view that a business combination with Brooks would further Helix’s long-term strategy. Helix’s board of directors agreed that Mr. Lepofsky and Drs. Schorr and Hayes should act as an informal committee of Helix’s board of directors to facilitate the process with Brooks.
      On May 28, 2005, Brooks’ special committee participated in a conference call with representatives of Credit Suisse First Boston during which Brooks’ special committee considered the financial implications of a potential business combination with Helix and the consideration likely to be required for Brooks to complete a business combination with Helix.
      On June 1, 2005, Brooks’ special committee and Mr. Lepofsky and Drs. Schorr and Hayes met to discuss the potential business combination, including the corporate governance of the combined company, the potential roles of the current executive officers of Brooks and Helix in the operations of the combined company and a range of implied pro forma stock ownership levels in the combined company. At the conclusion of the meeting, the participants agreed to continue discussions regarding a potential business combination based on a pro forma ownership in the combined company for Helix stockholders in the range of 40%, subject to due diligence. The discussions regarding the composition of the board of directors of the combined company involved Helix requesting the right to designate at least four directors and Brooks acknowledging that Helix’s representation on the board of directors would be proportionate to Helix’s stock ownership in the combined entity.
      On June 8 and 9, 2005, representatives of Brooks’ senior management, including Messrs. Grady, Woodbury and Grilk, and Credit Suisse First Boston met with representatives of Helix’s senior management, including Messrs. Gentilcore, Kawa, Montone and Anastasi, Morgan Stanley and Palmer & Dodge to discuss further (1) the potential integrated product and services offerings of a combined entity (2) each company’s technology, business practices and personnel and (3) the potential new market opportunities, cost synergies and operational and financial benefits resulting from a business combination. In addition, at these meetings representatives of the financial advisors of Helix and Brooks assisted the companies in their financial due diligence investigations of the other company.

      During a telephonic meeting on June 10, 2005, Helix’s board of directors received an update of the potential business combination with Brooks, including a summary of the meeting that Mr. Lepofsky and Drs. Schorr and Hayes held with Brooks’ special committee on June 1, 2005 and the meetings that representatives of Helix’s senior management held with representatives of Brooks’ senior management on June 8 and 9, 2005. In addition, representatives of Morgan Stanley reported that their negotiations with Brooks’ financial advisor were focusing on a range of pro forma stockholder ownership in which Helix stockholders would own between 38% to 40% of the combined entity.
      On June 13, 2005, members of Brooks’ special committee participated in a conference call with representatives of Credit Suisse First Boston in which Brooks’ special committee considered the financial implications of a potential business combination involving Brooks and Helix.
      On June 15, 2005, Messrs. Grady and Gentilcore made a joint presentation to Brooks’ special committee and Mr. Lepofsky and Drs. Schorr and Hayes regarding the integrated vacuum strategy to be pursued by the combined entity, the proposed management structure and the cost synergies that had been identified to date. The presentations concluded with each of Messrs. Gentilcore and Grady recommending a business combination between Brooks and Helix. After the chief executive officers departed the meeting, the Brooks and Helix directors discussed the implied pro forma stock ownership, the proposed management structure, and the composition of the board of directors. The Brooks and Helix directors concluded that Brooks and Helix should continue to evaluate a business combination on the basis of:

•	consideration consisting of Brooks common stock based on a fixed exchange ratio that at the time of entering into a definitive agreement would imply a pro forma stock ownership in which Helix stockholders would own 39% of the combined company on a fully diluted basis;

•	a management structure, as jointly recommended by the chief executive officers, consisting of Mr. Grady as the chief executive officer, Mr. Gentilcore as president of the hardware business and four other senior Helix operational executives having significant responsibilities in the combined entity; and

•	a board of directors consisting of the existing seven Brooks directors, plus either three or four directors to be nominated by Helix.
      Following this meeting, Mr. Allen called Mr. Lepofsky to suggest that a resolution of the board composition might be that Helix may nominate three directors, plus a non-voting director emeritus.
      From June 16, 2005 through June 22, 2005, Brooks’ special committee, representatives of Brooks’ management and representatives of Ropes & Gray prepared a draft merger agreement for the proposed transaction and a draft of an exclusivity agreement pursuant to which Brooks and Helix would agree to negotiate a potential business combination only with each other until July 11, 2005.
      At a telephonic meeting held on June 18, 2005, Helix’s board of directors reviewed the current status of the potential business combination with Brooks, together with its financial and legal advisors. At the outset, representatives of Palmer & Dodge reviewed the fiduciary duties of Helix’s board of directors in considering a potential strategic transaction. Drs. Schorr and Hayes gave a report regarding the June 15 joint-CEO presentation and recommendations and the terms discussed by Mr. Lepofsky and Drs. Schorr and Hayes with Brooks’ special committee. Helix’s board of directors agreed that Helix’s management should commence on the basis of those terms to negotiate definitive terms of a merger agreement, subject to the approval of Helix’s board of directors, and concurrently intensify its due diligence review of Brooks. Helix’s board of directors authorized Helix’s management to enter into a customary exclusivity agreement to facilitate the foregoing.
      On June 20, 2005, Ropes & Gray distributed a draft of the proposed exclusivity agreement to Palmer & Dodge, and on June 22, 2005, Ropes & Gray distributed a first draft of the proposed merger agreement to Helix, Morgan Stanley and Palmer & Dodge.
      Beginning the week of June 20, 2005, two “data rooms” containing business, financial and legal due diligence documents from both Brooks and Helix were established at Ropes & Gray. Throughout the week of June 20, 2005, representatives of Brooks, Helix, Morgan Stanley, Ropes & Gray and Palmer & Dodge, as well as financial representatives, which Brooks had retained to assist with financial due diligence of Helix, and financial representatives retained by Helix to assist with financial due diligence of Brooks, visited the data rooms at various times to review the documents contained in the data rooms. In addition, throughout the weeks of June 20, 2005 and June 27, 2005, representatives of senior management of Brooks and Helix and representatives of Credit Suisse First Boston; Needham & Company; Morgan Stanley; Ropes & Gray; Palmer & Dodge; and Hamilton, Brook, Smith & Reynolds, P.C., outside intellectual property counsel to Helix, held a series of telephonic meetings to discuss and answer questions about each company’s respective businesses. Throughout the period during which discussions between Brooks and Helix were ongoing, each of Brooks and Helix and their respective financial and legal advisors also conducted business, financial and legal due diligence on the other party.
      On June 22, 2005, a meeting was held among representatives of Brooks’ and Helix’s management teams. Representatives from Brooks’ management included Messrs. Grady, Woodbury and Grilk, as well as Michael Pippins, Brooks’ senior vice president of marketing and sales program management, William Fosnight, Brooks’ vice president of engineering, Michael Romani, Brooks’ vice president of service, William Keller, Brooks’ vice president of operations, and Jack Marchant, Brooks’ vice president of human resources. Representatives of Helix’s management included Messrs. Gentilcore, Kawa, Montone and Anastasi, as well as David Jarzynka, vice president, sales and marketing, Jeff Plante, vice president, global support services, and Charles G. Chappell, director, contracts and risk management. Representatives of Credit Suisse First Boston, Needham & Company, Morgan Stanley, Palmer & Dodge and PricewaterhouseCoopers also attended this meeting. The purpose of the meeting was to make introductions among a wider group of management representatives, give reciprocal presentations about company operations and financial performance to each other and the respective financial advisors, and establish a timeline and process for proceeding.
      On June 23, 2005, Brooks’ board of directors authorized continued negotiations with Helix on the basis of the relative valuations of Brooks and Helix and the proposed composition of the board of directors and senior management of the combined company that had been discussed at the June 15, 2005 meeting between Brooks’ special committee, Mr. Lepofsky and Drs. Schorr and Hayes and also authorized the execution of the exclusivity agreement.
      Also on June 23, 2005, Brooks and Helix executed the exclusivity agreement.
      On June 27, 2005, Palmer & Dodge distributed a proposed revised draft of the merger agreement to Ropes & Gray and Brooks that contained Helix’s comments on the draft proposed by Ropes & Gray. Throughout the weeks of June 27, 2005 and July 4, 2005, representatives of Brooks’ senior management and Brooks’ financial and legal advisors and representatives of Helix’s senior management and Helix’s financial and legal advisors held a series of telephonic discussions regarding the issues raised by the exchanged drafts of the merger agreement and exchanged additional revised drafts.
      On July 6, 2005, the parties calculated that, based on a fully diluted pro forma stock ownership for Helix stockholders of 39% in the combined company, the exchange ratio pursuant to the merger agreement would be 1.11 shares of Brooks common stock for each share of Helix common stock. Based on the closing price of Helix’s common stock on July 8, 2005, the last trading day prior to the public announcement of the merger, the 1.11x exchange ratio represented a 25% spot premium to Helix’s stock price and an implied consideration of $17.30 per share of Helix common stock.
      On the morning of July 8, 2005, Brooks’ board of directors convened a meeting at which the approval of the merger would be considered. All members of Brooks’ board of directors, Messrs. Grady, Woodbury and Grilk, and representatives of Credit Suisse First Boston, Needham & Company and Ropes & Gray participated in the meeting. Representatives of Credit Suisse First Boston and Ropes & Gray discussed the terms of the merger agreement and the negotiations with Helix over the previous weeks. Representatives of Ropes & Gray also discussed the fiduciary duties of Brooks’ board of directors and the due diligence work that remained to be completed. Members of Brooks’ special committee reviewed the status of the proposed transaction and the process to date, and recommended that Brooks’ board of directors approve the merger agreement and the merger, subject to satisfactory resolution of the due diligence investigation. Representatives of Brooks’ management discussed the findings of their due diligence investigation, the challenges they expected to face integrating different corporate cultures and employee bases and their support for the proposed transaction. Representatives of Needham & Company presented their financial analyses to Brooks’ board of directors. Brooks’ board of directors asked questions of Needham & Company regarding the analyses and discussed the analyses. Needham & Company then delivered their oral opinion, which was subsequently updated and delivered in writing, to Brooks’ board of directors that, as of July 8, 2005 and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio was fair to Brooks from a financial point of view.
      Brooks’ board of directors discussed the merger agreement, the merger and the remaining due diligence investigation at length, asked various questions of Brooks management, Credit Suisse First Boston, Needham & Company and Ropes & Gray and unanimously resolved, subject in each case to resolution of the due diligence investigation to the satisfaction of Brooks’ board of directors, that the merger agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Brooks stockholders, to approve the merger agreement and the transactions contemplated thereby, to authorize the execution and delivery of the merger agreement and the execution and delivery of related documents, and to recommend to Brooks stockholders that they vote “FOR” approval of the Brooks merger proposal. Brooks’ board of directors also approved several other matters ancillary to the merger and the merger agreement, also subject to satisfactory conclusion of the remaining due diligence investigation, including the proposed amendment to Brooks’ certificate of incorporation to increase the number of authorized shares of Brooks common stock to 125,000,000 shares from 100,000,000 shares if the merger is consummated, an amendment to Brooks’ rights plan and the calling of a special meeting of Brooks stockholders at which the issuance of the shares of Brooks common stock in the merger and the proposed amendment to Brooks’ certificate of incorporation would be considered.
      On the afternoon of July 8, 2005, following the meeting of Brooks’ board of directors, Brooks’ special committee and representatives of Ropes & Gray participated in a conference call with Mr. Lepofsky, representatives of Palmer & Dodge and a representative of Hamilton, Brook, Smith & Reynolds to discuss the remaining Brooks due diligence investigation and the process for resolving open matters.
      Throughout the remainder of July 8, 2005 and July 9, 2005, representatives of Ropes & Gray and Hamilton, Brook, Smith & Reynolds worked to complete the Brooks due diligence investigation. On the afternoon of July 9, 2005, Ropes & Gray concluded this investigation and reported its findings to Brooks’ management.
      On July 9, 2005, Helix’s board of directors held a dinner meeting with representatives of Helix’s senior management, including Messrs. Gentilcore, Anastasi, Montone, Kawa and Plante, to discuss the proposed merger prior to a meeting of Helix’s board of directors the next day.
      On the morning of July 10, 2005, Brooks’ board of directors convened another meeting to discuss the results of the due diligence investigation with representatives of Brooks’ senior management and Ropes & Gray. Brooks’ senior management and representatives of Ropes & Gray discussed the due diligence investigation and the fiduciary duties of Brooks’ board of directors. Brooks’ board of directors asked questions of Brooks’ senior management and representatives of Ropes & Gray regarding the due diligence investigation and their conclusions. Brooks’ board of directors then discussed the report and conclusions of Brooks’ senior management and Ropes & Gray, and following such discussion, Brooks’ board of directors unanimously resolved that the remaining due diligence matters had been resolved to its satisfaction and reaffirmed its approval of the merger agreement and the transactions contemplated thereby. Also on July 10, 2005, Needham & Company reaffirmed its opinion, based on the updated version of the merger agreement, and delivered its written opinion to Brooks’ board of directors that, as of July 10, 2005 and based upon and subject to the assumptions and other matters described in the opinion, the exchange ratio was fair to Brooks from a financial point of view.
      At a meeting held on July 10, 2005, Helix’s board of directors considered the proposed business combination with Brooks. Representatives of Helix’s senior management, including Messrs. Gentilcore, Anastasi, Montone, Kawa and Chappell, Morgan Stanley and Palmer & Dodge, reviewed with Helix’s board the terms of the proposed merger agreement, the negotiations with Brooks over the previous weeks and the results of the due diligence investigation that had been performed. In addition, representatives of Palmer & Dodge reviewed the fiduciary duties of Helix’s board of directors to the Helix stockholders in connection with the proposed business combination. Also, representatives of Morgan Stanley reviewed its financial analysis of the exchange ratio pursuant to the merger agreement. At this time, Morgan Stanley rendered to Helix’s board an oral opinion, subsequently confirmed in writing, that as of July 10, 2005, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Helix common stock.
      Helix’s board of directors discussed the terms of the proposed merger agreement and the results of the due diligence investigation at length and asked various questions of the representatives of Morgan Stanley and Palmer & Dodge. Helix’s board of directors determined that the proposed business combination with Brooks fulfilled Helix’s long-term strategy of (1) increasing the size and diversification of its operations, (2) becoming a more integrated provider of vacuum subsystem solutions and (3) leveraging Helix’s history of operational excellence. At the conclusion of the meeting, Helix’s board of directors unanimously determined that the merger is advisable, fair to, and in the best interests of, Helix and its stockholders, approved the merger agreement and the merger and recommended that Helix stockholders vote “FOR” approval of the Helix merger proposal.
      During the evening of July 10, 2005, following the meeting of Helix’s board of directors, representatives of Brooks, Helix, Ropes & Gray and Palmer & Dodge clarified several issues relating to the proposed transaction and finalized the terms of the merger agreement.
      On the morning of July 11, 2005, Brooks and Helix executed the merger agreement and publicly announced the merger.
      On August 29, 2005, Brooks and Helix entered into an amendment to the merger agreement to clarify the applicability of expense reimbursement in all situations in which termination fees are payable.
Recommendation of Brooks’ Board of Directors; Brooks’ Reasons for the Merger
      Brooks’ board of directors believes that the merger is advisable for, fair to, and in the best interests of, Brooks and its stockholders. Accordingly, Brooks’ board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that Brooks stockholders vote “FOR” approval of the Brooks merger proposal.
      Brooks’ board of directors, in reaching its decision to approve the Brooks merger proposal, consulted with Brooks’ management team, as well as with Brooks’ financial and legal advisors, reviewed a significant amount of information and considered a variety of factors, including the following:

•	the enhanced strategic and market position of the combined company beyond that achievable by Brooks alone;

•	Brooks’ board of directors consideration of possible business combinations and other strategic alternatives;

•	information concerning the business, operations, financial condition, earnings and prospects of Brooks as a separate entity and on a combined basis with Helix, including their revenues, their complementary businesses and the potential for revenue enhancement and cost savings;

•	the increased volume, geographical expansion and diversity of operations, product lines, served markets and customers that could be achieved by combining Helix and Brooks;

•	the opportunity for the combined company to combine complementary technologies to produce a more extensive set of offerings for their customers;

•	the opportunity for Brooks stockholders to remain stockholders in a company that would be substantially larger as a result of the merger with a more diversified product line, a broader customer base and enhanced technology capabilities, and to benefit from future growth of the combined company;

•	the belief of Brooks’ board of directors that the subsystems, components and materials segment of the semiconductor industry is entering a consolidation phase and that the combined company, because of its scale and breadth of operations, would be in a better position to lead this consolidation;

•	the ability of the combined company to evolve from a manufacturer and seller of components to a provider of subsystems and solutions, particularly in the automation and vacuum areas;

•	the potential impact of the merger on Helix and Brooks customers;

•	the likelihood of the merger being approved by the appropriate regulatory authorities;

•	the corporate governance arrangements for Brooks following the merger, which initially will have a board of directors composed of eleven members, including three designated by Helix and one non-voting director emeritus designated by Helix, and the management structure of Brooks following the merger;

•	the board of directors’ evaluation of the results of the due diligence investigations by Brooks’ management and legal and financial advisors;

•	the structure of the merger and the terms of the merger agreement, which are reciprocal in nature, including the fact that the fixed exchange ratio provides relative certainty as to the number of shares of Brooks common stock to be issued in the merger;

•	the fact that Brooks stockholders would hold approximately 61% of the outstanding common stock of the combined company after the merger;

•	the then current financial market conditions and historical market prices, volatility and trading information with respect to Brooks common stock and Helix common stock;

•	the combined company’s anticipated future financial performance, including the fact that the merger is expected to be accretive to Brooks’ earnings per share;

•	the limited overlap of the product lines of Brooks and Helix;

•	the opinion of Needham & Company, LLC, Brooks’ financial advisor, delivered to Brooks’ board of directors that, as of the date of the opinion and based on and subject to the assumptions and other matters described in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to Brooks; see the section entitled “Opinion of Brooks’ Financial Advisor” beginning on page 46. A copy of Needham & Company’s written opinion, dated July 10, 2005, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein;

•	the fact that the merger will be tax-free to Brooks stockholders for U.S. federal income tax purposes; and

•	other potential strategic opportunities.

      Brooks’ board of directors also identified and considered certain countervailing factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including:

•	the possibility that the expected benefits from the merger might not be fully realized;

•	the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed;

•	the risk that the per share value of the consideration to be paid in the merger to Helix stockholders could increase significantly from the value prior to the announcement of the merger agreement because the exchange ratio will not be adjusted for changes in the market price of Brooks common stock or Helix common stock;

•	the challenges of integrating the management teams, strategies, cultures and organizations of the companies;

•	the potential loss of customers and suppliers as a result of their unwillingness to do business with the combined company;

•	the timing and receipt of government and regulatory approvals for the merger, and the possibility that delays in obtaining regulatory approvals of the merger could delay the closing;

•	the fact that stockholder approval of the transaction would be required from both Helix and Brooks;

•	the substantial expenses to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

•	the risk that key management and other personnel might not remain employed by the combined company.

      After consideration of these material factors, Brooks’ board of directors determined that these risks are of a nature that are customary in business combinations similar to the merger, could be mitigated or managed by Brooks or Helix or by Brooks following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a material impact on the merger or on Brooks following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.
      The foregoing discussion is not exhaustive of all factors considered by Brooks’ board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, Brooks’ board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger agreement and the merger. In addition, each member of Brooks’ board of directors may have given differing weights to different factors. In addition, Brooks’ board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather Brooks’ board of directors conducted an overall analysis of the factors described above, including discussions with Brooks’ management, outside consultants, legal counsel and financial advisors. It should be noted that this explanation of the reasoning of Brooks’ board of directors and other information presented in this section is forward-looking in nature and, therefore, such information should be read in light of the factors discussed in the sections entitled “RISK FACTORS” beginning on page 18 and “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” on page 25.
Recommendation of Helix’s Board of Directors; Helix’s Reasons for the Merger
      Helix’s board of directors believes that the merger is advisable for, fair to, and in the best interests of, Helix and its stockholders. Accordingly, Helix’s board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that Helix stockholders vote “FOR” approval of the Helix merger proposal.
      In reaching its conclusion to approve the merger, Helix’s board of directors consulted with Helix’s management team, as well as Helix’s financial advisor and legal counsel, reviewed a significant amount of information and considered a variety of factors, including the following:

•	Helix’s board of directors’ consideration of possible business combinations and other strategic alternatives, as described further under the section captioned “— Background of the Merger,” including the process undertaken by Helix’s board of directors, with the assistance of Helix’s management, financial advisor and legal counsel, to explore and review long-term strategic alternatives in the best interests of Helix stockholders;

•	information concerning the business, operations, financial condition, earnings and prospects of each of Helix and Brooks as separate entities and on a combined basis, including their revenues, their complementary businesses and the potential for revenue enhancement and cost savings;

•	the enhanced strategic and market position of the combined company and the combined company’s anticipated future financial performance;

•	the limited overlap of the product lines of Helix and Brooks and the opportunity for the companies to combine complementary technologies to produce a more extensive set of offerings for their customers;

•	the opportunity for Helix stockholders to participate in a combined company with increased scale, scope, technology capabilities and diversity of operations, product lines, served markets and customers beyond that achievable by Helix alone, and, as stockholders of the combined company, to benefit from future growth of the combined company;

•	the belief of Helix’s board of directors that the subsystems, components and materials segment of the semiconductor industry is entering a consolidation phase and that the combined company, because of its scale and breadth of operations, would be in a better position to lead this consolidation;

•	the ability of the combined company to evolve from a manufacturer and seller of components to a provider of subsystems and solutions, particularly in the automation and vacuum areas;

•	the opportunity for Helix stockholders to continue to benefit from Helix’s tradition of operational excellence in the combined entity, through, in part, the retention of key executive officers of Helix in positions with significant operational responsibilities in the combined entity and the addition to Brooks’ board of directors of three new members and a director emeritus, each of whom is a current member of Helix’s board of directors;

•	the then-current financial market conditions and historical market prices, volatility and trading information with respect to shares of Helix common stock and Brooks common stock;

•	the exchange ratio negotiated with Brooks and the implied premium over recent and historical market prices of Helix common stock, as well as how this premium compared to price premiums in recent comparable transactions;

•	the written opinion and related financial analyses of Morgan Stanley & Co. Incorporated, Helix’s financial advisor, that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to holders of shares of Helix common stock. See the section entitled “— Opinion of Helix’s Financial Advisor” beginning on page 54. A copy of Morgan Stanley’s written opinion, dated July 10, 2005, is attached as Annex C to this joint proxy statement/ prospectus and is incorporated by reference herein;

•	the structure of the merger and the terms and conditions of the merger agreement, which are reciprocal in nature, including the fact that the fixed exchange ratio provides certainty as to the number of shares of Brooks common stock to be issued in the merger;

•	the provisions in the merger agreement that permit Helix’s board of directors to withdraw its recommendation that Helix stockholders approve the Helix merger proposal and to respond to unsolicited third-party proposals, and the belief of Helix’s board of directors, after consultation with its legal counsel and financial advisors, that these provisions, notwithstanding the obligation to pay a termination fee and reimburse expenses of the other party under certain circumstances, should not preclude the possibility of considering any competing transactions;

•	the likelihood of the merger being approved by the appropriate regulatory authorities;

•	the fact that the merger will be tax-free to Helix stockholders for U.S. federal income tax purposes, except to the extent that Helix stockholders recognize gain on cash received for any fractional shares; and

•	the results of due diligence investigations of Brooks by Helix’s management, independent auditors, financial advisors and legal counsel.
      Helix’s board of directors also identified and considered certain potentially adverse consequences to Helix, Helix stockholders and the combined company that could arise from the merger, including:

•	the possibility that the merger may not be consummated and the potential adverse consequences if the merger is not completed;

•	the risk that expected benefits from the merger will not be achieved;

•	the risk that the per share value of the consideration to be paid to or received by Helix stockholders in the merger could decrease significantly from the value prior to the announcement of the merger agreement because the exchange ratio will not be adjusted for changes in the market price of Brooks common stock or Helix common stock;

•	the possibility that Helix’s and Brooks’ businesses would be adversely affected, during the period from signing the merger agreement until integration is substantially implemented, by competitive pressures, the disruption inherent in combining two large businesses and the diversion of Helix’s management from other strategic initiatives;

•	the potential loss of customers and suppliers and termination of contracts of either company as a result of a customer’s, supplier’s, or other counterparty’s unwillingness to do business with the combined company;

•	the challenges and costs of integrating the assets, operations, management teams, strategies, cultures and organizations of the companies;

•	the risk that key management and other personnel might not remain employed by the combined company;

•	the timing and receipt of governmental and regulatory approvals for the merger, and the possibility that delays in obtaining regulatory approvals of the merger could delay the closing;

•	if, once initiated, the merger is not ultimately consummated, this fact could have the effect of depressing values offered by others to Helix in a business combination and could erode customer and employee confidence in Helix;

•	the fact that stockholder approval of the transaction would be required from both Helix and Brooks; and

•	the interests of Helix’s executive officers and directors with respect to the merger may be different from, or in addition to, the interests of Helix common stockholders, as described in the section entitled “— Interests of Helix’s Directors and Executive Officers in the Merger” beginning on page 60.
      After consideration of these material factors, Helix’s board of directors determined that these risks are of a nature that are customary in business combinations similar to the merger, could be mitigated or managed by Helix or Brooks or by Brooks following the merger, were reasonably acceptable under the circumstances, or, in light of the anticipated benefits, the risks were unlikely to have a material impact on the merger or on Brooks following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.
      The foregoing discussion of the information and factors considered by Helix’s board of directors is not intended to be exhaustive but includes the material factors considered by Helix’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, Helix’s board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, Helix’s board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather Helix’s board of directors conducted an overall analysis of the factors described above, including discussions with Helix’s management, outside consultants, legal counsel and financial advisors. In considering the factors described above, individual members of Helix’s board of directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of Helix’s board of directors and information presented in this section is forward-looking in nature and, therefore should be read in light of the factors discussed in the sections entitled “RISK FACTORS” beginning on page 18 and “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” beginning on page 25.
Opinion of Brooks’ Financial Advisor
      Brooks retained Needham & Company, LLC to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to Brooks. On July 8, 2005, Needham & Company delivered to Brooks’ board of directors its oral opinion, which it subsequently confirmed in writing as of July 10, 2005, that, as of the respective opinion dates and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio pursuant to the merger agreement was fair to Brooks from a financial point of view. The Needham & Company opinion is addressed to Brooks’ board of directors, relates only to the fairness, from a financial point of view, of the exchange ratio to Brooks as of the date of the opinion, and does not constitute a recommendation to any Brooks stockholder as to how that stockholder should vote or act on any matter relating to the merger.
      The complete text of the July 10, 2005 Needham & Company opinion, which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Needham & Company, is attached to this joint proxy statement/ prospectus as Annex B. The summary of the Needham & Company opinion set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the Needham & Company opinion. Brooks stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.
      In arriving at its opinion, Needham & Company, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available information concerning Brooks and Helix and certain other relevant financial and operating data of Brooks and Helix furnished to Needham & Company by Brooks and Helix;

•	reviewed the historical stock prices and trading volumes of Brooks common stock and Helix common stock;

•	held discussions with members of management of Brooks and Helix concerning their current and future business prospects and joint prospects for the combined company, including the potential cost savings and other synergies that may be achieved by the combined company;

•	reviewed certain research analyst projections with respect to Brooks and held discussions with members of management of Brooks concerning those projections;

•	reviewed certain research analyst projections with respect to Helix and held discussions with members of management of Helix concerning those projections;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Helix;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	performed and considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.
      In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by or discussed with it for purposes of rendering its opinion, and Needham & Company neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, Needham & Company assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the merger will be consummated upon the terms and subject to the conditions set forth in the merger agreement without material alternation or waiver. Needham & Company assumed, based upon discussions with the respective managements of Brooks and Helix, that the research analyst projections with respect to Brooks and Helix represent reasonable estimates as to the future financial performance of Brooks and Helix, respectively. Needham & Company relied upon the estimates of management of Brooks and Helix of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger. Needham & Company expressed no opinion with respect to any of these projections or estimates or the assumptions on which they were based and relied on the advice of counsel and independent accountants to Brooks as to all legal and financial reporting matters with respect to Brooks, the merger and the merger agreement. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Brooks or Helix. Needham & Company’s opinion was based on economic, monetary and market conditions existing as of its date, and Needham & Company did not assume any responsibility to update or revise its opinion based upon circumstances and events occurring after the date of that opinion. Needham & Company expressed no opinion as to what the value of Brooks common stock will be when issued to the stockholders of Helix pursuant to the merger or the prices at which Brooks common stock or Helix common stock will actually trade at any time. In addition, Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Brooks’ underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for Brooks.
      In connection with rendering its opinion, Needham & Company was not requested to, and did not, participate in the negotiation or structuring of the merger. The exchange ratio was determined through arm’s length negotiations between Brooks and Helix and not by Needham & Company. No limitations were imposed by Brooks on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.
      In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to July 8, 2005, the last trading day prior to public announcement of the merger, and is not necessarily indicative of current or future market conditions.

Average Stock Price Ratio Analysis
      Needham & Company reviewed the historical trading prices of Brooks common stock and Helix common stock for various periods prior to July 8, 2005, the last trading day prior to the public announcement of the merger, in order to determine the various implied deal premiums that existed for those periods. The following table presents:

•	The average stock price ratios for the prior 15 trading days, 30 trading days, 60 trading days, 90 trading days, 180 trading days, 12 months, two years, three years and five years. “Average stock price ratio” data represent the daily closing stock price of Helix common stock divided by the daily closing stock price of Brooks common stock averaged over the respective period.

•	The implied deal premium to the average stock price ratio, which is equal to the percentage by which the exchange ratio pursuant to the merger agreement, 1.11 shares of Brooks common stock for each share of Helix common stock, exceeds the average stock price ratio for the specified periods.

	Average	Implied
Date or Period	Stock Price Ratio	Deal Premium

Last 15 trading days	0.875	26.8%
Last 30 trading days	0.866	28.1%
Last 60 trading days	0.896	23.9%
Last 90 trading days	0.940	18.1%
Last 180 trading days	0.953	16.5%
Last 12 months	0.973	14.1%
Last two years	0.960	15.6%
Last three years	0.939	18.2%
Last five years	0.836	32.8%
July 8, 2005		24.6%

Contribution Analysis
      Needham & Company reviewed and analyzed the implied percentage contribution of each of Brooks and Helix to combined operating results for fiscal year 2004, and projected fiscal year 2005 and fiscal year 2006 combined operating results. The combined operating results for both parties reflect Brooks’ fiscal year ending September 30. Needham & Company also reviewed and analyzed the implied percentage contribution of each of Brooks and Helix to combined balance sheet information, using March 31, 2005 balance sheet information for Brooks and April 1, 2005 balance sheet information for Helix.
      In calculating the projected combined operating results, Needham & Company used the average of selected recent Wall Street equity research estimates for Brooks and Helix. Needham & Company reviewed, among other things, the implied percentage contributions to combined revenues, gross profit, earnings before interest, taxes, depreciation and amortization, which is referred to in this joint proxy statement/ prospectus as EBITDA, earnings before interest and taxes, which is referred to in this joint proxy statement/ prospectus as EBIT, earnings before taxes, cash and equivalents, total assets, long term debt, stockholders’ equity, working capital net of debt, and net cash. In analyzing historical EBITDA, EBIT and earnings before taxes, Needham & Company used historical statement of operations data but added back non-recurring charges, such as goodwill and asset impairment charges and restructuring and acquisition-related charges, net of taxes.

      The following tables present the results of this analysis and the estimated percentage ownership of the combined company on a pro forma basis by Brooks stockholders and Helix stockholders, based on the merger exchange ratio of 1.11x and using the treasury stock method to calculate the number of shares of Brooks common stock outstanding after taking into account outstanding options.

	Implied
	Actual/Estimated
	Percentage
	Contribution

	Brooks	Helix

Combined revenues
FY2004A	77.5%	22.5%
FY2005E	75.1%	24.9%
FY2006E	74.0%	26.0%
Combined gross profit
FY2004A	76.7%	23.3%
FY2005E	72.3%	27.7%
FY2006E	71.5%	28.5%
Combined EBITDA
FY2004A	73.5%	26.5%
FY2005E	64.5%	35.5%
FY2006E	65.8%	34.2%
Combined EBIT
FY2004A	72.0%	28.0%
FY2005E	60.1%	39.9%
FY2006E	65.1%	34.9%
Combined earnings before taxes
FY2004A	65.2%	34.8%
FY2005E	51.2%	48.8%
FY2006E	61.3%	38.7%
Combined balance sheet data:
Combined cash and equivalents	92.6%	7.4%
Combined total assets	79.1%	20.9%
Combined long term debt	100.0%	0.0%
Combined stockholders’ equity	68.9%	31.1%
Combined working capital net of debt	74.3%	25.7%
Combined net cash	86.1%	13.9%

Estimated Pro Forma
Ownership in the
Combined Company

Brooks	Helix
Stockholders	Stockholders

61.0%	39.0%
      The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

Pro Forma Transaction Analysis
      Needham & Company prepared pro forma analyses of the financial impact of the merger using publicly available information, estimates of synergies and transaction expenses from Brooks management,

and a consensus of selected recent Wall Street equity research estimates for Brooks and Helix. Needham & Company analyzed, for the fiscal years ending September 30, 2005 and 2006, the pro forma financial impact of the merger on Brooks’ estimated earnings per share, which is referred to in this joint proxy statement/ prospectus as EPS, and the amount of accretion or dilution on a per share basis. For purposes of the analysis, EPS was calculated both on the basis of generally accepted accounting principles, which is referred to in this joint proxy statement/ prospectus as GAAP, and on a cash EPS basis, which added back to GAAP net income amortization of intangible assets and transaction expenses resulting from the merger. In addition, for purposes of the analysis of pro forma fiscal year 2005 results, Needham & Company assumed the merger closed on September 30, 2004. Needham & Company prepared this analysis assuming management’s estimates of $10.0 million in annual synergies resulting from the merger in fiscal year 2006 and $12.0 million in transaction expenses. Based on these estimates and assumptions, Needham & Company’s analysis showed that the merger would result in accretion to Brooks’ estimated fiscal year 2005 GAAP EPS and cash EPS, and dilution to Brooks’ estimated fiscal year 2006 GAAP EPS but accretion to Brooks’ estimated fiscal year 2006 cash EPS. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Selected Company Analysis
      Needham & Company compared selected historical and projected financial and market data ratios for Helix to the corresponding data and ratios of publicly traded semiconductor capital equipment subsystem companies that Needham & Company deemed relevant because they have lines of business that may be considered similar to certain lines of business of Helix. These companies, referred to as the selected companies, consisted of the following:

Advanced Energy Industries, Inc.
Asyst Technologies, Inc.
ATMI, Inc.
Cymer, Inc.
Entegris, Inc.
INFICON Holding AG
MKS Instruments, Inc.
Mykrolis Corporation
Ultra Clean Holdings, Inc.
      The following table sets forth information concerning the following multiples for the selected companies and for Helix:

•	Enterprise value as a multiple of last 12 months, which is referred to in this joint proxy statement/ prospectus as LTM, revenues;

•	Enterprise value as a multiple of projected calendar year 2005 revenues;

•	Enterprise value as a multiple of projected calendar year 2006 revenues;

•	Enterprise value as a multiple of LTM EBITDA;

•	Enterprise value as a multiple of LTM EBIT;

•	Price as a multiple of LTM EPS;

•	Price as a multiple of projected calendar year 2005 EPS;

•	Price as a multiple of projected calendar year 2006 EPS;

•	Enterprise value as a multiple of net assets; and

•	Market value as a multiple of book value.

      Needham & Company used publicly available information for historical information, First Call consensus data for projected data for the selected companies, and a consensus of selected recent Wall Street equity research estimates for the projected data for Helix. To calculate LTM EBITDA, EBIT and EPS multiples, Needham & Company added back non-recurring charges, such as goodwill and asset impairment charges and restructuring and acquisition-related charges, net of taxes. Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on July 8, 2005, the last trading day prior to the public announcement of the merger, and for Helix based on the Brooks closing stock price of $15.59 on July 8, 2005 and the merger exchange ratio of 1.11x.

	Selected Companies				Implied
Helix at
	High	Low	Mean	Median	Offer

Enterprise value to LTM revenues	3.9x	0.5x	1.5x	1.3x	2.7x
Enterprise value to projected calendar year 2005 revenues	3.5x	0.6x	1.5x	1.4x	2.4x
Enterprise value to projected calendar year 2006 revenues	3.1x	0.5x	1.4x	1.1x	2.1x
Enterprise value to LTM EBITDA	23.1x	7.3x	12.7x	11.3x	21.1x
Enterprise value to LTM EBIT	24.8x	8.5x	15.5x	14.5x	29.2x
Price as a multiple of LTM EPS	37.9x	14.3x	24.0x	23.4x	18.4x
Price as a multiple of projected calendar year 2005 EPS	40.6x	13.3x	28.4x	28.8x	35.3x
Price as a multiple of projected calendar year 2006 EPS	68.4x	11.7x	24.1x	19.1x	25.2x
Enterprise value to net assets	2.4x	1.0x	1.5x	1.3x	3.0x
Market value to book value	3.6x	1.3x	2.2x	2.0x	3.2x

Stock Price Premium Analysis
      Needham & Company analyzed publicly available financial information for 37 merger and acquisition transactions that represent transactions involving publicly traded technology companies completed between January 1, 2004 and July 8, 2005, the last trading day prior to the public announcement of the merger, with transaction values of between $100.0 million and $500.0 million. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, one week and one month prior to the announcement of the transaction.
      Needham & Company calculated premiums for Helix based on the $15.69 closing price of Brooks common stock on July 8, 2005, the last trading day prior to the public announcement of the merger, and the merger exchange ratio of 1.11x. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions
					Brooks/Helix
	High	Low	Mean	Median	Merger

One day stock price premium	71.0%	1.1%	27.2%	23.6%	24.6%
One week stock price premium	68.1%	3.4%	29.5%	25.0%	32.7%
One month stock price premium	72.0%	1.9%	37.8%	38.3%	27.5%

Selected Transaction Analysis
      Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed between January 1, 2000 and July 8, 2005, the last trading day prior to the public announcement of the merger, with transaction values between $100.0 million and $1.0 billion that involved targets that were semiconductor capital equipment companies:

Target	Acquirer

Align-Rite International, Inc.	Photronics, Inc.
Applied Science and Technology, Inc.	MKS Instruments, Inc.
Cerprobe Corporation	Kulicke and Soffa Industries, Inc.
CFM Technologies, Inc.	Mattson Technology, Inc.
CoorsTek, Inc.	Keystone Holdings LLC (Coors Family)
CVC, Inc.	Veeco Instruments Inc.
DuPont Photomasks, Inc.	Toppan Printing Co., Ltd.
GaSonics International Corporation	Novellus Systems, Inc.
GenRad, Inc.	Teradyne, Inc.
Genus, Inc.	Aixtron AG
Integrated Measurement Systems, Inc.	Credence Systems Corporation
NPTest Holding Corporation	Credence Systems Corporation
Numerical Technologies, Inc.	Synopsys, Inc.
Plasma-Therm, Inc.	Oerlikon-Bührle Holding AG
PRI Automation, Inc.	Brooks Automation, Inc.
SpeedFam-IPEC, Inc.	Novellus Systems, Inc.
      In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for Helix:

•	aggregate transaction value as a multiple of LTM revenues;

•	aggregate transaction value as a multiple of LTM EBIT;

•	aggregate transaction value as a multiple of LTM EBITDA;

•	transaction value as a multiple of LTM net income; and

•	transaction value as a multiple of book value.
      Needham & Company calculated multiples for Helix based on the Brooks closing stock price of $15.59 on July 8, 2005, the last trading day prior to the public announcement of the merger, and the merger exchange ratio of 1.11x.
      The following table sets forth information concerning the multiples of aggregate transaction value to LTM revenues, EBIT and EBITDA and the multiples of transaction value to LTM net income and book value for the selected transactions and the same multiples implied by the merger.

Selected Transactions
Brooks/Helix
	High	Low	Mean	Median	Merger

Aggregate transaction value to LTM revenues	4.0x	0.8x	2.4x	2.2x	2.7x
Aggregate transaction value to LTM EBIT	21.9x	11.3x	16.4x	16.3x	29.2x
Aggregate transaction value to LTM EBITDA	44.6x	8.3x	17.0x	11.8x	21.1x
Transaction value to LTM net income	32.1x	16.2x	23.7x	23.2x	18.4x
Transaction value to book value	11.0x	1.2x	3.5x	2.5x	3.2x

      No company, transaction or business used in the “Selected Company Analysis,” “Stock Price Premium Analysis” or “Selected Transaction Analysis” as a comparison is identical to Brooks, Helix or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.
      The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.
      In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Brooks and Helix. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by Brooks’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Brooks’ board of directors or management with respect to the exchange ratio or the merger.
      Under the terms of its engagement letter with Needham & Company, Brooks has paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion that Brooks and Needham & Company believe is customary in this type of transaction. Needham & Company’s fee is not contingent on consummation of the merger. Brooks has agreed to reimburse Needham & Company for its out-of-pocket expenses incurred in connection with its engagement and to indemnify Needham & Company against certain liabilities relating to or arising out of services performed by Needham & Company in rendering its opinion.
      Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by Brooks’ board of directors to render an opinion in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with Brooks and the semiconductor industry generally. Needham & Company acted as a managing underwriter in connection with Brooks’ December 2003 public offering of common stock, for which it received compensation, but has had no other investment banking relationship with Brooks, and has had no investment banking relationship with Helix, during the past two years. Needham & Company may in the future provide investment banking and financial advisory services to Brooks and Helix unrelated to the merger, for which services Needham & Company expects to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Brooks or Helix for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Opinion of Helix’s Financial Advisor
      Helix retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the merger. Morgan Stanley was selected by Helix based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Helix. At the special meeting of Helix’s board of directors on July 10, 2005, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of July 10, 2005, based upon and subject to the various considerations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Helix common stock.
      The full text of the written opinion of Morgan Stanley, dated as of July 10, 2005, is attached as Annex C to this joint proxy statement/ prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Helix stockholders should read the entire opinion carefully. Morgan Stanley’s opinion is directed to Helix’s board of directors and addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of shares of common stock of Helix as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to any holder of Helix common stock as to how to vote at Helix’s special meeting. The summary of the opinion of Morgan Stanley set forth in this joint proxy statement/ prospectus is qualified in its entirety by reference to the full text of its opinion.
      In rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Helix and Brooks;

•	reviewed certain internal financial statements and other financial and operating data concerning Helix and Brooks prepared by the managements of Helix and Brooks, respectively;

•	reviewed certain financial projections prepared by the managements of Helix and Brooks;

•	discussed the past and current operations, financial condition and prospects of Helix and Brooks with senior executives of Helix and Brooks, respectively;

•	reviewed the pro forma impact of the merger on Brooks’ earnings per share;

•	discussed potential strategic, financial and operational benefits anticipated from the merger with senior executives of Helix and Brooks;

•	reviewed reported prices and trading activity for Helix common stock and Brooks common stock;

•	compared the financial performance of Helix and Brooks and prices and trading activity of Helix common stock and Brooks common stock with those of certain other comparable publicly traded companies;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Helix and Brooks and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.
      In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley by Helix and Brooks for the purposes of this opinion. With respect to the financial projections, including information relating to strategic, financial and operational benefits anticipated from the merger, Morgan

Stanley assumed that they had been reasonably prepared on bases reflecting the then best currently available estimates and judgments of the future financial performance and prospects of Helix and Brooks. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Helix and Brooks of their ability to retain key employees, Helix’s and Brooks’ technologies and products, the timing and risks associated with the integration of Helix and Brooks and the validity of, and risks associated with, Helix’s and Brooks’ existing and future products and technologies.
      In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code. In addition, Morgan Stanley assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have any adverse effect on Helix or Brooks or on the benefits expected to be derived from the merger. Morgan Stanley’s opinion did not address other strategic transactions considered by either Helix or Brooks, or whether or not such strategic transactions could be achieved or are available, and Morgan Stanley excluded the effects of any such strategic transactions in its analysis. Morgan Stanley is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Helix and Brooks and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Helix or Brooks, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of Morgan Stanley’s opinion. Events occurring after the date of Morgan Stanley’s opinion may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
      The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its opinion dated July 10, 2005. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Historical Common Stock Performance
      Morgan Stanley’s analysis of the performance of Helix common stock consisted of a historical analysis of trading prices over the period from July 8, 2004 to July 8, 2005, the last trading day prior to the public announcement of the merger. During that period, based on trading prices on The Nasdaq National Market, Helix common stock achieved a high closing price of $18.71 per share and a low closing price of $11.61 per share on July 9, 2004 and May 12, 2005, respectively. Morgan Stanley noted that Helix common stock closed at a price of $13.89 per share on July 8, 2005, and that based on the closing stock price of $15.59 per share of Brooks common stock on July 8, 2005 and the merger exchange ratio of 1.11x, the implied price of Helix common stock was approximately $17.30 per share.

Comparative Stock Price Performance
      Morgan Stanley performed analyses of historical closing prices of Helix common stock, Brooks common stock and an equally weighted index of semiconductor capital equipment subsystems companies consisting of Advanced Energy Industries, Inc., Entegris, Inc., MKS Instruments, Inc. and Pfeiffer Vacuum Technology AG. Morgan Stanley compared the performance of this index to that of The Nasdaq National Market generally and to the performance of Helix common stock and Brooks common stock during the period from July 8, 2004 to July 8, 2005, the last trading day prior to the public announcement of the merger. Morgan Stanley observed that over this period, the semiconductor capital equipment subsystems index decreased 6%, The Nasdaq National Market increased 9%, Helix common stock decreased 25% and Brooks common stock decreased 11%.

Exchange Ratio Premium Analysis
      Morgan Stanley reviewed the ratios of the closing prices of Helix common stock divided by the corresponding closing prices of Brooks common stock over various periods ending July 8, 2005, the last trading day prior to the public announcement of the merger. These ratios are referred to as period average exchange ratios. Morgan Stanley examined the premiums represented by the market exchange ratio of 0.891x as of July 8, 2005 and the merger exchange ratio of 1.11x, over the period average exchange ratios and found them to be as follows:

			July 8, 2005 Market Exchange
			Ratio (0.891x) Premium/	Merger Exchange Ratio (1.11x)
	Period Average		(Discount) to Period Average	Premium/ (Discount) to Period
Period	Exchange Ratio		Exchange Ratio	Average Exchange Ratio

July 8, 2005	0.891	x	0.0%	24.6%
Last 30 Trading Days	0.866		2.9	28.1
Last 60 Trading Days	0.896		(0.5)	23.9
Last 90 Trading Days	0.940		(5.2)	18.1
Since July 8, 2004	0.973		(8.5)	14.0
High Since July 8, 2004	1.171		(23.9)	(5.2)
Low Since July 8, 2004	0.818		8.9	35.6

Relative Contribution Analysis
      Morgan Stanley analyzed the relative contribution of Helix and Brooks to estimated net income, operating income and revenue of the combined company for the fiscal year ending September 30, 2006 and for the twelve months ending on June 30, 2006 based on publicly available estimates for Helix and Brooks. Morgan Stanley’s relative contribution analysis assumed there would be no synergies. The following table presents the results of that analysis:

	Percentage
	Contribution

	Brooks	Helix

Estimated Net Income
Fiscal Year Ending September 30, 2006	59.9%	40.1%
Twelve Months Ending June 30, 2006	63.1	36.9
Estimated Operating Income
Fiscal Year Ending September 30, 2006	59.6%	40.4%
Twelve Months Ending June 30, 2006	62.4	37.6
Estimated Revenue
Fiscal Year Ending September 30, 2006	71.9%	28.1%
Twelve Months Ending June 30, 2006	72.9	27.1
      Morgan Stanley adjusted the relative contribution percentages calculated above for operating income and revenue to reflect the relative capital structure of each company to determine the implied pro forma ownership percentages of the combined company for the stockholders of Brooks and Helix, respectively. The results are set forth below:

	Percentage Implied Ownership
	of the Combined Company

	Brooks Stockholders	Helix Stockholders

Estimated Net Income
Fiscal Year Ending September 30, 2006	59.9%	40.1%
Twelve Months Ending June 30, 2006	63.1	36.9
Estimated Operating Income
Fiscal Year Ending September 30, 2006	64.6%	35.4%
Twelve Months Ending June 30, 2006	66.9	33.1
Estimated Revenue
Fiscal Year Ending September 30, 2006	74.6%	25.4%
Twelve Months Ending June 30, 2006	75.4	24.6

      Morgan Stanley noted that the pro forma ownership percentage of the combined company implied by the merger exchange ratio of 1.11x would be approximately 61% for Brooks stockholders and approximately 39% for Helix stockholders.
      Morgan Stanley further noted that the range of pro forma ownership percentage implied a range for Helix common stock of $10.00 to $18.00 per share. Morgan Stanley noted that based on the closing stock price of $15.59 per share of Brooks common stock on July 8, 2005, the last trading day prior to the public announcement of the merger, and the merger exchange ratio of 1.11x, the implied price of Helix common stock was approximately $17.30 per share.

Present Value of Research Analyst Price Targets Analysis
      Morgan Stanley performed an analysis of the present value per share of Helix common stock by analyzing the 12-month target prices of Helix common stock based upon publicly available equity research estimates. Morgan Stanley noted that the range of 12-month target prices of Helix common stock was between $15.00 and $20.00 per share. Morgan Stanley further observed that using an illustrative discount rate of 15% using the capital asset pricing model and a discount period of one year, the present value of the analyst price target range was $13.00 to $17.50. Morgan Stanley noted that based on the closing stock price of $15.59 per share of Brooks common stock on July 8, 2005, the last trading day prior to the public announcement of the merger, and the merger exchange ratio of 1.11x, the implied price of Helix common stock was approximately $17.30 per share.

Comparable Company Analysis
      While noting that no comparable public company is exactly identical to Brooks or Helix, Morgan Stanley compared selected financial information for Brooks and Helix with publicly available information for comparable semiconductor capital equipment subsystems companies that shared certain product characteristics and similar customer bases with Brooks and Helix. Based upon publicly available estimates of certain securities research analysts and using the closing prices as of July 8, 2005, the last trading day prior to the public announcement of the merger, Morgan Stanley calculated, for each of these companies, both (1) the closing stock price divided by the estimated earnings per share for calendar years 2005 and 2006, referred to as the “price/earnings” multiple, and (2) the aggregate value divided by the estimated revenues for calendar years 2005 and 2006, referred to as the “aggregate value/revenue” multiple. The aggregate value of a company was defined as the market value of equity less cash plus the value of any debt, capital lease and preferred stock obligations of the company. The following table shows the results of these calculations:

			Aggregate Value/
	Price/ Earnings		Revenue

Company	CY2005E	CY2006E	CY2005E	CY2006E

Advanced Energy Industries, Inc.	32.3	10.8	0.9	0.8
Entegris, Inc.	34.1	31.7	1.9	1.8
MKS Instruments, Inc.	29.5	18.6	1.4	1.3
Pfeiffer Vacuum Technology AG	16.0	14.9	1.7	1.6
      Based on the price/earnings multiple ranges set forth in the table above, this analysis implied a range for Helix common stock of $11.50 to $15.50 per share. Morgan Stanley noted that based on the closing stock price of $15.59 per share of Brooks common stock on July 8, 2005, the last trading day prior to the public announcement of the merger, and the merger exchange ratio of 1.11x, the implied price of Helix common stock was approximately $17.30 per share.
      Morgan Stanley further noted that based on the closing stock price of $15.59 per share of Brooks common stock on July 8, 2005, the last trading day prior to the public announcement of the merger, and the merger exchange ratio of 1.11x, the aggregate value/revenue multiples for Helix were 2.5x and 2.2x for calendar years 2005 and 2006, respectively, and the price/earnings multiples for Helix were 34.6x and 22.5x for calendar years 2005 and 2006, respectively.
      No company included in the comparable company analysis is identical to Helix or Brooks. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Helix or Brooks, such as the impact of competition on the business of Helix or Brooks and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Helix or Brooks or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or low, is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis
      Morgan Stanley compared certain publicly available statistics for 84 transactions from April 22, 1996 to May 24, 2005 where the stockholders of the target company had an ownership of between 35% to 45% of the combined company. The following table presents the indicated premiums paid above the closing share prices one day before the announcement of the transaction and 30 days before the announcement of the transaction and the premium to the average historical exchange ratio 30 days before the announcement of the transaction:

	Premium to:

		30-Day Average	30-Day Average
	One Day	Stock Price	Historical Exchange Ratio
	Before Announcement	Before Announcement	Before Announcement

Mean	21%	22%	12%
Median	21	22	13
      Of the 84 transactions, 27 transactions involved technology companies. The following table presents for these 27 transactions the indicated premiums paid above the closing share prices one day before the announcement of the transaction and 30 days before the announcement of the transaction and the premium to the average historical exchange ratio 30 days before the announcement of the transaction:

	Premium to:

		30-Day Average	30-Day Average
	One Day	Stock Price	Historical Exchange Ratio
	Before Announcement	Before Announcement	Before Announcement

Mean	30%	24%	22%
Median	29	22	24
      Based on the foregoing information, this analysis implied a range for Helix common stock of $16.00 to $18.00 per share. Morgan Stanley noted that based on the closing stock price of $15.59 per share of Brooks common stock on July 8, 2005, the last trading day prior to the public announcement of the merger, and the merger exchange ratio of 1.11x, the implied price of Helix common stock was approximately $17.30 per share.
      No transaction included in the precedent transaction analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Helix or Brooks, such as the impact of competition on the business of Helix or Brooks and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Helix or Brooks or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, or the high or the low, is not in itself a meaningful method of using precedent transaction data.

Pro Forma Analysis of the Merger
      Morgan Stanley analyzed the pro forma impact of the merger on estimated earnings per share for Brooks for fiscal year 2006. The pro forma results were calculated as if the merger had closed at the beginning of the first quarter of fiscal year 2006 and were based on estimated earnings derived from publicly available equity research estimates for Brooks and Helix. In deriving Helix’s net income estimates from pretax income estimates, Morgan Stanley used an effective tax rate that, based on discussions with the senior executives of Brooks and Helix, took into account potential tax benefits and deductions available to Brooks on a pro forma basis. The following table presents the estimated pro forma fiscal year 2006 Brooks earnings per share and accretion, excluding the impact of one-time and non-cash acquisition-related expenses, based on the merger exchange ratio of 1.11x and assuming no synergies as well as the realization of an illustrative range of $5.0 million to $10.0 million in annual pretax synergies during fiscal year 2006.

	Estimated Pro Forma Fiscal 2006
Fiscal 2006 Pretax Synergies	Brooks Earnings per Share	Accretion

No Synergies	$0.71	$0.05
$5.0 Million Pretax Synergies	0.76	0.11
$7.5 Million Pretax Synergies	0.79	0.13
$10.0 Million Pretax Synergies	0.82	0.16
      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Morgan Stanley’s analyses, without considering all of its analyses, would create an incomplete view of the process underlying Morgan Stanley’s opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Helix or Brooks.
      In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Helix or Brooks. Any estimates contained in Morgan Stanley’s analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley’s analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Helix common stock and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of Helix. The analyses do not purport to be appraisals or to reflect the prices at which Helix common stock or Brooks common stock might actually trade. The exchange ratio pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between Helix and Brooks and were approved by Helix’s board of directors. Morgan Stanley provided advice to Helix during these negotiations; however, Morgan Stanley did not recommend any specific consideration to Helix or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley’s opinion and presentation to Helix’s board of directors was one of many factors taken into consideration by Helix’s board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of Helix’s board of directors with respect to the value of Helix or of whether Helix’s board of directors would have been willing to agree to a different consideration.
      Helix’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for their own accounts or for the accounts of customers, in the equity or debt securities or senior loans of Helix and/or Brooks.
      Pursuant to an engagement letter, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and Helix agreed to pay Morgan Stanley a fee that Helix and Morgan Stanley believe is customary in connection with a transaction of this type, a significant portion of which is contingent upon closing of the merger. Helix has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Helix has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financing services to Helix and have received fees for the rendering of these services.
Interests of Helix’s Directors and Executive Officers in the Merger
      When considering the recommendation of Helix’s board of directors to vote “FOR” the approval of the Helix merger proposal, Helix stockholders should be aware that some directors and executive officers of Helix have agreements or arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Helix stockholders. The board of directors of Helix was aware of these interests and considered them, among other matters, during its deliberations with respect to the merger and in deciding to recommend that Helix stockholders vote “FOR” the approval of the Helix merger proposal.

Governance Structure
      Pursuant to the terms of the merger agreement, upon consummation of the merger Brooks’ board of directors will be composed of ten directors, seven of whom will be the current directors of Brooks and three of whom will be selected by Helix’s board of directors from the current members of Helix’s board. Helix’s board of directors has not yet voted on the designation of such nominees. In addition, one current member of Helix’s board of directors will be appointed as a non-voting director emeritus of Brooks’ board of directors, with notification, participation and any other rights of a regular Brooks director, other than voting rights, to serve for at least one year following the effective time of the merger. Helix’s board of directors has not yet voted on the designation of such director emeritus.

Stock Options
      Helix’s directors and executive officers each hold options to purchase Helix common stock. As described in the section entitled “— Treatment of Helix Stock Options,” Brooks will assume all outstanding options to purchase Helix common stock in the merger.

Existing Employment Arrangements with Helix
      Helix entered into employment agreements with Messrs. Anastasi, and Jalbert in November 2002 and with Mr. Gentilcore in December 2002. Each of these agreements terminates on the respective executive’s normal retirement date, unless earlier terminated by Helix with or without cause, as defined in the applicable agreement, or by the executive with or without good reason, as defined in the applicable agreement. Each agreement provides for, among other things, (1) a base salary per year, currently $290,000 for Mr. Anastasi, $207,000 for Mr. Jalbert and $375,000 for Mr. Gentilcore, (2) an annual performance bonus determined at the discretion of Helix’s Human Resources and Compensation Committee, (3) equity awards from time to time under Helix’s 1996 Equity Incentive Plan, also at the discretion of Helix’s Human Resources and Compensation Committee, (4) reimbursement of business expenses and (5) the right to participate in Helix’s retirement plans, life insurance plans, and medical plans for senior executives and in Helix’s Supplemental Key Executive Retirement Plan. Each agreement also prohibits the executive from accepting any position with any company that is competitive with Helix for a period of three years following the date of termination of the executive’s employment, or two years following the date of termination without cause or for good reason, each as defined in the applicable agreement.
      In the event Messrs. Anastasi, Jalbert or Gentilcore is terminated by Helix for cause, voluntarily terminates the agreement without good reason, or reaches his normal retirement date, upon which the agreement automatically terminates, he would be entitled to any then-accrued base salary, reimbursement of then-accrued expenses and any other or additional benefits to the extent required by any of Helix’s then-applicable benefit plans or programs. In the event any one of these executives is terminated by Helix without cause, he would be entitled to his then-accrued base salary, a pro-rated bonus, any amounts payable pursuant to Helix’s Supplemental Key Executive Retirement Plan and reimbursement of any then-accrued expenses. The executive would also be entitled to continued base salary payments, bonus payments and all other benefits otherwise payable under the agreement for 12 months if the date of termination occurs at least one year after the executive’s date of hire or for 24 months if the date of termination occurs at least five years after the executive’s date of hire, subject to offsets in the event the executive obtains other employment during the period. The executive’s vested options would remain exercisable for up to one year after termination. In the event Messrs. Anastasi, Jalbert or Gentilcore terminates his agreement for good reason, he would be entitled to the same payments and benefits as if he had been terminated by Helix without cause, and in addition any unvested options that would have become exercisable during the two-year period after the executive’s termination date would become exercisable as of the termination date.
      In March 2005, Helix entered into an agreement with Mr. Kawa, then Helix’s Corporate Controller, to serve as Helix’s Interim Chief Financial Officer and Corporate Controller. The agreement, among other things, (1) requires Helix to give Mr. Kawa six months’ advance notice of a termination of Mr. Kawa’s employment without cause, as defined in the agreement, (2) in the event of a termination of Mr. Kawa’s employment without cause or for good reason, as defined in the agreement, requires Helix to pay Mr. Kawa (a) severance in an amount equal to his annual base salary, currently $200,000, plus any applicable variable performance award assuming the “target” performance goal had been achieved, currently $60,000, subject to offsets in the event Mr. Kawa obtains other employment during the 12 months following the date of termination, (b) medical, dental and life insurance benefits for a period of up to 12 months following the date of termination and (c) outplacement services in an amount up to $5,000, and (3) prohibits Mr. Kawa from accepting any position with any company that is competitive with Helix for a period of three years following the date of termination of Mr. Kawa’s employment, or two years following the date of termination without cause or for good reason.

Employment Arrangements with Brooks
      Upon the consummation of the merger, five current Helix executives, including Messrs. Gentilcore and Anastasi, will be appointed to designated positions at Brooks. Mr. Gentilcore will be appointed Brooks’ President and Chief Operating Officer, Semiconductor Products Group and Mr. Anastasi will be appointed Brooks’ Executive Vice President and Chief Manufacturing Officer, Global Manufacturing Operations.
      Brooks expects to enter into agreements with these Helix executives upon consummation of the merger, including an employment agreement, a change of control agreement, an indemnification agreement and an invention, non-disclosure, non-competition, non-solicitation agreement. These agreements will replace in their entirety the current agreements that these executives have with Helix, if any. In the event that these executives do not enter into employment agreements with Brooks prior to consummation of the merger, their current employment agreements with Helix, if any, will remain in effect. The current employment agreements of Messrs. Gentilcore and Anastasi are described above in the section entitled “— Employment Arrangements with Helix.”

      Each employment agreement provides for, among other things, an annual base salary, expected to be $375,000 for Mr. Gentilcore and $290,000 for Mr. Anastasi, an annual management bonus which, in the case of Mr. Gentilcore, may range from 0% to 150% of 100% of base salary and, in the case of Mr. Anastasi, may range from 0% to 150% of 70% of base salary, and eligibility to participate in all benefits normally offered to senior executives of Brooks. In addition, each executive will receive an option to purchase shares of Brooks common stock that will vest quarterly over four years, expected to cover 25,000 shares for Mr. Gentilcore and 15,000 shares for Mr. Anastasi, and a grant of 12,500 shares of restricted common stock to Mr. Gentilcore and 7,500 shares of restricted common stock to Mr. Anastasi, each of which vest as to 25% of the shares after each of the first two years and as to the remaining 50% of the shares after the third year. Each agreement also provides that the employee will be entitled to severance equal to one year’s base salary if terminated without “cause”, which is defined to mean the failure to meet the performance requirements pertaining to the employee’s job or engagement in conduct that is fraudulent, dishonest, unlawful or otherwise in violation of Brooks’ standards of conduct. In addition, the employee will be entitled to continued participation in benefit plans for one year. Payment of the base salary and continued participation in benefit plans may be extended for up to one additional year if the employee is engaged in an ongoing search for replacement employment.
      The change of control agreements provide for a term of five years that automatically renews in five-year increments unless Brooks provides written notice of non-renewal at least 60 days prior to the renewal date, which is one year before the end of the then-current term. If Brooks provides this notice, the agreement will continue for the remainder of the then-current five-year term. The agreements provide that in the event of a change of control these persons will continue to be employed for one year unless terminated earlier for cause. A change of control is generally defined to occur if (1) a person or group acquires beneficial ownership of at least 30% of Brooks’ outstanding voting stock, (2) individuals who constitute the board of directors on the date the agreement is signed and other directors whose nomination was approved by such directors cease to represent a majority of Brooks’ board of directors, (3) the approval by Brooks stockholders of a merger or reorganization following which the beneficial owners of Brooks common stock immediately prior to the transaction do not continue to own at least 50% of the outstanding shares of Brooks common stock other than a transaction implemented to effect a recapitalization following which no person acquires 30% or more of Brooks common stock, or (4) the approval by Brooks stockholders of a sale of all or substantially all of Brooks’ assets. The agreements also provide that the position of the employee upon a change of control must be at least commensurate with the highest position held by the person during the 180-day period prior to the change of control, after completion of a six-month transition period. During the one-year period, the employee will receive an annual base salary, paid bi-weekly, equal to at least 12 times the highest monthly base salary paid to the employee in the preceding 12-month period and an annual bonus equal to at least the average annualized bonus paid to the employee in the preceding three fiscal years. In addition, the employee will be entitled to participate in benefit and welfare plans during the one-year period. Under the agreements, if the employee is terminated other than for cause, disability or death, or if the employee resigns for good reason, the employee is entitled to one year of base salary in a lump-sum payment and the continuation of certain benefits for 18 months. For purposes of the agreements, cause means willful acts of dishonesty, repeated breaches by the employee of the agreement or the conviction of a felony involving moral turpitude. Good reason includes diminution of the responsibility or position of the employee, Brooks’ breach of the agreement or the involuntary relocation of the employee more than 35 miles from the employee’s current location.
      The indemnification agreements provide that Brooks will indemnify an individual to the fullest extent permitted by applicable law in connection with any civil or criminal action or proceeding, including actions by or in the name of Brooks, where the individual’s involvement is by reason of the fact that he was serving on behalf of Brooks. This indemnification covers attorney’s fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, an individual will receive indemnification unless he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in the best interests of Brooks. The indemnification agreements also cover other matters pertaining to indemnification, including circumstances when indemnification is due with respect to some claims but not others, indemnification for service as a witness, advancement of expenses and various procedural matters.
      The invention, non-disclosure, non-competition and non-solicitation agreements provide that the employee will disclose and assign to Brooks all inventions, discoveries, trade secrets and improvements developed or made by the employee during his employment with Brooks and assist with obtaining and enforcing patent, copyright and other forms of related legal protection. The agreements provide that the employee will not disclose any information relating to such inventions or other confidential information received by the employee during his employment at Brooks. The agreements also prohibit the employee from directly or indirectly competing with, or soliciting employees of, Brooks so long as he is an employee of Brooks and for a period of one year thereafter.

Indemnification and Insurance
      The merger agreement provides that all rights to indemnification, expense advancement and exculpation in favor of any present or former director or officer of Helix or any of its subsidiaries as provided in the charter documents or bylaws of such entity as in effect on the date of the merger agreement will survive the merger for a period of at least six years after the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger. In addition, Brooks has agreed either to (1) maintain in effect for a period of six years from and after the consummation of the merger the current directors’ and officers’ liability insurance policies of Helix containing coverage with respect to claims arising from facts or events prior to the consummation of the merger at the same level maintained at or prior to the consummation of the merger; provided that if the aggregate annual premiums for this insurance during the six-year period would exceed 200% of the per annum rate of premium paid by Helix on the date of the merger agreement, then Brooks will provide a policy with the best coverage then available at 200% of such rate or (2) obtain a run-off policy or endorsement with respect to such policies of directors’ and officers’ liability insurance covering claims asserted within six years of the consummation of the merger arising from facts or events prior to the consummation of the merger; provided that if the aggregate annual premiums for this insurance would exceed 300% of the per annum rate of premium paid by Helix on the date of the merger agreement, then Brooks will provide a run-off policy or endorsement with the best coverage then available at 300% of such rate.
Consummation and Effectiveness of the Merger
      The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such other time as Brooks and Helix agree and as specified in the certificate of merger. The certificate of merger will be filed as soon as practicable, but no more than two business days following the later of the receipt of the necessary approval of the stockholders of Brooks and Helix and the date on which all of the conditions to the merger capable of being satisfied prior to the closing have been satisfied or waived, unless the parties agree on another date. Brooks and Helix are working toward consummating the merger as quickly as possible and expect to consummate the merger before the end of 2005.
Conversion of Helix Common Stock
      For a description of the consideration to be received in the merger by holders of Helix common stock, see the section entitled “THE MERGER AGREEMENT — Merger Consideration” beginning on page 69. Brooks common stock outstanding immediately prior to the merger will remain outstanding and unaffected by the merger.
Treatment of Helix Stock Options
      At the effective time of the merger, each outstanding option to purchase shares of Helix common stock, whether vested or unvested, and each Helix stock option plan will be assumed by Brooks. Thereafter each Helix stock option will constitute an option to acquire, on the same terms and conditions as were applicable under the Helix stock option plans, a number of shares of Brooks common stock equal to the aggregate number of shares of Helix common stock subject to the Helix stock option multiplied by 1.11, rounded down to the nearest number of whole shares, at the price per share set forth in the Helix stock option, divided by 1.11, rounded up to the nearest full cent. Any adjustments with respect to any options to purchase Helix common stock which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code are intended to be effected in a manner that will preserve the treatment of the options as incentive stock options.
Regulatory Matters
      Under the HSR Act, Brooks and Helix are required to give notification and furnish information to the FTC and the Antitrust Division, and are required to wait until the expiration or termination of the applicable waiting period before they can complete the merger. Brooks and Helix have submitted the required regulatory filings to the FTC and the Antitrust Division. The waiting period is scheduled to expire on September 2, 2005; however, the FTC or the Antitrust Division may extend the waiting period if it requests additional information with respect to the merger.
      The FTC or the Antitrust Division may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the FTC or the Antitrust Division could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Brooks and Helix will prevail.
      Neither Brooks nor Helix is aware of any foreign governmental approvals or actions that are required for completion of the merger. Nonetheless, in connection with the merger, the laws of a number of foreign countries and jurisdictions in which Brooks and/or Helix conducts business may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in those countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on Brooks’ operations conducted in those countries and jurisdictions as a result of the merger. If those approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event that a filing or application is made for the requisite foreign approvals or consents, the parties cannot assure you when, if ever, those approvals or consents will be granted.
Delisting and Deregistration of Helix Common Stock
      If the merger is completed, Helix common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934. The stockholders of Helix will become stockholders of Brooks and their rights as stockholders will be governed by applicable Delaware law and by Brooks’ certificate of incorporation and bylaws. See the section entitled “COMPARISON OF RIGHTS OF STOCKHOLDERS” beginning on page 105.
Accounting Treatment
      The merger will be accounted for as a business combination using the “purchase” method of accounting. Brooks will be the acquirer for financial accounting purposes.
No Appraisal Rights
      Neither Brooks stockholders nor Helix stockholders are entitled to any appraisal rights in connection with the merger.

Federal Securities Laws Consequences; Resale Restrictions
      All shares of Brooks common stock that will be distributed to Helix stockholders in the merger will be freely transferable, except for restrictions applicable to “affiliates” of Helix and except that resale restrictions may be imposed by securities laws in non-U.S. jurisdictions insofar as subsequent trades are made within these jurisdictions. Persons who are deemed to be affiliates of Helix may resell Brooks common stock received by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Helix generally include executive officers, directors and holders of more than 10% of the outstanding shares of Helix. The merger agreement requires Helix to identify to Brooks all persons who it believes to be affiliates of Helix and to use its reasonable commercial efforts to cause each identified affiliate to deliver a letter to Brooks to the effect that those persons will not sell, assign or transfer any of the shares of Brooks common stock issued to them in the merger unless that sale, assignment or transfer has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.
      This joint proxy statement/ prospectus does not cover any resales of the shares of Brooks common stock to be received by Helix stockholders in the merger, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any resale.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Material U.S. Federal Income Tax Consequences of the Merger
      The discussion below summarizes the material United States federal income tax considerations of the merger generally applicable to common stockholders of Helix who are “United States persons,” as defined for United States federal income tax purposes, and who hold their Helix common stock as a capital asset. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code;

•	a corporation, as defined by the Internal Revenue Code, that is organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (2) it has a valid election in effect, under applicable United States treasury regulations, to be treated as a United States person.
      If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of shares of Helix common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of shares of Helix common stock that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of owning and disposing of shares of Helix common stock in the merger.
      The discussion below is based on current provisions of the Internal Revenue Code, currently applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings.
      No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and such changes or interpretations could be retroactive and could affect the tax consequences of the transaction to Brooks, Helix and the stockholders of Helix.
      The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances or that may affect stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include insurance companies, tax-exempt organizations, financial institutions, mutual funds, broker-dealers, foreign individuals and entities, stockholders subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold Helix capital stock as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, wash sale, appreciated financial position, straddle, conversion transaction, synthetic security or other risk reduction transaction or integrated investment, and stockholders who have acquired their stock upon exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws. Finally, the discussion below does not consider the tax consequences of the merger to holders of notes or of options, warrants or other similar rights to acquire Helix stock.
      You are urged to consult with your tax advisor as to the tax consequences of the merger to you in light of your particular circumstances, including the applicability and effect of any state, local or foreign tax laws.

Exchange of Helix Common Stock
      In connection with the effectiveness of the registration statement of which this joint proxy statement/ prospectus forms a part, Brooks’ counsel, Ropes & Gray LLP, and Helix’s counsel, Palmer & Dodge LLP, have delivered an opinion to each of Brooks and Helix, respectively, to the effect that, for United States federal income tax purposes, the merger of Mt. Hood with and into Helix, or the merger together with a subsequent merger of Helix with and into Brooks that occurs as part of a single plan, will constitute a reorganization under Section 368(a) of the Internal Revenue Code.
      These opinions will be based on certificates executed by officers of Brooks and Helix containing representations regarding past, current and future matters that are customary for transactions of this nature, and on customary assumptions, including that the merger will be consummated in accordance with this joint proxy statement/ prospectus and the merger agreement and that the representations made in the officers’ certificates are correct and accurate in all respects and will remain correct and accurate in all respects at all times up to and including the effective time of the merger. If any of the representations are inaccurate or incorrect, the conclusions stated in the opinions could be affected. Officers of Brooks and Helix have represented that they are not aware of any facts or circumstances that would cause any representations made by them to Ropes & Gray LLP and Palmer & Dodge LLP to be inaccurate or incorrect in any material respect. The opinions will not be binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view of the tax treatment of the merger or the tax consequences discussed below.
      Based on and subject to the above, the following are the material United States federal income tax consequences that will generally result from treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code:

•	A holder of Helix common stock will not recognize any gain or loss upon the receipt of Brooks common stock in exchange for Helix common stock in the merger, except to the extent of cash received in lieu of a fractional share.

•	A Helix stockholder’s aggregate tax basis in Brooks common stock received in the merger in exchange for Helix common stock will be the same as the aggregate basis of the Helix common stock surrendered in the exchange, reduced by the portion of the adjusted basis in Helix common stock that is allocable to any fractional share of Brooks common stock for which cash is received.

•	A Helix stockholder’s holding period for the Brooks common stock received in the merger in exchange for such stockholder’s Helix common stock will include the holding period for the Helix common stock surrendered in the exchange.

•	A Helix stockholder that receives cash in lieu of a fractional share of Brooks common stock will generally recognize capital gain or loss equal to the difference between the cash received in lieu of such fractional share and the portion of the stockholder’s adjusted tax basis in Helix common stock surrendered that is allocable to such fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for Helix common stock exchanged for cash in lieu of the fractional share of Brooks common stock is more than one year at the time of the merger.

•	None of Brooks, Helix, or any stockholder of Brooks will recognize any gain or loss as a result of the transaction.
      As noted above, no ruling from the Internal Revenue Service has been or will be sought in connection with the merger, and the opinions issued by Brooks’ and Helix’s respective counsel will not be binding upon the Internal Revenue Service. The Internal Revenue Service is therefore not precluded from asserting a contrary opinion. If the Internal Revenue Service were to challenge successfully the “reorganization” status of the transaction, a holder of Helix common stock would recognize gain or loss with respect to such stockholder’s shares of Helix common stock surrendered in the merger. The gain or loss would be equal to the difference between (1) the fair market value of the Brooks common stock received in the merger plus any cash received in place of a fractional share, and (2) the Helix stockholder’s adjusted tax basis in the Helix common stock surrendered in the merger. Such stockholder’s total tax basis in the Brooks common stock received would equal its fair market value at the effective time of the merger and such stockholder’s holding period for the stock would begin the day after the consummation of the merger.
      Each Helix stockholder who receives shares of Brooks common stock in the merger is required to file a statement with his, her or its federal income tax return setting forth the stockholder’s basis in the shares of Helix common stock surrendered, the fair market value of the shares of Brooks common stock received in the merger and the amount of any cash in place of a fractional share received in the merger, and is required to retain permanent records of these facts.
Tax Opinions as Condition to Merger
      It is a condition to completion of the merger that, on the closing date of the merger, Brooks’ counsel, Ropes & Gray LLP, and Helix’s counsel, Palmer & Dodge LLP, deliver a further opinion to each of Brooks and Helix, respectively, to the effect that, for United States federal income tax purposes, the merger of Mt. Hood with and into Helix, or the merger together with a subsequent merger of Helix with and into Brooks that occurs as part of a single plan, will constitute a reorganization under Section 368(a) of the Internal Revenue Code. These opinions will be based on certificates executed by officers of Brooks and Helix containing representations regarding past, current and future matters that are customary for transactions of this nature. The opinions referred to in this paragraph will not be binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view of the tax treatment of the merger or the tax consequences discussed above.
Backup Withholding
      Unless a stockholder complies with reporting and/or certification procedures or is an exempt recipient under the backup withholding and information reporting provisions of the Internal Revenue Code and treasury regulations, the holder may be subject to a withholding tax on any cash received in lieu of a fractional share. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided the requisite information is furnished to the Internal Revenue Service.
Net Operating Loss Carryforwards of Brooks
      As of September 30, 2004, Brooks had approximately $626.0 million of federal and state net operating loss carryforwards and approximately $21.7 million of foreign net operating loss carryforwards. In addition, as of September 30, 2004, Brooks had approximately $31.5 million of tax credits. Certain of these tax attributes are subject to existing limitations on use. The carryforwards expire at various dates through 2024. Based on current information, Brooks expects that the merger will not impose additional limitations on the ability of Brooks to use these tax attributes. However, it is possible that the merger will impose additional limitations. In particular, if Section 382 of the Internal Revenue Code were to apply, then in any taxable year after the merger Brooks generally would be able to use, subject to other potential limitations and adjustments for built-in gains or losses, an amount of pre-merger federal and state net operating losses and certain other tax attributes equal to the product of (1) the long-term tax-exempt bond rate in effect at the effective time of the merger (which would be 4.20% if the merger closed in August 2005) and (2) the fair market value of the stock of Brooks immediately before the merger.
      The above discussion is only intended to provide you with a general summary. It is not a complete analysis or description of every potential U.S. federal income tax consequence or any other consequence of the transaction. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the transaction. Accordingly, we urge you to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign tax consequences of the transaction to you.

THE MERGER AGREEMENT
General
      The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, as amended, which is attached as Annex A to this joint proxy statement/ prospectus and incorporated by reference herein. We urge you to read carefully this entire document, including the annexes and other documents to which we have referred you. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117.
      The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Brooks or Helix or any of their respective subsidiaries.
The Merger; Certificate of Merger
      Subject to the terms and conditions of the merger agreement, Mt. Hood will merge with and into Helix, which will be the surviving corporation in the merger. As a result of the merger, Mt. Hood will cease to exist, and Helix will become a wholly owned subsidiary of Brooks. Brooks will continue as a public company that holds and conducts the combined business of Helix and Brooks and their subsidiaries.
      The certificate of merger relating to the merger will be filed as soon as practicable, but no more than two business days following the later of the receipt of the necessary approval of the stockholders of Brooks and Helix and the date on which all of the conditions to the merger capable of being satisfied prior to the closing have been satisfied or waived, unless the parties agree on another date. The effective time of the merger will be the time Brooks and Helix file the certificate of merger or at such later date or time as Brooks and Helix agree and specify in the certificate of merger.
      The merger agreement contemplates, but does not require, that Helix will be merged with and into Brooks following the merger of Mt. Hood with and into Helix. This subsequent merger, if it occurs, would be undertaken to simplify the organizational structure of Brooks following the combination and would have no impact on the holders of Brooks or Helix common stock.
Merger Consideration
      At the effective time of the merger, each issued and outstanding share of Helix common stock, other than any such common stock held by Helix, Brooks or Mt. Hood, will be converted into the right to receive 1.11 fully paid and nonassessable shares of Brooks common stock. Each issued and outstanding share of Brooks common stock before the effective time of the merger will remain outstanding.
      No fractional shares of Brooks common stock will be issued in the merger. Any fractional shares will be paid in cash in an amount equal to that fraction of the average of the last sale prices of a share of Brooks common stock as reported by The Nasdaq National Market for the five trading days immediately preceding the effective time of the merger. No interest will be paid or accrued on any cash payable for fractional shares.
      In addition to shares of Brooks common stock and a cash payment for any fractional shares, Brooks will issue to holders of Helix common stock one preferred stock purchase right for each share of Brooks common stock issued in the merger. The preferred stock purchase rights are attached to the Brooks common stock and trade with the Brooks common stock until a triggering event occurs. The preferred stock purchase rights are described in more detail in the section entitled “DESCRIPTION OF BROOKS CAPITAL STOCK — Rights Agreement” beginning on page 103.
      The exchange ratio will be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, reorganization, reclassification, exchange, subdivision, combination of, or other similar change in, Brooks common stock or Helix common stock after the date of the merger agreement and prior to the effective time of the merger.
Exchange of Shares
      Immediately following the effective time of the merger, Brooks will deposit with the exchange agent, for the benefit of the holders of Helix common stock, sufficient shares of Brooks common stock and cash reasonably sufficient for payments to holders of fractional shares.
      At the effective time of the merger, the stock transfer books of Helix will be closed and no further registrations of transfers of shares of Helix common stock will be made. If, after the effective time of the merger, Helix stock certificates are presented to Brooks or the exchange agent for any reason, they will be cancelled and exchanged as described in the merger agreement, except as otherwise provided by law.
      Promptly after the effective time of the merger, the exchange agent will mail to each record holder of Helix common stock whose shares of Helix common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender Helix stock certificates in exchange for the merger consideration.
      After the effective time of the merger, upon surrender of a Helix stock certificate to the exchange agent, together with the letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, the holder of the Helix stock certificate will be entitled to receive (1) a certificate representing the number of whole shares of Brooks common stock to which the holder is entitled pursuant to the merger agreement; and (2) as to any fractional share, a check representing the cash consideration to which the holder is entitled under the merger agreement. The Helix stock certificate so surrendered will be cancelled.
      Helix stockholders desiring to receive Brooks stock certificates upon the surrender of Helix stock certificates registered in the name of another person will receive those certificates upon delivery to the exchange agent of all documents necessary to evidence and effect such transfer and provided that the stockholders:

•	pay any transfer or other taxes required because the payment is made to a person other than the registered holder of the Helix stock certificate; or

•	establish to the satisfaction of the exchange agent that any transfer or other taxes described above have been paid or are not applicable.
      In the case of any lost, stolen or destroyed Helix stock certificates, the holder thereof will be required to make an affidavit of that fact as a condition precedent to the delivery to the holder of the merger consideration and, if reasonably deemed advisable by Brooks, a bond in such reasonable sum as Brooks may direct as indemnity against any claim with respect to the certificate alleged to have been lost, stolen or destroyed. No dividend or other distribution by Brooks with a record date after the effective time of the merger will be paid to a holder of Helix common stock until that holder surrenders his or her Helix stock certificates or complies with the procedures described above in the case of lost certificates.
      Helix stock certificates should not be returned with the enclosed proxy card(s). Helix stock certificates should only be returned with a validly executed transmittal letter and accompanying instructions that will be provided to Helix stockholders following the effective time of the merger.

Representations and Warranties
      The merger agreement contains representations and warranties made by Helix to Brooks and by Brooks to Helix. Some of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means with respect to Helix or Brooks, as the case may be, any adverse effect on the party’s or its subsidiaries’ assets, properties, business, results of operations or financial condition or the ability of the party or its subsidiaries to complete the transactions contemplated by the merger agreement on the terms set forth therein, which, when taken together with all other adverse events, facts or conditions with respect to which the phrase “material adverse effect” is used in the merger agreement, constitutes a material adverse effect on:

1. the party and its subsidiaries’ assets, business, results of operations, properties or financial condition, taken as a whole; or

2. the party’s or its subsidiaries’ ability to complete the transactions contemplated by the merger agreement on the terms set forth in the merger agreement.
      However, with respect to (1) above, effects primarily resulting from any of the foregoing may not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to occur:

•	conditions affecting the regional, national or global economy or securities markets in general that do not have a materially disproportionate impact on the party and its subsidiaries;

•	conditions affecting the industry in which the party and its subsidiaries operate generally that do not have a materially disproportionate impact on the party and its subsidiaries;

•	any change in the stock price or trading volume of the party’s common stock, except that the facts or occurrences giving rise to or contributing to such change may be taken into account;

•	any act of terrorism or war not specifically directed at the party that does not have a materially disproportionate impact on the party;

•	the announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	actions taken or omissions to act with the prior written consent of the other party;

•	changes in laws of general applicability or interpretations by courts or other governmental entities that do not have a materially disproportionate impact on the party and its subsidiaries; or

•	changes in generally accepted accounting principles.
      The representations and warranties in the merger agreement relate to, among other things:

•	corporate organization and standing, the corporate power to carry on the representing party’s business and qualification to do business of the party and its respective subsidiaries;

•	ownership of subsidiaries and joint ventures;

•	capitalization;

•	corporate power and authority to enter into the merger agreement and due execution, delivery and enforceability of the merger agreement;

•	board of director approval of the merger agreement and the transactions contemplated by the merger agreement and the approvals required by the representing party’s stockholders;

•	absence of conflicts with charter documents, absence of breaches of material contracts and agreements, absence of material liens upon assets and absence of violations of applicable law, in each case resulting from the execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	absence of required governmental consents in connection with execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement other than certain governmental filings specified in the merger agreement;

•	timely filing of required documents with the SEC, material compliance with the requirements of the Securities Act and Exchange Act and the absence of untrue statements or material omissions in those documents;

•	conformity of financial statements to generally accepted accounting principles and the adequacy of internal controls over financial reporting and disclosure controls and procedures;

•	absence of certain undisclosed liabilities or obligations;

•	absence of untrue or misleading information provided by the representing party contained or incorporated into this joint proxy statement/ prospectus or the registration statement of which this joint proxy statement/ prospectus forms a part;

•	absence of specified changes or events after a specified date, and the conduct of the party’s and its subsidiaries’ respective businesses after such specified date;

•	tax matters;

•	material contracts;

•	intellectual property matters;

•	absence of litigation, court orders and investigations;

•	possession of permits and licenses and compliance with applicable laws and permits and licenses;

•	brokers’ or finders’ fees;

•	employee benefits matters and compliance with the Employee Retirement Income Security Act of 1974;

•	labor agreements and employee matters;

•	environmental matters and compliance with environmental laws;

•	insurance matters;

•	relationships with customers, suppliers, collaborators, distributors, licensees and licensors;

•	opinions of financial advisers;

•	ownership of the other party’s stock by the representing party or its affiliates or associates;

•	transactions with affiliates; and

•	title to tangible assets and absence of certain liens on tangible assets, ownership of real property and leasehold interests in leased real property.
      The representations and warranties contained in the merger agreement will not survive the effective time of the merger, but they form the basis of a condition to each party’s obligation to complete the merger, as discussed in the section entitled “— Conditions Precedent” beginning on page 76.
Covenants and Agreements

Operating Covenants
      Prior to the effective time of the merger, Helix and Brooks have each agreed to carry on its business and the businesses of its subsidiaries in the ordinary course consistent with past practices and to use reasonable commercial efforts to preserve intact its insurance and properties, including intellectual properties, to preserve its goodwill and business and to keep available the services of its present employees.

Without the prior written consent of the other party or the existence of exceptions specified in the merger agreement, each of Helix and Brooks has agreed not to, and to cause its subsidiaries not to, in each case without the written consent of the other party:

•	dispose of significant amounts of assets;

•	incur significant liabilities;

•	increase or agree to increase the compensation payable to any director or employee, or enter into any employment agreement with any director or employee, except as required by law or existing employment agreement or in the case of compensation for employees other than officers or directors in the ordinary course of business consistent with past practice;

•	make any change in the number of shares of its capital stock outstanding or grant or accelerate the exercisability of any convertible security, declare or pay any dividend, except that Helix may pay dividends in the ordinary course of business consistent with past practice, including with respect to timing and amount;

•	issue or redeem any capital stock or securities exchangeable for or convertible into capital stock, other than upon the exercise of convertible securities outstanding on July 6, 2005 or in connection with grants of options to purchase common stock, limited to options to purchase 75,000 shares in the case of Helix;

•	cause, permit or propose any amendment to its certificate of incorporation, except that Brooks may seek the authorization of additional shares of common stock, or elect or appoint any new directors or officers;

•	make any significant acquisition, lease, investment or capital contribution other than in the ordinary course of business consistent with past practice;

•	authorize significant capital expenditures;

•	except for cash management activities, purchase any securities or make any investment;

•	except as required as a result of a change in law or generally accepted accounting principles, change any of its accounting principles;

•	take or permit any subsidiary to take any action that would prevent the merger from qualifying as a reorganization under the Internal Revenue Code;

•	change any material tax election or settle or compromise any material tax liability, change any annual tax accounting period, enter into any closing agreement relating to any material tax refund or surrender any right to claim a material tax refund;

•	commence, settle or compromise any pending or threatened suit, action or claim which is material to the party, relates to the merger and related transactions, would involve material restrictions on the party’s business or would involve the issuance of the party’s securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or similar reorganization;

•	satisfy any material claims, liabilities or obligations other than the payment of liabilities in the ordinary course of business;

•	effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

•	enter into, terminate or materially modify any agreement required to be filed by such entity on its periodic reports filed with the SEC, other than those pertaining to compensation of management;

•	fail to pay any fee, take any action or make any filing reasonably necessary to maintain material intellectual property rights;

•	in the case of Helix only, modify, amend, terminate or provide a release under any confidentiality or standstill agreement to which Helix is a party and which relates to a business combination involving Helix;

•	amend, modify or waive any takeover defenses or take any action to render state takeover defenses inapplicable to any transaction other than the merger and related transactions; or

•	obligate itself to do any of the foregoing.

Additional Covenants
      The merger agreement contains additional agreements between Helix and Brooks relating to, among other things:

•	filing a joint proxy statement and registration statement;

•	providing the other company access to information and cooperating regarding filings with governmental and other agencies and organizations;

•	making and maintaining the required recommendation by the respective boards of directors to their stockholders, subject to the rights of the boards of directors of each of Brooks and Helix to change that recommendation as discussed below;

•	convening and holding special meetings of stockholders to vote on the merger proposals;

•	obtaining governmental consents required to be obtained in connection with the merger;

•	avoiding actions that would cause the transaction to fail to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

•	using reasonable commercial efforts to obtain all necessary third-party consents in connection with the merger;

•	using reasonable best efforts to take all actions that are necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	the listing of the Brooks common stock to be issued in the merger on The Nasdaq National Market and the delisting of the Helix common stock;

•	confidentiality;

•	matters relating to Section 16 of the Exchange Act;

•	public announcements of the merger and the transactions contemplated by the merger agreement;

•	notices of certain events; and

•	refraining from acquiring the other party’s common stock.

Affiliate Agreements
      Helix has delivered to Brooks a list of those persons who are, in Helix’s reasonable judgment, “affiliates” of Helix within the meaning of Rule 145 under the Securities Act. Helix has also agreed to use its reasonable efforts to deliver or cause to be delivered to Brooks prior to the filing of the registration statement of which this joint proxy statement/ prospectus forms a part, a letter from each affiliate, by which each affiliate agrees to comply with the applicable requirements of Rule 145.

Stock Plans and Other Options
      At the effective time of the merger, each outstanding option to purchase shares of Helix common stock, whether vested or unvested, and each Helix stock option plan, will be assumed by Brooks and thereafter each Helix stock option will constitute an option to acquire, on the same terms and conditions, as were applicable under the Helix stock option plans, the same number of shares of Brooks common stock as the holder of such Helix stock option would have been entitled to receive pursuant to the merger had such holder exercised the option in full immediately prior to the effective time of the merger, rounded down to the nearest number of whole shares, at the price per share set forth in the Helix stock option, divided by the number of shares of Brooks common stock into which one share of Helix common stock is convertible under the merger agreement, rounded up to the nearest full cent. Any adjustments with respect to any options to purchase Helix common stock which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code are intended to be effected in a manner that will preserve the treatment of such options as “incentive stock options.”
      Promptly after the effective time of the merger, and in any event no later than 30 days after the effective time of the merger, Brooks will file a registration statement with respect to the shares of Brooks common stock subject to such options and will use reasonable commercial efforts to have such registration statement declared effective promptly after filing.

Employee Benefit and Employee Matters
      Except as set forth in an employment agreement entered into with a former Helix employee, as approved by a resolution of a majority of Brooks’ board of directors that includes at least two of the three directors designated by Helix or as required by law, during the year following the effective time of the merger, Brooks will maintain each material employee benefit plan offered to employees of Helix on the date of the merger agreement.
      From and after the conclusion of this one-year period, Brooks will provide that former Helix employees are covered by benefit plans applicable to similarly situated employees of Brooks. Years of service with Helix will be treated as years of service with Brooks for eligibility and vesting purpose and for purposes of vacation and severance pay accruals. In addition, Brooks will use its commercially reasonable efforts to cause to be waived all limitations with respect to pre-existing conditions, exclusions and waiting periods under medical and dental benefits offered to former Helix employees.
Officers and Directors of Brooks After the Effective Time
      Brooks has agreed to take all actions necessary so that at the effective time of the merger, three members of Helix’s board of directors who are designated by Helix and are reasonably acceptable to Brooks are appointed to Brooks’ board of directors to serve until their successors are duly appointed and that one member of Helix’s board of directors who is designated by Helix and reasonably acceptable to Brooks is appointed as a non-voting director emeritus member of Brooks’ board of directors to serve for at least one year following the effective time of the merger. Brooks has also agreed to take all actions necessary so that at the effective time, specified executives of Helix are appointed to specified positions with Brooks, including that James Gentilcore, Helix’s President and Chief Executive Officer, will serve as Brooks’ President and Chief Operating Officer, Semiconductor Products Group, and Robert Anastasi, Helix’s Executive Vice President, will serve as Brooks’ Executive Vice President and Chief Manufacturing Officer, Global Manufacturing Operations.
Officer and Director Indemnification and Insurance
      Brooks and Helix have agreed that all rights to indemnification, expense advancement and exculpation in favor of any present or former director or officer of Helix or any of its subsidiaries as provided in the charter documents or bylaws of such entity as in effect on the date of the merger agreement will survive the merger for a period of at least six years after the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger.
      Brooks has agreed either to (1) maintain in effect for a period of six years from and after the consummation of the merger the current directors’ and officers’ liability insurance policies of Helix containing coverage with respect to claims arising from facts or events prior to the consummation of the merger at the same level maintained at or prior to the consummation of the merger; provided that if the aggregate annual premiums for this insurance during the six-year period would exceed 200% of the per annum rate of premium paid by Helix on the date of the merger agreement, then Brooks will provide a policy with the best coverage then available at 200% of such rate or (2) obtain a run-off policy or endorsement with respect to such policies of directors’ and officers’ liability insurance covering claims asserted within six years of the consummation of the merger arising from facts or events prior to the consummation of the merger; provided that if the aggregate annual premiums for this insurance would exceed 300% of the per annum rate of premium paid by Helix on the date of the merger agreement, then Brooks will provide a run-off policy or endorsement with the best coverage then available at 300% of such rate.
Conditions Precedent

Conditions to Each Party’s Obligation to Effect the Merger
      The respective obligations of Brooks and Helix to effect the merger are subject to the satisfaction or waiver before the closing date of each of the following conditions:

•	approval of the Helix merger proposal by Helix stockholders and approval of the Brooks merger proposal by Brooks stockholders;

•	the Form S-4 registration statement of which this joint proxy statement/ prospectus is a part must not be the subject of any stop order or proceedings seeking a stop order;

•	no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the merger has been issued;

•	all consents, approvals and actions of, filings with and notices to any governmental entity required by Brooks, Helix or any subsidiary to consummate the merger, the failure of which to be obtained or taken is reasonably likely to have a material adverse effect, must have been obtained, filed or made, as applicable;

•	no suit, action or proceeding by any governmental entity may be pending or threatened in writing challenging the merger agreement or the transactions contemplated by the merger agreement seeking to delay, restrain or prohibit the merger or seeking to obtain material damages from Brooks or Helix, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the assets of Helix or Brooks or compel Brooks or Helix to dispose of or hold separately any material portion of its business;

•	the waiting period, and any extensions thereof, applicable to the consummation of the merger under the HSR Act must have expired or been terminated and all applicable foreign antitrust and competition approvals in jurisdictions in which either Helix or Brooks have significant operations must have been received; and

•	the shares of Brooks common stock must continue to be quoted on The Nasdaq National Market and the shares of Brooks common stock to be issued in the merger must have been approved for quotation on The Nasdaq National Market, subject to official notice of issuance.

Additional Conditions to Obligations of Brooks
      The obligation of Brooks to effect the merger is also subject to the satisfaction of the following conditions, any of which may be waived by Brooks:

•	the representations and warranties of Helix in the merger agreement must be true and correct as of the date of the merger agreement and immediately before the effective time of the merger, except representations or warranties that by their terms speak only as of an earlier date, which must be true and correct as of such earlier date, and except to the extent any inaccuracy in any such representation or warranty would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Helix, provided that solely for purposes of this condition, any representation or warranty of Helix that is qualified by materiality or material adverse effect language must be read as if such language were not present; and Brooks must have received a certificate signed on behalf of Helix by the chief executive officer and chief financial officer of Helix to that effect;

•	Helix must have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time of the merger, and Brooks must have received a certificate signed on behalf of Helix by the chief executive officer and the chief financial officer of Helix to that effect;

•	Brooks must have received various certificates with respect to the existence and good standing of Helix and the authorization of the transaction by Helix’s board of directors and stockholders; and

•	Brooks must have received from its counsel a tax opinion to the effect that on the basis of facts, representations and assumptions set forth or referred to in the opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Additional Conditions to Obligations of Helix
      The obligation of Helix to effect the merger is also subject to the satisfaction of the following conditions, any of which may be waived by Helix:

•	the representations and warranties of Brooks in the merger agreement must be true and correct as of the date of the merger agreement and immediately before the effective time of the merger, except representations or warranties that by their terms speak only as of an earlier date, which must be true and correct as of such earlier date, and except to the extent any inaccuracy in any such representation or warranty would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Brooks, provided that solely for purposes of this condition, any representation or warranty of Brooks that is qualified by materiality or material adverse effect language must be read as if such language were not present; and Helix must have received a certificate signed on behalf of Brooks by the chief executive officer and chief financial officer of Brooks to that effect;

•	Brooks must have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time of the merger, and Helix must have received a certificate signed on behalf of Brooks by the chief executive officer and the chief financial officer of Brooks to that effect;

•	Helix must have received various certificates with respect to the existence and good standing of Brooks and the authorization of the transaction by Brooks’ board of directors and stockholders; and

•	Helix must have received from its counsel a tax opinion, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
No Solicitation
      From the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, Helix has agreed that it will not and will not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants or other agents to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for an “acquisition proposal” as defined below;

•	enter into any agreement with respect to any acquisition proposal; or

•	engage in negotiations or discussions with, or provide any information or data to any person or group other than Brooks or its affiliates concerning any acquisition proposal or grant any waiver or release under any standstill or other agreement.
      Nothing in the non-solicitation provisions of the merger agreement will operate to prohibit Helix from complying with Rule 14e-2 or Rule 14d-9 under the Exchange Act with regard to an acquisition proposal or making disclosures required by law.
      Notwithstanding the foregoing, Helix may, at any time prior to the date of the Helix special meeting, furnish information pursuant to a confidentiality agreement with terms no less favorable to Helix as those contained in the confidentiality agreement entered into between Helix and Brooks in anticipation of the merger or negotiate and participate in discussions and negotiations concerning an acquisition proposal if Helix’s board of directors determines in good faith by resolution duly adopted, after consultation with its legal and financial advisors, that the acquisition proposal constitutes or would reasonably be expected to constitute a “superior proposal” as defined below, so long as the acquisition proposal received by Helix did not result from a breach of Helix’s obligations to not solicit an acquisition proposal.
      As used in this joint proxy statement/ prospectus, “acquisition proposal” means any proposal relating to any transaction or proposed transaction, other than the transaction between Helix and Brooks, involving:

•	any acquisition or purchase from Helix of more than a 20% interest in Helix’s outstanding voting securities or any tender offer or exchange offer that if consummated would result in the acquisition of more than 20% of Helix’s outstanding voting securities, whether by purchase of stock, consolidation, business combination, merger or other similar transaction;

•	any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Helix, including the stock or assets of any subsidiary of Helix, for consideration equal to 20% or more than the aggregate fair market value of all outstanding shares of Helix common stock prior to the date of the merger agreement, whether by purchase of stock, consolidation, business combination, merger or other similar transaction; or

•	any recapitalization, restructuring, liquidation or dissolution of Helix.
      As used in this joint proxy statement/ prospectus, “superior proposal” means a bona fide written proposal by a third party involving the purchase or acquisition of all of Helix’s outstanding shares or all or substantially all of Helix’s assets and which is on terms that Helix’s board of directors determines in good faith by resolution duly adopted that would result in a transaction that, if consummated, is more favorable to holders of Helix common stock, from a financial point of view, than the transactions contemplated by the merger agreement, taking into account all of the terms and conditions of the proposal and the merger agreement that Helix’s board of directors deems relevant, and that is reasonably capable of being consummated on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
      Helix must promptly, and in no event later than 24 hours, notify Brooks after receipt by Helix of any superior proposal, or of any receipt of inquiries, proposals or officers or requests for information from any third party with respect to a potential acquisition proposal. Helix must provide Brooks with a copy of such proposal, the name of the party making such proposal, the material terms of such proposal and copies of all written material supplied to such other party. Helix must keep Brooks informed on a reasonably prompt basis, but in any event no later than 24 hours following any significant development, of the status and details of any such acquisition proposal, indication or request.
Change of Recommendation
      Brooks has agreed that its board of directors will not change its recommendation that stockholders of Brooks approve the issuance of Brooks common stock in the merger pursuant to the terms and conditions of the merger agreement unless Brooks’ board of directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that it cannot provide an unqualified recommendation or must withdraw, modify, change or qualify its recommendation that Brooks’ stockholders approve the issuance of Brooks common stock in the merger pursuant to the terms and conditions of the merger agreement, except that Brooks’ board of directors may not make this determination primarily based on any change in the relative stock prices of Helix or Brooks after the date of the merger agreement.
      Helix has agreed that neither its board of directors nor any committee of its board of directors will effect a “change of recommendation” as defined below or enter into any agreement with respect to an acquisition proposal. However, if Helix has not received a superior proposal, Helix may effect a change of recommendation after providing Brooks with at least 24 hours prior notice and a reasonably detailed description of the reasons for the change if its board of directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that the change of recommendation is necessary to satisfy its fiduciary duties, except that Helix’s board of directors may not make this determination primarily based on any change in the relative stock prices of Helix or Brooks after the date of the merger agreement. Helix’s board of directors may make a change of recommendation after Helix has provided Brooks with written notice that it has received a superior proposal, provided Brooks with at least three business days to offer revised terms on which to complete the merger, and if Brooks has offered revised terms on which to complete the merger, Helix’s board of directors must consider any revised proposal by Brooks and again determine to change its recommendation.
      For purposes of this joint proxy statement/ prospectus, “change of recommendation” means (1) the withdrawal or modification, or proposed withdrawal or modification, in a manner adverse to Brooks, of the approval or recommendation by Helix’s board of directors or any committee thereof of the merger agreement or the transactions contemplated by the merger agreement or (2) the approval or recommendation or proposed approval or recommendation of any acquisition proposal.
Termination of the Merger Agreement
      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by the stockholders of Brooks and/or the stockholders of Helix, in any of the following ways:

•	by the mutual written consent of Brooks and Helix;

•	by either Brooks or Helix:

•	if the merger has not been consummated on or before February 15, 2006, referred to in this joint proxy statement/ prospectus as the “termination date,” provided that the right to terminate the merger agreement because the termination date has passed is not available to any party whose action or failure to fulfill an obligation in the merger agreement has been the principal cause of the failure to consummate the merger prior to the termination date;

•	if a court or other governmental entity has issued a final order or ruling not subject to appeal, or a statute or regulation has been enacted, that restrains or prohibits the merger or any of the other transactions contemplated by the merger agreement, provided that the party seeking to terminate the agreement on this basis must have used all reasonable efforts to prevent the entry of and to remove such order, ruling, statute or regulation; or

•	if Brooks or Helix stockholders fail to give the necessary approvals described in this joint proxy statement/ prospectus at the special meeting called for that purpose or any adjournment of that meeting;

•	by Brooks:

•	if Helix has breached, or there is an inaccuracy in, any representation, warranty, covenant or agreement of Helix in the merger agreement which has resulted or is reasonably likely to result in any condition precedent to Brooks’ obligation to consummate the merger not being satisfied, and if capable of cure, this breach or inaccuracy is not cured within 30 days after receipt of written notice from Brooks;

•	if the board of directors of Helix has:

•	withdrawn, modified or changed its approval of the merger agreement, publicly announced its intention to do so or failed to recommend that Helix stockholders approve the Helix merger proposal,

•	approved or recommended to Helix’s stockholders, or publicly announced its intention to enter into any agreement with respect to, any acquisition proposal other than the merger with Brooks,

•	resolved or publicly proposed to do any of the above, or

•	failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to an acquisition proposal in any position taken pursuant to Rule 14d-9 and 14e-2 under the Exchange Act; or

•	if Helix has violated or breached in any material respect its non-solicitation obligations; and

•	by Helix:

•	if Brooks has breached, or there is an inaccuracy in, any representation, warranty, covenant or agreement of Brooks in the merger agreement which has resulted or is reasonably likely to result in any condition precedent to Helix’s obligation to consummate the merger not being satisfied, and if capable of cure, this breach or inaccuracy is not cured within 30 days after receipt of written notice from Helix;

•	if the board of directors of Brooks has, or has publicly announced its intention to, withdrawn, modified or changed its approval or recommendation that Brooks stockholders approve the Brooks merger proposal, failed to recommend that Brooks stockholders approve the Brooks merger proposal or resolved or publicly proposed to do any of these things;

•	if prior to the adoption and approval of the merger agreement by Helix stockholders:

•	Helix has received a superior proposal,

•	in light of this superior proposal, Helix’s board of directors has determined in good faith after consultation with outside counsel that it is necessary for it to withdraw, amend or modify its approval or recommendation that Helix stockholders approve the Helix merger proposal order to comply with its fiduciary duties,

•	Helix has provided written notice of this determination to Brooks and attached a copy of the agreement containing all of the terms of the superior proposal to the notice,

•	at least three business days have passed following receipt by Brooks of the notice described above, and after taking into account any revised proposal made by Brooks, Helix’s board of directors again determines in good faith after consultation with outside counsel that it is necessary for it to withdraw, amend or modify its approval or recommendation that Helix stockholders approve the Helix merger proposal in order to comply with its fiduciary duties,

•	Helix has not breached its non-solicitation covenants in any material respect,

•	concurrent with termination of the merger agreement pursuant to this provision, Helix enters into a definitive agreement providing for the implementation of a superior proposal, and

•	at or prior to termination, Helix pays the termination fee described below.
      If the merger agreement is validly terminated, it will become void without any liability on the part of any party, except for liability for any fraud or willful breach of the merger agreement and as otherwise provided in the provisions of the merger agreement relating to fees and expenses, which are summarized below in the section entitled “— Termination Fees and Expenses.” If the merger agreement is terminated in a situation where the termination fee and reimbursement for transaction expenses up to $1.5 million is paid, the party receiving the termination fee and expense reimbursement is precluded from any other remedy against the other party.
Termination Fees and Expenses
      In general, each of Brooks and Helix will bear its own expenses in connection with the merger agreement and the related transactions except that Brooks and Helix will share equally the costs and expenses in connection with the filing of the registration statement of which this joint proxy statement/ prospectus is a part, the printing and mailing of this joint proxy statement/ prospectus and filing fees under any U.S. or foreign antitrust or competition laws.
      Helix has agreed to pay Brooks upon demand a termination fee of $11.35 million by wire transfer of immediately available funds and reimburse Brooks for its transaction expenses of up to a maximum of $1.5 million if Brooks terminates the merger agreement as described above because Helix’s board of directors has taken one of the actions described with respect to its recommendation that Helix stockholders approve the Helix merger proposal or failed to recommend against or taken a neutral position with respect to a tender offer. If Helix terminates the agreement after its receipt of a superior proposal and compliance with the procedures described above that are a prerequisite to Helix’s ability to terminate because it has received a superior proposal, Brooks will be entitled to the termination fee of $11.35 million and reimbursement of expenses of up to a maximum of $1.5 million.
      Helix has also agreed to pay Brooks the termination fee and reimburse Brooks for its expenses as described above if:

•	the merger agreement is terminated because the termination date has passed and the Helix special meeting has not occurred, because of an intentional breach of the merger agreement by Helix or because of a failure by Helix stockholders to adopt the merger agreement;

•	prior to the time of termination and after the date of the merger agreement, an acquisition proposal has been publicly announced or communicated to Helix’s board of directors; and,

•	within 12 months after the date of termination, Helix enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated.
      Brooks has agreed to pay Helix a termination fee of $11.35 million by wire transfer of immediately available funds and reimburse Helix for its transaction expenses up to a maximum of $1.5 million if Helix terminates the merger agreement as described above because Brooks’ board of directors has taken one of the actions described with respect to its recommendation that Brooks stockholders approve the Brooks merger proposal.
Amendment and Waiver
      The merger agreement may be amended in writing by Brooks and Helix. However, after approval of the Helix merger proposal by Helix stockholders, no amendment may be made that, without further approval of Helix stockholders, changes the amount or the form of the consideration to be delivered to Helix stockholders, alters or changes any term of the certificate of incorporation of the surviving corporation or alters or changes any of the terms or conditions of the merger agreement in a manner that adversely affects Helix stockholders. After approval of the Brooks merger proposal by Brooks stockholders, no amendment may be made that increases the number of shares of Brooks common stock that must be issued pursuant to the terms and conditions of the merger agreement.

      Prior to the consummation of the merger, either Brooks or Helix may extend the time for the performance of any of the obligations or other acts of any other party to the merger agreement; or waive compliance with any of the agreements of the other party or any conditions to its own obligations.
      The waiver of any right with respect to a particular breach or violation of, default under or inaccuracy in any representation, warranty or covenant will not be a waiver with respect to any prior or subsequent breach, violation, default or inaccuracy. The failure of or delay of either party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.
Governing Law
      The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
Amendment to the Merger Agreement
      On August 29, 2005, Brooks and Helix amended the merger agreement to clarify the applicability of expense reimbursement in all situations in which a termination fee is payable. See “— Termination Fees and Expenses” beginning on page 81.

BOARD OF DIRECTORS AND MANAGEMENT OF BROOKS FOLLOWING THE MERGER
      Pursuant to the terms of the merger agreement, upon consummation of the merger Brooks’ board of directors will be composed of ten directors, seven of whom will be the current directors of Brooks and three of whom will be selected by Helix from the current members of Helix’s board of directors. Helix’s board of directors has not yet voted on the designation of such nominees. In addition, one current member of Helix’s board of directors will be appointed as a non-voting director emeritus of Brooks’ board of directors, with notification, participation and any other rights of a regular Brooks director, other than voting rights, to serve for at least one year following the effective time of the merger. Helix’s board of directors has not yet voted on the designation of such director emeritus.
      At the effective time of the merger, James Gentilcore, currently President and Chief Executive Officer of Helix, will be appointed President and Chief Operating Officer of a newly created Semiconductor Products Group of Brooks, and Joseph M. Bellini, currently Executive Vice President and General Manager of the Brooks Software Division, will be appointed President and Chief Operating Officer of a newly created Enterprise Software Group of Brooks. Robert E. Anastasi, currently Executive Vice President of Helix, will be appointed Executive Vice President and Chief Manufacturing Officer, Global Manufacturing Operations of Brooks.
      The following table lists the names, ages and positions of the individuals expected to be the executive officers and directors of Brooks after the merger, except for the three Helix designees and the Helix designee as director emeritus:

Name	Age	Position

Edward C. Grady	58	Chief Executive Officer and Director
James F. Gentilcore	53	President and Chief Operating Officer, Semiconductor Products Group
Joseph M. Bellini	45	President and Chief Operating Officer, Enterprise Software Group
Robert E. Anastasi	59	Executive Vice President and Chief Manufacturing Officer, Global Manufacturing Operations
Thomas S. Grilk	58	Senior Vice President and General Counsel
Robert W. Woodbury, Jr.	48	Senior Vice President and Chief Financial Officer
Richard C. Small	47	Vice President and Corporate Controller
A. Clinton Allen	61	Director
Roger D. Emerick	65	Director
Amin J. Khoury	66	Director
Joseph R. Martin	57	Director
John K. McGillicuddy	62	Director
Robert J. Therrien	70	Director
      Mr. Edward C. Grady has been President and Chief Operating Officer of Brooks since February 2003, Chief Executive Officer since October 1, 2004 and a director since September 2003. Since his appointment as Chief Executive Officer, Mr. Grady no longer maintains the title of Chief Operating Officer. From October 2001 until February 2003, Mr. Grady served as a consultant to Brooks. From September 2000 until January 2003, Mr. Grady was a principal in the firm of Propel Partners LLC, an investment firm headquartered in Palo Alto, California. From May 1999 until July 2000 Mr. Grady served as Executive Vice President of the Wafer Inspection Group of KLA-Tencor Corp.
      Mr. James F. Gentilcore was appointed President and Chief Executive Officer of Helix in January 2005. He joined Helix in December 2002 as Executive Vice President and Chief Operating Officer. From

1996 to 2002, Mr. Gentilcore was with Advanced Energy Industries, Inc., a manufacturer of integrated subsystems for the semiconductor industry, most recently as Chief Operating Officer.
      Mr. Joseph M. Bellini has served as Executive Vice President, Brooks Software Division, since joining Brooks in March 2003. Prior to joining Brooks, Mr. Bellini was Chief Executive Officer of eXcelon, a software company which was merged into Progress Software in December 2002. Mr. Bellini became Chief Executive Officer of eXcelon in September 2001 following its acquisition of C-bridge Internet Solutions, an internet company. Mr. Bellini was Chief Executive Officer of C-bridge Internet Solutions from 1999 until 2001.
      Mr. Robert E. Anastasi has served as Executive Vice President of Helix since February 2001. Prior to that, he served as a Senior Vice President from July 1997 until February 2001.
      Mr. Thomas S. Grilk joined Brooks in November 2002 as Senior Vice President and General Counsel and was elected Secretary in September 2003. From July 2000 until joining Brooks, he was Vice President and General Counsel of Teradyne, Inc., a manufacturer of automated test equipment and electrical connection systems.
      Mr. Robert W. Woodbury, Jr. has served as Senior Vice President and Chief Financial Officer since joining Brooks in February, 2003. Prior to joining Brooks, Mr. Woodbury was Vice President and Corporate Controller since 1996 at Acterna Corporation, formerly Dynatech Corporation, a communications equipment and network technology company. In May 2003, Acterna filed a petition seeking protection under Chapter 11 of the United States Bankruptcy Code pertaining to a plan of reorganization for itself and its U.S.-based subsidiaries. This plan was approved in September 2003 and Acterna emerged from Chapter 11 protection in October 2003.
      Mr. Richard C. Small has served as Vice President, Corporate Controller since joining Brooks in September 2003. Prior to joining Brooks, from January 1999 until March 2003 he served as Corporate Controller of Global Knowledge, Inc., a provider of IT education and enterprise training solutions.
      Mr. A. Clinton Allen has been a director of Brooks since October 2003. In addition to serving as a director of Brooks, Mr. Allen is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies, a real estate firm, until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands, maker of Swiss army knives, until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is currently a non-executive chairman and a director of Collectors Universe, a provider of value added services to dealers and collectors. He also serves as a Lead Director of Steinway Musical Instruments Company, a manufacturer of musical instruments, as a director of LKQ Corporation, a supplier of recycled OEM automotive parts, and as a director of Source Interlink Companies, Inc, a provider of magazine sales information and services to the publishing and retailing industries in North America.
      Mr. Roger D. Emerick has been a director of Brooks since October 1993. Mr. Emerick served as a director of Lam Research Corporation, a semiconductor equipment supplier, from 1982 until January 2001.
      Mr. Amin J. Khoury has been a director of Brooks since July 1994. Since 1987, Mr. Khoury has been Chairman of the Board of Directors of B/E Aerospace, Inc., a developer, manufacturer and marketer of aircraft cabin interior products which he founded in 1987. Since 1986, Mr. Khoury has been a director of Synthes, Inc., a manufacturer and marketer of orthopedic trauma implants and a manufacturer and marketer of cranial-maxillofacial and spine implants. Since 1986, Mr. Khoury has also been Chairman of the Board of Applied Extrusion Technologies, Inc., a North American producer of oriented polypropylene films for consumer products, labeling and packaging. On December 1, 2004, Applied Extrusion Technologies filed a voluntary, prepackaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code pursuant to a previously announced plan of recapitalization.

      Mr. Joseph R. Martin has been a director of Brooks since June 2001. In addition to serving as a director of Brooks, Mr. Martin is Vice Chairman of the Board of Directors of Fairchild Semiconductor Corporation, a supplier of power semiconductors. Mr. Martin served as Fairchild’s Executive Vice President and Chief Financial Officer from 1997 to 2003 and as its Senior Executive Vice President and Office of the Chairman until his retirement in June 2005. Mr. Martin is a member of the board of directors of Soitec, Inc., a semiconductor wafer processing company, and of SynQor, Incorporated, a manufacturer of power solutions.
      Mr. John K. McGillicuddy has been a director of Brooks since October 2003. Mr. McGillicuddy was a partner with the international accounting firm of KPMG LLP, a public accounting firm, from 1975 until his retirement in June 2000. Mr. McGillicuddy is also a member of the board of directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products.
      Mr. Robert J. Therrien has been a director of Brooks since 1989 and Chairman of the Board since February 2004. He also served as President of Brooks from 1989 until February 2003, and as Chief Executive Officer from 1989 to September 2004. Mr. Therrien is currently a director of Accent Optical Technologies, Inc., a supplier of optoelectronics and silicon process control systems.

BROOKS BENEFICIAL OWNERSHIP
      The following table sets forth certain information known to Brooks as of August 15, 2005, unless otherwise indicated in the footnotes to this table, with respect to the shares of Brooks common stock that are beneficially owned as of that date by:

•	each person, including any partnership, syndicate, or other group, known to Brooks management to be the beneficial owner of more than five percent of the outstanding shares of Brooks common stock;

•	each of Brooks’ directors;

•	the individuals who qualify as Brooks’ “named executive officers” under the regulations of the SEC; and

•	all of Brooks’ executive officers and directors as a group.
      Brooks determined the number of shares of Brooks common stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within 60 days of August 15, 2005 through the exercise of an option, conversion feature or similar right. All percentages are based on the shares of Brooks common stock outstanding as of August 15, 2005. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially
	Owned

		Percent of
Beneficial Owner	Number	Class

5% Stockholders
Mazama Capital Management(1)	6,376,370	14.32%
One Southwest Columbia, Suite 1500
Portland, Oregon 97258
TCW Group, Inc.(2)	2,761,879	6.1%
865 South Figueroa St.
Los Angeles, CA 90017
David Nierenberg(3)	2,571,156	5.7%
19605 NE 8th Street
Camas, WA 98607
Barclays Global Investors NA(4)	2,235,355	5.0%
45 Fremont St., 17th FL
San Francisco, CA 94105
Executive Officers and Directors
Robert J. Therrien(5)	1,352,436	2.94%
Edward C. Grady(5)	339,296	*
Joseph Bellini(5)	97,555	*
Jeffrey A. Cassis(5)(6)	214,335	*
Peter Frasso(5)(6)	—	*
Robert W. Woodbury, Jr.(5)	121,713	*
Roger D. Emerick(5)	85,750	*
Amin J. Khoury(5)	61,750	*
Joseph R. Martin(5)	34,750	*

	Shares Beneficially
	Owned

		Percent of
Beneficial Owner	Number	Class

A. Clinton Allen(5)	13,750	*
John K. McGillicuddy(5)	13,750	*
All directors and executive officers as a group (11 persons)(5)	2,202,906	4.72%

*	Less than one percent

(1)	As of December 31, 2004, based on a Schedule 13G/ A filed by Mazama Capital Management, Inc. with the SEC on February 14, 2005, Mazama Capital Management, Inc. has sole voting power over 3,510,711 shares and sole dispositive power over 6,376,370 shares.

(2)	As of December 31, 2004, based on a Schedule 13G filed by TCW Group, Inc. with the SEC on February 14, 2005, TCW Group, Inc. has shared voting power over 2,133,387 shares and shared dispositive power over 2,761,879 shares.

(3)	As of July 11, 2005, based on a Schedule 13D filed by David Nierenberg with the SEC on July 12, 2005, David Nierenberg has sole voting power over 2,571,156 shares and sole dispositive power over 2,571,156 shares.

(4)	As of December 31, 2004, based on a Schedule 13G filed by Barclays Global Investors NA with the SEC on February 14, 2005, Barclays Global Investors NA has sole voting power over 2,047,892 shares and shared dispositive power over 2,235,355 shares.

(5)	Includes in some instances restricted stock over which the named individual has voting power but no investment power and shares that the named individuals have the right to acquire within 60 days from August 15, 2005 through the exercise of options. The amounts listed include shares under such options as follows: Mr. Therrien, 562,268; Mr. Grady, 245,076; Mr. Bellini, 65,251; Mr. Cassis, 213,578; Mr. Woodbury, 90,001; Mr. Emerick, 76,750; Mr. Khoury, 61,750; Mr. Martin, 34,750; Mr. Allen, 13,750; Mr. McGillicuddy, 13,750 and all directors and executive officers as a group, 1,232,252.

(6)	In February 2005 Mr. Frasso resigned as Senior Vice President of Global Operations of Brooks. Mr. Cassis resigned as Senior Vice President of Brooks effective August 26, 2005.

HELIX BENEFICIAL OWNERSHIP
      The following table sets forth information known to Helix as of August 15, 2005, unless otherwise indicated in the footnotes to this table, with respect to the shares of Helix common stock that are beneficially owned as of that date by:

•	each person, including any partnership, syndicate, or other group, known to Helix management to be the beneficial owner of more than five percent of the outstanding shares of Helix common stock;

•	each of Helix’s directors;

•	Helix’s Chief Executive Officer during the fiscal year ended December 31, 2004, and Helix’s four other most highly compensated executive officers who were serving as executive officers of Helix on December 31, 2004, which is referred to in this joint proxy statement/ prospectus as the Named Executive Officers of Helix; and

•	all of Helix’s executive officers and directors as a group.
      Helix determined the number of shares of Helix common stock beneficially owned by each person under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within 60 days of August 15, 2005 through the exercise of an option, conversion feature or similar right. All percentages are based on the shares of Helix common stock outstanding as of August 15, 2005. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially
	Owned

		Percent of
Beneficial Owner	Number	Class

5% Stockholders:
DePrince, Race & Zollo(1)	3,805,104	14.56%
201 South Orange Avenue
Orlando, Florida 32801
T. Rowe Price Associates, Inc.(2)	2,502,600	9.57%
100 E. Pratt Street
Baltimore, Maryland 21202
Babson Capital Management LLC(3)	2,021,475	7.73%
One Memorial Drive
Boston, Massachusetts 02142
Putnam Investment Management LLC(4)	1,359,260	5.20%
Two Liberty Square
Boston, Massachusetts 02109
Non-Employee Directors:
Gideon Argov(5)	2,000	**
Frank Gabron(5)	16,800	**
Robert H. Hayes(5)	13,900	**
Marvin G. Schorr(5)	108,800	**
Alfred Woollacott, III(5)	6,000	**
Mark S. Wrighton(5)	16,400	**
Named Executive Officers:
Robert J. Lepofsky*(5)(6)	400,011	1.52%
James F. Gentilcore*(5)	49,580	**

	Shares Beneficially
	Owned

		Percent of
Beneficial Owner	Number	Class

Jay Zager*(5)	1,407	**
Robert E. Anastasi(5)	121,164	**
Mark E. Jalbert(5)	34,289	**
All directors and executive officers as a group (11 persons)(5)(6)	770,351	2.91%

*	Effective January 1, 2005, Mr. Lepofsky retired as President and Chief Executive Officer of Helix and became the Chairman of the Board of Directors of Helix. On that date, Mr. Gentilcore became the President and Chief Executive Officer and a director of Helix. Mr. Zager resigned as Senior Vice President, Chief Financial Officer and Treasurer of Helix effective February 25, 2005.

**	Less than 1 percent of shares outstanding.

(1)	As of July 31, 2005, based on a Schedule 13G filed by DePrince, Race & Zollo, Inc. (“DRZ”) with the SEC on July 31, 2005, DRZ has sole dispositive and sole voting power with respect to all of these shares.

(2)	As of June 30, 2005, based on a Schedule 13 F-HR filed by T. Rowe Price Associates, Inc., (“T. Rowe Price”) with the SEC on August 15, 2005, T. Rowe Price has sole dispositive power with respect to all of these shares and sole voting power with respect to 874,400 of these shares.

(3)	As of June 30, 2005, based on a Schedule 13 F-HR filed by Babson Capital Management LLC (“Babson Capital”) with the SEC on July 27, 2005, Babson Capital has sole dispositive and sole voting power with respect to all of these shares.

(4)	As of June 30, 2005, based on Schedule 13 F-HR/A filed by Putnam Investment Management LLC (“Putnam Investment”) with the SEC on August 12, 2005, Putnam Investment has sole dispositive power with respect to all of these shares and sole voting power with respect to 382,800 of these shares.

(5)	Includes shares that each named individual has the right to acquire within 60 days from August 15, 2005 through the exercise of options. The amounts listed include shares under such options as follows: Mr. Gabron 4,000; Dr. Hayes, 2,000; Dr. Schorr, 4,000; Mr. Woollacott, 4,000; Dr. Wrighton 4,000; Mr. Lepofsky, 105,000; Mr. Anastasi, 118,750; Mr. Gentilcore, 45,250; Mr. Jalbert, 28,750 and all directors and executive officers as a group, 315,750. Also includes 1,945 shares for Mr. Lepofsky; 1,225 shares for Mr. Gentilcore; 1,407 shares for Mr. Zager; 2,414 shares for Mr. Anastasi; and 1,900 shares for Mr. Jalbert held in Helix’s 401(k) retirement savings plan.

(6)	Includes 40,000 shares held in a trust fund, with respect to which shares Mr. Lepofsky disclaims beneficial ownership.

INFORMATION ABOUT BROOKS
      Brooks is a leading supplier of automation products and solutions primarily serving the worldwide semiconductor market. Brooks supplies hardware, software and services to both chip manufacturers and original equipment manufacturers, or OEMs, who make semiconductor device manufacturing equipment. Brooks is a technology and market leader with offerings ranging from individual hardware and software modules to fully integrated systems as well as services to install and support its products worldwide. Although Brooks’ core business addresses the increasingly complex automation requirements of the global semiconductor industry, Brooks is also focused on providing automation solutions for a number of related industries, including flat panel display manufacturing, data storage and other complex manufacturing.
      Brooks has grown significantly from being a niche supplier of robot modules to become the largest merchant supplier of hardware and software automation products for the semiconductor industry in calendar years 2001, 2002 and 2003, and the world’s twelfth largest semiconductor front-end capital equipment company in 2003, according to the independent market research firm Gartner Dataquest.
      Brooks operates in three major segments: equipment automation, factory automation hardware and factory automation software. Brooks sells its products and services to nearly every major semiconductor chip manufacturer and OEM in the world, including all of the top ten chip companies and nine of the top ten semiconductor equipment companies.
      As of June 30, 2005, Brooks had approximately 1,850 employees worldwide. Brooks’ executive offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824, and can be reached at (978) 262-2400. Brooks also maintains a website at www.brooks.com.
      Certain information relating to executive compensation, various benefit plans, including stock option plans, certain relationships and related transactions and other matters with respect to Brooks is set forth in Brooks’ Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and Brooks’ proxy statement on Schedule 14A filed with the SEC on January 6, 2005, which are incorporated into this joint proxy statement/ prospectus by reference. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117.

INFORMATION ABOUT HELIX
      Helix is a world leader in the development, manufacture, and application of innovative vacuum technology solutions for the semiconductor, data storage and flat panel display markets. Helix’s vacuum systems provide enabling technology for several key steps within the semiconductor manufacturing process, including ion implantation, physical vapor deposition, chemical vapor deposition and etch. Semiconductor manufacturers use Helix systems to create and maintain a vacuum environment, which is critical to their manufacturing processes. Helix is a leading provider of vacuum systems technology to the world’s largest semiconductor capital equipment and semiconductor manufacturers, placing Helix at a critical point in their advanced technology manufacturing process. Helix’s products are also used in a broad range of industrial manufacturing applications and advanced research and development laboratories. Helix provides an extensive range of global support and vacuum system monitoring services that it believes lower its end-users’ total costs of ownership.
      In February 2005, Helix acquired all the issued and outstanding shares of ICG Polycold Systems, Inc., a producer of high-speed water vapor cryopumping and cryogenic cooling products.
      As of June 30, 2005, Helix had approximately 580 permanent employees worldwide. Helix’s executive offices are located at Mansfield Corporate Center, Nine Hampshire Street, Mansfield, Massachusetts 02048-9171, and can be reached at (508)337-5500. Helix also maintains a website at www.helixtechnology.com.
      Certain information relating to executive compensation, various benefit plans, including stock option plans, certain relationships and related transactions and other matters with respect to Helix is set forth in Helix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Helix’s proxy statement on Schedule 14A filed with the SEC on May 2, 2005, which are incorporated into this joint proxy statement/ prospectus by reference. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Brooks and Helix after giving effect to the merger as a purchase of Helix by Brooks using the purchase method of accounting, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
      The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of Brooks that would have occurred had the merger been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the future financial condition or operating results of Brooks.
      The following unaudited pro forma condensed combined balance sheet as of June 30, 2005 is presented to give effect to the proposed merger as if it occurred on June 30, 2005 and, due to different fiscal period ends, combines the historical consolidated balance sheet for Brooks at June 30, 2005 and the historical consolidated balance sheet of Helix at July 1, 2005. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2004 and the nine months ended June 30, 2005 are presented as if the merger had taken place on October 1, 2003. Due to different fiscal year ends, the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2004 combines the historical results of Brooks for the year ended September 30, 2004 and the historical results of Helix for the year ended December 31, 2004. The unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2005 combines the historical results of Brooks for the nine months ended June 30, 2005 and the historical results of Helix for the nine months ended July 1, 2005.
      The historical results of Helix for the year ended December 31, 2004 contained in the unaudited pro forma condensed combined statement of operations have been derived from Helix’s audited consolidated statement of operations for the year ended December 31, 2004. The historical results of Helix for the nine months ended July 1, 2005 contained in the unaudited pro forma condensed combined statement of operations have been derived from Helix’s audited consolidated statement of operations for the year ended December 31, 2004 and Helix’s unaudited consolidated statement of operations for the six months ended July 1, 2005.
      The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Helix acquired in connection with the merger, based on their respective estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed based on various preliminary estimates. Amounts preliminarily allocated may change significantly, which could result in a material change in amortization of intangible assets. A final determination of these estimated fair values will be based on the actual net tangible and identifiable intangible assets of Helix that exist as of the date of completion of the merger.
      Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of Brooks and Helix are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs related to Helix employees, costs of vacating some facilities of Helix, or other costs associated with exiting activities of Helix that would affect amounts in the pro forma financial statements. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill. In addition, Brooks may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance costs related to Brooks’ employees, costs of vacating some facilities of Brooks or other costs associated with exiting activities of Brooks. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations of Brooks in the period in which they were incurred.
      The unaudited pro forma operating data and balance sheet data set forth below are not necessarily indicative of the results that actually would have been achieved had the proposed merger been consummated on October 1, 2003 for the operating data and on June 30, 2005 for the balance sheet data, or that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2005

	Brooks	Helix	Adjustment		Pro Forma

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$162,796	$11,980	$—		$174,776
Marketable securities	138,841	17,920	—		156,761
Accounts receivable, net	90,982	26,188	(45	)(n)	117,125
Inventories	57,708	23,677	10,527	(k)	91,912
Deferred income taxes	—	7,797	(7,797	)(d)	—
Current assets from discontinued operations	156	—	—		156
Prepaid expenses and other current assets	13,949	2,348	—		16,297

Total current assets	464,432	89,910	2,685		557,027

Property, plant and equipment, net	56,517	20,928	—		77,445
Long-term marketable securities	48,087	—	—		48,087
Goodwill	62,113	29,620	(29,620	)(a)	343,733
			281,620	(h)
Intangible assets, net	4,565	13,396	(13,396	)(b)	86,165
			81,600	(g)
Other assets	4,755	15,319	—		20,074

Total assets	$640,469	$169,173	$322,889		$1,132,531

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$12	$—	$—		$12
Accounts payable	37,019	6,196	(45	)(n)	43,170
Deferred revenue	31,657	—	—		31,657
Accrued warranty and retrofit costs	11,195	1,213	—		12,408
Accrued compensation and benefits	15,024	1,197	—		16,221
Accrued retirement benefit	—	3,326	—		3,326
Accrued restructuring costs	9,802	—	—		9,802
Accrued income taxes payable	16,477	4,002	—		20,479
Current liabilities from discontinued operations	498	—	—		498
Accrued expenses and other current liabilities	14,497	3,869	8,270	(e)	33,537
			6,901	(f)

Total current liabilities	136,181	19,803	15,126		171,110

Long-term debt	175,005	—	—		175,005
Accrued long-term restructuring	10,304	—	—		10,304
Retirement costs	—	7,653	—		7,653
Deferred income taxes	—	406	(406	)(d)	—
Other long-term liabilities	1,778	—	—		1,778

Total liabilities	323,268	27,862	14,720		365,850

Minority interests	991	—	—		991

Stockholders’ equity
Common stock	453	26,132	(26,132	)(c)	743
			290	(i)
Additional paid-in capital	1,242,704	76,611	(76,611	)(c)	1,692,837
			444,089	(i)
			6,044	(j)
Deferred compensation	(3,865)	(130)	130	(c)	(4,408)
			(543	)(r)
Accumulated other comprehensive income	12,772	794	(794	)(c)	12,772
Retained earnings (accumulated deficit)	(935,854)	37,904	(37,904	)(c)	(936,254)
			(400	)(m)

Total stockholders’ equity	316,210	141,311	308,169		765,690

Total liabilities, minority interest and stockholders’ equity	$640,469	$169,173	$322,889		$1,132,531

See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2004

	Brooks	Helix	Adjustment		Pro Forma

	(In thousands, except per share amounts)
Net revenues	$535,053	$159,674	$(498	)(q)	$694,229
Cost of revenues	332,260	95,849	(498	)(q)	427,611

Gross profit	202,793	63,825	—		266,618

Operating expenses
Research and development	65,821	10,826	73	(r)	76,720
Selling, general and administrative	87,074	35,623	296	(r)	122,993

Amortization of acquired intangible assets	3,663	—	12,657	(o)	16,320
Restructuring and merger costs	5,356	—	—		5,356

Total operating expenses	161,914	46,449	13,026		221,389

Income from continuing operations	40,879	17,376	(13,026)		45,229
Joint venture income	—	3,508	—		3,508
Interest income	4,984	1,065	—		6,049
Interest expense	(9,492)	—	—		(9,492)
Other expense, net	(911)	—	—		(911)

Income from continuing operations before income taxes and minority interests	35,460	21,949	(13,026)		44,383
Income tax provision (benefit)	8,053	(5,562)	5,697	(s)	8,188

Income from continuing operations before minority interests	27,407	27,511	(18,723)		36,195
Minority interests in income of consolidated subsidiary	211	—	—		211

Income from continuing operations	$27,196	$27,511	$(18,723)		$35,984

Basic income per share from continuing operations	$0.63	$1.05			$0.50
Diluted income per share from continuing operations	$0.63	$1.05			$0.50
Shares used in computing earnings per share
Basic	43,006	26,110			71,988
Diluted	43,469	26,187			72,537
See accompanying notes to unaudited pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED JUNE 30, 2005

	Brooks	Helix	Adjustment		Pro Forma

	(In thousands, except per share amounts)
Net revenues	$360,447	$115,716	$(329	)(q)	$475,834
Cost of revenues	234,436	69,006	(329	)(q)	302,533
			(580	)(l)

Gross profit	126,011	46,710	580		173,301

Operating expenses
Research and development	48,075	8,949	28	(r)	57,052
Selling, general and administrative	60,695	30,466	109	(r)	90,946

			(324	)(l)
Amortization of acquired intangible assets	2,364	—	9,493	(o)	11,857
Restructuring and merger costs	9,487	498	(498	)(p)	9,487

Total operating expenses	120,621	39,913	8,808		169,342

Income from continuing operations	5,390	6,797	(8,228)		3,959
Joint venture income	—	2,190	—		2,190
Interest income	6,463	560	—		7,023
Interest expense	(7,109)	—	—		(7,109)
Other income, net	706	—	—		706

Income from continuing operations before income taxes and minority interests	5,450	9,547	(8,228)		6,769
Income tax provision (benefit)	4,265	(5,515)	5,219	(s)	3,969

Income from continuing operations before minority interests	1,185	15,062	(13,447)		2,800
Minority interests in income of consolidated subsidiary	72	—	—		72

Income from continuing operations	$1,113	$15,062	$(13,447)		$2,728

Basic income per share from continuing operations	$0.02	$0.58			$0.04
Diluted income per share from continuing operations	$0.02	$0.58			$0.04
Shares used in computing earnings per share
Basic	44,857	26,115			73,845
Diluted	45,124	26,163			74,165
See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation
      On July 11, 2005, Brooks and Helix entered into a definitive merger agreement under which Helix will merge with a wholly owned subsidiary of Brooks in a transaction to be accounted for using the purchase method. In connection with the merger, the total estimated purchase price of $458.7 million includes the issuance of Brooks common stock valued at $444.4 million, assumed stock options with a fair value of $6.0 million and estimated direct transaction costs of Brooks of $8.3 million.
      The unaudited pro forma condensed combined financial statements assume the issuance in the merger of approximately 29.0 million shares of Brooks common stock, based on an exchange ratio of 1.11 shares of Brooks common stock for each outstanding share of Helix common stock as of June 30, 2005. The average market price per share of Brooks common stock of $15.32 is based on an average of the closing market price of Brooks common stock for the period beginning two trading days before and ending two trading days after the merger agreement was announced. The actual number of shares of Brooks common stock to be issued will be determined based on the actual number of shares of Helix common stock outstanding immediately prior to the completion of the merger.
      Under the terms of the merger agreement, each outstanding option to purchase Helix common stock will be assumed by Brooks and converted into an option to purchase Brooks common stock. Under the terms of the merger agreement, Brooks will assume stock options to purchase approximately 712,000 shares of Helix common stock, which will be converted into options to acquire approximately 790,000 shares of Brooks common stock based on outstanding Helix stock options as of June 30, 2005. The fair value of the outstanding options of $6.0 million was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 70%; risk-free interest rate of 2.5%; expected life of 4.0 years; and dividend yield of zero. The actual number of stock options to be assumed will be determined based on the actual number of Helix stock options outstanding immediately prior to the completion of the merger.
      Intercompany balances or transactions between Brooks and Helix were eliminated. No pro forma adjustments were required to conform Helix’s accounting policies to Brooks’ accounting policies. Certain reclassifications have been made to conform Helix’s historical amounts to Brooks’ presentation.
      Management of Brooks is currently overseeing a valuation to determine the fair values of a significant portion of Helix’s assets. The preliminary work performed on the valuation has been considered in management’s estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of a final valuation. This final valuation will be based on the actual net tangible and intangible assets of Helix that exist as of the date of completion of the merger.
      The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary because the merger has not yet been completed. The actual purchase price will be based on the shares of Brooks common stock issued to Helix stockholders and the options to purchase Helix common stock assumed by Brooks on the closing date of the merger. The final allocation of the purchase price will be based on Helix’s assets and liabilities on the closing date.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)
      The total preliminary estimated purchase price of the merger is as follows (in thousands):

Amount

(In thousands)
Estimated fair value of Brooks common stock issued to Helix stockholders	$444,379
Estimated fair value of assumed Helix options	6,044
Estimated direct transaction fees and expenses of Brooks	8,270

Total preliminary estimated purchase price:	$458,693

      Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Helix tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the merger. The total preliminary estimated purchase price is allocated as follows (in thousands):

		First Year		Estimated Useful
	Amount	Charges (Credits)		Life

				(Years)
	(In thousands)
Net tangible assets	$94,530	$10,527	(1)	n/a
Identifiable intangible assets:
Completed and core technology	58,300	9,110		5-10
Trademarks and tradenames	4,700	783		6
Customer and contract relationships	18,600	2,764		4-11

Total identifiable intangible assets	81,600

Goodwill	281,620	—		n/a
Deferred stock-based compensation	543	369	(2)	4
In process research and development	400	400	(3)	n/a

Total preliminary purchase price allocation	$458,693

(1)	Reflects an increase in cost of goods sold of $10.5 million related to the revaluation of certain inventory to fair value. This charge is non-recurring and as such is not reflected in the unaudited pro forma condensed combined statements of operations.

(2)	Relates to compensation expense associated with unvested stock options assumed.

(3)	Reflects the estimated fair value of in-process research and development. This charge is non-recurring and as such is not reflected in the unaudited pro forma condensed combined statement of operations.
      A preliminary estimate of $94.5 million has been allocated to net tangible assets acquired and $81.6 million has been allocated to identifiable intangible assets acquired. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the identifiable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.
      Identifiable intangible assets. Of the total estimated purchase price, $81.6 million has been allocated to completed and core technology, trademarks and trade names and customer relationships and contracts. Recording the identifiable intangible assets results in the initial establishment of a deferred tax liability of approximately $29 million, which has been offset by a corresponding reduction in Brooks’ valuation allowance on its deferred tax assets. These adjustments are preliminary and are based on Brooks management’s estimates. The amount ultimately allocated to identifiable intangible assets may differ materially from this preliminary allocation. A $5.0 million increase or decrease in value allocated to the amortizable intangible assets would increase or decrease annual amortization by approximately $800,000.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)
      Identification and allocation of value to the identified intangible assets was based on the provisions of SFAS No. 141. The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the income approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.
      Amounts allocated to the identifiable intangible assets are expected to be amortized over a life of seven years. The estimates of expected useful lives are based on guidance from SFAS No. 141 and take into consideration the effects of competition, product lives and possible obsolescence. The useful lives of developed technology, and trademarks and trade names are based on the number of years in which net cash flows have been projected. The useful lives of customer relationships was estimated based upon Helix’s established and long-standing customer relationships with its major customers and the number of years in which net cash flows have been projected.
      Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	Helix historical operating margins

•	Helix market share and growth

•	Trends in technology

•	The nature and expected timing of new product introductions by Helix and its competitors.
      Goodwill. Of the total estimated purchase price, approximately $281.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, goodwill resulting from business combinations will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter as of which the determination is made. A comprehensive overview of Helix’s business was conducted to identify all intangible assets that meet the criteria for recognition as an asset apart from goodwill as proscribed in SFAS No. 141. Each identified intangible asset was valued using an appropriate methodology that recognized its overall contribution to the enterprise, along with its remaining economic life. Goodwill was calculated on a residual basis considering the overall purchase price less the fair value of the working capital, tangible, and identified intangible assets. This residual goodwill calculation represents the acquired going concern value of the enterprise, including the expected synergies and other intrinsic benefits of the merger associated with the enhanced strategic and market position of the combined company.
      Net deferred tax assets and liabilities. The net current deferred tax assets and the deferred tax liabilities reflect the estimated tax effect related to the differences between the book value of assets and liabilities for financial statement purposes and their basis for tax purposes under purchase accounting. A valuation allowance must be established if it is more likely than not that deferred tax assets will not be realized. Due to the continuing uncertainty in the semiconductor sector, management has determined that it is more likely than not that the deferred tax assets will not be realized and continues to carry a full

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)
valuation allowance. As a result, the unaudited pro forma condensed combined financial statements present, as a component of the tax pro forma adjustments, an elimination of Helix’s historical reversal of deferred tax valuation allowance of approximately $8.5 million and $4.3 million in the year ended September 30, 2004 and the nine months ended June 30, 2005, respectively. This determination is preliminary and subject to change based upon management’s final valuation of the fair values of assets acquired. During the fourth fiscal quarter of 2004, Helix recorded a $4.5 million tax benefit related to a settlement with the IRS concerning the IRS’ examination of Helix’s fiscal 1997 through 2002 income tax returns. Due to the different fiscal period ends of Helix and Brooks, this benefit is included as a component of income tax benefit in Helix’s historical statements of operations, as presented in the pro forma statements of operations, in both the year ended September 30, 2004 and the nine months ended June 30, 2005.
      In-process research and development. Of the total estimated purchase price, approximately $400,000 was allocated to in-process research and development for projects that, as of the expected closing date of the merger, will not have reached technological feasibility. Accordingly, $400,000 will be charged to expense in connection with in-process research and development in the period during which the merger is completed.
      Discontinued operations. The historical and pro forma statements of operations reflect income from continuing operations. In June 2005, Brooks signed a definitive purchase and sale agreement to sell substantially all the assets of its Specialty Equipment and Life Sciences Division, which had previously been reported as Brooks’ “Other” reportable segment. Effective June 2005, Brooks’ historical statements of operations have been restated to reflect this business as discontinued operations in accordance with FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets.”

2.	Pro Forma Adjustments
      Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to Helix’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets, to eliminate intercompany balances and transactions between Brooks and Helix, and to record income tax adjustments.
      The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To eliminate Helix’s historical goodwill

(b) To eliminate Helix’s historical intangible assets

(c) To eliminate Helix’s stockholders’ equity accounts

(d) To eliminate Helix’s historical deferred tax assets and liabilities

(e) To record Brooks’ estimated direct costs of the transaction

(f) To record Helix’s estimated direct costs of the transaction

(g) To record the fair value of Helix’s identifiable intangible assets

(h) To record goodwill

(i) To record the fair value of Brooks’ shares exchanged in the transaction

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(j) To record the fair value of Helix’s stock options assumed

(k)	To adjust Helix’s inventory to fair value less selling profit. This adjustment will result in an increase in cost of revenues upon the sale of the related inventory. This increase in costs is non-recurring and accordingly is not reflected in the pro forma condensed combined statements of operations.

(l) To eliminate Helix’s historical amortization expense of its amortizable intangible assets

(m)	To record the estimated fair value of in-process research and development

(n) To eliminate intercompany receivables and payables

(o) To record amortization of amortizable intangible assets

(p) To eliminate Helix’s historical expenses related to the merger with Brooks

(q)	To eliminate intercompany sales and related cost of goods sold

(r)	To record deferred stock-based compensation and related amortization associated with unvested Helix stock options assumed

(s)	To adjust the Helix tax rate to an estimated effective tax rate, eliminate Helix’s historical reversal of a deferred tax valuation allowance, and to record income tax expense (benefit) associated with other pro forma adjustments

3.	Deferred Stock-Based Compensation.
      At the effective time of the merger, each outstanding option to purchase shares of Helix common stock will be assumed by Brooks, and thereafter each Helix stock option will constitute an option to acquire Brooks common stock with appropriate adjustments to exercise price and number of shares. The estimated intrinsic value of the unvested Helix stock options assumed represents deferred stock-based compensation of $543,000 and is included in the allocation of purchase price. This value was calculated as the difference between the average of the quoted closing market price of Brooks’ stock for the period beginning two days before and ending two days after the merger agreement was announced and the exercise price of the assumed unvested Helix stock options. The deferred compensation associated with the unvested Helix stock options will be amortized over the remaining vesting period of the stock options.
      The pro forma adjustments presented at June 30, 2005 and for the year ended September 30, 2004 and the nine months ended June 30, 2005 have been calculated in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion No. 25. Effective for Brooks’ fiscal year 2006, Brooks will be required to account for stock based compensation in accordance with FASB Statement 123(R), Share-Based Payment, which has an effective adoption date of October 1, 2005. Accordingly, the fair value of assumed Helix options included as a component of the purchase price of the merger, the deferred stock-based compensation included in the allocation of purchase price and the subsequent amortization thereof may be different from that presented.

4.	Pro Forma Earnings Per Share
      Pro forma basic earnings per share is based on the number of shares of Brooks common stock used in computing basic earnings per share and the weighted average number of shares of Helix common stock outstanding during the period multiplied by the exchange ratio of 1.11x.
      Pro forma diluted earnings per share is based on the number of shares of Brooks common stock used in computing diluted net income per share plus the weighted average number of shares of Helix common stock outstanding during the period multiplied by the exchange ratio of 1.11x and the potential dilution from assumed dilutive stock options (using the treasury stock method).

DESCRIPTION OF BROOKS CAPITAL STOCK
      The following is a summary of the material terms of Brooks capital stock. Because it is only a summary, it is not meant to be complete and does not contain all of the information that may be important to you. Accordingly, for a complete description of rights and preferences of Brooks capital stock, you should carefully read the full copies of Brooks’ certificate of incorporation and bylaws and applicable provisions of the DGCL. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117.
Authorized Capital Stock
      Under Brooks’ certificate of incorporation, the authorized capital stock of Brooks is 101,000,000 shares, consisting of 100,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The authorized shares of Brooks common stock are designated as “Common Stock” and “Class A Common Stock.” All shares of Class A Common Stock converted into common stock at the time of Brooks’ initial public offering. There are no shares of Class A Common Stock outstanding, and Brooks currently has no intention to issue shares of Class A Common Stock in the future. If Brooks stockholders approve the proposal to increase Brooks’ authorized shares of common stock to 125,000,000, the authorized capital stock of Brooks would be 126,000,000 shares, consisting of 125,000,000 shares of Common Stock and 1,000,000 shares of preferred stock.
      One preferred stock purchase right is attached to each outstanding share of Brooks common stock and will be attached to each share of Brooks common stock issued in the merger. The preferred stock purchase rights are described in more detail below in the section entitled “— Rights Agreement.”
Brooks Common Stock
      The holders of Brooks common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have the right to cumulate votes in elections of directors. Holders of Brooks common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of Brooks’ assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Brooks common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Brooks common stock. The transfer agent and registrar for Brooks common stock is Equiserve Trust Company N.A.
Brooks Preferred Stock
      Brooks’ certificate of incorporation authorizes Brooks’ directors to issue up to 1,000,000 shares of preferred stock without any vote or action by Brooks stockholders. Brooks’ board of directors may issue preferred stock in one or more series and determine the rights, preferences, privileges and restrictions granted or imposed upon any series of preferred stock, and the number of shares constituting each series. The preferred stock that can be authorized by Brooks’ board of directors could have preference over Brooks common stock with respect to dividends and other distributions and upon Brooks’ liquidation. In addition, the voting power of Brooks outstanding common stock may become diluted in the event that the board of directors issues preferred stock with voting rights.
      Brooks’ board of directors has designated 101,500 shares of Brooks’ preferred stock as “Series A Junior Participating Preferred Stock.” There are no shares of Series A Junior Participating Preferred Stock issued or outstanding. Shares of Series A Junior Participating Preferred Stock are issuable upon exercise of stock purchase rights described below. Each share of Series A Junior Participating Preferred Stock is entitled to a quarterly dividend payment of 1,000 times the dividend declared per Brooks common share. In the event of liquidation, the holders of Series A Junior Participating Preferred Stock are entitled to an aggregate payment of 1,000 times the aggregate payment made per Brooks common share. Each share of

Series A Junior Participating Preferred Stock will have 1,000 votes, voting together with Brooks common stock. In the event of any merger, consolidation or other transaction in which Brooks common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 1,000 times the amount received per Brooks common share. These rights are protected by antidilution provisions.
Options
      As of the close of business on [ •  ] [ •  ], 2005, there were outstanding options to purchase [ •  ] shares of Brooks common stock and [ •  ] additional shares of Brooks common stock were reserved for future issuance under Brooks’ stock-based employee compensation plans.
Rights Agreement
      Brooks is a party to a rights agreement between itself and EquiServe Trust Company, N.A. Pursuant to this agreement, Brooks declared a dividend to its stockholders as of August 12, 1997 of the right to purchase 1/1,000 of a share of Series A Junior Participating Preferred Stock. The preferred stock purchase rights are attached to the shares of Brooks common stock until a triggering event occurs. The preferred stock purchase rights are triggered by the acquisition by a person or group, an “acquiring person” as defined in the rights agreement, other than Brooks or any of Brooks’ subsidiaries or employee benefit plans, of 15% or more of the outstanding shares of Brooks common stock. In such event, the holder of a preferred stock purchase right paying the exercise price would be able to purchase, instead of a fraction of a share of Series A Junior Participating Preferred Stock, a number of shares of Brooks common stock having a market value equal to twice the exercise price. In the event of specified mergers and similar transactions involving Brooks, shares of the other party to the transaction or its parent could be purchased at half of the market price of such shares by the holders of the preferred stock purchase rights. The preferred stock purchase rights are redeemable in whole, but not in part, by Brooks for $0.001 per right and expire July 31, 2007. Subject to restrictions, the preferred stock purchase rights may be exchanged for one share of Brooks common stock upon election by Brooks’ board of directors. An “acquiring person” would not be permitted to exercise a preferred stock purchase right. The intended effect of the rights agreement is to deter any person or group from becoming an “acquiring person” without negotiating the acquisition with Brooks’ board of directors.
Anti-Takeover Effects of Provisions of Brooks’ Certificate of Incorporation, Bylaws, Stockholder Rights Plan, Indenture and Delaware Law

Certificate of Incorporation and Bylaws
      Brooks’ certificate of incorporation provides that Brooks’ board of directors may issue, without stockholder action, shares of preferred stock with voting or other rights senior to the rights of Brooks common stock. The rights of holders of Brooks common stock may be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change of control of Brooks without further action by holders of Brooks common stock and may adversely affect the voting and other rights of holders of Brooks common stock.
      Brooks’ certificate of incorporation also provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. This precludes stockholders from waging a proxy contest by written action. Moreover, Brooks’ bylaws provide that special meetings of stockholders, unless otherwise required by law, may be called only by the president or the board of directors. The combination of precluding stockholder actions by written consent and limiting the persons who may call a special meeting decreases the likelihood that stockholders can wage a proxy contest except in connection with the annual meeting of stockholders.
      Brooks’ certificate of incorporation also provides that any vote required by stockholders pursuant to the DGCL, other than the election of directors, will be effective upon the vote of a majority of each class outstanding, if recommended by a majority of continuing directors or, if not so recommended, eighty percent of each class of stock outstanding. In addition, vacancies and newly created directorships resulting from any increase in the size of Brooks’ board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum is present. These provisions could hinder stockholders in attempts to remove incumbent directors and fill the resulting vacancies with their own nominees.
      These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control of Brooks and could have the effect of discouraging others from making tender offers for Brooks shares or other acquisitions of Brooks. Consequently, they also may inhibit fluctuations in the market price of Brooks shares that could result from actual or rumored takeover attempts.

Rights Agreement
      Brooks’ rights agreement is designed to protect and maximize the value of Brooks’ outstanding equity interests in the event of an unsolicited attempt to acquire Brooks in a manner or on terms not approved by the board of directors and that prevent stockholders from realizing the full value of their shares of Brooks common stock. Its purposes are to deter those takeover attempts that the board believes are undesirable, to give the board more time to evaluate takeover proposals and consider alternatives, and to increase the board’s negotiating position to maximize value in the event of a takeover. The rights issued pursuant to the plan are not intended to prevent all takeovers of Brooks.
      However, the rights may have the effect of rendering more difficult or discouraging an acquisition of Brooks. The rights may cause substantial dilution to a person or group that attempts to acquire Brooks on terms or in a manner not approved by the board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights with respect to which the condition is satisfied.

Indenture
      Brooks has issued 4.75% convertible subordinated notes with an aggregate principal amount of $175.0 million. The terms of these notes are largely governed by an indenture. The indenture provides that upon a change of control of Brooks, as defined in the indenture, Brooks is required to purchase the outstanding notes of holders who elect to have their notes repurchased at their face amount plus accrued interest. This significant pre-payment that may be required upon a change of control of Brooks may discourage an acquisition of Brooks. The transactions contemplated by the merger agreement between Brooks, Helix and Mt. Hood will not constitute a change of control under the terms of the indenture.

Delaware Law
      Brooks is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” who was not an interested stockholder before Brooks became a publicly held corporation, for a period of three years after the date that the person became an interested stockholder, which is referred to in this joint proxy statement/ prospectus as the “interested date,” unless, subject to certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved by the board of directors prior to the interested date or the business combination is approved after the interested date by the board and the holders of two-thirds of the corporation’s outstanding voting shares, excluding any shares held by the interested stockholder, at an annual or special meeting. Generally, a “business combination” includes a merger, certain asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Brooks, including proposed transactions in which holders of Brooks common stock would receive a premium to the market price of the stock in exchange for their shares.

COMPARISON OF RIGHTS OF STOCKHOLDERS
      Brooks and Helix are Delaware corporations, both subject to the provisions of the DGCL. Any differences in the rights of holders of Brooks capital stock and Helix capital stock arise primarily from differences between the companies’ certificates of incorporation and bylaws and the results or effects of these differences under the DGCL. Helix stockholders will continue to be governed by the DGCL both before and after the merger, but following the merger, the rights of Helix stockholders will be governed by the certificate of incorporation and bylaws of Brooks instead of the certificate of incorporation and bylaws of Helix.
      Set forth below is a summary comparison of the rights Helix stockholders currently have under Helix’s certificate of incorporation and bylaws and the rights Helix stockholders would have following the merger under Brooks’ certificate of incorporation and bylaws. This section does not include a complete description of all differences between the rights of Brooks and Helix stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of Brooks stockholders and Helix stockholders as material is not intended to indicate that other equally important differences do not exist. Helix stockholders should also carefully read the DGCL, as well as the certificate of incorporation and bylaws of Brooks and the certificate of incorporation and bylaws of Helix. The certificate of incorporation and bylaws of Brooks are filed or incorporated by reference as exhibits to the Registration Statement on Form S-4 of which this joint proxy statement/ prospectus forms a part. The Helix certificate of incorporation and bylaws are filed, or incorporated by reference, as exhibits to Helix’s annual report on Form 10-K for the fiscal year ended December 31, 2004. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117. The discussion above and below is qualified in its entirety by reference to the foregoing documents. For additional information regarding specific rights of Brooks capital stock, see the section entitled “DESCRIPTION OF BROOKS CAPITAL STOCK” beginning on page 102.

	Brooks Stockholder Rights	Helix Stockholder Rights

General:	The rights of Brooks stockholders are governed by Delaware law and Brooks’ certificate of incorporation and bylaws.	The rights of Helix stockholders are governed by Delaware law and Helix’s certificate of incorporation and bylaws.
Class of Common Stock:	Brooks has two classes of common stock authorized, Common Stock and Class A Common Stock, and one class of common stock outstanding, Common Stock.	Helix has only one class of common stock authorized and outstanding.
Preferred Stock:	Brooks has undesignated preferred stock and Series A Junior Participating Preferred Stock authorized. The Series A Junior Participating Preferred Stock is issuable upon exercise of outstanding stock purchase rights.	Helix has undesignated preferred stock authorized and no preferred stock outstanding or issuable upon exercise of stock purchase rights.
Authorized Capital Stock:	101,000,000 shares of stock (126,000,000 shares of stock if Brooks stockholders approve Brooks Proposal Number Two), of which 100,000,000 shares (125,000,000 shares of stock if Brooks stockholders approve Brooks Proposal Number Two) are designated as common stock	62,000,000 shares of stock, of which 60,000,000 shares are designated as common stock and 2,000,000 shares are designated as preferred stock.

	Brooks Stockholder Rights	Helix Stockholder Rights

and 1,000,000 shares are designated as preferred stock.
Number and Election of Directors:	Brooks’ bylaws provide that the board of directors determines the number of directors before each annual or special meeting of the stockholders. Currently, the number of directors is seven. Following the merger, there will be ten directors and one non-voting director emeritus. Three of the directors and the non-voting director emeritus will be selected by Helix from current members of Helix’s board of directors and seven directors will be the current directors of Brooks.	Helix’s bylaws provide that the number of directors will not be less than three or more than 15 as shall be determined by the board. Currently, the number of directors is eight.
Removal of Directors:	Under Brooks’ bylaws, a director may be removed from office only for cause by a vote of the holders of at least 80% of the voting stock outstanding or by a vote of a majority of the directors then in office, and only after reasonable notice and opportunity to be heard from the body proposing to remove the director.[1]	Under Helix’s bylaws, a director may be removed with or without cause by a majority of the stockholders of the outstanding shares entitled to vote.
Board Vacancies:	Under Brooks’ bylaws, vacancies on the board may be filled by a majority of directors, whether or not constituting a quorum. A director elected to fill a vacancy serves until the election of his successor.	Under Helix’s bylaws, vacancies on the board are filled by either the stockholders at any meeting of the stockholders, the board of directors at any meeting of the board of directors at which a quorum is present or by a majority of the directors then in office whether or not constituting a quorum. A director elected to fill a vacancy serves until a successor is duly elected and qualified.
Special Meetings:	Brooks’ bylaws provide that a special meeting of the stockholders may be called only by the president or the board of directors.	Helix’s bylaws provide that a special meeting of the stockholders may be called by the president or by the board of directors and will be so called at the written request of the registered holders of 20% or more of the stock of the corporation then outstanding and entitled to vote, which request must state the object of the meeting.
Notice of Stockholder Meetings:	Brooks’ bylaws require that written notice of meetings of stockholders, stating the place,	Helix’s bylaws require that written notice stating the time and place of the meeting be

	Brooks Stockholder Rights	Helix Stockholder Rights

	date and hour, generally be given no less than ten or more than 60 days before the meeting to each stockholder entitled to vote at the meeting or entitled to notice of the meeting.	given at least ten days before the meeting to each stockholder entitled to vote at the meeting. The DGCL provides that notice of a stockholder meeting may not be given more than 60 days before the meeting.
Record Date:	Brooks’ bylaws provide that the record date must be no more than 60 days before the meeting.	The Helix bylaws provide that a record date may not be more than 50 days prior to the date of the corporate action to which it relates.
Stockholder Action by Written Consent:	Brooks’ certificate of incorporation and bylaws provide that the stockholders cannot act by written consent.	Helix’s bylaws provide that a meeting may be dispensed with if all of the stockholders who would have been entitled to vote consent to such action, which consent in writing will have the same force and effect as a vote taken at a meeting of the stockholders.[2]
Amendment of Bylaws:	Brooks’ certificate of incorporation and bylaws provide that the bylaws may be amended by a majority of the board of directors, except that the directors may not amend the bylaws in a manner which changes the stockholder voting requirements for any action, alters or abolishes any preferential right or rights of redemption applicable to a class of stock with shares outstanding, alters the amendment provision of the bylaws, or permits the board of directors to take any action which under the DGCL, the certificate of incorporation or the bylaws is required to be taken by the stockholders. The bylaws may also be amended by holders of a majority of all shares outstanding and entitled to vote, except that where the effect of the amendment would be to reduce any voting requirement otherwise required by the DGCL, the certificate of incorporation or another provision of the bylaws, such amendment requires the vote that would have been required by the DGCL, the certificate of incorporation or the bylaws.	Helix’s bylaws provide that the bylaws may be amended by the board of directors or by the stockholders.

	Brooks Stockholder Rights	Helix Stockholder Rights

State Anti-Takeover Statute:	Brooks is subject to Section 203 of the DGCL.	Helix is subject to Section 203 of the DGCL.
Rights Agreement:	Brooks is a party to a rights agreement that generally would be triggered if a person beneficially acquires 15% or more of Brooks common stock.	Helix is not a party to a rights agreement.
Fiscal Year:	Brooks’ bylaws specify that Brooks’ fiscal year ends on September 30 of each year.	Helix’s bylaws specify that Helix’s fiscal year end is determined by Helix’s board of directors. Currently, Helix’s fiscal year ends on December 31 of each year.
Limitation of Liability of Directors and Officers:	Brooks’ certificate of incorporation provides that Brooks’ directors have no personal liability to either Brooks or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for breach of the director’s duty of loyalty to Brooks and its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of DGCL or (4) for any transaction from which the director derived an improper personal benefit.	Helix’s certificate of incorporation provides that Helix’s directors are not personally liable to Helix or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability(1) for any breach of the director’s duty of loyalty to Helix or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The merger agreement requires that Brooks maintain these provisions in full force and effect until the sixth anniversary of the date on which the effective time of the merger occurs.
Indemnification of Directors and Officers:	Brooks’ certificate of incorporation and bylaws provide that Brooks may indemnify present and former directors and officers to the fullest extent of the law. Brooks’ bylaws also permit expenses to be advanced to indemnified persons in advance of a final disposition of proceedings against them if they undertake to repay the amounts advanced if there is a final determination that indemnification is not permitted.	Helix’s bylaws require indemnification of present and former directors and officers if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Helix and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Helix’s bylaws also require that expenses be advanced to indemnified persons in advance of a final disposition of proceedings against them if the person undertakes to repay the amounts advanced if

	Brooks Stockholder Rights	Helix Stockholder Rights

there is a final determination that indemnification is not permitted. The merger agreement requires that Brooks maintain these provisions in full force and effect until the sixth anniversary of the date on which the effective time of the merger occurs.
Anti-“Greenmail” Provision:	Brooks’ certificate of incorporation provides that Brooks may not repurchase voting stock from a person or group who has beneficially owned more than 5% of Brooks’ outstanding voting stock for less than two years at a price in excess of the fair market value of that stock unless the repurchase is approved by holders of two- thirds of Brooks’ outstanding voting stock (other than stock held by the person or group from which the voting stock is proposed to be repurchased).	Helix’s certificate of incorporation does not contain a provision specifically targeted at “greenmail.”
Special Stockholder Voting Requirements:	Brooks’ certificate of incorporation provides that except as otherwise provided in Brooks’ certificate of incorporation, bylaws and any certificate of designations, any vote required by stockholders pursuant to the DGCL, other than the election of directors (which is not affected by this provision), is effective if recommended by a majority of the “Continuing Directors” (as defined in Brooks’ certificate of incorporation) and the vote of a majority of each class of stock outstanding and entitled to vote thereon; and if not recommended by a majority of the Continuing Directors, then by the vote of 80% of each class of stock outstanding and entitled to vote thereon.	The Helix certificate of incorporation does not contain an analogous voting requirement provision.

      1 Under Section 141 of the DGCL, unless the board of directors of a corporation is classified or requires cumulative voting for directors, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
      2 Under Section 228 of the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action required by the DGCL to be taken, or any action which may be taken, at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

BROOKS STOCKHOLDERS ONLY — BROOKS PROPOSAL NUMBER TWO:
AMENDMENT TO BROOKS’ CERTIFICATE OF INCORPORATION
Purpose and Effect of Amendment to Brooks’ Certificate of Incorporation
      Brooks’ certificate of incorporation currently permits Brooks to issue up to 100,000,000 shares of common stock. On July 8, 2005, Brooks’ board of directors unanimously approved an amendment to Brooks’ certificate of incorporation to permit Brooks to issue up to 125,000,000 shares of common stock. The text of the proposed amendment is set forth below.
      As of [ •  ] [ •  ], 2005, [ •  ] shares of Brooks common stock were issued and outstanding. Thus, as of that date, [ •  ] authorized shares of common stock remained available for issuance, including an aggregate of [ •  ] shares reserved for issuance under Brooks’ equity incentive plans, warrants and other convertible securities. In connection with the merger, based on the number of shares of Helix common stock and options to purchase Helix common stock outstanding as of [ •  ] [ •  ], 2005, Brooks would be obligated to issue approximately [ •  ] shares of common stock and reserve an additional [ •  ] shares of Brooks common for issuance upon the exercise of Helix options assumed in the merger. Therefore, if the merger is consummated but the proposal to amend the certificate of incorporation is not approved, Brooks would only have approximately [ •  ] authorized shares of common stock that are not already issued or reserved for issuance pursuant to Brooks’ equity incentive plans, warrants and convertible securities as of [ •  ] [ •  ], 2005.
      Although Brooks has sufficient authorized but unissued shares of common stock to complete the merger, and thus the authorization of these additional shares of common stock are not required to complete the acquisition of Helix, the issuance of shares of Brooks common stock to former holders of Helix common stock in the merger will utilize a significant portion of Brooks’ current authorized but unissued shares of common stock. Brooks’ board of directors would like to increase the number of authorized shares of Brooks common stock to provide Brooks with flexibility to issue its shares in connection with possible future actions, such as stock splits, stock dividends, financings, corporate mergers, acquisitions, use in employee benefit plans or other corporate purposes. As of the date of this joint proxy statement/ prospectus, Brooks has no agreements or commitments with respect to the sale or issuance of such additional shares of common stock except in connection with its equity incentive plans and the merger agreement with Helix.
      The availability of additional authorized shares would allow Brooks to accomplish its goals, and other business and financial objectives in the future without stockholder approval, except as may be required in particular cases by Brooks’ certificate of incorporation or bylaws, applicable law or the rules of any stock exchange or other system on which Brooks’ securities may then be traded or listed. In addition to the more traditional uses described above, Brooks could issue shares of its common stock as a defense against efforts to obtain control of Brooks. Brooks’ board of directors does not intend or view the increase in authorized shares of Brooks common stock as an anti-takeover measure, nor is Brooks aware of any proposed or contemplated transaction of this type.
      If this Brooks Proposal Number Two is approved, the newly authorized shares of Brooks common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share. Although the authorization of additional shares of Brooks common stock would not, in itself, have any effect on the rights of any holder of Brooks common stock, the future issuance of additional shares of common stock, other than a stock split or dividend, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

      If approved, the first paragraph of Article Fourth of Brooks’ certificate of incorporation would be deleted in its entirety and replaced with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 125,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock).”
      Brooks’ board of directors considers the proposed increase in the amount of authorized shares of Brooks common stock to be advisable.
Vote Required
      The amendment to Brooks’ certificate of incorporation must be approved by the affirmative vote of a majority of the shares of Brooks common stock outstanding on [ •  ] [ •  ], 2005, the record date for the Brooks special meeting.
      The Brooks merger proposal is not conditioned on the proposal to amend Brooks’ certificate of incorporation to increase the authorized shares of Brooks common stock; however, the proposal to amend Brooks’ certificate of incorporation is conditioned on the consummation of the merger. Accordingly, if the Brooks merger proposal is not approved or the merger is not consummated for any other reason, Brooks will not amend its certificate of incorporation as set forth in this Brooks Proposal Number Two, even if approved by Brooks stockholders.
Recommendation of the Board of Directors
      Brooks’ board of directors considers the proposed increase in the amount of authorized shares of Brooks common stock to be advisable and has unanimously approved the proposal to amend Brooks’ certificate of incorporation to increase the amount of authorized shares of common stock.
      Brooks’ board of directors recommends that Brooks stockholders vote “FOR” the approval of the proposal to amend Brooks’ certificate of incorporation to increase the amount of authorized shares of Brooks common stock.

BROOKS STOCKHOLDERS ONLY — BROOKS PROPOSAL NUMBER THREE:
POSSIBLE ADJOURNMENT OF THE BROOKS SPECIAL MEETING
      If this Proposal Number Three is approved, the Brooks special meeting may be adjourned or postponed by Brooks’ board of directors or its chairman, in its or his discretion, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Brooks special meeting to approve either of the other Brooks proposals.
      The affirmative vote of the holders of a majority of the votes properly cast on the proposal by holders of Brooks common stock is required to approve this proposal.
      Brooks’ board of directors recommends that Brooks stockholders vote “FOR” the approval of the proposal to permit Brooks’ board of directors or its chairman, in its or his discretion, to adjourn or postpone the Brooks special meeting.

HELIX STOCKHOLDERS ONLY — HELIX PROPOSAL NUMBER TWO:
POSSIBLE ADJOURNMENT OF THE HELIX SPECIAL MEETING
      If this Proposal Number Two is approved, the Helix special meeting may be adjourned or postponed by Helix’s board of directors or its chairman, in its or his discretion, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Helix special meeting to approve the Helix merger proposal.
      The affirmative vote of the holders of a majority of the shares of Helix common stock present at the Helix special meeting in person or by proxy and entitled to vote on the proposal is required to approve this proposal.
      Helix’s board of directors recommends that Helix stockholders vote “FOR” the approval of the proposal to permit Helix’s board of directors or its chairman, in its or his discretion, to adjourn or postpone the Helix special meeting.

LEGAL MATTERS
      The validity of the shares of Brooks common stock to be issued in the merger will be passed on for Brooks by Thomas S. Grilk, Esq., General Counsel to Brooks. Certain federal income tax consequences of the merger will be passed on for Brooks by Ropes & Gray LLP and for Helix by Palmer & Dodge LLP.
EXPERTS
      The financial statements as of September 30, 2004 and 2003 and for each of the three years in the period ended September 30, 2004 of Brooks Automation, Inc. incorporated in this joint proxy statement/ prospectus by reference to the Current Report on Form 8-K dated August 24, 2005 of Brooks Automation, Inc. have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting, which is included in Management’s Report on Internal Control over Financial Reporting, of Helix Technology Corporation incorporated in this joint proxy statement/ prospectus by reference to the Annual Report on Form 10-K of Helix Technology Corporation for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.
      Brooks. Brooks anticipates that the 2006 annual meeting will be held in February 2006. Proposals which stockholders intend to present at Brooks’ 2006 annual meeting of stockholders and wish to have included in Brooks’ proxy materials pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 must be received by Brooks no later than September 12, 2005. If a proponent fails to notify Brooks by November 26, 2005 of a non-Rule 14a-8 stockholder proposal which it intends to submit at the Brooks’ 2006 annual meeting of stockholders, the proxy solicited by Brooks’ board of directors with respect to such meeting may grant discretionary authority to the person named in each proxy to vote with respect to such matter.
      Brooks stockholders may make recommendations to Brooks’ Nominating and Governance Committee of candidates for its consideration as nominees for director at the Brooks’ 2006 annual meeting of stockholders by submitting the name and qualifications of such person(s) to Brooks’ Nominating and Governance Committee, c/o Board of Directors, Brooks Automation, Inc. at Brooks’ principal executive offices, 15 Elizabeth Drive, Chelmsford, Massachusetts 01824. Recommendations should be submitted as early as possible, but in any event not later than September 12, 2005. Any persons recommended should at a minimum meet the criteria and qualifications referred to in Brooks’ Nominating and Governance Committee’s charter. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation have beneficially owned 5% or more of Brooks common stock for at least one year.
      Helix. Helix intends to hold its annual meeting at its regularly-scheduled time if the merger has not been consummated by that date. Helix must receive any stockholder proposal intended to be included in Helix’s proxy materials for the 2006 annual meeting of Helix stockholders no later than January 6, 2006. Helix must receive any stockholder proposal intended to be presented at such meeting in 2006 no later than March 22, 2006. Any proposal received after March 22, 2006, will be untimely and Helix’s management proxies will be permitted to use their discretionary voting authority when the proposal is raised at the 2006 annual meeting, without having advised stockholders of the proposal in the proxy statement for that meeting.

HOUSEHOLDING OF PROXY MATERIALS
      SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Brooks, Helix and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from Brooks, Helix or your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or Brooks or Helix, as applicable, if you hold registered shares. You can also request prompt delivery of a copy of this joint proxy statement/ prospectus. See the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 117 for the appropriate contact information for Brooks and Helix.

WHERE YOU CAN FIND MORE INFORMATION
      Brooks and Helix file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Brooks and Helix have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.
      Brooks’ and Helix’s SEC filings are also available to the public on the SEC’s Internet website at www.sec.gov which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Brooks’ SEC filings are also available to the public on Brooks’ website, www.brooks.com, and Helix’s filings with the SEC are also available to the public on Helix’s website, www.helixtechnology.com. Information contained on Brooks’ website and Helix’s website is not incorporated by reference into this joint proxy statement/ prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/ prospectus.
      This joint proxy statement/ prospectus is part of a registration statement on Form S-4 that Brooks filed with the SEC to register the shares of Brooks common stock to be issued to holders of Helix common stock in the merger. The registration statement contains more information than this joint proxy statement/ prospectus regarding Brooks, Brooks common stock, Helix and the merger, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.
      We incorporate by reference into this joint proxy statement/ prospectus the documents listed below and any future filings Brooks or Helix makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of the initial registration statement and prior to the later of the special meetings; provided, however, we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K. The information incorporated by reference is an important part of this joint proxy statement/ prospectus. Any statement in a document incorporated by reference into this joint proxy statement/ prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/ prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/ prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/ prospectus.
Brooks SEC Filings

•	Annual Report on Form 10-K for the year ended September 30, 2004

•	Proxy statement on Schedule 14A filed with the SEC on January 6, 2005

•	Quarterly Reports on Form 10-Q for the quarters ended December 31, 2004, March 31, 2005 and June 30, 2005

•	Current Reports on Form 8-K filed with the SEC on December 28, 2004, February 23, 2005, April 29, 2005, July 11, 2005 and August 24, 2005

•	Description of Brooks common stock as set forth in the Registration Statement on Form 8-A filed on January 27, 1995, including any amendments or reports filed with the SEC for the purpose of updating such description

•	Description of Brooks’ preferred stock purchase rights as set forth in the Registration Statement on Form 8-A filed on August 7, 1997, including any amendments or reports filed with the SEC for the purpose of updating such description
      Brooks has supplied all information contained or incorporated by reference into this joint proxy statement/ prospectus relating to Brooks and its respective affiliates.

      You can obtain a copy of any of the above-referenced documents incorporated by reference into this joint proxy statement/ prospectus except for the exhibits to those documents from Brooks. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Brooks without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/ prospectus. You may obtain documents incorporated by reference into this joint proxy statement/ prospectus by requesting them in writing or by telephone from Brooks or [ •  ], Brooks’ proxy solicitor, at the following addresses and telephone numbers:
Investor Relations
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, Massachusetts 01824
(978) 262-2400
or
[ •  ]
[ •  ]
[ •  ]
[ •  ]
[ •  ]
      If you would like to request documents, please do so by [ •  ] [ •  ], 2005, to receive them before the Brooks special meeting. If you request any of these documents from Brooks, Brooks will mail them to you by first-class mail or similar means.
      You should rely only on the information contained or incorporated by reference into this joint proxy statement/ prospectus in voting your shares at the Brooks special meeting. Brooks has not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated [ •  ] [ •  ], 2005. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/ prospectus to Brooks’ stockholders nor the issuance of shares of Brooks common stock in the merger will create any implication to the contrary.
Helix SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2004

•	Proxy statement on Schedule 14A filed with the SEC on May 2, 2005

•	Quarterly Reports on Form 10-Q for the quarters ended April 1, 2005 and July 1, 2005

•	Current Reports on Form 8-K filed with the SEC on January 6, 2005, February 3, 2005, February 16, 2005, March 1, 2005 and July 11, 2005

•	Amended Current Reports on Form 8-K/ A filed with the SEC on March 16, 2005 and April 28, 2005
      Helix has supplied all information contained or incorporated by reference into this joint proxy statement/ prospectus relating to Helix and its respective affiliates.
      You can obtain a copy of any of the above-referenced documents incorporated by reference into this joint proxy statement/ prospectus except for the exhibits to those documents from Helix. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Helix without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/ prospectus. You may obtain documents incorporated by reference into this joint proxy statement/ prospectus by requesting them in writing or by telephone from Helix or [ •  ], Helix’s proxy solicitor, at the following addresses and telephone numbers:
Investor Relations
Helix Technology Corporation
Nine Hampshire Street
Mansfield, Massachusetts 02048
(508) 337-5111
or
[ •  ]
[ •  ]
[ •  ]
[ •  ]
[ •  ]
      If you would like to request documents, please do so by [ •  ] [ •  ], 2005, to receive them before the Helix special meeting. If you request any of these documents from Helix, Helix will mail them to you by first-class mail or similar means.
      You should rely only on the information contained or incorporated by reference into this joint proxy statement/ prospectus in voting your shares at the Helix special meeting. Helix has not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated [ •  ] [ •  ], 2005. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any other date, and neither the mailing of this joint proxy statement/ prospectus to Helix stockholders nor the merger will create any implication to the contrary.

ANNEX A
AGREEMENT AND PLAN OF MERGER, AS AMENDED
      The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Brooks or Helix or any of their respective subsidiaries.
AGREEMENT AND PLAN OF MERGER
AMONG
BROOKS AUTOMATION, INC., MT. HOOD CORPORATION
AND
HELIX TECHNOLOGY CORPORATION

Dated as of July 11, 2005,
as amended on August 29, 2005

ARTICLE I THE MERGER		A-8
1.1	The Merger	A-8
1.2	Effective Time	A-9
1.3	Closing	A-9
1.4	Directors and Officers of the Surviving Corporation	A-9

1.5	Effects of the Merger	A-9
1.6	Conversion of Common Stock	A-9
1.7	Company Options and Purchase Rights	A-10
1.8	Closing of Company Transfer Books	A-10
1.9	Exchange of Certificates	A-10

1.10	No Liability	A-11
1.11	Lost Certificates	A-11
1.12	Withholding Rights	A-11
1.13	Distributions with Respect to Unexchanged Shares	A-11
1.14	Additional Matters	A-12

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY		A-12
2.1	Organization and Qualification	A-12
2.2	Authority to Execute and Perform Agreement	A-13
2.3	Capitalization and Title to Shares	A-13
2.4	Company Subsidiaries	A-14

2.5	SEC Reports	A-15
2.6	Financial Statements	A-15
2.7	Absence of Undisclosed Liabilities	A-16
2.8	Absence of Adverse Changes	A-16
2.9	Compliance with Laws	A-16
2.10	Actions and Proceedings	A-17
2.11	Contracts and Other Agreements	A-17

2.12	Intellectual Property	A-17
2.13	Assets	A-19
2.14	Insurance	A-20
2.15	Commercial Relationships	A-20
2.16	Tax Matters	A-20

2.17	Employee Benefit Plans	A-21
2.18	Employee Relations	A-24
2.19	Environmental Matters	A-24
2.20	No Breach	A-25
2.21	Board Approvals	A-25
2.22	Financial Advisor	A-26
2.23	Interested Party Transactions	A-26
2.24	Information Supplied	A-26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		A-26
3.1	Organization and Qualification	A-27
3.2	Authority to Execute and Perform Agreement	A-27

3.3	Capitalization and Title to Shares	A-28

3.4	Parent Subsidiaries	A-29

3.5	SEC Reports	A-29

3.6	Financial Statements	A-30

3.7	Absence of Undisclosed Liabilities	A-30

3.8	Absence of Adverse Changes	A-30

3.9	Compliance with Laws	A-31

3.10	Actions and Proceedings	A-31

3.11	Contracts and Other Agreements	A-31
3.12	Intellectual Property	A-32
3.13	Assets	A-33
3.14	Insurance	A-34

3.15	Commercial Relationships	A-34
3.16	Tax Matters	A-34
3.17	Employee Benefit Plans	A-35

3.18	Employee Relations	A-38
3.19	Environmental Matters	A-38
3.20	No Breach	A-39

3.21	Board Approvals	A-39
3.22	Financial Advisor	A-39
3.23	Interested Party Transactions	A-40
3.24	Sub	A-40
3.25	Information Supplied	A-40

ARTICLE IV COVENANTS AND AGREEMENTS		A-40
4.1	Conduct of Company Business	A-40
4.2	Conduct of Parent Business	A-43

4.3	Corporate Examinations and Investigations	A-45
4.4	Expenses	A-45
4.5	Authorization from Others	A-46
4.6	Further Assurances	A-46

4.7	Preparation of Disclosure Documents; Stockholders Meetings	A-46
4.8	Public Announcements	A-48

4.9	Affiliate Letters	A-48
4.10	Nasdaq Listings	A-48
4.11	No Solicitation	A-48
4.12	Regulatory Filings	A-50

4.13	Notification of Certain Matters	A-50
4.14	Registration of Certain Shares	A-50
4.15	Employee Matters	A-51
4.16	Board Membership and Officers	A-51

4.17	Indemnification	A-52
4.18	Section 16 Approval	A-52
4.19	Participation in Certain Actions and Proceedings	A-52

4.20	Tax-Free Reorganization	A-53
4.21	No Acquisition of Common Stock	A-53
4.22	FIRPTA Certificate	A-53

ARTICLE V CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER		A-53
5.1	Stockholder Approval	A-53
5.2	Registration Statement	A-53
5.3	Absence of Order	A-53

5.4	Regulatory Approvals	A-53
5.5	Pending Litigation	A-53
5.6	HSR Act	A-54
5.7	Nasdaq	A-54

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND SUB TO CONSUMMATE THE MERGER		A-54
6.1	Representations, Warranties and Covenants	A-54
6.2	Corporate Certificates	A-54
6.3	Secretary’s Certificate	A-54
6.4	Tax Opinion	A-54

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO CONSUMMATE THE MERGER		A-55
7.1	Representations, Warranties and Covenants	A-55
7.2	Corporate Certificates	A-55
7.3	Secretary’s Certificate	A-55
7.4	Tax Opinion	A-55

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-55
8.1	Termination	A-55
8.2	Effect of Termination	A-57
8.3	Amendment	A-58
8.4	Waiver	A-58

ARTICLE IX MISCELLANEOUS		A-58
9.1	No Survival	A-58
9.2	Notices	A-58
9.3	Entire Agreement	A-59
9.4	Governing Law	A-59

9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	A-59
9.6	Section Headings	A-60
9.7	Counterparts	A-60

9.8	Severability	A-60
9.9	Submission to Jurisdiction; Waiver	A-60
9.10	Enforcement	A-60
9.11	Rules of Construction	A-60
9.12	Waiver of Jury Trial	A-61
EXHIBITS AND SCHEDULES
Exhibit A          Form of Affiliate Letter
Company Disclosure Schedule
Parent Disclosure Schedule

Index of Defined Terms

Section

“Affiliate Letters”	4.9
“Agreement”	Preamble
“Certificate of Merger”	1.2(a)
“Certificates”	1.9(a)
“Closing Date”	1.3
“Closing”	1.3
“Code”	Recitals
“Company”	Preamble
“Company 10-K”	2.5(a)
“Company 10-Q”	2.6(a)
“Company Acquisition Proposal”	4.11
“Company Adverse Recommendation Change”	4.11(c)
“Company Agreements”	2.11
“Company Balance Sheet”	2.7
“Company Board of Directors”	Recitals
“Company Common Stock”	1.6(a)(i)
“Company Disclosure Schedule”	Article II
“Company Foreign Plan”	2.17(l)
“Company ERISA Affiliate”	2.17(a)
“Company Joint Venture”	2.4(c)
“Company Leased Real Property”	2.13(b)
“Company Material Adverse Effect”	2.1(a)
“Company Options”	1.7(a)
“Company Permits”	2.9(b)
“Company Plans”	2.17(a)
“Company Preferred Stock”	2.3(c)
“Company Real Property”	2.13
“Company Real Property Leases”	2.13(b)
“Company Real Property”	2.13(b)
“Company SEC Reports”	2.5(a)
“Company Stock Option Plans”	1.7(a)
“Company Stockholder Approval”	4.7(b)
“Company Stockholders Meeting”	4.7(b)
“Company Subsidiary”	2.4(a)
“Company Superior Proposal”	4.11(b)
“Confidentiality Agreement”	4.3
“Continuation Period”	4.15(a)
“Continuing Employees”	4.15(a)
“DGCL”	Recitals
“DOJ”	4.12
“Effective Time”	1.2(a)
“Environmental Laws”	2.19(a)

Section

“ERISA”	2.17(a)
“Exchange Act”	2.5(a)
“Exchange Agent”	1.9(a)
“Exchange Ratio”	1.6(a)(i)
“FTC”	4.12
“GAAP”	2.6(a)
“Hazardous Substance”	2.19(a)(ii)
“HSR Act”	2.20
“IRS”	2.17(b)
“knowledge of Parent” or “to the Parent’s knowledge”	3.3(e)
“knowledge of the Company” or “to the Company’s knowledge”	2.3(e)
“Laws”	2.9(a)
“Merger Consideration”	1.6(a)(iii)
“Merger”	1.1(a)
“Morgan Stanley”	2.22(a)
“Parent”	Preamble
“Parent 10-K”	3.5(a)
“Parent 10-Q”	3.6(a)
“Parent Adverse Recommendation Change”	4.7(c)
“Parent Agreements”	3.11
“Parent Balance Sheet”	3.7
“Parent Board of Directors”	Recitals
“Parent Common Stock”	1.6(a)(i)
“Parent Foreign Plan”	3.17(l)
“Parent Disclosure Schedule”	Article III
“Parent ERISA Affiliate”	3.17(a)
“Parent Expenses”	8.2(b)
“Parent Joint Venture”	3.4(c)
“Parent Leased Real Property”	3.13(c)
“Parent Material Adverse Effect”	3.1(a)
“Parent Options”	3.3(b)
“Parent Owned Real Property”	3.13(b)
“Parent Plans”	3.17(a)
“Parent Preferred Stock”	3.3(c)
“Parent Real Property Leases”	3.13(c)
“Parent Real Property”	3.13(c)
“Parent Rights”	3.3(c)
“Parent SEC Reports”	3.5(a)
“Parent Stockholder Approval”	4.7(c)
“Parent Stockholders Meeting”	4.7(c)
“Parent Subsidiary”	3.4(a)
“Permitted Encumbrances”	2.13(a)
“Proprietary Rights”	2.12(a)
“Joint Proxy Statement/ Prospectus”	4.7(a)

Section

“Registration Statement”	4.7(a)
“Regulation M-A Filing”	2.24
“Representatives”	4.11(a)
“Restraints”	8.1(c)
“Secretary of State”	1.2(a)
“Securities Act”	2.5(b)
“Sub”	Preamble
“Surviving Corporation”	1.1(a)
“Tax Return”	2.16(a)
“Tax”, “Taxes” and “Taxable”	2.16(a)
“Termination Date”	8.1(b)
“Termination Fee”	8.2(b)

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 11, 2005 is among Brooks Automation, Inc. (“Parent”), a Delaware corporation, Mt. Hood Corporation, a newly formed Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Sub”), and Helix Technology Corporation, a Delaware corporation (the “Company”).
RECITAL
      WHEREAS, the board of directors of Company (the “Company Board of Directors”), the board of directors of Parent (the “Parent Board of Directors”) and the board of directors of Sub deem it advisable and in the best interests of its respective corporation and its respective stockholders to combine their respective businesses;
      WHEREAS, in furtherance of such combination, the Company Board of Directors, the Parent Board of Directors and the Board of Directors of Sub have each adopted resolutions (i) approving this Agreement and declaring its advisability and approving this Agreement in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), upon the terms and subject to the conditions set forth herein and (ii) recommending to its respective stockholders the adoption of this Agreement;
      WHEREAS, for United States federal income tax purposes, such merger (or such merger together with the contemplated subsequent merger of the Surviving Corporation with and into Parent) is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”); and
      WHEREAS, as part of the same plan of reorganization, the Parent intends to merge the Surviving Corporation into itself after the Effective Time as soon as reasonably practicable.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and Company hereby agree as follows:
ARTICLE I
THE MERGER
      1.1     The Merger.
      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub will be merged with and into Company and the separate corporate existence of Sub shall thereupon cease, (ii) Company shall be the successor or surviving entity in the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger. The Surviving Corporation will be a direct wholly owned subsidiary of Parent and will succeed to and assume all the rights and obligations of Sub and Company in accordance with the DGCL.
      (b) Pursuant to the Merger, (i) the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Sub, except that references to the name of the Surviving Corporation shall be amended to reflect a change in such name to “Helix Technology Corporation”, until amended in accordance therewith and with the DGCL, and (ii) the By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance therewith and with the DGCL.

      1.2     Effective Time.
      (a) Parent, Sub and Company shall cause a certificate of merger pursuant to Section 251 of the DGCL with respect to the Merger (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL to be filed on the Closing Date (as defined in Section 1.3 hereof), or on such other date as Parent and Company may agree, with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed with the Secretary of State or such other date and time as is specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”
      1.3     Closing. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Eastern time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article V, Article VI and Article VII hereof that are susceptible to satisfaction prior to the Closing (the “Closing Date”), at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, or such other date or place as agreed to in writing by the parties hereto.
      1.4     Directors and Officers of the Surviving Corporation. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws. Company shall cause each current director of Company to submit his or her resignation at the Closing, and if requested by Parent, its subsidiaries, to be effective at the effective time of the Merger.
      1.5     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      1.6     Conversion of Common Stock.
      (a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or Company:

(i) Subject to payment of cash in lieu of fractional shares as provided below, each share of Company common stock, $1.00 par value per share (“Company Common Stock”), outstanding immediately prior to the Effective Time, other than shares held by Company as treasury stock and shares held by Parent or Sub, will be cancelled and extinguished and automatically converted into and become the right to receive 1.11 (the “Exchange Ratio”) shares of Parent common stock, $.01 par value per share (“Parent Common Stock”), and the associated Parent Rights (as defined in Section 3.3(c)).

(ii) If prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock or Company Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split), stock dividend or similar transactions, the Exchange Ratio shall be equitably adjusted to give effect to such event to provide the stockholders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(iii) The shares of Parent Common Stock payable pursuant to this Section 1.6(a), together with cash payments in lieu of fractional shares pursuant to Section 1.6(b), are referred to collectively as the “Merger Consideration.”

      (b) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Company stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the average of the last sale prices of a share of Parent Common Stock as reported by the Nasdaq National Market for the five (5) trading days immediately preceding the Effective Time.
      (c) Cancelled Stock. All shares of Company Common Stock held at the Effective Time by Company as treasury stock or by Parent or Sub shall be cancelled and extinguished and no payment shall be made with respect thereto.
      (d) Sub Stock. In the Merger, each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
      1.7     Company Options and Purchase Rights. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the “Company Options”) granted under Company’s 1996 Equity Incentive Plan and Company’s Amended and Restated Stock Option Plan for Non-Employee Directors (together, the “Company Stock Option Plans”) shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan and in the applicable stock option agreement or certificate immediately prior to the Effective Time (including, without limitation, any repurchase rights), except (i) that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) that the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) for the vesting of such options that may have been accelerated as indicated on Section 2.3(b) of the Company Disclosure Schedule (as defined in Article II). After the Effective Time, Parent shall issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent. The adjustments provided herein with respect to any Company Options that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code so as to preserve the benefits of such “incentive stock options.”
      1.8     Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates (as defined in Section 1.9) presented to the Exchange Agent (as defined in Section 1.9) or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.13.
      1.9     Exchange of Certificates.
      (a) Parent shall authorize Computershare or one or more other persons reasonably acceptable to Company to act as Exchange Agent in connection with the Merger (the “Exchange Agent”). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to former record holders of shares of Company Common Stock letters of transmittal and instructions for surrendering their certificates formerly representing shares of Company Common Stock (“Certificates”) in exchange for the Merger Consideration.

      (b) Immediately after the Effective Time, Parent shall deliver to the Exchange Agent sufficient shares of Parent Common Stock to satisfy the Merger Consideration and cash reasonably sufficient for fractional shares. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery is effected, and risk of loss of, and title to, the Certificates passes, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.6(a) and (ii) a check in the amount of any cash due pursuant to Sections 1.6(b) and 1.13. No interest shall be paid or shall accrue on any such amounts.
      (c) Until surrendered in accordance with the provisions of this Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.13. Shares of Parent Common Stock into which shares of Company Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is one year following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
      1.10     No Liability. None of Company, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.
      1.11     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or its affiliates or agents with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any amounts due pursuant to Section 1.13.
      1.12     Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.
      1.13     Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date during which the Effective Time occurs shall be paid to holders of unsurrendered Certificates or holders who comply with the provisions of Section 1.11 (with regard to lost certificates) until such holders surrender such Certificates or submit an affidavit (and any required bond) in accordance with Section 1.11. Upon the surrender of such Certificates in accordance with Section 1.9 or submission of an affidavit (and any required bond) in accordance with Section 1.11, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date during which the Effective Time occurs and not paid because of the failure to surrender such Certificates for exchange.
      1.14     Additional Matters. At and after the Effective Time, the officers and directors of Company after the Merger shall be authorized to execute and deliver, in the name and on behalf of Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY
      Except as described in Company SEC Reports (as defined in Section 2.5) with specificity and with reference to specific events, in each case exclusive of Exhibit 99.1 to the Company 10-K and other similar disclosures, and with respect to a contract or agreement, filed as an exhibit to a Company SEC Report, or on the disclosure schedule delivered by Company to Parent and Sub on the date hereof (the “Company Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Company represents and warrants to Parent and Sub as set forth below. For purposes of the representations and warranties of Company contained herein, disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Company calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
      2.1     Organization and Qualification.
      (a) Each of Company and each Company Subsidiary (as defined in Section 2.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized has not had and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any adverse effect on the assets, properties, business, results of operations or financial condition of Company or any Company Subsidiary or the ability of the Company or any Company Subsidiary to complete the transactions contemplated hereby on the terms set forth herein which, when taken together with all other adverse events, facts or conditions with respect to which such phrase is used in this Agreement, constitutes a material adverse effect on (i) the assets, properties, business, results of operations or financial condition of Company and the Company Subsidiaries taken as a whole (provided that in no event shall effects primarily resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Company Material Adverse Effect” under this clause (i): (A) conditions affecting the regional, national or global economy or securities markets in general that do not have a materially disproportionate impact on Company and the

Company Subsidiaries, (B) conditions affecting the industry in which the Company and the Company Subsidiaries operate generally that do not have a materially disproportionate impact on Company and the Company Subsidiaries, (C) any change in the stock price or trading volume of Company Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is, has been or would reasonably likely be, a Company Material Adverse Effect), (D) any act of terrorism or war not specifically directed at Company and that does not have a materially disproportionate impact on Company, (E) the announcement of this Agreement and the transactions contemplated hereby, (F) actions taken or omissions to act with the prior written consent of Parent, (G) changes in laws of general applicability or interpretations thereof by courts or governmental entities that do not have a materially disproportionate impact on Company and the Company Subsidiaries and (H) changes in generally accepted accounting principles) or (ii) the ability of the Company or any Company Subsidiary to complete the transactions contemplated hereby on the terms set forth herein.
      (b) Company has made available to Parent true and complete copies of the charter and By-laws or other organizational documents of Company as presently in effect, and none of Company or any Company Subsidiary is in default in the performance, observation or fulfillment of its organizational documents, except, in the case of the Company Subsidiaries, such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      2.2     Authority to Execute and Perform Agreement. Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors. No other action on the part of Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The affirmative approval of the holders of a majority of the shares of Company Common Stock outstanding is the only vote of holders of Company capital stock required to adopt this Agreement.
      2.3     Capitalization and Title to Shares.
      (a) Company is authorized to issue 60,000,000 shares of Company Common Stock, of which 26,131,979 shares were issued and outstanding as of July 6, 2005. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. No shares of Company Common Stock are held in the Company’s treasury.
      (b) Company has reserved 1,764,625 shares of Company Common Stock for issuance pursuant to all Company Options. Company Options to purchase 715,375 shares of Company Common Stock were outstanding as of July 6, 2005. Section 2.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of July 6, 2005, which schedule shows the Company Stock Option Plan pursuant to which the Company Option was issued, the underlying shares that have vested as of July 6, 2005, the applicable vesting and acceleration provisions, the expiration date and whether the option is intended to be an incentive stock option. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to Parent. Except as indicated in Section 2.3(b) of the Company Disclosure Schedule, Company is not obligated to accelerate the vesting of any Company Options as a result of the Merger. Each Company Stock Option Plan (including all amendments) has been duly approved by Company’s stockholders.
      (c) Company is authorized to issue 2,000,000 shares of Preferred Stock, $1.00 par value per share (the “Company Preferred Stock”), none of which are issued and outstanding and none of which have been reserved for issuance.

      (d) Except for (i) shares indicated as issued and outstanding on July 6, 2005 in Section 2.3(a), (ii) shares issued after such date upon the exercise of outstanding Company Options listed in Section 2.3(b) of the Company Disclosure Schedule or granted after July 6, 2005 in the ordinary course of business and in compliance with Section 4.1 and (iii) shares of Company Common Stock and Company Options issued in compliance with Section 4.1, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock issued and outstanding.
      (e) Company’s authorized capital stock consists solely of Company Common Stock described in Section 2.3(a) and Company Preferred Stock described in Section 2.3(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, rights (including pursuant to a so-called “poison pill”) or other agreements, claims or commitments of any nature whatsoever obligating Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or obligating Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule and Company Options to purchase shares of Company Common Stock granted in the ordinary course of business with exercise prices equal to the trading price of Company Common Stock on the date of grant consistent with past practice since July 6, 2005. To the knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Company. For the purposes of this Agreement, the “knowledge of Company” or “to Company’s knowledge” means the actual knowledge of one or more executive officers of Company.
      (f) Neither Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.
      (g) Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.
      2.4     Company Subsidiaries.
      (a) Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of the names and jurisdictions of organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, “Company Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Company or by any Company Subsidiary, or by Company and one or more Company Subsidiaries, provided, however, that for the purposes of Article IV, the phrase “at least 50%” in the foregoing definition shall be “more than 50%.”
      (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.
      (c) Section 2.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture (as defined below), the interest held by Company and the jurisdiction in which such Company Joint Venture is organized. Interests in Company Joint Ventures held by Company are held directly by Company, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term

“Company Joint Venture” means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).
      2.5     SEC Reports.
      (a) Company previously has made available to Parent (i) its Annual Report on Form 10-K for the year ended December 31, 2004 (the “Company 10-K”), as filed with the SEC, (ii) all proxy statements relating to Company’s meetings of stockholders held or to be held after December 31, 2004 and (iii) all other documents filed by Company with, or furnished by Company to, the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2002 and prior to the date of this Agreement (the “Company SEC Reports”). As of their respective dates, such documents complied, and all documents filed by Company with the SEC between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements (including the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder) and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On and since January 1, 2002, Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC.
      (b) Company has made available to Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, if any, to (i) Company Agreements which previously have been filed by Company with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or Exchange Act and (ii) Company SEC Reports filed prior to the date hereof. Company has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the Company SEC Reports, and the SEC has not notified Company that any final responses are inadequate, insufficient or otherwise non-responsive. Company has made available to Parent true and complete copies of all correspondence between the SEC, on the one hand, and Company and any of the Company Subsidiaries, on the other, occurring since January 1, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the knowledge of Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.
      2.6     Financial Statements.
      (a) The consolidated financial statements contained in the Company 10-K and in Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 (the “Company 10-Q”) have been prepared from, and are in accordance with, the books and records of Company and present fairly, in all material respects, the consolidated financial condition and results of operations of Company and the Company Subsidiaries as of and for the periods presented therein, all in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”), except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Q to normal year-end adjustments, which in the aggregate are not material in amount, and the absence of notes.
      (b) Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s assets. Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the

Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports. Company is not a party to, and does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company in Company’s published financial statements or other Company SEC Reports. Since January 1, 2005, Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Company’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Company’s independent accountants certify has not been appropriately and adequately remedied by Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board.
      2.7     Absence of Undisclosed Liabilities. Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the balance sheet (the “Company Balance Sheet”) dated December 31, 2004 included in the Company 10-K or adequately disclosed (in accordance with GAAP) in the notes thereto, (ii) reflected in Company’s unaudited balance sheet dated March 31, 2005 included in the Company 10-Q or adequately disclosed (in accordance with GAAP) in the notes thereto, (iii) incurred since March 31, 2005 in the ordinary course of business or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      2.8     Absence of Adverse Changes. Since December 31, 2004, there has not been any change, event or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There has not been any action taken by Company or any Company Subsidiary during the period from December 31, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.
      2.9     Compliance with Laws.
      (a) Company and the Company Subsidiaries have complied in a timely manner and in all respects, with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or governmental entity (collectively, “Laws”) relating to any of the property owned, leased or used by them, or applicable to their business or products, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      (b) Company and the Company Subsidiaries including, to the knowledge of Company, their respective employees (to the extent applicable) have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a governmental entity (i) pursuant to which Company or any Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of Company or any of its subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called “Company Permits”), and all of such Company Permits are valid and in full force and effect, except where the failure to obtain or have any such Company Permit or for any such Company Permit to be valid and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

and no proceeding is pending or, to the knowledge of Company, threatened to revoke, suspend, cancel, terminate, or adversely modify any material Company Permit.
      2.10     Actions and Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Company, any Company Subsidiary or any of their securities, assets or properties and (ii) there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Company, threatened against Company, any Company Subsidiary, or any of their securities, assets or properties. To the knowledge of Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company’s ability to consummate the transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Company or any Company Subsidiary, the Company Board of Directors or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict or interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
      2.11     Contracts and Other Agreements. There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10)) of Regulation S-K to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary is bound (the “Company Agreements”) other than (a) those Company Agreements identified on the exhibit indices of Company SEC Reports and (b) those Company Agreements entered into by the Company or a Company Subsidiary after the date of this Agreement in compliance with Section 4.1. Each Company Agreement is valid, subsisting, in full force and effect and is enforceable against Company or the applicable Company Subsidiary, and, to the knowledge of Company, the other parties thereto in accordance with its terms. Neither Company or any Company Subsidiary, nor to the knowledge of Company, any other party, is in breach of or in default under any provision of any Company Agreement, except for breaches or defaults which have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To Company’s knowledge, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Company Agreement, except for defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of any Company Agreements listed on the Company Disclosure Schedule pursuant to this Section 2.11 and of unredacted copies of any Company Agreements filed with the SEC pursuant to a confidential treatment request have been provided to Parent.
      (a) To the knowledge of Company, no executive officer or director of Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of Company or a Company Subsidiary or any person that is currently a party to any Company Agreement.
      (b) Neither Company nor any Company Subsidiary is party to any interest rate, equity or other swap or derivative instrument.
      2.12     Intellectual Property.
      (a) Each of Company and the Company Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, design rights, mask work rights, trade secrets, inventions, know-how, information, privacy rights, data rights computer programs, databases and all other intellectual property rights of any kind or nature arising under U.S. or foreign law whether registered or unregistered (collectively, “Proprietary Rights”) which are used in the conduct of the business of Company and the Company Subsidiaries or without which the Company or the Company

Subsidiaries would be infringing, misappropriating, or violating a third party’s Proprietary Rights, in each case free and clear of all Liens. Company and each of the Company Subsidiaries have taken all reasonable steps it believes to be required in accordance with sound business practices to establish and preserve its ownership of all Proprietary Rights with respect to its products, services and technology. Company and the Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties.
      (b) Section 2.12(b) of the Company Disclosure Schedule identifies all patents and patent applications, all registered trademarks and trademark applications, and all registered copyrighted works and mask works owned by Company and the Company Subsidiaries. With respect to each item required to be so identified on Section 2.12(b) of the Company Disclosure Schedule: (i) Company or a Company Subsidiary owns (free and clear of any claim, lien, charges and legal duties, including duties owed to any third party under tort law, pursuant to any contract or agreement, or stemming from any Proprietary Right) each such item; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action is pending or, to the knowledge of Company, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) Company owns, uses and can transfer control of the item pursuant to the terms of this Agreement without any breach or violation of any contract or agreement or any applicable Laws, in each case except where any such failure to possess clear title or any such outstanding injunction, judgment, order, decree, ruling, charge or action or the failure of Company to own, use or be able to transfer control of such item would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      (c) Section 2.12(c) of the Company Disclosure Schedule identifies all trade secrets, unregistered copyrightable works and other unpatented proprietary technologies that are material to the conduct of the business of Company and the Company Subsidiaries, taken as a whole. With respect to each item required to be listed on Section 2.12(c) of the Company Disclosure Schedule and the source code of any software owned or exclusively licensed by Company (as opposed to software licensed from third parties on a non-exclusive basis), Company and the Company Subsidiaries have not disclosed any material portion of such Proprietary Rights to any third party.
      (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) to the knowledge of Company, (A) the business conducted by Company and the Company Subsidiaries does not infringe upon the Proprietary Rights of any third party, and (B) none of Company or any the Company Subsidiaries has infringed upon, misappropriated or otherwise violated the Proprietary Rights of any third party;

(ii) Company has never received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, or violation (including any claim that Company or a Company Subsidiary must license or refrain from using any Proprietary Rights of any third party);

(iii) no claims are pending or, to the knowledge of Company threatened, that Company or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by Company or any of its Subsidiaries of their respective commercial products and services) the Proprietary Rights of any person; and

(iv) as of the date of this Agreement, to the knowledge of Company, no person or entity has infringed upon, misappropriated or otherwise violated the Proprietary Rights of Company or any of its Subsidiaries.
      (e) To the knowledge of Company, none of the activities of the employees of Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights used in the conduct of the business of Company and the Company Subsidiaries did so pursuant to written agreements assigning all Proprietary Rights arising therefrom to Company or a Company Subsidiary.

      (f) No agreement pursuant to which Company or any Company Subsidiary holds, uses or licenses material Proprietary Rights contains change of control or other provisions that would, as a result of the Merger: (i) cause the termination of such agreement or allow any other party to such agreement to terminate the agreement or (ii) effect any change in such agreement adverse to Company.
      (g) Company and the Company Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. To the knowledge of Company, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against Company or any Company Subsidiary. To the knowledge of Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of Company or a Company Subsidiary, or (ii) material breach of Company’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person.
      (h) None of Company’s material Proprietary Rights constitutes or is dependent on any open source computer code, none of Company’s products incorporates, imbeds or is bundled with any open source computer code, and none of Company’s material Proprietary Rights is subject to any license or other contractual obligation that would require Company to divulge to any person any source code or trade secret that is part of Company’s Proprietary Rights.
      2.13     Assets.
      (a) Company and each Company Subsidiary has all material assets, properties, rights and contracts necessary to permit Company and the Company Subsidiaries to conduct their business as it is currently being conducted. Company and each Company Subsidiary has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current taxes not yet due and payable that are not overdue or that are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’ workers’, repairers’ and other similar liens imposed by law arising or incurred in the ordinary course of business that are not overdue or that are being contested in good faith by appropriate proceedings, (iii) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable law or other social security, (iv) restrictions on the transfer of securities arising under federal and state securities laws, (v) such imperfections of title, restrictions, encroachments, liens and easements as do not and would not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (vi) liens securing debt which is reflected on the Company Balance Sheet (collectively, “Permitted Encumbrances”). The buildings, property and equipment of Company and each Company Subsidiary that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices.
      (b) No Company or Company Subsidiary owns in fee any real property. Section 2.13(b) of the Company Disclosure Schedule lists all real property leased by Company and each Company Subsidiary (the “Company Leased Real Property”). True and complete copies of all leases with respect to Company Leased Real Property (the “Company Real Property Leases”) in excess of 15,000 square feet have been provided to Parent. Each lease set forth on Section 2.13(b) is valid, subsisting, in full force and effect and is enforceable against Company or the applicable Company Subsidiary, and, to the knowledge of Company, the other parties thereto in accordance with its terms. Neither Company or any Company Subsidiary, nor to the knowledge of Company, any other party, is in breach of or in default under any provision of any Company Real Property Lease, except for breaches or defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Company Real Property Lease, except for those conditions or circumstances that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      (c) There are no written or oral subleases, licenses, occupancy agreements, rights of first offer, rights of first refusal or other contractual obligations that grant the right of use or occupancy of Company Leased Real Property, and there is no person in possession of Company Leased Real Property other than Company and the Company Subsidiaries. There is no pending, or, to the knowledge of Company, threatened, eminent domain, condemnation or similar proceeding materially affecting any Company Leased Real Property.
      2.14     Insurance. Company (or one of the Company Subsidiaries) now maintains in full force and effect, and has maintained during the immediately preceding three-year period, policies of insurance that to the Company’s knowledge are reasonably adequate with respect to all material properties, assets and business activities of Company and each of the Company Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities. There are no material outstanding unpaid claims under any of such policies of insurance.
      2.15     Commercial Relationships. None of Company’s or the Company Subsidiaries’ material customers, suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with Company or a Company Subsidiary or has, during the last twelve months, altered its relationship with Company or a Company Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with Company or a Company Subsidiary.
      2.16     Tax Matters.
      (a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means all United States Federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers’ compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes and similar impositions or assessments in the nature of taxes, together with all interest, penalties and additions imposed on or with respect to such amounts. “Tax Return” means any return, declaration, report, claim for refund, return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any attachments thereto and any amendments thereof.
      (b) All Tax Returns required to be filed by or with respect to Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made in writing by any taxing authority in any other jurisdiction that Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.
      (c) There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.
      (d) No material audit or proceeding is currently pending or, to the knowledge of the Company, threatened, with respect to any Tax Return of Company or the Company Subsidiaries. No material deficiency for any Taxes has been proposed in writing against Company or the Company Subsidiaries, which deficiency has not been paid in full.
      (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to Company or the Company Subsidiaries relating to material Taxes is currently in force.
      (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Company has, in accordance with GAAP, made due and sufficient accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in Company’s books and records. All Taxes attributable to the period beginning after March 31, 2005 have been incurred in the ordinary course of the Company’s business.
      (g) All material withholding and payroll Tax requirements required to be complied with by Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over material amounts to any governmental authority in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and to comply in all material respects with any associated record keeping and reporting requirements) have been satisfied.
      (h) Company and the Company Subsidiaries are not party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement among members of a consolidated, combined or unitary group other than a group of which the Company is the common parent. Neither Company nor any Company Subsidiary has any liability for the Taxes of any other person other than a group of which the Company is the common parent under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
      (i) Neither Company nor any Company Subsidiary has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that could result in it making payments, that were not or would not be deductible under Code Sections 162(m). Neither Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481 of the Code by reason of a change in accounting method or otherwise.
      (j) Neither Company nor any Company Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.
      (k) Company has delivered or made available to Parent (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company or any Company Subsidiary with respect to the prior three (3) taxable years.
      (l) Neither Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4.
      2.17     Employee Benefit Plans.
      (a) Section 2.17(a) of the Company Disclosure Schedule contains a complete list of all material pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the “Company Plans”) (other than oral employment agreements that (i) do not constitute an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (ii), individually or in the aggregate, are not material), including all employee benefit plans as defined in Section 3(3) of ERISA, maintained by Company, the Company Subsidiaries or a Company ERISA

Affiliate (as defined below) or to which Company, any of the Company Subsidiaries or a Company ERISA Affiliate are parties or required to contribute or have any material obligation. “Company ERISA Affiliate” means (i) any corporation included with Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Company or any Company Subsidiary is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with Company under Section 414(o) of the Code.
      (b) Company has delivered or made available to Parent current, accurate and complete copies of (i) each Company Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Company Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Company Plan subject to Title I of ERISA, and in the case of each other Company Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Company Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the Internal Revenue Service (“IRS”), (v) for each Company Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and the annual reports/returns for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Company Plan, and (vii) for each Company Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (including nondiscrimination testing (401(a)(4), ADP and ACP), 402(g), 415 and top-heavy tests) for the 2004 plan year.
      (c) There is no entity (other than Company or any Company Subsidiary) that together with Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
      (d) Each Company Plan maintained by Company, a Company Subsidiary or a Company ERISA Affiliate which is intended to be qualified under Section 401(a) of the Code has received an IRS determination letter to the effect that the Company Plan is so qualified, and, to the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to result in the revocation of such letter. Each Company Plan has been administered in all material respects in accordance with the terms of such Company Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including ERISA and the Code, and to the knowledge of Company, nothing has been done or not done with respect to any Company Plan that could result in any material liability on the part of Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code. None of the Company Plans is currently under examination by the IRS, Department of Labor or other U.S. government agency or department, nor, is any such examination pending or, to the knowledge of the Company, threatened. There are no lawsuits, claims or controversies pending, or to the knowledge of the Company, threatened (other than claims in the ordinary course of business consistent with past practice) with respect to any Company Plan that could reasonably be expected to result in material liability to the Company. All contributions, premiums and other amounts due to or in connection with each Company Plan under the terms of the Company Plan or applicable law have been timely made, and to the extent not yet due, accrued on the financial statements of the Company in accordance with GAAP.
      (e) Any Company Plan subject to Title IV of ERISA with respect to which the Company or any Company Subsidiary has any liability is listed on Section 2.17(e) of the Company Disclosure Schedule. The actuarial valuation with respect to each such Company Plan, as of January 1, 2004, has been provided to Parent and, to the knowledge of Company, the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Company, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, the fair market value of plan assets and the provisions of the plan on which the valuation is based. All contributions described in the valuation report with respect to periods prior to the Closing Date have been made in the amounts and at the dates suggested by the actuaries therein. There has been no waiver of any accumulated funding deficiency requested or granted with respect to any Company Plan subject to Section 412 of the Code or Section 302 of ERISA. No such Company Plan is obligated or is reasonably expected to be required to make “deficit reduction contributions” as defined in Section 412(l)(12) of the Code. No reportable event (within the meaning of Section 4043) of ERISA, whether or not waived by regulations, has occurred with respect to any Company Plan that is subject to Title IV of ERISA.
      (f) Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Company Plan providing welfare benefits after termination of employment.
      (g) Except for individual employment agreements, each Company Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by law.
      (h) Neither Company nor any of the Company Subsidiaries nor any Company ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any:

(i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA,

(ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA,

(iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or

(iv) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.
      (i) No employee of, consultant to, or other provider of services to Company, any Company Subsidiary, or any Company ERISA Affiliate will be entitled to any material payment becoming due from any Company Plan, any additional benefit or the acceleration of the payment or vesting of any benefit under any Company Plan by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby.
      (j) Neither Company nor any Company Subsidiary nor any Company ERISA Affiliate has any “leased employees” within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Company as employees of Company.
      (k) Any Company Plan that is a plan or arrangement to provide unfunded nonqualified deferred compensation is specifically identified in Section 2.17(a) of the Company Disclosure Schedule. A list of participants in such Company Plan, together with the projected account balances or accrued benefits with respect to each such participant as of the of Closing, are set forth in Section 2.17(k) of the Company Disclosure Schedule. The actuarial valuation (if applicable) with respect to each such Company Plan that is an unfunded nonqualified deferred compensation plan, as of January 1, 2004, has been provided to Parent, to the knowledge of Company, and the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Company, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, and the provisions of the plan on which the valuation is based. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

      (l) Each Company Plan maintained for employees of Company outside of the United States (each a “Company Foreign Plan”) has been administered in all material respects in a manner that satisfies all applicable Laws. All contributions to each Company Foreign Plan required to be made on or before the Closing have been and will be made by Company or a Company Subsidiary prior to the Closing. Each Company Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or accruals for each Company Foreign Plan have been made in Company’s financial statements. There are no pending investigations by any governmental entity involving any Company Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Company Foreign Plans), suits or proceedings against any Company Foreign Plan or asserting any rights or claims to benefits under any Company Foreign Plan. The consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Company Foreign Plan.
      2.18     Employee Relations.
      (a) Upon termination of the employment of any employees of Company or any Company Subsidiaries, none of Company, the Company Subsidiaries, the Surviving Corporation, Parent or the Parent Subsidiaries will be liable, by reason of the Merger or anything done at or before the Effective Time in connection with the Merger, to any of such employees for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to the name, current job title and compensation for the current year of all current directors and executive officers of Company has been provided to Parent.
      (b) Except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary (i) is in compliance in all respects with all Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
      (c) No work stoppage or labor strike against Company or any Company Subsidiary is pending or, to the knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in or, to the knowledge of Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Neither Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of Company or any Company Subsidiary is ongoing, pending or, to the knowledge of Company, threatened.
      2.19     Environmental Matters.
      (a) Except for those matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Company and the Company Subsidiaries are, and have been, in compliance in all respects with all Laws relating to (A) releases or threatened releases of Hazardous Substances (as defined below), (B) pollution or protection of public health or the environment or worker safety or health or (C) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances (“Environmental Laws”);

(ii) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material, substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary;

(iii) there have been no Hazardous Substances generated by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental entity in the United States; and

(iv) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws.

      (b) Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.
      2.20     No Breach. Except for (a) filings with the SEC, (b) filings with the Secretary of State of Delaware contemplated herein and (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the “HSR Act”) and any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any Law applicable to Company or the Company Subsidiaries or by which any of Company’s or the Company Subsidiaries’ assets or properties is bound, (iv) violate any Company Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Company or a Company Subsidiary, or (vii) cause any of the assets owned by Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other governmental entity, excluding from the foregoing clauses (ii), (iii), (iv), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, would not reasonably be expected to materially interfere with the ability of Company to consummate the transactions contemplated hereby or would not materially increase the costs of consummation of the Merger. Neither Company nor any Company Subsidiary is or will be required to give any notice to or obtain any consent or waiver from, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
      2.21     Board Approvals.
      (a) The Company Board of Directors, as of the date of this Agreement, has determined and resolved (i) that the Merger is in the best interests of Company and its stockholders, (ii) to propose this

Agreement for adoption by Company’s stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of Company adopt this Agreement.
      (b) Company has taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.
      2.22     Financial Advisor.
      (a) The Company Board of Directors has received the opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley”) to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock; provided, however, that Parent and Sub are not entitled to rely upon such opinion. Company shall forward to Parent a copy of the written version of such opinion promptly following receipt and in no event later than two business days after the date of this Agreement.
      (b) Other than Morgan Stanley, no broker, finder, agent or similar intermediary has acted on behalf of Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Company, or any action taken by Company.
      2.23     Interested Party Transactions. Since the date of the filing of Company’s 2004 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been included in a Company SEC Report filed with the SEC prior to the date hereof.
      2.24     Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 4.7(a)) or for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), contains or will contain, as applicable, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus (as defined in Section 4.7(a)), on the date it is first mailed to holders of Company Common Stock or holders of Parent Common Stock or at the time of the Company Stockholders Meeting, the Parent Stockholders Meeting or at the Effective Time, contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
      Except as described in Parent SEC Reports (as defined in Section 3.5) with specificity and with reference to specific events, in each case exclusive of the third and fourth paragraphs under “Overview” in Item 7 of the Parent 10-K and other similar disclosures, and with respect to a contract or agreement, filed as an exhibit to a Parent SEC Report, on the disclosure schedule delivered by Parent to Company on the date hereof (the “Parent Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Sub represent and warrant to Company as set forth below. For purposes of the representations and warranties of Parent and Sub contained herein, disclosure in any section of Parent Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Sub calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Parent Disclosure Schedule or other document delivered by Parent pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
      3.1     Organization and Qualification.
      (a) Each of Parent and each Parent Subsidiary (as defined in Section 3.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Parent and each Parent Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any adverse effect on the assets, properties, business, results of operations or financial condition of Parent or any Parent Subsidiary or the ability of the Parent or any Parent Subsidiary to complete the transactions contemplated hereby on the terms set forth herein which, when taken together with all other adverse events, facts or conditions with respect to which such phrase is used in this Agreement, constitutes a material adverse effect on (i) the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole (provided that in no event shall effects primarily resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a “Parent Material Adverse Effect” under this clause (i): (A) conditions affecting the regional, national or global economy or securities markets in general that do not have a materially disproportionate impact on Parent and the Parent Subsidiaries, (B) conditions affecting the industry in which the Parent and the Parent Subsidiaries operate generally that do not have a materially disproportionate impact on Parent and the Parent Subsidiaries, (C) any change in the stock price or trading volume of Parent Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is, has been or would reasonably likely be, a Parent Material Adverse Effect), (D) any act of terrorism or war not specifically directed at Parent and that does not have a materially disproportionate impact on Parent, (E) the announcement of this Agreement and the transactions contemplated hereby, (F) actions taken or omissions to act with the prior written consent of Company, (G) changes in laws of general applicability or interpretations thereof by courts or governmental entities that do not have a materially disproportionate impact on Parent and the Parent Subsidiaries and (H) changes in generally accepted accounting principles) or (ii) the ability of the Parent or any Parent Subsidiary to complete the transactions contemplated hereby on the terms set forth herein.
      (b) Parent has previously made available to Company true and complete copies of the charter and By-laws or other organizational documents of Parent as presently in effect, and none of Parent or any Parent Subsidiary is in default in the performance, observation or fulfillment of its organizational documents, except, in the case of Parent Subsidiaries, such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
      3.2     Authority to Execute and Perform Agreement. Parent has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement, to the approval of the holders of Parent Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Parent Board of Directors. No other action on the part of Parent is necessary to consummate the transactions contemplated hereby (other than approval of the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement by the holders of Parent Common Stock). This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The affirmative approval of the holders of a majority of the shares of Parent Common Stock present at a meeting of holders of Parent Common Stock where at least a quorum of such holders are present is the only vote of holders of Parent capital stock required in connection with the transactions contemplated hereby.
      3.3     Capitalization and Title to Shares.
      (a) Parent is authorized to issue 100,000,000 shares of Parent Common Stock, of which 45,316,497 shares were issued and outstanding as of July 6, 2005. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. No shares of Parent Common Stock are held in the Parent’s treasury.
      (b) Parent has reserved 9,712,263 shares of Parent Common Stock for issuance pursuant to all options to purchase Parent Common Stock (“Parent Options”). Parent Options to purchase 5,310,600 shares of Parent Common Stock were outstanding as of July 6, 2005. Section 3.3(b) of the Parent Disclosure Schedule includes a true and complete list of all Parent Options outstanding as of July 6, 2005, which schedule shows the underlying shares that have vested, and whether the option is intended to be an incentive stock option. Each stock option plan of Parent (including all amendments) has been duly approved by Parent’s stockholders.
      (c) Parent is authorized to issue 1,000,000 shares of preferred stock, $0.01 par value per share (the “Parent Preferred Stock”), one share of which is issued and outstanding. Shares of Parent Preferred Stock have been designated as Series A Junior Participating Preferred Stock, all of which have been reserved for issuance upon exercise of preferred stock purchase rights (the “Parent Rights”) issuable pursuant to the Shareholders Rights Agreement, dated as of July 23, 1997, between Parent and Equiserve Trust Company, N.A., a national banking association, as rights agent.
      (d) Except for (i) shares indicated as issued and outstanding on July 6, 2005 in Section 3.3(a), (ii) shares issued after such date upon the exercise of Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule or granted after July 6, 2005 in the ordinary course of business, (iii) shares issued upon the conversion of Parent’s 4.75% convertible subordinated notes due in 2008 or (iv) shares of Parent Common Stock and Parent Options issued in compliance with Section 4.2, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Parent Common Stock issued and outstanding.
      (e) Parent’s authorized capital stock consists solely of Parent Common Stock described in Section 3.3(a) and Parent Preferred Stock described in Section 3.3(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, rights (including pursuant to a so-called “poison pill”) or other agreements, claims or commitments of any nature whatsoever obligating Parent to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Parent or obligating Parent to grant, extend or enter into any such agreement, other than Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule or granted in the ordinary course of business consistent with past practice since July 6, 2005 and the Parent Rights. To the knowledge of Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Parent. For the purposes of this Agreement, the “knowledge of Parent” or “to Parent’s knowledge” means the actual knowledge of one or more executive officers of Parent.
      (f) Neither Parent nor any Parent Subsidiary beneficially owns any shares of capital stock of Company.
      (g) Parent has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

      3.4     Parent Subsidiaries.
      (a) Section 3.4(a) of the Parent Disclosure Schedule sets forth a true and complete list of the names and jurisdictions of organization of each Parent Subsidiary. All issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly by Parent or a Parent Subsidiary free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, “Parent Subsidiary” means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Parent or any Parent Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Parent or by any Parent Subsidiary, or by Parent and one or more Parent Subsidiaries, provided, however, that for the purposes of Article IV, the phrase “at least 50%” in the foregoing definition shall be “more than 50%.”.
      (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Parent Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such agreement. To the knowledge of Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Parent Subsidiary.
      (c) Section 3.4(c) of the Parent Disclosure Schedule sets forth, for each Parent Joint Venture (as defined below), the interest held by Parent and the jurisdiction in which such Parent Joint Venture is organized. Interests in Parent Joint Ventures held by Parent are held directly by Parent, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term “Parent Joint Venture” means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Parent Subsidiary and in which Parent or one or more Parent Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).
      3.5     SEC Reports.
      (a) Parent previously has made available to Company (i) its Annual Report on Form 10-K for the year ended September 30, 2004 (the “Parent 10-K”), as filed with the SEC, (ii) all proxy statements relating to Parent’s meetings of stockholders held or to be held after September 30, 2004 and (iii) all other documents filed by Parent with, or furnished by Parent to, the SEC under the Exchange Act, since January 1, 2002 and prior to the date of this Agreement (the “Parent SEC Reports”). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements (including the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder) and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On and since January 1, 2002, Parent has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Parent Subsidiary is required to file any form, report or other document with the SEC.
      (b) Parent has made available to Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, if any, to (i) Parent Agreements which previously have been filed by Parent with the SEC pursuant to the Securities Act or Exchange Act and (ii) Parent SEC Reports filed prior to the date hereof. Parent has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not notified Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to Company true and complete copies of all correspondence between the SEC, on the one hand, and Parent and any of the Parent Subsidiaries, on the other, occurring since January 1, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Company any such correspondence sent or received after the date hereof. To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.
      3.6     Financial Statements.
      (a) The consolidated financial statements contained in the Parent 10-K and in Parent’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 (the “Parent 10-Q”) have been prepared from, and are in accordance with, the books and records of Parent and present fairly, in all material respects, the consolidated financial condition and results of operations of Parent and Parent Subsidiaries as of and for the periods presented therein, all in conformity with GAAP, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Parent 10-Q to normal year-end adjustments, which in the aggregate are not material in amount, and the absence of notes.
      (b) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets. Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent is not a party to, and does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Reports. Since October 1, 2004, Parent has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Parent’s internal controls over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which Parent’s independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board.
      3.7     Absence of Undisclosed Liabilities. Parent has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the balance sheet (the “Parent Balance Sheet”) dated September 30, 2004 included in the Parent 10-K or adequately disclosed (in accordance with GAAP) in the notes thereto, (ii) reflected in Parent’s unaudited balance sheet dated March 31, 2005 included in the Parent 10-Q or adequately disclosed (in accordance with GAAP) in the notes thereto, (iii) incurred since March 31, 2005 in the ordinary course of business or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
      3.8     Absence of Adverse Changes. Since September 30, 2004, there has not been any change, event or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Parent

Material Adverse Effect. There has not been any action taken by Parent or any Parent Subsidiary during the period from September 30, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2.
      3.9     Compliance with Laws.
      (a) Parent and the Parent Subsidiaries have complied in a timely manner and in all respects, with all Laws relating to any of the property owned, leased or used by them, or applicable to their business or products, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
      (b) Parent and the Parent Subsidiaries including, to the knowledge of Parent, their respective employees (to the extent applicable) have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a governmental entity (i) pursuant to which Parent or any Parent Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of Parent or any of its subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called “Parent Permits”), and all of such Parent Permits are valid and in full force and effect, except where the failure to obtain or have any such Parent Permit or for any such Parent Permit to be valid and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and no proceeding is pending or, to the knowledge of Parent, threatened to revoke, suspend, cancel, terminate, or adversely modify any material Parent Permit.
      3.10     Actions and Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Parent, any Parent Subsidiary or any of their securities, assets or properties and (ii) there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary, or any of their securities, assets or properties. To the knowledge of Parent, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent’s ability to consummate the transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Parent or any Parent Subsidiary, the Parent Board of Directors or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict or interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
      3.11     Contracts and Other Agreements. There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10)) of Regulation S-K to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound (the “Parent Agreements”) other than (a) Parent Agreements identified on the exhibit indices of Parent SEC Reports and (b) those Parent Agreements entered into by Parent or a Parent Subsidiary after the date of this Agreement in compliance with Section 4.1. Each Parent Agreement is valid, subsisting, in full force and effect and is enforceable against Parent or the applicable Parent Subsidiary, and, to the knowledge of Parent, the other parties thereto in accordance with its terms. Neither Parent or any Parent Subsidiary, nor to the knowledge of Parent, any other party, is in breach of or in default under any provision of any Parent Agreement, except for breaches or defaults which have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s knowledge, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Parent Agreement, except for defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. True and complete copies of any Parent Agreements listed on the Parent Disclosure Schedule pursuant to this Section 3.11 and unredacted copies of any Parent Agreements filed with the SEC pursuant to a confidential treatment request have been provided to Company.

      (a) To the knowledge of Parent, no executive officer or director of Parent has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of Parent (except as a stockholder) or a Parent Subsidiary, any competitor, customer, supplier or agent of Parent or a Parent Subsidiary or any person that is currently a party to any Parent Agreement.
      (b) Neither Parent nor any Parent Subsidiary is party to any interest rate, equity or other swap or derivative instrument.
      3.12     Intellectual Property.
      (a) Each of Parent and the Parent Subsidiaries owns, or is validly licensed or otherwise has the right to use all Proprietary Rights which are used in the conduct of the business of Parent and the Parent Subsidiaries, or without which Parent or the Parent Subsidiaries would be infringing, misappropriating, or violating a third party’s Proprietary Rights, in each case free and clear of all Liens. Parent and each of the Parent Subsidiaries have taken all reasonable steps it believes to be required in accordance with sound business practices to establish and preserve its ownership of all Proprietary Rights with respect to its products, services and technology. Parent and the Parent Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties.
      (b) Section 3.12(b) of the Parent Disclosure Schedule identifies all patents and patent applications, all registered trademarks and trademark applications, and all registered copyrighted works and mask works owned by Parent and the Parent Subsidiaries. With respect to each item required to be so identified on Section 3.12(b) of the Parent Disclosure Schedule: (i) Parent or a Parent Subsidiary owns (free and clear of any claim, lien, charges and legal duties, including duties owed to any third party under tort law, pursuant to any contract or agreement, or stemming from any Proprietary Right) each such item; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action is pending or, to the knowledge of Parent, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) Parent owns, uses and can transfer control of the item pursuant to the terms of this Agreement without any breach or violation of any contract or agreement or any applicable Laws, in each case except where any such failure to possess clear title or any such outstanding injunction, judgment, order, decree, ruling, charge or action or the failure of Parent to own, use or be able to transfer control of such item would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
      (c) Section 3.12(c) of the Parent Disclosure Schedule identifies all trade secrets, unregistered copyrightable works and other unpatented proprietary technologies that are material to the conduct of the business of Parent and the Parent Subsidiaries, taken as a whole. With respect to each item required to be listed on Section 3.12(c) of the Parent Disclosure Schedule and the source code of any software owned or exclusively licensed by Parent (as opposed to software licensed from third parties on a non-exclusive basis), Parent and the Parent Subsidiaries have not disclosed any material portion of such Proprietary Rights to any third party.
      (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) to the knowledge of Parent, (A) the business conducted by Parent and the Parent Subsidiaries does not infringe upon the Proprietary Rights of any third party, and (B) none of Parent or any the Parent Subsidiaries has infringed upon, misappropriated or otherwise violated the Proprietary Rights of any third party;

(ii) Parent has never received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, or violation (including any claim that Parent or a Parent Subsidiary must license or refrain from using any Proprietary Rights of any third party);

(iii) no claims are pending or, to the knowledge of Parent threatened, that Parent or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by Parent or any of its Subsidiaries of their respective commercial products and services) the Proprietary Rights of any person; and

(iv) as of the date of this Agreement, to the knowledge of Parent, no person or entity has infringed upon, misappropriated or otherwise violated the Proprietary Rights of Parent or any of its Subsidiaries.
      (e) To the knowledge of Parent, none of the activities of the employees of Parent or any Parent Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights used in the conduct of the business of Parent and the Parent Subsidiaries did so pursuant to written agreements assigning all Proprietary Rights arising therefrom to Parent or a Parent Subsidiary.
      (f) No agreement pursuant to which Parent or any Parent Subsidiary holds, uses or licenses material Proprietary Rights contains change of control or other provisions that would, as a result of the Merger: (i) cause the termination of such agreement or allow any other party to such agreement to terminate the agreement or (ii) effect any change in such agreement adverse to Parent.
      (g) Parent and the Parent Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. To the knowledge of Parent, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against Parent or any Parent Subsidiary. To the knowledge of Parent, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of Parent or a Parent Subsidiary, or (ii) material breach of Parent’s or any Subsidiary’s security procedures wherein confidential information has been disclosed to a third person.
      (h) None of Parent’s material Proprietary Rights constitutes or is dependent on any open source computer code, none of Parent’s products incorporates, imbeds, or is bundled with any open source computer code, and none of Parent’s material Proprietary Rights is subject to any license or other contractual obligation that would require Parent to divulge to any person any source code or trade secret that is part of Parent’s Proprietary Rights.
      3.13     Assets.
      (a) Parent and each Parent Subsidiary has all material assets, properties, rights and contracts necessary to permit Parent and the Parent Subsidiaries to conduct their business as it is currently being conducted. Parent and each Parent Subsidiary has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except Permitted Encumbrances. The buildings, property and equipment of Parent and each Parent Subsidiary that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices.
      (b) Section 3.13(b) of the Parent Disclosure Schedule lists all real property owned in fee by Parent and each Parent Subsidiary (“Parent Owned Real Property”). Parent or a Parent Subsidiary has indefeasible fee simple title in and to Parent Owned Real Property, free and clear of all liens and encumbrances except for Permitted Encumbrances.
      (c) Section 3.13(c) of the Parent Disclosure Schedule lists all real property leased by Parent and each Parent Subsidiary (the “Parent Leased Real Property”, and together with Parent Owned Real

Property, the “Parent Real Property”). True and complete copies of all leases with respect to Parent Leased Real Property (the “Parent Real Property Leases”) in excess of 40,000 square feet have been provided to Company. Each lease set forth on Section 3.13(c) is valid, subsisting, in full force and effect and is enforceable against Parent or the applicable Parent Subsidiary, and, to the knowledge of Parent, the other parties thereto in accordance with its terms. Neither Parent or any Parent Subsidiary, nor to the knowledge of Parent, any other party, is in breach of or in default under any provision of any Parent Real Property Lease, except for breaches or defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Parent Real Property Lease, except for those conditions or circumstances that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
      (d) There are no written or oral subleases, licenses, occupancy agreements, rights of first offer, rights of first refusal or other contractual obligations that grant the right of use or occupancy of Parent Real Property, and there is no person in possession of Parent Real Property other than Parent and the Parent Subsidiaries. There is no pending, or, to the knowledge of Parent, threatened, eminent domain, condemnation or similar proceeding materially affecting any Parent Real Property.
      3.14     Insurance. Parent (or one of the Parent Subsidiaries) now maintains in full force and effect, and has maintained during the immediately preceding three-year period, policies of insurance that to the Parent’s knowledge are reasonably adequate with respect to all material properties, assets and business activities of Parent and each of the Parent Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities. There are no material outstanding unpaid claims under any of such policies of insurance.
      3.15     Commercial Relationships. None of Parent’s or the Parent Subsidiaries’ material customers, suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with Parent or a Parent Subsidiary or has, during the last twelve months, altered its relationship with Parent or a Parent Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s knowledge, there is not plan or intention of any such entity, and Parent has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with Parent or a Parent Subsidiary.
      3.16     Tax Matters.
      (a) All Tax Returns required to be filed by or with respect to Parent and the Parent Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Parent or the Parent Subsidiaries, whether or not shown on any Tax Return, have been paid. Parent and the Parent Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made in writing by any taxing authority in any other jurisdiction that Parent or the Parent Subsidiaries are or may be subject to taxation by that jurisdiction.
      (b) There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of Parent or the Parent Subsidiaries, other than with respect to Taxes not yet due and payable.
      (c) No material audit or proceeding is currently pending or, to the knowledge of the Parent, threatened, with respect to any Tax Return of Parent or the Parent Subsidiaries. No material deficiency for any Taxes has been proposed in writing against Parent or the Parent Subsidiaries, which deficiency has not been paid in full.
      (d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to Parent or the Parent Subsidiaries for any taxable period, no power of attorney granted by or with respect to Parent or the Parent Subsidiaries relating to material Taxes is currently in force.
      (e) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Parent has, in accordance with GAAP, made due and sufficient accruals for such Taxes (excluding any “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) in Parent’s books and records. All Taxes attributable to the period beginning after March 31, 2005 have been incurred in the ordinary course of the Parent’s business.
      (f) All material withholding and payroll Tax requirements required to be complied with by Parent and the Parent Subsidiaries (including requirements to deduct, withhold and pay over material amounts to any governmental authority in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and to comply in all material respects with any associated record keeping and reporting requirements) have been satisfied.
      (g) Parent and the Parent Subsidiaries are not party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement among members of a consolidated, combined or unitary group other than a group of which Parent is the common parent. Neither Parent nor any Parent Subsidiary has any liability for the Taxes of any other person other than a group of which Parent is the common parent under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
      (h) Neither Parent nor any Parent Subsidiary has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that could result in it making payments that were not or would not be deductible under Code Sections 162(m). Neither Parent nor any Parent Subsidiary has agreed to, or is required to, make any adjustments under Section 481 of the Code by reason of a change in accounting method or otherwise.
      (i) Neither Parent nor any Parent Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.
      (j) Parent has delivered or made available to Company (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Parent or any Parent Subsidiary with respect to the prior three (3) taxable years.
      (k) Neither Parent nor any Parent Subsidiary has participated in any “reportable transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4.
      3.17     Employee Benefit Plans.
      (a) Section 3.17(a) of the Parent Disclosure Schedule contains a complete list of all material pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the “Parent Plans”) (other than oral employment agreements that (i) do not constitute an “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii), individually or in the aggregate, are not material), including all employee benefit plans as defined in Section 3(3) of ERISA, maintained by Parent, the Parent Subsidiaries or a Parent ERISA Affiliate (as defined below) or to which Parent, any of the Parent Subsidiaries or a Parent ERISA Affiliate are parties or required to contribute or have any material obligation. “Parent ERISA Affiliate” means (i) any corporation included with Parent in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with Parent within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Parent or any Parent Subsidiary is a member within the meaning of

Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with Parent under Section 414(o) of the Code.
      (b) Parent has delivered or made available to Company current, accurate and complete copies of (i) each Parent Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Parent Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Parent Plan subject to Title I of ERISA, and in the case of each other Parent Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Parent Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the IRS, (v) for each Parent Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and the annual reports/returns for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Parent Plan, and (vii) for each Parent Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (including nondiscrimination testing (401(a)(4), ADP and ACP), 402(g), 415 and top-heavy tests) for the 2004 plan year.
      (c) There is no entity (other than Parent or any Parent Subsidiary) that together with Parent or any Parent Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
      (d) Each Parent Plan maintained by Parent, a Parent Subsidiary or a Parent ERISA Affiliate which is intended to be qualified under Section 401(a) of the Code has received an IRS determination letter to the effect that the Parent Plan is so qualified, and, to the knowledge of the Parent, there is no fact or circumstance that could reasonably be expected to result in the revocation of such letter. Each Parent Plan has been administered in all material respects in accordance with the terms of such Parent Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including ERISA and the Code, and to the knowledge of Parent, nothing has been done or not done with respect to any Parent Plan that could result in any material liability on the part of Parent or any Parent Subsidiary under Title I of ERISA or Chapter 43 of the Code. None of the Parent Plans is currently under examination by the IRS, Department of Labor or other U.S. government agency or department, nor, is any such examination pending or, to the knowledge of the Parent, threatened. There are no lawsuits, claims or controversies pending, or to the knowledge of the Parent, threatened (other than claims in the ordinary course of business consistent with past practice) with respect to any Parent Plan that could reasonably be expected to result in material liability to the Parent. All contributions, premiums and other amounts due to or in connection with each Parent Plan under the terms of the Parent Plan or applicable law have been timely made, and to the extent not yet due, accrued on the financial statements of Parent in accordance with GAAP.
      (e) Any Parent Plan subject to Title IV of ERISA with respect to which the Parent or any Parent Subsidiary has any liability is listed on Section 3.17(e) of the Parent Disclosure Schedule. The actuarial valuation with respect to each such Parent Plan, as of January 1, 2004, has been provided to Company and, to the knowledge of Company, the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Company, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, the fair market value of plan assets and the provisions of the plan on which the valuation is based. All contributions described in the valuation report with respect to periods prior to the Closing Date have been made in the amounts and at the dates suggested by the actuaries therein. There has been no waiver of any accumulated funding deficiency requested or granted with respect to any Parent Plan subject to Section 412 of the Code or Section 302 of ERISA. No such Parent Plan is obligated or is reasonably expected to be required to make “deficit reduction contributions” as defined in Section 412(l)(12) of the Code. No reportable event (within the meaning of Section 4043) of ERISA, whether or not waived by regulations, has occurred with respect to any Parent Plan that is subject to Title IV of ERISA.

      (f) Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Parent Plan providing welfare benefits after termination of employment.
      (g) Except for individual employment agreements, each Parent Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by law.
      (h) Neither Parent nor any of the Parent Subsidiaries nor any Parent ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any:

(i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA,

(ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA,

(iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or

(iv) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.
      (i) No employee of, consultant to, or other provider of services to Parent, any Parent Subsidiary, or any Parent ERISA Affiliate will be entitled to any material payment becoming due from any Parent Plan, any additional benefit or the acceleration of the payment or vesting of any benefit under any Parent Plan by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby.
      (j) Neither Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate has any “leased employees” within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Parent as employees of Parent.
      (k) Any Parent Plan that is a plan or arrangement to provide unfunded nonqualified deferred compensation is specifically identified in Section 3.17(a) of the Parent Disclosure Schedule. A list of participants in such Parent Plan, together with the projected account balances or accrued benefits with respect to each such participant as of the of Closing, are set forth in Section 3.17(k) of the Parent Disclosure Schedule. The actuarial valuation (if applicable) with respect to each such Parent Plan that is an unfunded nonqualified deferred compensation plan, as of January 1, 2004, has been provided to Company and, to the knowledge of Parent, the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Parent, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, and the provisions of the plan on which the valuation is based. Each Parent Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.
      (l) Each Parent Plan maintained for employees of Parent outside of the United States (each a “Parent Foreign Plan”) has been administered in all material respects in a manner that satisfies all applicable Laws. All contributions to each Parent Foreign Plan required to be made on or before the Closing have been and will be made by Parent or a Parent Subsidiary prior to the Closing. Each Parent Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or accruals for each Parent Foreign Plan have been made in Parent’s financial statements. There are no pending investigations by any governmental entity involving any Parent Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Parent Foreign Plans), suits or proceedings against any Parent Foreign Plan or asserting any rights or claims to benefits under any Parent Foreign Plan. The consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Parent Foreign Plan.
      3.18     Employee Relations.
      (a) Upon termination of the employment of any employees of the Parent or any Parent Subsidiary, none of Company, the Company Subsidiaries, the Surviving Corporation, Parent or the Parent Subsidiaries will be liable, by reason of the Merger or anything done at or before the Effective Time in connection with the Merger, to any of such employees for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to the name, current job title and compensation for the current year of all current directors and executive officers of Parent has been provided to Company.
      (b) Except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary (i) is in compliance in all respects with all Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
      (c) No work stoppage or labor strike against Parent or any Parent Subsidiary is pending or, to the knowledge of Parent, threatened. Neither Parent nor any Parent Subsidiary is involved in or, to the knowledge of Parent, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary. No union organizing campaign or activity with respect to non-union employees of Parent or any Parent Subsidiary is ongoing, pending or, to the knowledge of Parent, threatened.
      3.19     Environmental Matters. Except for those matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and the Parent Subsidiaries are, and have been, in compliance in all respects with all Environmental Laws;

(ii) there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Parent, any Parent Subsidiary or any predecessor of Parent or any Parent Subsidiary;

(iii) there have been no Hazardous Substances generated by Parent, any Parent Subsidiary or any predecessor of Parent or any Parent Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental entity in the United States; and

(iv) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource

Conservation and Recovery Act stored on, any site owned or operated by Parent, any Parent Subsidiary or any predecessor of Parent or any Parent Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws.

      (b) Parent has made available to Company true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.
      3.20     No Breach. Except for (a) filings with the SEC, (b) filings with the Secretary of State of Delaware contemplated herein, and (c) the filing of a Notification and Report Form under the HSR Act and any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Parent, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Parent or any Parent Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any Law applicable to Parent or the Parent Subsidiaries or by which any of Parent’s or the Parent Subsidiaries’ assets or properties is bound, (iv) violate any Parent Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Parent or a Parent Subsidiary, or (vii) cause any of the assets owned by Parent or any Parent Subsidiary to be reassessed or revalued by any taxing authority or other governmental entity, excluding from the foregoing clauses (ii), (iii), (iv), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, would not reasonably be expected to materially interfere with the ability of Parent to consummate the transactions contemplated hereby or would not materially increase the costs of consummation of the Merger. Neither Parent nor any Parent Subsidiary is or will be required to give any notice to or obtain any consent or waiver from, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than failures that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect
      3.21     Board Approvals.
      (a) The Parent Board of Directors, as of the date of this Agreement, has determined and resolved (i) that the Merger is in the best interests of Parent and its stockholders, (ii) to propose that the stockholders of the Parent approve the issuance of Parent Common Stock pursuant to the terms and conditions of this Agreement, and (iii) to recommend that the stockholders of Parent approve such issuance.
      (b) Parent has taken all action necessary such that no restrictions contained in any “fair price,” “control share acquisition,” “business combination” or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.
      3.22     Financial Advisor.
      (a) The Parent Board of Directors has received the opinion of Needham & Company, LLC to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the Parent; provided, however, that Company is not entitled to rely upon such opinion. Parent shall forward to Company a copy of the written version of such opinion promptly following receipt and in no event later than two business days after the date of this Agreement.
      (b) Other than Needham & Company, LLC and Credit Suisse First Boston, no broker, finder, agent or similar intermediary has acted on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent, or any action taken by Parent.

      3.23     Interested Party Transactions. Since the date of the filing of Parent’s 2004 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been included in a Parent SEC Report filed with the SEC prior to the date hereof.
      3.24     Sub. Sub is duly organized, validly existing and in good standing as a Delaware corporation. Sub has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors and stockholders of Sub, and no other action on the part of Sub is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and constitutes a valid and binding obligation of Sub, enforceable in accordance with its terms.
      3.25     Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement or for inclusion in any Regulation M-A Filing, contains or will contain, as applicable at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus, on the date it is first mailed to holders of Company Common Stock or holders of Parent Common Stock or at the time of the Company Stockholders Meeting, the Parent Stockholders Meeting or at the Effective Time, contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE IV
COVENANTS AND AGREEMENTS
      4.1     Conduct of Company Business. Except with the prior written consent of Parent and except as explicitly contemplated herein or referred to in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, Company shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. Company shall and shall cause the Company Subsidiaries to:

(i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present employees of Company and the Company Subsidiaries as a group;

(ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of Company and to develop, advertise, promote, market and sell Company’s products, and use reasonable commercial efforts to keep Company’s properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Company’s business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 2.11.

(iv) Intellectual Property Rights. Use its reasonable best efforts to maintain, preserve and protect Company’s Proprietary Rights;

(v) Ordinary Course of Business. Operate Company’s business in the ordinary course consistent with past practices;

(vi) Company Options. Take all reasonable actions necessary with respect to Company Options to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments; and

(b) Negative Covenants Pending Closing. Company shall not and shall cause the Company Subsidiaries not to:

(i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers of inventory in the ordinary course of business and other sales and transfers in amounts not exceeding, in the aggregate, $250,0000;

(ii) Liabilities. (A) Incur any indebtedness for borrowed money in excess of $250,000 in the aggregate or (B) incur any obligation or liability or enter into any contract or commitment involving potential payments to or by Company or any Company Subsidiary in an amount aggregating in excess of $250,000 other than in the ordinary course of business consistent with past practice;

(iii) Compensation. Increase or agree to increase the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of Company or a Company Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by law or in accordance with existing agreements disclosed in the Company Disclosure Schedule or filed as an exhibit to a Company SEC Report and (B), in the case of compensation for employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(iv) Capital Stock. Make any change in the number of shares of Company’s capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend (other than in the ordinary course of business consistent with past practice, including with respect to timing and amount) or other distribution with respect to any shares of its capital stock, reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on July 6, 2005 and disclosed herein or in connection with the grants of Company Options to purchase not more than 75,000 shares of Company Common Stock after July 6, 2005 with exercise prices equal to the trading price of Company Common Stock on the date of grant in the ordinary course of business consistent with past practice;

(v) Charter, By-laws, Directors and Officers. Cause, permit or propose any amendment to the Certificate of Incorporation or By-laws of Company or elect or appoint any new directors or officers;

(vi) Acquisitions. Make, or permit to be made, any acquisition, lease, investment, or capital contribution in excess of $1,000,000 outside the ordinary course of business consistent with past practice;

(vii) Capital Expenditures. Authorize any single capital expenditure in excess of $250,000 or capital expenditures which in the aggregate exceed $2,500,000;

(viii) Investments. Except for cash management activities in the ordinary course of business, purchase any securities or make any investment, either by purchase of securities, contributions to capital, asset transfers, or purchase of any assets (including any interests), in any person (including joint ventures), or otherwise acquire in any way direct or indirect control over any person, or agree to do any of the foregoing, in one transaction or a series of related transactions;

(ix) Accounting Policies. Except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by it;

(x) Tax Treatment. Take, or permit any of the Company Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xi) Taxes. Change any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any material Tax or surrender any right to claim a material Tax refund;

(xii) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to Company and the Company Subsidiaries or which relates to the transactions contemplated hereby, (B) would involve material restrictions on the business activities of Company or any Company Subsidiary, or (C) would involve the issuance of Company securities;

(xiii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of the Company Subsidiaries (other than the Merger);

(xiv) Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q or incurred in the ordinary course of business;

(xv) WARN Act. Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign law;

(xvi) New Agreements/ Amendments. Enter into, terminate or materially modify, or permit a Company Subsidiary to enter into, terminate or materially modify, any Company Agreement other than a contract or agreement that is a Company Agreement solely because it is described in Item 601(b)(10)(iii) of Regulation S-K;

(xvii) Intellectual Property Rights. Fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Proprietary Rights of Company other than licenses of software to customers in the ordinary course of business consistent with past practice;

(xviii) Confidentiality and Standstill Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Company or any Company Subsidiary is a party and which relates to a business combination involving Company or any Company Subsidiary;

(xix) Changes to Takeover Defenses. Amend, modify or waive any of Company’s existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement;

(xx) Obligations. Obligate itself to do any of the foregoing.

(c) Control of Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s operations prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
      4.2     Conduct of Parent Business. Except with the prior written consent of Company and except as explicitly contemplated herein or referred to in Section 4.2 of Parent Disclosure Schedule, during the period from the date hereof to the Effective Time, Parent shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. Parent shall and shall cause the Parent Subsidiaries to:

(i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present employees of Parent and the Parent Subsidiaries as a group;

(ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

(iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of Parent and to develop, advertise, promote, market and sell Parent’s products, and use reasonable commercial efforts to keep Parent’s properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Parent’s business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11.

(iv) Intellectual Property Rights. Use its reasonable best efforts to maintain, preserve and protect Parent’s Proprietary Rights;

(v) Ordinary Course of Business. Operate Parent’s business in the ordinary course consistent with past practices;

(b) Negative Covenants Pending Closing. Parent shall not and shall cause the Parent Subsidiaries not to:

(i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers of inventory in the ordinary course of business and other sales and transfers in amounts not exceeding, in the aggregate, $1,000,000;

(ii) Liabilities. (A) Incur any indebtedness for borrowed money in excess of $500,000 in the aggregate or (B) incur any obligation or liability or enter into any contract or commitment involving potential payments to or by Parent or any Parent Subsidiary in an amount aggregating in excess of $2,000,000 other than in the ordinary course of business consistent with past practice;

(iii) Compensation. Increase or agree to increase the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of Parent or a Parent Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by law or in accordance with existing agreements disclosed in the Parent Disclosure Schedule or filed as an exhibit to a Parent SEC Report and (B), in the case of compensation for employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

(iv) Capital Stock. Make any change in the number of shares of Parent’s capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on July 6, 2005 and disclosed herein or in connection with the grant of Parent Options with exercises prices equal to the trading price of Company Common Stock on the date of grant or the grant of restricted Parent Common Stock for compensatory purposes, in either case in the ordinary course of business consistent with past practice;

(v) Charter, By-laws, Directors and Officers. Cause, permit or propose any amendment to the Certificate of Incorporation or By-laws of Parent or elect or appoint any new directors or officers;

(vi) Acquisitions. Make, or permit to be made, any acquisition, lease, investment, or capital contribution in excess of $2,000,000 outside the ordinary course of business consistent with past practice;

(vii) Capital Expenditures. Authorize any single capital expenditure in excess of $1,000,000 or capital expenditures which in the aggregate exceed $5,000,000;

(viii) Investments. Except for cash management activities in the ordinary course of business, purchase any securities or make any investment, either by purchase of securities, contributions to capital, asset transfers, or purchase of any assets (including any interests), in any person (including joint ventures), or otherwise acquire in any way direct or indirect control over any person, or agree to do any of the foregoing, in one transaction or a series of related transactions;

(ix) Accounting Policies. Except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by it;

(x) Tax Treatment. Take, or permit any of the Parent Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xi) Taxes. Change any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any material Tax, or surrender any right to claim a material Tax refund;

(xii) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to Parent and the Parent Subsidiaries or which relates to the transactions contemplated hereby, (B) would involve material restrictions on the business activities of Parent or any Parent Subsidiary, or (C) would involve the issuance of Parent securities;

(xiii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries (other than the Merger);

(xiv) Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Parent 10-Q or incurred in the ordinary course of business;

(xv) WARN Act. Effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign law;

(xvi) New Agreements/ Amendments. Enter into, terminate or materially modify, or permit a Parent Subsidiary to enter into, terminate or materially modify, any Parent Agreement other than a contract or agreement that is a Parent Agreement solely because it is described in Item 601(b)(10)(iii) of Regulation S-K;

(xvii) Intellectual Property Rights. Fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Proprietary Rights of Parent other than licenses of software to customers in the ordinary course of business consistent with past practice;

(xviii) Changes to Takeover Defenses. Amend, modify or waive any of Parent’s existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement;

(xix) Obligations. Obligate itself to do any of the foregoing.

(c) Control of Parent’s Business. Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
      4.3     Corporate Examinations and Investigations. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Company as is reasonably necessary or appropriate in connection with Parent’s investigation of Company with respect to the transactions contemplated hereby and with respect to the potential merger of the Surviving Corporation with and into Parent, and Company shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Parent as is reasonably necessary or appropriate in connection with Company’s investigation of Parent with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of Company’s or Parent’s business, as applicable, and Company and Parent shall cooperate fully therein. No investigation by Parent or Company shall diminish or obviate any of the representations, warranties, covenants or agreements of Company or Parent, respectively, contained in this Agreement. In order that Parent may have full opportunity to make such investigation, Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. In order that Company may have full opportunity to make such investigation, Parent shall furnish the representatives of Company during such period with all such information and copies of such documents concerning the affairs of Parent as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the confidentiality agreement, dated as of April 22, 2005, between Parent and Company (as amended, the “Confidentiality Agreement”).
      4.4     Expenses. Except as set forth in Section 8.2, Company and Parent shall each bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants, and except that each of Parent and Company shall bear and pay one-half of (a) the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement/ Prospectus (as defined in Section 4.7(a)) and (b) the fee payable in connection with the filing of a Notification and Report form under the HSR

Act by Company and Parent and any fee payable in connection with any competition or merger control filing in another jurisdiction.
      4.5     Authorization from Others. Prior to the Closing Date, the parties shall use reasonable commercial efforts to obtain all authorizations, consents and permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement. Promptly following the execution and delivery of this Agreement, Company and Parent shall provide all notices contemplated under Company Agreement or Parent Agreements, as applicable, and shall notify the other party when each applicable notice period has expired.
      4.6     Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including delivering customary representation letters contemplated by Sections 6.4 and 7.4. Each party shall use its respective reasonable best efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act. Without limiting the generality of the foregoing, Company agrees to duly execute and deliver, and to use its commercially reasonable efforts to cause any individual or entity listed as a co-owner of, or who otherwise has any power of attorney or other rights with respect to, any of the Proprietary Rights, to duly execute and deliver such further instruments and do and cause to be done such further actions and things, including, without limitation, the execution of such additional assignments, agreements, documents and instruments, that Parent may at any time and from time to time reasonably request to more effectively transfer ownership, control and/or administration of such Proprietary Rights to the Surviving Corporation. Nothing in this Agreement shall require Parent or Sub to, or to agree or consent to, (a) sell, hold separate, license or otherwise dispose of any material asset of Parent or the Surviving Corporation or (b) conduct their business in a specified manner, in either case whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.
      4.7     Preparation of Disclosure Documents; Stockholders Meetings.
      (a) As soon as practical following the date of this Agreement, Company and Parent shall prepare the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the “Registration Statement”) and the joint proxy statement/ prospectus included in the Registration Statement (the “Joint Proxy Statement/ Prospectus”). Company shall, in cooperation with Parent, file the Joint Proxy Statement/ Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Company, prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/ Prospectus will be included. Each of Company and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Company and Parent shall each mail the Joint Proxy Statement/ Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Joint Proxy Statement/ Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.
      (b) (i) Company shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the required stockholder votes with respect to this Agreement (the “Company Stockholder Approval”), (ii) the Company Board of Directors, except as otherwise permitted pursuant to Section 4.11, shall give its unqualified recommendation that Company’s stockholders adopt this Agreement and (iii) unless the Company Board of Directors has made a Company Adverse Recommendation Change (as defined in Section 4.11(c)) in compliance with this Agreement, Company shall take all lawful action to solicit proxies for such adoption. No withdrawal, modification, change or qualification in the recommendation of the Company Board of Directors (or any committee of the Company Board of Directors) shall change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Company to convene and hold the Company Stockholders Meeting or to present the Merger Agreement for adoption at the Company Stockholders Meeting. Nothing contained in this Section 4.11(b) shall be deemed to limit Company’s right to terminate this Agreement pursuant to and in accordance with Section 8.1(i).
      (c) (i) Parent shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the required stockholder votes with respect to the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Parent Stockholder Approval”), (ii) the Parent Board of Directors, except as otherwise permitted in this Section 4.7(c), shall give its unqualified recommendation that Parent’s stockholders approve the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement and (iii) unless the Parent Board of Directors has withdrawn, modified, changed or qualified its recommendation that Parent’s stockholders approve the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement, Parent shall take all lawful action to solicit proxies for such approval. Notwithstanding the foregoing, at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board of Directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that it cannot provide an unqualified recommendation or must withdraw, modify, change or qualify its recommendation that Parent’s stockholders approve the issuance of shares of Parent Common Stock pursuant to this Agreement (a “Parent Adverse Recommendation Change”) in order to comply with its fiduciary duties to the stockholders of Parent under applicable Law (provided that the Parent Board of Directors may not base this determination primarily on changes in the stock price of Company or Parent after the date of this Agreement, although it may base this determination on the facts or occurrences giving rise or contributing to such changes), the Parent Board of Directors may make a Parent Adverse Recommendation Change after providing Company with at least 24 hours prior notice of its determination and a reasonably detailed description of the reasons therefor. No Parent Adverse Recommendation Change shall change any approval of the Parent Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Parent to convene and hold the Parent Stockholders Meeting or to to propose that its stockholders authorize the issuance of shares of Parent Common Stock at the Parent Stockholders Meeting.
      (d) Each of Company and Parent shall use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day and at the same time.
      (e) Except as required by law, no amendment or supplement to the Joint Proxy Statement/ Prospectus or the Registration Statement shall be made by Parent or Company without the approval of the other party (which shall not be unreasonably withheld, conditioned or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Joint Proxy Statement/ Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
      (f) Company shall ensure that none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Registration Statement or in any Regulation M-A Filing will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Company shall ensure that none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus, on the date it is first mailed to holders of Company Common Stock or on the date it is first mailed to holders of Parent Common Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (g) Parent shall ensure that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent shall ensure that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus, on the date it is first mailed to holders of Parent Common Stock or on the date it is first mailed to holders of Parent Common Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      4.8     Public Announcements. Company shall consult with Parent, and Parent shall consult with Company, and each shall get the approval of the other (which shall not be unreasonably withheld, conditioned or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate with stockholders, financial analysts and media representatives in a manner consistent with its past practice and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external use by the other party. Each party agrees to promptly make available to the other party copies of any public written communications made without prior consultation.
      4.9     Affiliate Letters. Company shall identify to Parent all persons who Company believes may be “affiliates” of Company within the meaning of Rule 145 under the Securities Act. Company shall use reasonable commercial efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Company. Company shall use reasonable commercial efforts to deliver to Parent a letter from each of such affiliates identified by Company and Parent in substantially the form attached hereto as Exhibit A (the “Affiliate Letters”) as soon as practicable after the date hereof but in no event later than the day preceding the filing of the Registration Statement.
      4.10     Nasdaq Listings. Prior to the Closing Date, if required under the rules of The Nasdaq Stock Market, Parent (i) shall file with The Nasdaq Stock Market a Notification for Listing of Additional Shares covering the shares of Parent Common Stock that Parent reasonably expects, at the time of such filing, to be issued in the Merger and (ii) shall take such actions as are necessary so the shares of Parent Common Stock to be issued in connection with the Merger are listed on the Nasdaq National Market as of the Effective Time, subject to official notice of issuance. Prior to the Closing Date, Company shall take such actions as are necessary so that trading of Company Common Stock on the Nasdaq National Market ceases at the close of regular trading on the trading day on which the Effective Time is expected to occur or if the Effective Time is not expected to occur on a trading day, the immediately preceding trading day.
      4.11     No Solicitation.
      (a) Each of Company and its Representatives (as defined below) has ceased and caused to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving: (A) any acquisition or purchase from Company of more than a twenty percent (20%) interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in the acquisition or purchase of twenty percent (20%) or more of the total outstanding voting securities of Company, whether by purchase of stock, consolidation, business combination merger or other similar transaction involving the Company, (B) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Company (including, without limitation, stock or assets of Company or any Company Subsidiary by merger, consolidation, recapitalization, spin-off, stock purchase, asset purchase or otherwise) for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock on the date prior to the date hereof, whether by purchase of assets, consolidation, business combination merger or other similar transaction involving Company; or (C) any recapitalization, restructuring, liquidation or dissolution of Company (each of clauses (A)-(C), a “Company Acquisition Proposal”). Except as provided in Section 4.11(b), 4.11(c) or 8.1(i), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action to knowingly facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into any agreement with respect to any Company Acquisition Proposal, or (iii) engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Company Acquisition Proposal or grant any waiver or release under any standstill or other agreement. Notwithstanding the foregoing, nothing contained in this Section 4.11 or in Section 4.8 or any other provision hereof shall prohibit Company or the Company Board of Directors from (x) taking and disclosing to Company’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to Company’s stockholders as in the good faith judgment of the Company Board of Directors, after receipt of advice from outside legal counsel, is necessary to comply with applicable Law.
      (b) Notwithstanding the foregoing, prior to the date of the Company Stockholders Meeting, Company may (i) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement and (ii) negotiate and participate in discussions and negotiations with such person concerning a Company Acquisition Proposal if the Company Board of Directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal (as defined below), but only if such Company Acquisition Proposal did not result from a breach of Section 4.11(a). For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal made by a third party (i) involving the purchase or acquisition, directly or indirectly of, all the shares of Company Common Stock or all or substantially all of the assets of Company and (ii) which is otherwise on terms which the Company Board of Directors determines in good faith, by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to holders of Company Common Stock, from a financial point of view, than the transactions contemplated by this Agreement (after consultation with a financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) that the Company Board of Directors deems relevant and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. Company shall promptly (and in any case within 24 hours) (i) notify Parent of any Company Superior Proposal, which notice shall include a copy of such Company Superior Proposal, (ii) notify Parent upon receipt of any inquiries, proposals or offers received by, any request for information from, or any discussions or negotiations sought to be initiated or continued with, Company or its Representatives concerning a Company Acquisition Proposal or that could reasonably be expected to lead to a Company Acquisition Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials and (iii) provide Parent with copies of all written materials provided by Company to such party. Company will keep Parent informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any such

Company Superior Proposal or other inquiry, offer, proposal or request. Company shall promptly, following a determination by the Company Board of Directors that a Company Acquisition Proposal is a Company Superior Proposal, notify Parent of such determination.
      (c) Neither the Company Board of Directors nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Company Acquisition Proposal or (iii) except as set forth in Section 8.1(i), enter into any agreement with respect to any Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, (x) if the Company Board of Directors has not received a Company Superior Proposal, but the Company Board of Directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that an action set forth in clause (i) or (ii) above (a “Company Adverse Recommendation Change”) is necessary in order to comply with its fiduciary duties to the stockholders of Company under applicable Law (provided that the Company Board of Directors may not base this determination primarily on changes in the stock price of Company or Parent after the date of this Agreement, although it may base this determination on the facts or occurrences giving rise or contributing to such changes), the Company Board of Directors may make a Company Adverse Recommendation Change after providing Parent with at least 24 hours prior notice of its determination and a reasonably detailed description of the reasons therefor, and (y) if the Company has received a Company Superior Proposal, the Company Board of Directors may make a Company Adverse Recommendation Change after (A) the Company has provided written notice to the Parent that the Company Board of Directors has received a Company Superior Proposal (which notice shall include a copy of such Company Superior Proposal and identify the Person making such Company Superior Proposal) and advising Parent that the Company intends to withdraw or modify its recommendation of this Agreement or the Merger or recommend a Company Superior Proposal (specifying which course of action the Company intends to take), (B) at least three business days have elapsed since the delivery of the written notice described in (A) above, (C) the Company Board of Directors has considered any revised proposal made by Parent during such three-business day period, and (D) if Parent has made a revised proposal, the Company Board of Directors has again made a determination to make a Company Adverse Recommendation Change despite Parent’s revised proposal. Any Company Adverse Recommendation Change shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including the Merger.
      4.12     Regulatory Filings. As soon as is reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be reasonably required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.
      4.13     Notification of Certain Matters. Between the date hereof and the Closing Date, Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be reasonably likely to result in the failure of the condition to closing set forth in Section 6.1 or 7.1, as applicable, to fail to be satisfied, and (b) any failure of Company or Parent, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
      4.14     Registration of Certain Shares. Promptly, but in no event later than thirty (30) days after the Effective Time, Parent shall file registration statements with the SEC with respect to the initial issuance of the shares of Parent Common Stock subject to Company Stock Options. Parent shall use reasonable commercial efforts to have such registration statements declared effective promptly after filing (to the extent such registration statements are not automatically effective upon filing).
      4.15     Employee Matters.
      (a) During the one-year period following the Closing Date (the “Continuation Period”), except (i) as otherwise provided in any written employment agreement with an employee of Company or a Company Subsidiary (including any written employment agreement entered into with Parent in connection with the signing of this Agreement or the transactions contemplated by this Agreement) or (ii) with a resolution of a majority of the Parent Board of Directors, which majority must include at least two of the three voting directors appointed to the Parent Board of Directors pursuant to Section 4.16, Parent shall, or shall cause the Surviving Corporation or its subsidiaries, to maintain each of the Company Plans sponsored by the Company or any of the Company Subsidiaries immediately prior to the date of this Agreement (to the extent still in place at the Effective Time) with respect to employees of the Company or the Company’s Subsidiaries who continue employment with the Surviving Corporation or any of its Subsidiaries or the Parent (“Continuing Employees”), and their respective spouses, dependants, and beneficiaries, with the same level of coverage, benefits, rights, and features as provided or enjoyed immediately before the date of this Agreement, other than any changes required by applicable Law.
      (b) After the Continuation Period, Parent shall, or shall cause the Surviving Corporation to, provide that the Continuing Employees are covered under benefits plans, programs, policies and arrangements (including severance benefits, vacation pay and equity compensation) applicable to similarly situated employees of Parent. Years of service with Company and Company Subsidiaries prior to the Effective Time shall be treated as service with the Surviving Corporation or Parent, as applicable, for eligibility and vesting purposes and for purposes of vacation and severance pay accruals, except to the extent such treatment will result in a duplication of benefits. In connection with any transition of benefits offered to Continuing Employees, Parent shall take commercially reasonable steps to cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical or dental benefit plans that such employees are eligible to participate in after such transition of benefits under comparable plans offered to the Continuing Employees, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of such time under any medical or dental plan maintained for such employees immediately prior to such time.
      (c) Nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation, or any of their respective subsidiaries. Except as otherwise provided in this Section 4.15, nothing in this Agreement shall require Parent, the Surviving Corporation, or their respective subsidiaries to provide any particular type or level of compensation or employee benefits, nor shall anything limit the right of Parent, the Surviving Corporation, or their respective subsidiaries to amend, suspend, or terminate any employee benefit plan at any time.
      4.16     Board Membership and Officers.
      (a) Parent shall take all actions necessary so that at the Effective Time (i) three members of the Company Board of Directors as constituted on the date of this Agreement designated by the Company and reasonably acceptable to the Parent shall be appointed to the Parent Board of Directors, in each case to serve from and after the Closing Date until a successor is duly elected and qualified and (ii) one member of the Company Board of Directors as constituted on the date of this Agreement designated by the Company and reasonably acceptable to the Parent shall be appointed as a non-voting director emeritus to the Parent Board of Directors, with notification, participation and any other rights of a regular director (other than voting rights), to serve for at least one year from and after the Closing Date; provided, in each case, if any of such individuals (other than the individual appointed to serve as director emeritus) are unwilling or unable to serve as a director, then Company shall designate another individual or individuals, as the case may be, who are reasonably acceptable to the Parent from among the other members of the

Company Board of Directors as constituted on the date of this Agreement, to serve as a director of the Parent following the Effective Time.
      (b) Parent shall take all actions necessary so that at the Effective Time the employees of the Company set forth in Section 4.16 of the Company Disclosure Schedule shall be appointed to the positions designated in Section 4.16 of the Company Disclosure. Parent shall negotiate in good faith to enter into employment agreements with such employees. If Parent is unable to reach agreement with such employees prior to the Closing Date, Parent acknowledges that the employment arrangements between Company and such employees existing as of the date hereof shall remain in full force and effect after the Effective Time.
      4.17     Indemnification.
      (a) Subject to the occurrence of the Effective Time, until the sixth anniversary of the date on which the Effective Time occurs, Parent agrees that all rights to indemnification, exculpation and expense advancement now existing in favor of each present and former director or officer (including any director or officer who serves or served in a fiduciary capacity of any Company Plan) of Company and the Company Subsidiaries as provided in their respective charters or By-laws in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring prior to the Effective Time.
      (b) For a period of at least six years after the Effective Time, Parent shall maintain in effect either (i) the policies of directors’ and officers’ liability insurance maintained by Company on the date of this Agreement (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); provided that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of premium paid by Company on the date of this Agreement, then Parent shall provide a policy with the best coverage as shall then be available at 200% of such rate, or (ii) a run-off (i.e., “tail”) policy or endorsement with respect to such policies of directors’ and officers’ liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all people entitled to coverage under the Company’s policies of directors’ and officers’ liability insurance on the date of this Agreement; provided that if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by Company on the date of this Agreement, then Parent shall provide a tail policy with the best coverage as shall then be available at 300% of such rate.
      (c) The provisions of this Section 4.17 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
      4.18     Section 16 Approval. Prior to the Effective Time, the Parent Board of Directors or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC with respect to the acquisition by any officer or director of Company who will, at the Effective Time, become an officer or director of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger to cause any such acquisitions to be exempt under Rule 16b-3 promulgated under the Exchange Act.
      4.19     Participation in Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in (but not control) the defense of any action, suit or proceeding instituted against Company (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body or any third party, including a Company stockholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

      4.20     Tax-Free Reorganization. Neither Company nor Parent shall knowingly take, cause or permit to be taken any action, whether before or after the Effective Time, that would cause the Merger (or such merger together with the contemplated subsequent merger of the Surviving Corporation with and into Parent) to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
      4.21     No Acquisition of Common Stock. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, (i) Company shall not (and shall cause the Company Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Parent Common Stock and (ii) Parent shall not (and shall cause the Parent Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Company Common Stock.
      4.22     FIRPTA Certificate. At the Closing, Company shall provide to Parent a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3). Company shall provide proper notice to the U.S. Internal Revenue Service of the issuance of such certificate pursuant to Treasury Regulation Section 1.897-2(h)(2).
ARTICLE V
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF EACH PARTY TO CONSUMMATE THE MERGER
      The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by consent of the other party, at or before the Effective Time, of each of the following conditions:
      5.1     Stockholder Approval. Company shall have obtained the vote of holders of Company Common Stock required to adopt this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation and By-laws of Company, and Parent shall have obtained the vote of holders of Parent Common Stock required to issue the shares of Parent Common Stock required to be issued pursuant to the terms and conditions of this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation and By-laws of Parent and the rules and regulations of the Nasdaq National Market.
      5.2     Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the knowledge of Parent or Company, threatened by the SEC.
      5.3     Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Parent and Company each agrees to use reasonable commercial efforts to have any such order or injunction lifted or stayed.
      5.4     Regulatory Approvals. All approvals from governmental entities required by Company, Parent or Sub to consummate the Merger shall have been obtained, except for approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that the conditions of this Section 5.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.
      5.5     Pending Litigation. There shall not be threatened in writing or pending any suit, action or proceeding by any governmental entity against Parent, Company, Sub, any Company Subsidiary, any Parent Subsidiary or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger, or seeking to obtain material damages from any such party, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of Company and the Company Subsidiaries (or Parent’s direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Company Subsidiaries) or to compel Parent or a subsidiary of Parent to dispose of or hold separate any material portion of their business or assets or the business or assets of Company and the Company Subsidiaries (or any equity interest in such entities).
      5.6     HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws in any country where either Parent or Company have significant operations shall have been terminated or shall have expired, and approvals under all foreign competition or merger control laws where either Parent or Company have significant operations that are reasonably determined by Parent or Company to be to be applicable to the Merger shall have been obtained.
      5.7     Nasdaq. Parent Common Stock shall continue to be quoted on the Nasdaq National Market and the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing or quotation on the Nasdaq National Market, subject to official notice of issuance.
ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
PARENT AND SUB TO CONSUMMATE THE MERGER
      The obligations of Parent and Sub to consummate the Merger are subject to the fulfillment of the following conditions, any one or more of which may be waived in writing by Parent:
      6.1     Representations, Warranties and Covenants. The representations and warranties of Company in Article II of this Agreement, other than those set forth in Section 2.3(d) of this Agreement, shall be true and correct both as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except to the extent all inaccuracies in all such representations or warranties would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that solely for purposes of this Section 6.1, each representation or warranty in Article II that is qualified by materiality or Company Material Adverse Effect shall be read as if such qualifiers were not present. The representations and warranties in Section 2.3(d) of this Agreement shall be true and correct other than de minimus variations as of the date of this Agreement and immediately before the Effective Time. Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate signed on behalf of Company by the chief executive officer and chief financial officer of Company to the foregoing effect.
      6.2     Corporate Certificates. Company shall have delivered a copy of the Certificate of Incorporation of Company, as in effect on the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Company’s good standing.
      6.3     Secretary’s Certificate. Company shall have delivered a certificate of the Secretary of Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Company executing this Agreement and all documents executed and delivered in connection herewith, (b) a copy of the By-Laws of Company, as in effect from the date this Agreement was approved by the Company Board of Directors until the Closing Date, (c) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder and (d) a copy of the resolutions of the stockholders of Company adopting this Agreement.
      6.4     Tax Opinion. Parent shall have received the opinion of its counsel to the effect that the Merger (or the Merger together with the subsequent merger of the Surviving Corporation with and into Parent) will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and others, in form and substance reasonably satisfactory to such counsel.
ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATION OF
COMPANY TO CONSUMMATE THE MERGER
      The obligation of Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it in writing:
      7.1     Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in Article III of this Agreement, other than those set forth in Section 3.3(d) of this Agreement, shall be true and correct both as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except to the extent all inaccuracies in all such representations and warranties would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, provided, however, that solely for purposes of this Section 7.1, each representation or warranty in Article III that is qualified by materiality or Parent Material Adverse Effect shall be read as if such qualifiers were not present. The representations and warranties in Section 3.3(d) of this Agreement shall be true and correct other than de minimus variations as of the date of this Agreement and immediately before the Effective Time. Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to the foregoing effect.
      7.2     Corporate Certificates. Parent shall have delivered a copy of the Certificate of Incorporation of Parent, as in effect on the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Parent’s good standing.
      7.3     Secretary’s Certificate. Parent shall have delivered a certificate of the Secretary of Parent, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Parent executing this Agreement and all documents executed and delivered in connection herewith, (b) a copy of the By-Laws of Parent, as in effect from the date this Agreement was approved by the Company Board of Directors until the Closing Date, (c) a copy of the resolutions of the Parent Board of Directors authorizing and approving the applicable matters contemplated hereunder and (d) a copy of the resolutions of the stockholders of Parent giving Parent Stockholder Approval.
      7.4     Tax Opinion. Company shall have received the opinion of its counsel to the effect that the Merger (or the Merger together with the subsequent merger of the Surviving Corporation with and into Parent) will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Sub and others, in form and substance reasonably satisfactory to such counsel.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of Company adopt this Agreement:

(a) By mutual written consent of Parent and Company authorized by the Parent Board of Directors and the Company Board of Directors; or

(b) By either Parent or Company if the Merger has not been consummated by February 15, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

(c) By either Parent or Company if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and nonappealable, or there shall exist any statute, rule or regulation, in each case restraining, enjoining or otherwise prohibiting (collectively, “Restraints”) the consummation of any of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has used all reasonable efforts to prevent the entry of and to remove such Restraints; or

(d) By Parent if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Company set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Article VI not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

(e) By Company if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Sub set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Article VII not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

(f) By Parent, if (i) the Company Board of Directors shall have (A) withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or publicly announced its intention to do so, or failed to recommend this Agreement or the Merger, (B) approved or recommended to Company’s stockholders any proposal other than by Parent or Sub in respect of any Company Acquisition Proposal, or entered into or publicly announced its intention to enter into any agreement or agreement in principle in respect of any Company Acquisition Proposal, (C) resolved or publicly proposed to any of the foregoing or (D) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to a Company Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (ii) Company shall have violated or breached in any material respect its obligations under Section 4.11; or

(g) By Company, if (i) the Parent Board of Directors shall have (A) withdrawn, modified or changed its approval or recommendation that Parent stockholders approve the issuance of shares of Parent Common Stock pursuant to this Agreement, or publicly announced its intention to do so, or failed to recommend that Parent stockholders approve the issuance of shares of Parent Common Stock pursuant to this Agreement or (B) resolved or publicly proposed to any of the foregoing; or

(h) By either Parent or Company, if upon a vote at a duly held meeting to obtain Company Stockholder Approval, Company Stockholder Approval is not obtained or if upon a vote at a duly held meeting to obtain Parent Stockholder Approval, Parent Stockholder Approval is not obtained.

(i) By the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board of Directors has received a Company Superior Proposal, (ii) in light of such Company Superior Proposal, the Company Board of Directors has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the Company Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, (iii) the Company has provided written notice of the determination described in clause (ii) above to the Parent, which notice has attached to it a copy of the definitive agreement or agreements containing all of the terms and conditions of such Company Superior Proposal, (iv) at least three business days following receipt by the Parent of the notice referred to in clause (iii) above, and after taking into account any revised proposal made by the Parent following receipt of the notice referred to in clause (iii) above, such Company Superior Proposal remains a Company Superior Proposal and the Company Board of Directors has again made the determination referred to in clause (ii) above (it being understood and agreed that any change to the financial or other material terms of such Company Superior Proposal shall require a new notice to the Parent under clause (iii) above and a new three-business-day period under this clause (iv)), (v) the Company has not breached Section 4.11 in any material respect, (vi) concurrent with such termination, the Company Board of Directors approves, and the Company enters into, a definitive agreement providing for the implementation of a Company Superior Proposal and (vii) the Company, at or prior to any termination pursuant to this Section 8.1(i) pays to Parent the Termination Fee.

      8.2     Effect of Termination.
      (a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the Termination Fee and the Transaction Expenses. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Sub or Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 4.3, Article VIII and Article IX, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
      (b) If Parent shall have terminated this Agreement pursuant to Section 8.1(f), Company shall pay Parent upon demand a termination fee of $11,350,000 (the “Termination Fee”) and reimburse Parent upon demand for documented out-of-pocket fees and expenses incurred or paid by or on behalf of Company in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $1,500,000 (the “Parent Expenses”). If Company terminates this Agreement pursuant to Section 8.1(i), Company shall pay the Termination Fee to Parent as a condition to termination and the Parent Expenses to Parent upon demand. If (i) this Agreement is terminated (A) pursuant to Section 8.1(b) without the Company Stockholder Meeting having occurred, (B) pursuant to Section 8.1(d) due to an intentional breach or failure to perform by Company or (C) pursuant to Section 8.1(h) due to a failure to obtain the Company Stockholder Approval, (ii) prior to the time of termination and after the date of this Agreement a Company Acquisition Proposal has been publicly announced or otherwise communicated to Company’s Board of Directors and (iii) within twelve (12) months after the date on which this Agreement is terminated Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated, Company shall pay to Parent the Termination Fee within two business days of the earlier of the execution of such definitive agreement or upon consummation of such Company Acquisition Proposal and reimburse Parent for the Parent Expenses upon demand. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to Company. If Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b). Solely for purposes of this Section 8.2(b), references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be “50%”, but in the case of subsection (A) of that definition, the calculation of the percentage interest acquired shall be deemed to include any Company Common Stock or other voting securities held by such acquiring person prior to such acquisition.

      (c) If Company shall have terminated this Agreement pursuant to Section 8.1(g), Parent shall pay Company upon demand the Termination Fee and shall reimburse Company upon demand for documented out-of-pocket fees and expenses incurred or paid by or on behalf of Company in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $1,500,000. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Company may designate in writing to Parent. If Parent fails to promptly make any payment required under this Section 8.2(c) and Company commences a suit to collect such payment, Parent shall indemnify Company for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(c).
      (d) Each of Company and Parent (for itself and its affiliates) hereby agrees, that upon any termination of this Agreement under circumstances where it is entitled to a Termination Fee and expense reimbursement under this Section 8.2 and such Termination Fee and expense reimbursement are paid in full to such party, such party and its affiliates shall be precluded from any other remedy against such other party, at law or in equity or otherwise, and neither such party nor any of its affiliates shall seek (and such party shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of their respective directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.
      8.3     Amendment. This Agreement may be amended at any time before or after the Company Stockholder Approval or Parent Stockholder Approval by an instrument signed by each of the parties hereto; provided, however, that (a) after the Company Stockholder Approval, without the further approval of the stockholders of Company, no amendment may be made that (i) alters or changes the amount or kind of consideration to be received as provided in Section 1.6, (ii) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation or (iii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Company and (b) after Parent Stockholder Approval, without the further approval of the stockholders of Parent, no amendment may be made that increases the number of shares of Parent Common Stock that must be issued pursuant to the terms and conditions of this Agreement.
      8.4     Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
ARTICLE IX
MISCELLANEOUS
      9.1     No Survival. None of the representations and warranties contained herein shall survive the Effective Time.
      9.2     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), one business day after being sent for next business day delivery (fees prepaid, via reputable nationwide overnight courier service) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the intended recipient as follows:
      (a) if to Parent or Sub, to:

Brooks Automation, Inc.
15 Elizabeth Drive
Chelsmford, MA 01824
Attn: General Counsel
Telephone: (978) 721-3371
Facsimile: (978) 262-2511

with a copy to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attn: Winthrop G. Minot and Shari H. Wolkon
Telephone: (617) 951-7364/ (617) 951-7861
Facsimile: (617) 951-7050
      (b) if to Company, to:

Helix Technology Corporation
Nine Hampshire Street
Mansfield, MA 02048
Attn: Chief Financial Officer
Telephone: (508) 337-5055
Facsimile: (508) 337-5505

with a copy to:

Palmer & Dodge, LLP
111 Huntington Avenue
Boston, Massachusetts 02199
Attn: Matthew J. Gardella
Telephone: (617) 239-0789
Facsimile: (617) 227-4420
Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.
      9.3     Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement (other than any “standstill” provision which shall expire concurrently with the termination of this Agreement); provided, that if the terms of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control.
      9.4     Governing Law. This Agreement and any related disputes shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.
      9.5     Binding Effect; No Assignment; No Third-Party Beneficiaries.
      (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

      (b) Other than Section 4.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
      9.6     Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.
      9.7     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.
      9.8     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
      9.9     Submission to Jurisdiction; Waiver. Each of Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of The Commonwealth of Massachusetts, the State of Delaware and the Federal courts of the United States located in The Commonwealth of Massachusetts or the State of Delaware and each of Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or Subject matter hereof, may not be enforced in or by such courts. Any party may make service of process on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 9.2.
      9.10     Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without posting a bond or other undertaking. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.
      9.11     Rules of Construction. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. As used herein, the phrase “transactions contemplated by this Agreement” or “matters contemplated hereby” or similar phrasing does not include any merger of the Surviving Corporation with Parent after the Effective Time. Exhibit A, the Company Disclosure Schedule and the Parent Disclosure Schedule form an integral part of this Agreement, and references to “this

Agreement” shall include Exhibit A, the Company Disclosure Schedule and the Parent Disclosure Schedule. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
      9.12     Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

BROOKS AUTOMATION, INC.

By	/s/ Edward C. Grady

Name: Edward C. Grady

Title:	President and Chief Executive Officer

MT. HOOD CORPORATION

By:	/s/ Robert W. Woodbury, Jr.

Name: Robert W. Woodbury, Jr.

Title:	President

HELIX TECHNOLOGY CORPORATION

By	/s/ James Gentilcore

Name: James Gentilcore

Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

ANNEX B
OPINION OF NEEDHAM & COMPANY, LLC
[LETTERHEAD OF NEEDHAM & COMPANY, LLC]
July 10, 2005
Board of Directors
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Gentlemen:
      We understand that Brooks Automation, Inc. (“Brooks”), Helix Technology Corporation (“Helix”), and a wholly-owned subsidiary of Brooks (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Helix and Helix will continue as a wholly-owned subsidiary of Brooks (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.
      Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, $1.00 par value per share, of Helix (“Helix Common Stock”) will be converted into the right to receive the number of shares of common stock, $.01 par value per share, of Brooks (“Brooks Common Stock”) equal to the Exchange Ratio (as defined below). The Exchange Ratio will equal 1.11 shares of Brooks Common Stock for each share of Helix Common Stock.
      You have asked us to advise you as to the fairness, from a financial point of view, to Brooks of the Exchange Ratio pursuant to the Merger Agreement.
      For purposes of this opinion we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available information concerning Brooks and Helix and certain other relevant financial and operating data of Brooks and Helix furnished to us by Brooks and Helix; (iii) reviewed the historical stock prices and trading volumes of Brooks Common Stock and Helix Common Stock; (iv) held discussions with members of management of Brooks and Helix concerning their current and future business prospects and joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain research analyst projections with respect to Brooks and held discussions with members of the management of Brooks concerning those projections; (vi) reviewed certain research analyst projections with respect to Helix and held discussions with members of the management of Helix concerning those projections; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Helix; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.
      In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the Merger will be consummated upon the terms and subject to the conditions set forth in the Merger Agreement without material alteration or waiver thereof. With respect to the research analyst projections for Brooks and Helix, we have assumed, with your consent and based upon discussions with the respective managements of Brooks and Helix, that such projections represent reasonable estimates as to the future

B-1

financial performance of Brooks and Helix. We have relied, without independent verification, upon the estimates of management of Brooks and Helix of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. We express no opinion with respect to any of such projections or estimates or the assumptions on which they were based. We have relied on advice of counsel and independent accountants to Brooks as to all legal and financial reporting matters with respect to Brooks, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Brooks or Helix. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to Brooks of the Exchange Ratio pursuant to the Merger Agreement and does not address Brooks’ underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Brooks. Our opinion does not constitute a recommendation to any stockholder of Brooks as to how such stockholder should vote with respect to the proposed Merger.
      We are not expressing any opinion as to the value of Brooks Common Stock when issued pursuant to the Merger or the prices at which Brooks Common Stock or Helix Common Stock will actually trade at any time.
      Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Brooks as financial advisor to render this opinion and will receive a fee for our services, none of which is contingent on the consummation of the Merger. In addition, Brooks has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We have in the past provided and may in the future provide investment banking and financial advisory services to Brooks and Helix unrelated to the proposed Merger, for which services we have received and expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Brooks and Helix for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.
      This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of Brooks and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to Brooks from a financial point of view.

Very truly yours,

/s/ NEEDHAM & COMPANY, LLC

NEEDHAM & COMPANY, LLC

B-2

ANNEX C
OPINION OF MORGAN STANLEY & CO. INCORPORATED
[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]
July 10, 2005
Board of Directors
Helix Technology Corporation
Mansfield Corporate Center
9 Hampshire Street
Mansfield, MA 02048
Members of the Board:
      We understand that Helix Technology Corporation (the “Company”), Brooks Automation, Inc. (“Parent”) and Mt. Hood Corporation, a wholly-owned subsidiary of Parent (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated July 7, 2005 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by Parent or Acquisition Sub, will be converted into the right to receive 1.11 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
      You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of the Company Common Stock.
      For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other business and financial information of the Company and Parent;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent prepared by the managements of the Company and Parent, respectively;

iii)	reviewed certain financial projections prepared by the managements of the Company and Parent;

iv)	discussed the past and current operations and financial condition and the prospects of the Company and Parent with senior executives of the Company and Parent, respectively;

v)	reviewed the pro forma impact of the Merger on Parent’s earnings per share;

vi)	discussed potential strategic, financial and operational benefits anticipated from the Merger with senior executives of the Company and Parent;

vii)	reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

viii)	compared the financial performance of the Company and Parent and prices and trading activity of the Company Common Stock and the Parent Common Stock with those of certain other comparable publicly-traded companies;

ix)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

x)	participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

xi)	reviewed the Merger Agreement and certain related documents; and

xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

      We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Parent for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of the Company and Parent. We have relied upon, without independent verification, the assessment by the managements of the Company and Parent of (i) their ability to retain key employees, (ii) the Company’s and Parent’s technologies and products, (iii) the timing and risks associated with the integration of the Company and Parent and (iv) the validity of, and risks associated with, the Company’s and Parent’s existing and future products and technologies.
      In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have any adverse effect on the Company or Parent or on the benefits expected to be derived from the Merger. Our opinion does not address other strategic transactions considered by either the Company or Parent, or whether or not such strategic transactions could be achieved or are available, and we have excluded the effects of any such strategic transactions in our analysis. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and Parent and their legal, tax and regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
      We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for the Company and have received fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, Parent or any other company or any currency or commodity that may be involved in this transaction.
      It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing required to be made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade at any time or following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and Parent should vote at the shareholders’ meetings to be held in connection with the Merger.

      Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

PART II
Item 20.     Indemnification of Directors and Officers
      Brooks is incorporated under the laws of the State of Delaware. Section 102 of the DGCL provides that a Delaware corporation may eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
      Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.
      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
      Brooks’ certificate of incorporation provides that its directors shall not be liable to Brooks or its stockholders for monetary damages for breach of fiduciary duty as a director, except that directors will be liable to the extent permitted by applicable law for breach of the director’s duty of loyalty to the stockholders, actions or omissions not taken in good faith or that involve intentional misconduct, pursuant to Section 174 of the DGCL or for any transaction from which the director derived an improper benefit. Brooks’ certificate of incorporation provides that Brooks may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. In addition, Brooks’ bylaws provide that Brooks may indemnify its officers and directors to the fullest extent permitted by applicable law.
      All of Brooks’ directors and officers are covered by insurance policies maintained by Brooks against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, as amended. In addition, Brooks has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL. Brooks anticipates entering into these indemnification agreements with the former Helix directors who join Brooks’ board of directors in connection with the merger and the former Helix employees who join Brooks as executive officers in connection with the merger.

Item 21.	Exhibits and Financial Statement Schedules
      (a) Exhibits:

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of July 11, 2005, by and among Brooks Automation, Inc. (“Brooks”), Helix Technology Corporation (“Helix”) and Mt. Hood Corporation (“Mt. Hood”) (included in the joint proxy statement/ prospectus as Annex A).†

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 29, 2005, among Brooks, Helix and Mt. Hood.

3.1	Certificate of Incorporation of Brooks (incorporated herein by reference to Exhibit 3.01 of Brooks’ quarterly report for the quarterly period ended March 31, 2000, filed on May 15, 2000).

3.2	Certificate of Designations of Series A Junior Participating Preferred Stock of Brooks (incorporated herein by reference to Exhibit 3.03 of Brooks’ registration statement on Form S-3, filed on August 27, 1997).

3.3	Certificate of Amendment of Certificate of Incorporation of Brooks (incorporated herein by reference to Exhibit 3.01 of Brooks’ quarterly report for the quarterly period ended March 31, 2000 filed on May 15, 2000).

3.4	Certificate of Amendment of Certificate of Incorporation of Brooks.

3.5	Certificate of Increase of Shares Designated as Series A Junior Participating Preferred Stock of Brooks.

3.6	Certificate of Ownership and Merger of PRI Automation, Inc. into Brooks.

3.7	Certificate of Designations, Preferences, Rights and Limitations of Special Voting Preferred Stock of Brooks (incorporated by reference to Exhibit 4.13 of Brooks’ registration statement on Form S-3 (Registration No. 333-87194), filed on April 29, 2002, as amended May 13, 2002).

3.8	Certificate of Change of Registered Agent and Registered Office of Brooks.

3.9	Certificate of Amendment of Certificate of Incorporation of Brooks (incorporated by reference to Exhibit 3.01 of Brooks’ quarterly report for the quarterly period ended March 31, 2003, filed on May 13, 2003).

3.10	Certificate of Elimination of Special Voting Preferred Stock of Brooks*

3.11	Brooks Bylaws (incorporated herein by reference to Brooks’ registration statement on Form S-1 (Registration No. 33-87296), filed on December 13, 1994).

4.1	Form of Brooks Common Stock Certificate (incorporated herein by reference to Exhibit 4.01 of Brooks’ registration statement on Form S-3 (Registration No. 333-88320), filed May 15, 2002).

4.2	Rights Agreement, dated as of July 23, 1997, between Brooks and Equiserve Trust Company, N.A. (successor to BankBoston, N.A. (the “Rights Agent”)) (incorporated herein by reference to Exhibit 1 of Brooks’ registration statement on Form 8-A filed on August 7, 1997).

4.3	Amendment No. 1 to Rights Agreement, dated as of October 23, 2001, between Brooks and the Rights Agent (incorporated herein by reference to Exhibit 4.04 of Brooks’ annual report on Form 10-K for year ended September 30, 2001 filed on December 13, 2001).

4.4	Amendment No. 2 to Rights Agreement, dated as of May 20, 2002, between Brooks and the Rights Agent (incorporated herein by reference to Exhibit 99.1 of Brooks’ registration statement on Form 8-A/ A filed on June 4, 2002).

4.5	Amendment No. 3 to Rights Agreement, dated as of July 8, between Brooks and the Rights Agent (incorporated herein by reference to Exhibit 99.4 of Brooks’ current report on Form 8-K filed on July 11, 2005).

4.6	Indenture dated as of May 23, 2001 between the Company and State Street Bank and Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.1 of Brooks’ current report on Form 8-K filed on May 29, 2001).

5	Opinion of Thomas S. Grilk, Esq.*

8.1	Opinion of Ropes & Gray LLP regarding tax matters.*

Exhibit
No.	Description

8.2	Opinion of Palmer & Dodge LLP regarding tax matters.*

23.1	Consent of PricewaterhouseCoopers LLP, relating to financial statements of Brooks.

23.2	Consent of PricewaterhouseCoopers LLP, relating to financial statements of Helix.

23.3	Consent of Thomas S. Grilk, Esq. (to be included in Exhibit 5).*

23.4	Consent of Ropes & Gray LLP (to be included in Exhibit 8.1).*

23.5	Consent of Palmer & Dodge LLP (to be included in Exhibit 8.2).*

24	Powers of Attorney.**

99.1	Opinion of Needham & Company, LLC (included in the joint proxy statement/ prospectus as Annex B).

99.2	Opinion of Morgan Stanley & Co. Incorporated (included in the joint proxy statement/ prospectus as Annex C).

99.3	Consent of Needham & Company, LLC.

99.4	Consent of Morgan Stanley & Co. Incorporated.

99.5	Form of Proxy of Brooks

99.6	Form of Proxy of Helix

*	To be filed by amendment.

**	Included on signature pages of this registration statement.

†	Brooks agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
Item 22.     Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (or the most recent post-effective amendment thereof) Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) The undersigned registrant hereby undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph 1 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on August 30, 2005.

BROOKS AUTOMATION, INC.

By:	/s/ Edward C. Grady

Edward C. Grady
Its: Chief Executive Officer and President
POWER OF ATTORNEY
      We, the undersigned officers and directors of Brooks Automation, Inc., hereby severally constitute and appoint Edward C. Grady, Robert W. Woodbury, Jr. and Thomas S. Grilk, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-4 (including any post-effective amendments thereto), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 30, 2005, by the following persons in the capacities indicated.

Signature	Title

/s/ Edward C. Grady Edward C. Grady	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Robert W. Woodbury, Jr. Robert W. Woodbury, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ A. Clinton Allen A. Clinton Allen	Director

/s/ Roger D. Emerick Roger D. Emerick	Director

/s/ Amin J. Khoury Amin J. Khoury	Director

/s/ Joseph R. Martin Joseph R. Martin	Director

/s/ John K. McGillicuddy John K. McGillicuddy	Director

/s/ Robert J. Therrien Robert J. Therrien	Director

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Agreement and Plan of Merger, dated as of July 11, 2005, by and among Brooks Automation, Inc. (“Brooks”), Helix Technology Corporation (“Helix”) and Mt. Hood Corporation (“Mt. Hood”) (included in the joint proxy statement/ prospectus as Annex A).†

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 29, 2005, among Brooks, Helix and Mt. Hood.

3.1	Certificate of Incorporation of Brooks (incorporated herein by reference to Exhibit 3.01 of Brooks’ quarterly report for the quarterly period ended March 31, 2000, filed on May 15, 2000).

3.2	Certificate of Designations of Series A Junior Participating Preferred Stock of Brooks (incorporated herein by reference to Exhibit 3.03 of Brooks’ registration statement on Form S-3, filed on August 27, 1997).

3.3	Certificate of Amendment of Certificate of Incorporation of Brooks (incorporated herein by reference to Exhibit 3.01 of Brooks’ quarterly report for the quarterly period ended March 31, 2000 filed on May 15, 2000).

3.4	Certificate of Amendment of Certificate of Incorporation of Brooks.

3.5	Certificate of Increase of Shares Designated as Series A Junior Participating Preferred Stock of Brooks.

3.6	Certificate of Ownership and Merger of PRI Automation, Inc. into Brooks.

3.7	Certificate of Designations, Preferences, Rights and Limitations of Special Voting Preferred Stock of Brooks (incorporated by reference to Exhibit 4.13 of Brooks’ registration statement on Form S-3 (Registration No. 333-87194), filed on April 29, 2002, as amended May 13, 2002).

3.8	Certificate of Change of Registered Agent and Registered Office of Brooks.

3.9	Certificate of Amendment of Certificate of Incorporation of Brooks (incorporated by reference to Exhibit 3.01 of Brooks’ quarterly report for the quarterly period ended March 31, 2003, filed on May 13, 2003).

3.10	Certificate of Eliminations of Special Voting Preferred Stock of Brooks*

3.11	Brooks Bylaws (incorporated herein by reference to Brooks’ registration statement on Form S-1 (Registration No. 33-87296), filed on December 13, 1994).
4.1	Form of Brooks Common Stock Certificate (incorporated herein by reference to Exhibit 4.01 of Brooks’ registration statement on Form S-3 (Registration No. 333-88320), filed May 15, 2002).

4.2	Rights Agreement, dated as of July 23, 1997, between Brooks and Equiserve Trust Company, N.A. (successor to BankBoston, N.A. (the “Rights Agent”)) (incorporated herein by reference to Exhibit 1 of Brooks’ registration statement on Form 8-A filed on August 7, 1997).

4.3	Amendment No. 1 to Rights Agreement, dated as of October 23, 2001, between Brooks and the Rights Agent (incorporated herein by reference to Exhibit 4.04 of Brooks’ annual report on Form 10-K for year ended September 30, 2001 filed on December 13, 2001).

4.4	Amendment No. 2 to Rights Agreement, dated as of May 20, 2002, between Brooks and the Rights Agent (incorporated herein by reference to Exhibit 99.1 of Brooks’ registration statement on Form 8-A/ A filed on June 4, 2002).

4.5	Amendment No. 3 to Rights Agreement, dated as of July 8, between Brooks and the Rights Agent (incorporated herein by reference to Exhibit 99.4 of Brooks’ current report on Form 8-K filed on July 11, 2005).

4.6	Indenture dated as of May 23, 2001 between the Company and State Street Bank and Trust Company, as Trustee (incorporated herein by reference to Exhibit 4.1 of Brook’s current report on Form 8-K filed on May 29, 2001).

5	Opinion of Thomas S. Grilk, Esq.*

8.1	Opinion of Ropes & Gray LLP regarding tax matters.*

8.2	Opinion of Palmer & Dodge LLP regarding tax matters.*

23.1	Consent of PricewaterhouseCoopers LLP, relating to financial statements of Brooks.

23.2	Consent of PricewaterhouseCoopers LLP, relating to financial statements of Helix.

Exhibit
No.	Description

23.3	Consent of Thomas S. Grilk, Esq. (to be included in Exhibit 5).*

23.4	Consent of Ropes & Gray LLP (to be included in Exhibit 8.1).*

23.5	Consent of Palmer & Dodge LLP (to be included in Exhibit 8.2).*

24	Powers of Attorney.**

99.1	Opinion of Needham & Company, LLC (included in the joint proxy statement/ prospectus as Annex B).

99.2	Opinion of Morgan Stanley & Co. Incorporated (included in the joint proxy statement/ prospectus as Annex C).

99.3	Consent of Needham & Company, LLC.

99.4	Consent of Morgan Stanley & Co. Incorporated.

99.5	Form of Proxy of Brooks

99.6	Form of Proxy of Helix

*	To be filed by amendment.

**	Included on signature pages of this registration statement.

†	Brooks agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.